As filed with the Securities and Exchange Commission on October 10, 2023

Registration No. 333-268716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 9

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energem Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan Kuala Lumpur, Malaysia

+ (60) 3270 47622

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Swee Guan Hoo

Chief Executive Officer

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan Kuala Lumpur, Malaysia

+ (60) 3270 47622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie A. Klis, Esq. Rimon P.C. 1990 K. Street, NW Suite 420 Washington, DC 20006 (202) 935-3390	Andrew Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW Suite 900 Washington, DC 20001 (202) 689-2987

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the share purchase agreement to consummate the proposed business combination are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* The Registrant is currently named Energem Corp. Upon closing of the transactions described herein, the Registrant will change its name to Graphjet Technology.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary— Subject To Completion, Dated October 10, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
AND
PROSPECTUS FOR 138,000,000 CLASS A ORDINARY SHARES OF
ENERGEM CORP.

To the Shareholders of Energem Corp.:

We are very pleased to provide this proxy statement/prospectus relating to the proposed purchase (the “Purchase”) by Energem Corp., a Cayman Islands exempted company (“Energem” or “Purchaser”) of all of the issued and outstanding shares (the “Graphjet Pre-Transaction Shares”) of Graphjet Technology Sdn. Bhd., a Malaysian private limited company (“Graphjet” or the “Company”), pursuant to a Share Purchase Agreement dated as of August 1, 2022, as amended on September 4, 2023, by Energem, Graphjet, Purchaser Representative and Shareholder Representative by to the first amendment to the Share Purchase Agreement (the “First Amendment”), pursuant to which Article XIII of the Share Purchase Agreement was amended to add additional lock-up language, as it may be further amended or supplemented from time to time (the “Share Purchase Agreement” or “SPA”).

The board of directors of Energem has unanimously approved the Share Purchase Agreement, which is by and among Energem, Graphjet, Swee Guan Hoo, solely in his capacity as the representative for the shareholders of Purchaser after the closing of the sale and purchase of the Graphjet Pre-Transaction Shares (the “Closing”) for Energem’s shareholders (other than the Company Security Holders (as defined below), and their successors and assignees) (the “Purchaser Representative”), the individuals listed on the signature page of the SPA under the heading “Selling Shareholders” (each, a “Selling Shareholder” and together, the “Selling Shareholders”), and Lee Ping Wei in his additional capacity as representative for the Selling Shareholders (the “Shareholder Representative”).

Energem, Graphjet, the Purchaser Representative, the Selling Shareholders and the Shareholder Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA. The “Company Security Holders” are the holders of the Graphjet Pre-Transaction Shares and any other Graphjet convertible securities, as further described in the SPA and this proxy statement/prospectus. The Business Combination implies a $1.49 billion pro forma post-closing enterprise value, assuming no redemptions by the shareholders of Energem.

If the Share Purchase Agreement is approved by Energem’s shareholders (the “Energem Shareholders”) and the transactions contemplated by the Share Purchase Agreement are consummated, (i) Energem will acquire all of the issued and outstanding Graphjet Pre-Transaction Shares from the Selling Shareholders and Graphjet will become a wholly-owned subsidiary of Energem, and (ii) Energem will change its name to Graphjet Technology (the “Business Combination” and together with the other transactions contemplated by the Share Purchase Agreement, the “Transactions”) and each Selling Shareholder shall receive a number of Purchaser’s Class A Ordinary Shares (the “Energem Class A Ordinary Shares”) subject to a formula set forth below.

The SPA computes the consideration that each Selling Shareholder is entitled to receive at the Closing of the Business Combination as such number of Energem Class A Ordinary Shares equal to the aggregate Consideration Shares (as defined below) divided by the number of Graphjet Pre-Transaction Shares outstanding immediately prior to the Closing, multiplied by the number of Graphjet Pre-Transaction Shares held by such Selling Shareholder (the “Conversion Ratio”). The total consideration payable to the Selling Shareholders in accordance with the Share Purchase Agreement is also referred to herein as the “Transaction Consideration.”

The Transaction Consideration to be paid pursuant to the Share Purchase Agreement to the Selling Shareholders for the purchase of all issued and outstanding Graphjet Pre-Transaction Shares, shall be that number of Energem Class A Ordinary Shares equal to (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which $30,000 (i.e., the Target Net Working Capital Amount) exceeds the Net Working Capital Amount (but not less than zero) (as defined in the SPA and herein), minus (iii) the Closing Net Indebtedness amount (as defined in the SPA and herein), minus (iv) the amount of any Transaction Expenses (as defined in the SPA), divided by ten dollars ($10.00) (in the aggregate, the “Consideration Shares”). See the section entitled “Proposal No. 2 - The Business Combination Proposal - The Share Purchase Agreement” on page 77 of the accompanying proxy statement/prospectus for further information on the consideration being paid in the Business Combination.

Energem’s units, Class A Ordinary Shares and Public Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ENCPU,” “ENCP” and “ENCPW,” respectively. Pursuant to the Share Purchase Agreement, Energem shall apply to list the ordinary shares of the Combined Entity (the “Combined Entity Ordinary Shares”) and the warrants of the Combined Entity on the Nasdaq Capital Market under the symbols “GTI” and “GTIW,” respectively, upon the closing of the Business Combination. Energem will not have units traded following the Closing of the Business Combination. At the Closing, each unit will separate into its component securities. Also following the Closing of the Business Combination, Energem intends to change its name to Graphjet Technology. Energem has determined to transfer its securities to the Nasdaq Capital Market and, on September 27, 2023, submitted a Nasdaq Transfer Application to Nasdaq. This transfer to the Nasdaq Capital Market should not affect the trading of the Energem Ordinary Shares or the Public Warrants. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global. Energem anticipates complying with the listing requirements of Nasdaq Capital Market, however, there can be no assurance that Energem will qualify for the Nasdaq Capital Market and that Nasdaq will approve its Nasdaq Transfer Application. If Nasdaq does approve Energem’s Nasdaq Transfer Application, there is no certainty that Energem or the Combined Entity will be able to maintain compliance with the Market Value of Listed Securities requirement or maintain compliance with the other Nasdaq listing requirements applicable to the Nasdaq Capital Market, which would result in the delisting of Energem’s securities and could have a material adverse effect on the value of Energem’s ordinary shares thereby materially reduce the value of your investment.

Proposals to approve the Share Purchase Agreement and the other matters discussed in this proxy statement/prospectus, in order to obtain the shareholder approvals necessary to complete the Business Combination, will be presented at the office of Energem Corp. located at Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan Kuala Lumpur, Malaysia and via a live audio webcast on __________, 2023 at 10:00 a.m., Eastern Time (the “Extraordinary General Meeting”), unless postponed or adjourned to a later date. At the Energem Extraordinary General Meeting, Energem will ask its shareholders to adopt the Share Purchase Agreement and the related transactions thereby approving the Business Combination and to approve the other proposals described in this proxy statement/prospectus.

To participate in the Extraordinary General Meeting via the live video webcast, an Energem Shareholder of record will need the 12-digit control number included on such shareholder’s proxy card or instructions that accompanied such shareholder’s proxy materials. If an Energem Shareholder holds his, her or its shares in “street name,” which means his, her or its shares are held of record by a broker, bank or other nominee, such Energem Shareholder should contact his, her or its broker, bank or nominee to ensure that votes related to the shares he, she or it beneficially owns are properly counted. In this regard, such Energem Shareholder must provide the record holder of his, her or its shares with instructions on how to vote his, her or its shares or, if such Energem Shareholder wishes to attend the Extraordinary General Meeting and vote in person, obtain a proxy from his, her or its broker, bank or nominee.

Energem Shareholders are encouraged to attend the Extraordinary General Meeting in person and arrive prior to the start time or via the live webcast and access the webcast prior to the start time. If you encounter any difficulties accessing the live audio webcast of the Extraordinary General Meeting during the Extraordinary General Meeting time, please call the technical support number that will be posted on the live audio webcast login page for the Extraordinary General Meeting.

If you have any questions or need assistance with voting your Energem Ordinary Shares, please contact Laurel Hill Advisory Group, LLC, Energem’s proxy solicitor, by calling 855-414-2266 or send an email to Energem@LaurelHill.com. Banks and brokers can also call 855-414-2266 or send an email to Energem@LaurelHill.com. This proxy statement/prospectus and the notice of the Extraordinary General Meeting relating to the Business Combination will be available at www.sec.gov.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting of Energem’s Shareholders. We encourage you to carefully read this entire proxy statement/prospectus, including all annexes attached hereto.

Graphjet Technology will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

The accompanying proxy statement/prospectus provides Energem Shareholders with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 42 of the accompanying proxy statement/prospectus.

None of the SEC, the Cayman Islands Monetary Authority, or any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated _______, 2023, and is first being mailed to Energem Shareholders on or about _______, 2023.

Very truly yours,

Swee Guan Hoo

Chief Executive Officer

Energem Corp.

ENERGEM CORP.

Level 3, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Bangsar South Wilayah Persekutuan

Kuala Lumpur, Malaysia

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF ENERGEM CORP.

To Be Held on _______, 2023

To the Shareholders of Energem Corp.:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of shareholders of Energem Corp. (“Energem”), a Cayman Islands exempted company, will be held at 10:00 a.m. Eastern Time, on _________, 2023 at the offices of Energem Corp. located at Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan Kuala Lumpur, Malaysia. The Extraordinary General Meeting will also be available via a live webcast. You are cordially invited to attend and participate in the Extraordinary General Meeting in person or online via a live webcast by visiting https://www.cstproxy.com/energemcorp/2023 with Conference ID: 4758727# and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

At the Extraordinary General Meeting, Energem Shareholders (the “Energem Shareholders”) will be asked to consider and vote upon:

(1)

Proposal No. 1 — A proposal to approve, as a Special Resolution, amendments (the “NTA Amendments”) to Energem’s current memorandum and articles of association, which amendments shall be effective, if adopted and implemented by Energem, immediately prior to the consummation of the proposed Business Combination, to remove the requirements limiting Energem’s ability to consummate an initial business combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination (the “NTA Proposal”). The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. For purposes of the laws of the Cayman Islands, the full text of the special resolution is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal and with effect prior to the consummation of the proposed Business Combination, the current memorandum and articles of association of the Energem be amended by deleting Article 36.5(c) in its entirety”;

(2)	Proposal No. 2 — A proposal to approve, as an Ordinary Resolution, the Business Combination, including the Share Purchase Agreement (a copy of which is included as Annex A to the attached proxy statement/prospectus) (the “Business Combination Proposal”);

(3)	Proposal No. 3 — Proposals to approve, each as a Special Resolution, assuming the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are each approved and adopted, the following changes to Energem’s then current memorandum and articles of association which, if approved, would take effect on and from the Closing Date:

(A)

Energem’s change of post-Business Combination corporate name from “Energem Corp.” to “Graphjet Technology.” For the purposes of the laws of the Cayman Islands, the full text of the special resolution is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal, Energem Corp. change its name from “Energem Corp.” to “Graphjet Technology” and, subject to the provisions of the Companies Act (Revised), the change of name shall take effect on and from the Closing Date”; and

(B)

The amendment and restatement of Energem’s current memorandum and articles of association to reflect the change of name, remove certain provisions related to Energem’s status as a special purpose acquisition company and status as a blank check company that will no longer be applicable following consummation of the Business Combination, and make the post-Business Combination company’s corporate existence perpetual. For the purposes of the laws of the Cayman Islands, the full text of the special resolution is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of the NTA Proposal, Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal, the amended and restated memorandum of association and the articles of association, copies of which are attached to the accompanying proxy statement/prospectus, be and are hereby adopted as the memorandum and articles of association of Energem in substitution for and to the exclusion of the entirety of Energem’s then current memorandum of association and articles of association with effect on and from the Closing Date”.

(collectively, the “Energem M&A Proposals”). The Energem M&A Proposals are conditioned upon the approval of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal. A copy of the proposed amended and restated memorandum and articles of association is attached as Annex B to this proxy statement/prospectus;

(4)	Proposal No. 4 — A proposal to approve, as an Ordinary Resolution, assuming the Business Combination Proposal is approved and adopted, a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Energem’s Ordinary Shares, in connection with the Business Combination, and the resulting change in control in connection with the Business Combination (the “Share Issuance Proposal”);

(5)	Proposal No. 5 — A proposal to approve, as an Ordinary Resolution, assuming the Business Combination Proposal is approved and adopted, the 2023 Graphjet Equity Incentive Plan (the “Equity Incentive Plan”) (a copy of which is included as Annex C to the attached proxy statement/prospectus) which will become effective on and from the Closing Date and will be used by the Combined Entity following the Closing (the “Equity Incentive Plan Proposal”);

(6)	Proposal No. 6 — A proposal to approve, as an Ordinary Resolution of the holders of the Energem Class B Ordinary Shares only, assuming the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are each approved and adopted, the appointment of new directors until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement, or removal, which if approved would take effect on and from the Closing Date (the “Director Appointment Proposal”);

(7)	Proposal No. 7 — A proposal to approve, as an Ordinary Resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Energem is unable to consummate the Business Combination (the “Adjournment Proposal”).

Consummation of each of the Energem M&A Proposals and the Director Appointment Proposal is conditioned on the approval of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”). If each of the Condition Precedent Proposals are passed, Energem Shareholders will be asked to vote upon the Energem M&A Proposals and the Director Appointment Proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which Energem encourages you to read carefully and in its entirety before voting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

We also will transact any other business as may properly come before the Extraordinary General Meeting or any adjournment or postponement thereof. The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the Extraordinary General Meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

The board of directors of Energem (the “Energem Board”) has set [_____], 2023 as the record date for the Extraordinary General Meeting. Only holders of record of Energem Ordinary Shares at the close of business on [_____], 2023 will be entitled to notice of and to vote at the Extraordinary General Meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Extraordinary General Meeting may attend the Extraordinary General Meeting live or virtually and is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Energem Ordinary Shares. A complete list of Energem Shareholders of record entitled to vote at the Extraordinary General Meeting will be available for ten days before the Extraordinary General Meeting at the principal executive office of Energem for inspection by Energem Shareholders during ordinary business hours for any purpose germane to the Extraordinary General Meeting. The eligible Energem Shareholder list will also be available at that time on the Extraordinary General Meeting website for examination by any shareholder attending the Extraordinary General Meeting via live audio webcast.

Pursuant to Energem’s current amended and restated memorandum and articles of association (“Energem M&A”), Energem will provide Public Shareholders with the opportunity to redeem their Energem Class A Ordinary Shares included as part of the units sold in Energem’s initial public offering for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the transactions contemplated by the Share Purchase Agreement, including interest earned on the funds held in the Trust Account (net of taxes payable) and not previously released to Energem to pay taxes, upon the closing of the transactions contemplated by the Share Purchase Agreement.

For illustrative purposes, based on funds in the Trust Account of approximately $[13,389,668.57] (net of taxes payable) on [●], 2023, the record date for the Extraordinary General Meeting, the estimated per share redemption price would have been approximately [$11.00], excluding additional interest earned on the funds held in the Trust Account and not previously released to Energem to pay taxes. Public Shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A Public Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Energem Class A Ordinary Shares.

Energem LLC, a Cayman Islands limited liability company (the “Sponsor”), and Energem’s directors and officers who hold Energem Class B Ordinary Shares (collectively, “initial shareholders”), have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Energem Ordinary Shares they may hold.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares that are present in person or represented by proxy and are entitled to vote thereon at the Extraordinary General Meeting. Under the terms of the Energem M&A, only the holders of Energem Class B Ordinary Shares are entitled to vote on the election of directors to the board of directors of Energem prior to the closing of a business combination. Therefore, only holders of the Energem Class B Ordinary Shares will vote on the Director Appointment Proposal at the Extraordinary General Meeting.

The NTA Proposal and the Energem M&A Proposals must each be approved by Special Resolution, being the affirmative vote of at least two-thirds of such holders of the issued and outstanding Energem Ordinary Shares as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Additionally, certain of the amendments contemplated by the amendment and restatement of the memorandum and articles of association may only be approved by a Special Resolution of holders representing at least 90% of the issued and outstanding Energem Class B Ordinary Shares.

Following the recent redemptions by Energem’s Public Shareholders, leaving 1,216,932 issued and outstanding Energem Class A Ordinary Shares, because the Initial Shareholders agreed to vote their aggregate 2,875,000 issued and outstanding Energem Class B ordinary shares in favor of each of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal, each of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal will be approved even if none of the Public Shares are voted in favor of any of NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal.

If presented, approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares that are present in person or represented by proxy and are entitled to vote thereon at the Extraordinary General Meeting.

Each redemption of Energem Class A Ordinary Shares by its Public Shareholders will decrease the amount in the Trust Account. Energem will not consummate the Business Combination if the redemption of Energem Class A Ordinary Shares would result in Energem’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule) unless the NTA Proposal is approved.

If the Business Combination Proposal is not approved, the Adjournment Proposal will not be presented to the Energem Shareholders for a vote. The consummation of the Energem M&A Proposals and the Director Appointment Proposal are conditioned on the approval of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal. Thus, the Energem M&A Proposals and the Director Appointment Proposal will not be presented if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not all approved. It is important for you to note that in the event that the Business Combination Proposal, the NTA Proposal, the Energem M&A Proposals, and the Share Issuance Proposal do not receive the requisite votes for approval, then the Business Combination may not be consummated.

If Energem does not consummate the Business Combination with Graphjet and fails to complete an initial business combination with another target company by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will be required to liquidate its Trust Account by returning the then remaining funds in such account to the Public Shareholders and then proceed to liquidate and dissolve. The proxy statement/prospectus accompanying this notice explains the Share Purchase Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Extraordinary General Meeting. Please review the accompanying proxy statement/prospectus carefully.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A Ordinary Shares or approximately $54,761.94 for 1,216,932 Class A Ordinary Shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date.

In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A Ordinary Shares or approximately $54,761.94 for 1,216,932 Class A Ordinary Shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

Your vote is very important to us, regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting live or virtually or not all, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

The Energem Board unanimously approved the Share Purchase Agreement and the transactions contemplated thereby, and recommends that you vote “FOR” each of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal, the Director Appointment Proposal (collectively, the “Required Proposals”) and, if presented, the Adjournment Proposal.

If you have any questions or need assistance voting your Energem Ordinary Shares, please call 855-414-2266. Questions can also be sent by email to Energem@LaurelHill.com. This notice of Extraordinary General Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at https://sec.gov.

On behalf of the Energem Board, I sincerely thank you for your time and support and look forward to the successful completion of the Business Combination.

By Order of the Board of Directors,

Swee Guan Hoo,

Chief Executive Officer

____________, 2023

YOUR VOTE IS IMPORTANT. IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be, among other things, that your Energem Ordinary Shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. If you are an Energem Shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person. Your attention is directed to the remainder of the proxy statement/prospectus following this notice for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the documents referred to therein.

ALL REMAINING HOLDERS (THE “PUBLIC SHAREHOLDERS”) OF ENERGEM CLASS A ORDINARY SHARES ISSUED IN ENERGEM’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARE CERTIFICATES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, ENERGEM’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES BY EITHER DELIVERING YOUR SHARE CERTIFICATES TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM.

IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF ENERGEM SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS. PLEASE ALSO AFFIRMATIVELY CERTIFY IN YOUR REQUEST TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY FOR REDEMPTION IF YOU “ARE” OR “ARE NOT” ACTING IN CONCERT OR AS A “GROUP” (AS DEFINED IN SECTION 13(D)(3) OF THE EXCHANGE ACT) WITH ANY OTHER SHAREHOLDER WITH RESPECT TO ORDINARY SHARES.

YOU MUST ACT IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ENERGEM AND GRAPHJET THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO ENERGEM SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT ENERGEM IN WRITING AT SWEE GUAN HOO, ENERGEM CORP., LEVEL 3, TOWER 11, AVENUE 5, NO. 8, JALAN KERINCHI, BANGSAR SOUTH WILAYAH PERSEKUTUAN KUALA LUMPUR, MALAYSIA OR BY TELEPHONE AT + (60) 3270 47622. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN [___________], 2023, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

Holders of outstanding Energem units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Energem LLC, the sponsor of Energem (the “Sponsor”), and Energem’s officers and directors have agreed to waive their redemption rights with respect to any Energem Ordinary Shares they may hold in connection with the consummation of the Business Combination (the “Founder Shares”). Currently, the Sponsor and the Energem Board and officers beneficially own approximately 73.7% of the issued and outstanding Energem Ordinary Shares. The Sponsor and Energem’s directors and officers have agreed to vote any Energem Ordinary Shares owned by them in favor of the Business Combination, which would include the Business Combination Proposal and the other Proposals.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), by Energem, constitutes a prospectus of Energem under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Energem Class A Ordinary Shares to be issued to the Selling Shareholders in connection with the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting at which Energem Shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Share Purchase Agreement, among other matters.

The registration statement and the accompanying proxy statement/prospectus is available without charge to Energem Shareholders upon written or oral request. This document and Energem’s other filings with the SEC may be obtained by either written or oral request to Energem Corp., Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South Wilayah Persekutuan Kuala Lumpur, Malaysia or by telephone at +(60) 3270 47622. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you are an Energem Shareholder and have questions about the proposals to be considered at the Extraordinary General Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Laurel Hill Advisory Group, LLC, Energem’s proxy solicitor, by calling 855-414-2266 or send an email to Energem@LaurelHill.com. Banks and brokers can also call 855-414-2266 or send an email to Energem@LaurelHill.com. This proxy statement/prospectus and the notice of the Extraordinary General Meeting relating to the Business Combination will be available at www.sec.gov. You will not be charged for any of the documents that you request. See also the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for additional information.

Information contained on any website is expressly not incorporated by reference into the accompanying proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary General Meeting, or no later than [●], 2023.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

●	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

●	“MYR” and “RM” refers to the Malaysian ringgit, the currency of Malaysia; the currency abbreviation is RM, and the currency code is MYR.

Malaysian Ringgit to US Dollar conversion is based on XE.com Inc.

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INDUSTRY AND MARKET DATA

This proxy statement/prospectus includes market and industry data and forecasts that Graphjet has derived from publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and Graphjet’s internal data and estimates based on its management’s knowledge of and experience in the market sectors in which it competes.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

The industry and market position information that appears in this proxy statement/prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

Such information is supplemented where necessary with Graphjet’s internal estimates and information obtained from discussions with its platform users, taking into account publicly available information about other industry participants and Graphjet’s management’s judgment where information is not publicly available.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Graphjet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

The industry in which Graphjet operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to the Business Combination” and elsewhere in this proxy statement/prospectus.

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TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SELECTED DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Energem” refer to Energem Corp.

“Adeptus” means Adeptus Partners LLC, Energem’s independent registered public accounting firm and Graphjet’s independent registered public accounting firm.

“Amended M&A” means the further amended and restated memorandum and articles of association of Energem to be adopted by Energem pursuant to the Energem M&A Proposals and the NTA Proposal.

“Ancillary Agreements” means the Subscription Agreements, the Registration Rights Agreement, Executive Employment Agreements, Indemnification Agreements, and each other agreement, document, instrument and/or certificate contemplated by Share Purchase Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Board” or “Energem Board” means the board of directors of Energem.

“Business Combination” means the acquisition of 100% of the issued and outstanding Graphjet Pre-Transaction Shares which will cause Graphjet to become a wholly-owned direct subsidiary of Energem, and the other transactions contemplated by the Share Purchase Agreement.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” or “Graphjet Technology” means Energem after giving effect to the Business Combination, which will include Graphjet as Energem’s wholly-owned direct subsidiary and Energem to change its name to Graphjet Technology.

“Combined Entity Ordinary Shares” refers to the Combined Entity’s post-transaction class A ordinary shares, par value $0.0001 per share, as of the time after the Closing of the Business Combination.

“Companies Act” means the Companies Act (as Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.

“Condition Precedent Proposals” means the consummation of the Energem M&A Proposals and the Director Appointment Proposal are conditioned on the approval occurring first of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal.

“Effective Time” means the effective time of the Business Combination in accordance with the SPA.

“Energem” means Energem Corp., a Cayman Islands exempted company, which will be renamed Graphjet Technology in connection with the Closing.

“Energem Class A Ordinary Shares” means Class A Ordinary Shares of Energem, par value $0.0001 per share.

“Energem Class B Ordinary Shares” means Class B Ordinary Shares of Energem, par value $0.0001 per share.

“Energem IPO,” “IPO” or “Initial Public Offering” means Energem’s initial public offering of Energem units that closed on November 18, 2021, raising total gross proceeds of approximately $116,725,000 (including $15,000,000 in gross proceeds from the underwriters’ exercise of their over-allotment option in full).

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“Energem IPO Prospectus” means the final prospectus of Energem, dated as of November 15, 2021, and filed with the SEC pursuant to Rule 424(b) under the Securities Act on November 17, 2021 (File No. 333-259443).

“Energem M&A” or “M&A” means Energem’s amended and restated memorandum of association adopted by special resolution passed on November 16, 2023 and third amended and restated articles of association adopted by special resolution passed on August 10, 2023.

“Energem Ordinary Shares” means Energem Class A Ordinary Shares and Energem Class B Ordinary Shares, collectively.

“Energem Securities” means the Energem units, Energem Ordinary Shares, and Energem Warrants.

“Energem Public Share” or “Energem Public Shares” means the Energem Class A Ordinary Shares held by Public Shareholders also referred to as the “Public Shares” herein.

“Energem Shareholders” means holders of Energem Ordinary Shares.

“Energem units” means units consisting of one Energem Class A Ordinary Share and one Energem Warrant.

“Energem Warrants” means warrants exercisable for Energem Class A Ordinary Shares.

“Equity Incentive Plan” means the 2023 Graphjet Equity Incentive Plan proposed to be adopted by Energem upon approval of the Equity Incentive Plan Proposal and to become effective upon the Closing of the Business Combination, a copy of which is affixed at Annex C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Meeting” means the Energem extraordinary general meeting of shareholders held on November 16, 2022 and/or the Energem extraordinary general meeting of shareholders held on August 10, 2023, depending on the context, at which shareholders voted upon, among other items, a proposal to amend Energem’s amended and restated memorandum and articles of association to extend the date by which Energem must consummate an initial business combination, most recently from August 18, 2023 by up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus.

“Extension Redemption” means the redemption of 9,604,519 Energem Class A Ordinary Shares in connection with the Extension Meeting.

“Extension Units” means any Energem units issued to the Sponsor or its affiliates or designees in connection with additional funds deposited by the Sponsor to the Trust Account to extend the period of time to consummate a Business Combination up to nine times, each by an additional one month (for a total of up to nine months to complete a Business Combination).

“Extraordinary General Meeting” means the extraordinary general meeting of the shareholders of Energem, to be held at 10:00 a.m., Eastern Time, on ____________, 2023, at the office of Energem Corp. located at Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan Kuala Lumpur, Malaysia and virtually via live webcast at https://www.cstproxy.com/energemcorp/2022.

“fairness opinion” means the fairness analysis and opinion issued by Baker Tilly (Malaysia) by request of Energem to opine on the fairness of the proposed acquisition of 100% of the equity interests in Graphjet for the purchase consideration of US$1.38 billion (the “Transaction Consideration”). See the Baker Tilly fairness opinion attached to this proxy statement/prospectus as Annex D.

“FA Shares” means the Class A Ordinary Shares held by Arc Group Limited, Energem’s financial advisor on the Business Transaction.

“Founder Shares” means the Class B Ordinary Shares initially purchased by the Sponsor on August 16, 2021, some of which were transferred to certain officers and directors of the Company.

“GAAP” means generally accepted accounting principles in the United States;

“Graphjet” means Graphjet Technology Sdn. Bhd., a Malaysian private limited company, which is the target of the Share Purchase Agreement.

“Graphjet Pre-Transaction Shares” means the ordinary shares, par value $0.0001 per share, of Graphjet prior to the Closing of the Business Combination.

“Graphjet Shareholders” refers to holders of the issued and outstanding share capital, options and other convertible securities of Graphjet as of the time immediately before the Closing of the Business Combination.

“Graphjet securities” means collectively, the Graphjet Pre-Transaction Shares, the Convertible Securities and any other securities of Graphjet.

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“Initial Shareholders” means the Sponsor and any other holders of the Founder Shares prior to the Energem IPO (or their permitted transferees), if any.

“NTA Proposal” means a proposal to remove the requirements limiting Energem’s ability to consummate an initial business combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination.

“Ordinary Resolution” means an ordinary resolution under Cayman Islands law and in accordance with the Energem M&A, being the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting;

“PIPE Investment” means that $10 million private placement investment by Walleye Opportunities Master Fund Ltd. into Graphjet to purchase Graphjet Pre-Transaction Shares before the Closing of the Business Combination, which Graphjet Pre-Transaction Shares will be exchanged for Combined Entity Ordinary Shares at the Closing of the Business Combination.

“PIPE Investment Term Sheet” means that binding executed term sheet between Energem, Graphjet and the PIPE Investor governing the $10 million PIPE Investment into Graphjet to purchase 1,000,000 Graphjet Pre-Transaction Shares at $10.00 per share before the Closing of the Business Combination, which Graphjet Pre-Transaction Shares will be exchanged for Combined Entity Ordinary Shares at the Closing of the Business Combination, which PIPE Investment Term Sheet is attached as Exhibit 10.25 and the First Amendment to Term Sheet dated October 6, 2023 is attached at Exhibit 10.26 to extend the date to close the business combination to December 31, 2023.

“PIPE Investor” means Walleye Opportunities Master Fund Ltd. and/or investment vehicles directly managed by such investor, in connection with the $10 million PIPE Investment.

“Placement Shares” means the Energem Class A Ordinary Shares included within the Placement Units purchased by the Sponsor in the Private Placement.

“Placement Units” means 528,075 units issued to the Sponsor in the Private Placement (including the additional units purchased after the Energem IPO in connection with the over-allotment securities issued to Energem’s underwriters). Each Placement Unit consists of one Placement Share and one Placement Warrant.

“Placement Warrant” or “Placement Warrants” means the warrants included within the Placement Units being purchased by the Sponsor in the Private Placement. Each Placement Warrant entitles the holder thereof to purchase one Energem Class A Ordinary Share for $11.50 per share. The Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period except that the Placement Warrants (i) are non-redeemable so long as they are held by the Sponsor or its permitted transferees, and (ii) may be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis.

“Preference Shares” means the preference shares of par value of $0.0001 per share in the share capital of Energem.

“Private Placement” means the private placement consummated simultaneously with the Energem IPO in which Energem issued to the Sponsor the Placement Units.

“Proposals” means the NTA Proposal, the Business Combination Proposal, Energem M&A Proposals, Share Issuance Proposal, Equity Incentive Plan Proposal, Director Appointment Proposal and Adjournment Proposal.

“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form S-4 filed with the SEC.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” or “public shares” means the “Energem Public Shares” which are the Energem Class A Ordinary Shares included in the Public Units and Class A Ordinary Shares underlying the Public Warrants.

“Public Units” means units issued in the Energem IPO, including any over-allotment securities acquired by Energem’s underwriters, consisting of one Public Share and one Public Warrant.

“Public Warrants” means warrants underlying the Units issued in the Energem IPO. Each whole Public Warrant entitles the holder thereof to purchase one Class A Ordinary Share for $11.50 per share.

“Record Date” means ______, 2023, which is the date of Energem Class A Ordinary Shares is required to be entitled to notice of the Extraordinary General Meeting and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

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“Redemption” means the right of the holders of Energem Class A Ordinary Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the Energem M&A.

“Required Proposals” means the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Director Appointment Proposal and the Equity Incentive Plan Proposal.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Purchase Agreement” or “SPA” means the Share Purchase Agreement, dated August 1, 2022, as amended on September 4, 2023, by Energem, Graphjet, Purchaser Representative and Shareholder Representative pursuant to the first amendment to the Share Purchase Agreement (the “First Amendment”), as it may be further amended or supplemented from time to time, by and among Energem, Graphjet, the Purchaser Representative, the Selling Shareholders and the Shareholder Representative.

“Special Resolution” means a special resolution under Cayman Islands law and the Energem M&A, being the affirmative vote of at least two-thirds of the holders of the issued and outstanding Energem Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

“Sponsor” means Energem LLC.

“Third Amended and Restated Articles of Association” means Energem’s third amended and restated articles of association adopted by special resolution passed on August 10, 2023 pursuant to the extraordinary general meeting of the shareholders of Energem.

“Transaction Consideration” means the purchase consideration of US$1.38 billion to acquire 100% of the equity interests in Graphjet.

“Trust Account” means the trust account of Energem, which holds the net proceeds of the Energem IPO, including from over-allotment securities sold by Energem’s underwriters, and the sale of the Placement Units, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“USD” or “US$” means U.S. dollars.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Units” means any of the Public Units, Placement Units, the Working Capital Units (if any), and the Extension Units (if any).

“Warrants” means any of the Public Warrants, the Placement Warrants and the warrants underlying the Working Capital Units (if any) and Extension Units (if any), excluding any warrants of Graphjet.

“Working Capital Units” means any units issued to the Sponsor or its affiliates or Energem’s officers or directors in connection with any loans made by them to Energem prior to the closing of Energem’s initial business combination in accordance with the Energem IPO Prospectus. As described in the Energem IPO Prospectus, initially up to $1,500,000 of such loans could have been converted at the election of the applicable lender into units at a price of $10.00 per unit, which units would be identical to the Placement Units.

Unless specified otherwise, “$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar and “RM” refers to Ringgit Malaysia, the official currency of Malaysia.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including the documents incorporated by reference herein) contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Energem and Graphjet. These statements are based on the beliefs and assumptions of the management of Energem and Graphjet. Although Energem and Graphjet believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Energem nor Graphjet can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements.

These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Adeptus, Graphjet’s independent auditor and Energem’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of Adeptus for Graphjet included in this proxy statement/prospectus relates to historical financial information of Graphjet, and the report of Adeptus for Energem included in this proxy statement/prospectus relates to historical financial information of Energem. Neither report extends to the forward-looking information nor should be read as if it does.

Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

●	the ability of Energem and Graphjet prior to the Business Combination to meet the Closing conditions to the Business Combination, including approval by Energem Shareholders and Graphjet of the Business Combination and related Proposals, and the availability of at least $5,000,001 in net tangible assets, after giving effect to redemptions of Public Shares, if any, unless the NTA Proposal is approved;

●	the ability of Graphjet Technology, which is the Combined Entity following the Business Combination, to realize the benefits from the Business Combination;

●	the ability of Energem to complete the Business Combination;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Purchase Agreement;

●	the ability of Energem prior to the Business Combination, and the Combined Entity following the Business Combination, to maintain the listing of Graphjet Technology’s public Class A Ordinary Shares on Nasdaq under the ticker symbol “GTI” following the Business Combination;

●	future financial performance following the Business Combination;

●	the Combined Entity’s public securities’ potential liquidity and trading;

●	the use of proceeds not held in the Trust Account or available to Energem from interest income on the Trust Account balance;

●	the impact from the outcome of any known and unknown litigation;

●	the ability of the Combined Entity to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

●	expectations regarding future expenditures of the Combined Entity following the Business Combination;

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●	the future mix of revenue and effect on gross margins of the Combined Entity following the Business Combination;

●	the attraction and retention of qualified directors, officers, employees and key personnel of Energem and Graphjet prior to the Business Combination, and the Combined Entity following the Business Combination;

●	accuracy of projections and assumptions used in projections;

●	performance by counterparties, including suppliers of palm kernel shells and transportation providers of Graphjet’s products;

●	the ability of the Combined Entity to compete effectively in a competitive industry;

●	the ability to protect and enhance Graphjet’s corporate reputation and brand;

●	expectations concerning the relationships and actions of Graphjet and its affiliates with third parties;

●	the impact from future regulatory, judicial, and legislative changes in Graphjet’s or the Combined Entity’s industry;

●	the ability to produce its products successfully and to meet requirements integrate the production and development into the Combined Entity’s business;

●	future arrangements with, or investments in, other entities or associations;

●	intense competition and competitive pressures from other companies in the industries in which the Combined Entity will operate; and

●	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Energem or Graphjet “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Energem or Graphjet has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Energem, Graphjet and/or the Combined Entity may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Energem’s, Graphjet’s or the Combined Entity’s actual results to differ include:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Purchase Agreement;

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●	the outcome of any legal or regulatory proceedings that have been, or may be, instituted in the future against Energem, Graphjet, the Combined Entity or others following announcement of the Share Purchase Agreement and the transactions contemplated therein or following consummation of the Business Combination;

●	the inability to complete the transactions contemplated by the Share Purchase Agreement due to the failure to obtain approval of the Energem Shareholders or Graphjet or other conditions to closing in the Share Purchase Agreement;

●	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

●	costs related to the proposed Business Combination;

●	the possibility that Energem, Graphjet or the Combined Entity may be adversely impacted by other economic, business, and/or competitive factors;

●	risks related to the global COVID-19 pandemic and other macroeconomic or geopolitical developments;

●	future exchange and interest rates;

●	the risk that Energem, or the Combined Entity fails to maintain an effective system of disclosure controls and internal controls over financial reporting, Energem’s or the Combined Entity’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Energem or the Combined Entity.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Energem and Graphjet prior to the Business Combination, and the Combined Entity following the Business Combination. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can Energem or Graphjet assess the impact of all such risk factors on the business of Energem and Graphjet prior to the Business Combination, and the Combined Entity following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. This is particularly true for a company like Graphjet that has a limited operating history to reference. All forward-looking statements attributable to Energem or Graphjet or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Energem Shareholders. Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Energem and Graphjet have agreed to a business combination under the terms of the Share Purchase Agreement that is described in this proxy statement/prospectus. A copy of the Share Purchase Agreement is attached to this proxy statement/prospectus as Annex A and Energem encourages its shareholders to read it in its entirety. Energem Shareholders are being asked to consider and vote upon a proposal to approve the Share Purchase Agreement, which, among other things, provides for (i) Energem to acquire 100% of the equity of Graphjet at which point Graphjet will become a wholly-owned subsidiary of Energem, (ii) Energem to be renamed Graphjet Technology, and (iii) the other Transactions contemplated by the Share Purchase Agreement. See “Proposal No. 1—The NTA Proposal,” “Proposal No. 2—The Business Combination Proposal” and “Proposal No. 3—The Energem M&A Proposal.” You are being asked to vote on the Business Combination. This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q:	Are there any other matters being presented to shareholders at the Extraordinary General Meeting?

A:	In addition to voting on the Business Combination Proposal, the Energem Shareholders will vote on the NTA Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Director Appointment Proposal (which is just presented to the holders of the Energem Class B Ordinary Shares), the Equity Incentive Plan Proposal and the Adjournment Proposal, if presented. Energem will hold the Extraordinary General Meeting of its shareholders to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other Proposals to be acted upon at the Extraordinary General Meeting. Shareholders should read it carefully.

The vote of each Energem Shareholder is important regardless of how many shares are owned. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes hereto.

Q:	Why is Energem providing shareholders with the opportunity to vote on the Business Combination?

A:

Pursuant to the Share Purchase Agreement, the approval of the Energem Shareholders is a condition to Closing. Pursuant to the Energem M&A, Energem is required to provide Energem Shareholders with an opportunity to have their Class A Ordinary Shares redeemed for cash, either through a shareholder meeting or a tender offer. Due to the structure of the Transactions, Energem is providing this opportunity through a shareholder vote. In addition, the Energem Shareholders are being asked to vote upon the Share Issuance Proposal and the Equity Incentive Plan Proposal. If each of the NTA Proposal, the Business Combination Proposal, Share Issuance Proposal and Equity Incentive Plan Proposal are passed, Energem Shareholders are being asked to vote upon the Energem M&A Proposals and the Director Appointment Proposal. The Adjournment Proposal will only be presented to the holders of the issued and outstanding Energem Ordinary Shares in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Director Appointment Proposal or the Equity Incentive Plan Proposal. Thus, discretionary authority may not be exercised to vote in favor of the Adjournment Proposal.

Q:	I am an Energem Warrant holder. Why am I receiving this proxy statement/prospectus?
A:	The Energem Warrants will become exercisable following the Business Combination and will entitle holders to purchase Combined Entity Ordinary Shares, with the number of shares and the exercise price adjusted in accordance with the Share Purchase Agreement, as described in more detail herein. This proxy statement/prospectus includes important information about Energem and Graphjet as they are presently as well as the projected business of the Combined Entity and its subsidiary following the Closing of the Business Combination.

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Because holders of Energem Warrants will be entitled to purchase Combined Entity Ordinary Shares after the Closing of the Business Combination, we urge holders of Energem Warrants to read the information contained in this proxy statement/prospectus carefully.

Q:	What will happen to Energem’s securities upon consummation of the Business Combination?

A:	Energem’s units, Class A Ordinary Shares and Energem Warrants are currently listed on Nasdaq under the symbols “ENCPU,” “ENCP” and “ENCPW,” respectively. Energem intends to apply to list the Combined Entity Ordinary Shares and its warrants on Nasdaq Capital Market under the symbols “GTI” and “GTIW,” respectively, upon the closing of the Business Combination. Energem will not have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities.

Following the Closing of the Business Combination, Energem intends to change its name to Graphjet Technology. While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that the Combined Entity Ordinary Shares or warrants will be listed on Nasdaq or it they are, that a viable and active trading market will develop. See “Risk Factors” for more information.

Q:	Why is Energem proposing the Business Combination?

A:	Energem was organized to effect a merger, capital share exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On November 18, 2021, Energem closed its initial public offering of units, with each unit consisting of one Energem Class A Ordinary Share and one Energem Warrant, which raised gross proceeds of approximately $115,000,000 (including $15,000,000 from the underwriters’ exercise of their over-allotment option in full). Since the Energem IPO, Energem’s activity has been limited to the evaluation of business combination candidates.

Graphjet is a Malaysian private limited company that is the owner of state of the art technology for the manufacture of graphene and graphite, a valuable and critical raw material used in a variety of industries, that was developed through its collaboration with National University of Malaysia and Universiti Teknikal Malaysia Melaka. Graphjet’s breakthrough technology transforms an abundant and renewable waste product, palm kernel shells, into highly valued artificial graphene and graphite. Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene.

Graphjet expects to build a carbonization plant in Phase 3 of Malaysia-China Kuantan Industrial Park in Pahang with an annual output of 10,000 tons of graphite and 60 tons of graphene and processing of estimated 50,300 tons of palm waste. The new 20-acre plant integrated plant (upstream and downstream) is expected to be completed within 18 to 20 months after the Closing of Business Combination and is expected to generate up to 700 jobs over the next four years. Graphjet has acquired the land underlying the new carbonization plant and local permission to commence construction has been secured. Currently, Graphjet believes its first production from that plant will be in the first quarter of fiscal year 2025.

Based on its due diligence investigations of Energem and the industry in which it operates, including the financial projections and other information provided by Graphjet in the course of their negotiations in connection with the Share Purchase Agreement, as well as the conclusions of Baker Tilly (Malaysia) in its Opinion about the fairness of the Transaction Consideration from a financial point of view to Energem’s Shareholders, Energem believes that Graphjet is positioned to take advantage of anticipated continued growth in the graphite markets and take a sizable portion of the market share.

As a result, Energem believes that a business combination with Graphjet will provide Energem’s shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal No. 2 — The Business Combination Proposal—Energem’s Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q.	Why is Energem proposing the NTA Proposal?

A. The adoption of the proposed amendments to remove the net asset test limitation from Energem’s amended and restated memorandum and articles of association is being proposed in the NTA Proposal in order to facilitate the consummation of the Business Combination, by removing the limitation on its ability to consummate an initial business combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the net asset test limitation was initially to ensure that the Energem Ordinary Shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Energem Ordinary Shares and Combined Entity Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Energem is presenting the NTA Proposal so that the parties may consummate the Business Combination even if Energem does not have at least $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

Energem shareholders are being asked to adopt a proposed amendment to the Energem M&A prior to the Business Combination, which, in the judgement of the Energem Board, may be necessary to facilitate the Business Combination. Net tangible assts are calculated as total assets, less intangible assets and total liabilities. Graphjet’s financial statements reflect material intangible assets, that consist of graphene and graphite patents, which are included in the non-current assets to Graphjet’s Balance Sheet intangible assets, net. In addition, Graphjet’s financial statements reflect substantial liabilities, including pursuant to research and development. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as Graphjet’s, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement, if there are significant redemptions coupled with the lower tangible assets of Graphjet may adversely affect the stock price of the Combined Entity following the Business Combination.

As an alternative from being exempt from penny stock classification by having minimum net tangible assets of $5,000,001, a company can meet the requirements of SEC Rule 3a51-1(a)(ii), which generally require that a company (a) have either $5 million of stockholders equity or listed securities with a market value of $50 million or net income of at least $750,000 in its last fiscal year or two out of three of its most recent fiscal years, (b) either a one year operating history or listed securities with a market value of $50 million, (c) a minimum bid price of $4 per share, (d) at least 300 round lot holders of its listed securities and (e) at least one million publicly held shares with a $5 million market value. Energem and Graphjet believe that the combined companies will meet these criteria; however, there can be no assurance to this effect.

Q:	What is the “PIPE Investment”?

A:	Energem and Graphjet entered into a binding term sheet (the “PIPE Term Sheet”) with Walleye Opportunities Master Fund Ltd. (the “PIPE Investor”) on September 16, 2023, pursuant to which the PIPE Investor and/or investment vehicles directly managed by such investor, has agreed to purchase, and Graphjet has agreed to sell to them, 1,000,000 Graphjet Pre-Transaction Shares before the Closing of the Business Combination, which Graphjet Pre-Transaction Shares will be exchanged for Combined Entity Ordinary Shares at the Closing of the Business Combination Combined Entity Ordinary Shares, for a purchase price of $10.00 per share for a total of $10,000,000.

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Q:	Did the Energem Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. The Energem Board obtained a third-party fairness opinion from Baker Tilly (Malaysia), which is attached hereto at Annex D, to opine on the fairness of the proposed acquisition of 100% of the equity interests in Graphjet for the Transaction Consideration of US$1.38 billion. In addition to a team from the Energem Board traveling to Johor, Malaysia to visit the Zhong He Industry’s factory, a team from Baker Tilly (Malaysia) travelled to Johor, Malaysia to visit the Zhong He Industry’s factory utilized by Graphjet as well as its manufacturing facilities and reviewed its letters of intent and financial projections. In addition, Energem’s officers, directors and advisors met visited Graphjet’s offices and met with its officers and directors. Moreover, Energem’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries as well as mergers and acquisitions experience which was utilized whilst undergoing extensive due diligence on Graphjet. In addition, Energem’s financial and legal advisors bring substantial experience and sector expertise to support the Energem Board to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be benefiting from a variety of industry experience and time vetting Graphjet and its technology, business potential and financial projections including the third-party fairness opinion of the Transaction Consideration as part of the Energem Board’s determination to approve the Business Combination.

Q:	Do I have redemption rights?

A:	If you are a holder of Energem Class A Ordinary Shares, you have the right to demand that Energem redeem such shares for a pro rata portion of the cash held in Energem’s Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the Energem Class A Ordinary Shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Energem Class A Ordinary Shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of Energem Class A Ordinary Shares. Accordingly, all Energem Class A Ordinary Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under the current Energem M&A, the Business Combination may not be consummated if Energem has net tangible assets of less than $5,000,001 unless the NTA Proposal is approved.

Q:	How do I exercise my redemption rights?

A:	A holder of Energem Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Energem Class A Ordinary Shares on the record date. If you are a holder of Energem Public Shares and wish to exercise your redemption rights, you must demand that Energem convert your Energem Public Shares into cash and deliver your Energem Public Shares to Energem’s transfer agent physically or electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the Extraordinary General Meeting. Any holder of Energem Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[13,389,668.57] or $[11.00] per share, as of the record date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of Energem Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting. If you deliver your shares for redemption to Energem’s transfer agent and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that Energem’s transfer agent return the shares (physically or electronically). You may make such request by contacting Energem’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by Energem’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s share certificates have been delivered (either physically or electronically) to the transfer agent.

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If you are a holder of Energem Class A Ordinary Shares (including through the ownership of Energem units) and you exercise your redemption rights, it will not result in the loss of any Energem Warrants that you may hold (including those contained in any units you hold). Your Energem Warrants will become exercisable to purchase one Combined Entity Ordinary Share following consummation of the Business Combination.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No, appraisal rights are not available to holders of Energem Ordinary Shares in connection with the Business Combination under Cayman Islands law.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

The net proceeds of the Energem IPO of $116,725,000, inclusive of a substantial amount of the sum raised from the simultaneous private placement of Energem placement units of $5,280,750, were placed in the Trust Account immediately following the Energem IPO. On November 16, 2022, Energem held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Energem’s then current amended and restated memorandum and articles of association to extend the date by which Energem must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, certain Energem shareholders elected to redeem an aggregate of 9,604,519 public shares. Following the Extension Redemption, Energem had approximately $19,360,390.01 remaining in its Trust Account, all of which is held in U.S. treasury securities.

On August 10, 2023, Energem held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Energem’s then current amended and restated memorandum and articles of association to further extend the date by which Energem must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, certain Energem shareholders elected to redeem an aggregate of 678,549 public shares. Following the 2023 Extension Redemption, Energem had approximately $13,389,668.57 remaining in its Trust Account, all of which is held in U.S. treasury securities.

After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of Energem Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of 3.5% of the gross proceeds from the sale of Energem Class A Ordinary Shares in the IPO totaling $4,025,000 to the underwriters of the Energem IPO as deferred underwriting commissions), subject to the terms of the underwriting agreement. Any proceeds from the Trust Account which are not required to be used in order to satisfy redemption rights or the fees and expenses incurred in connection with the Business Combination will be made available to Graphjet Technology for use in the conduct of its business (whether for working capital purposes or otherwise).

Deferred Underwriting Commissions as a Percentage of Post-Redemption Shares		no redemption	33.3% of max redemption	50% of max redemption	66.7% of max redemption	maximum redemption
Public Shares (without public warrants)		1,216,932	811,288	608,466	405,644	-
Deferred underwriting commission*		4,025,000	4,025,000	4,025,000	4,025,000	4,025,000
Deferred underwriting commission at $10 per share		402,500	402,500	402,500	402,500	402,500
Deferred underwriting commission as a percentage of post-redemption shares		33.1%	49.6%	66.2%	99.2%	-

Current underwriting fee per share	3.31

* The underwriting agreement does not provide for an adjustment to reflect redemptions of Public Shares.

Q:	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	Energem’s Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders.

However, the Business Combination will not be consummated if the levels of redemption give rise to a failure of a condition to Closing of the Business Combination that is not waived. Such conditions to Closing include Energem’s requirement under the Energem M&A and the Share Purchase Agreement that Energem shall not have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination unless the NTA Proposal is approved.

On November 16, 2022, Energem held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Energem’s then current amended and restated memorandum and articles of association to extend the date by which Energem must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, Energem shareholders elected to redeem an aggregate of 9,604,519 public shares. Following the Extension Redemption, Energem had approximately $19,360,390.01 left in its Trust Account.

On August 10, 2023, Energem held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Energem’s then current amended and restated memorandum and articles of association to further extend the date by which Energem must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, certain Energem shareholders elected to redeem an aggregate of 678,549 public shares. Following the 2023 Extension Redemption, Energem had approximately $13,389,668.57 remaining in its Trust Account, all of which is held in U.S. treasury securities.

In no event will Energem redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Share Purchase Agreement unless the NTA Proposal is approved.

In the event such conditions to Closing are satisfied or waived, redemptions may result in fewer Energem Public Shares and Public Shareholders. In such event, the trading market for the Combined Entity Ordinary Shares may be less liquid than the market was for Energem prior to the consummation of the Transactions, which may result in adverse consequences such as depressed trading value and the Combined Entity’s inability to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Graphjet Technology to be used in its business following the consummation of the Business Combination.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemptions scenarios. For purposes of calculating the redemption scenarios, the trust value date as of November 16, 2022 is used because such date is the date the redemption requests in connection with the Extension Meeting were effectuated.

The maximum redemption amount reflects the maximum number of the Energem’s Public Shares that can be redeemed with the assumption that Energem’s M&A is amended such that Energem will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. Should the NTA Proposal not be approved, Energem would not be permitted to proceed with the Business Combination in the event of a maximum redemption.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Percentage Share Ownership in Combined Entity
Graphjet Stockholders	94.23%	94.63%	95.04%
Initial Shareholders	2.34%	2.35%	2.36%
Former Energem public shareholders	0.84%	0.42%	0.00%
FA Shares***	1.90%	1.91%	1.91%
PIPE Investor Shares	0.69%	0.69%	0.69%
Value of the Shares Owned by Non-Redeeming Shareholders*
Total Shares Outstanding Excluding Warrants	145,380,007	144,771,541	144,163,075
Total Equity Value Post-Redemptions ($’000)	15,502	8,807	2,112
Per Share Value**	0.09	0.05	0.01

*	Calculations utilized the Class A Ordinary Shares’ closing price of $10.36 per share on November 18, 2022.
**	Calculations of the trust value per share utilized the trust account amount $13,389,668.57 divided by the total outstanding shares.
***	FA Shares are held by Arc Group Limited, Energem’s financial advisor in the Business Combination.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Share Purchase Agreement may be terminated. If Energem does not complete the Business Combination with Graphjet for whatever reason, Energem would search for another target business with which to complete a business combination. If Energem does not complete the Business Combination with Graphjet or another business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem must redeem 100% of the issued and outstanding Energem Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Energem Public Shares.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date. In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

The Sponsor and Energem’s officers and directors have waived their redemption rights with respect to their Energem Class B Ordinary Shares acquired (the “Founder Shares”) in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the Energem Warrants will expire worthless.

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Energem expects that the amount of any distribution its Public Shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Energem’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to Energem’s outstanding Warrants Accordingly, the Warrants will expire worthless.

Q:	How do the Sponsor and the officers and directors of Energem intend to vote on the proposals?

A:

Following the recent redemptions by Energem’s Public Shareholders, leaving 1,216,932 issued and outstanding Class A Ordinary Shares, because the Initial Shareholders agreed to vote their aggregate 2,875,000 issued and outstanding Class B ordinary shares in favor of each of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal, each of NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal will be approved even if none of the public shares are voted in favor of any of NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal.

Q:	What interests do the Sponsor and the current officers and directors of Energem have in the Business Combination that may differ from or be in addition to the interests of Energem Shareholders?

A:	In considering the recommendation of the Energem Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their equity interests as shareholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

●	If the Business Combination with Graphjet or another business combination is not consummated by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Energem Public Shares for cash and, subject to the approval of its remaining shareholders and the Energem Board and in accordance with the requirements of applicable law, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and Energem’s directors and officers, which were acquired for an aggregate purchase price of $25,000 or approximately $0.009 per share prior to the Energem IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such Founder Shares. Such Founder Shares had an aggregate market value of $[32,085,000] based upon the closing price of $[11.16] per share on Nasdaq on the record date. On the other hand, if the Business Combination is consummated, each outstanding Energem Ordinary Share will remain a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

●

The Sponsor purchased 528,075 Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $5,280,750 in a private placement that closed simultaneously with the closing of Energem’s initial public offering. Each placement unit consisted of one Energem Class A Ordinary Share and one Energem Warrant. Each Energem Warrant is exercisable to purchase one whole Energem Class A Ordinary Share at $11.50 per share. These securities will also be worthless if Energem does not consummate the Business Combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). On the other hand, if the Business Combination is consummated, each outstanding Energem Warrant will become a Warrant exercisable to purchase one Combined Entity Ordinary Share following consummation of the Business Combination and each outstanding Energem Ordinary Share will become a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

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●

If Energem is unable to complete the Business Combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Energem for services rendered or contracted for or products sold to Energem. If Energem consummates a business combination, on the other hand, Energem will be liable for all such claims however the Founder Shares of the Sponsor will also have a significantly higher value at the time of the Business Combination. The Founder Shares had an aggregate market value of approximately $32,085,000 based upon the closing price of Energem’s Class A Ordinary Shares of $11.16 per share on Nasdaq on October 6, 2023. The Founder Shares do not include any Energem Warrants or Placement Warrants.

●

The Sponsor and Energem’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Energem’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Energem fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Energem may not be able to reimburse these expenses if the Business Combination with Graphjet Technology or another business combination is not completed by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). As of the record date, the Sponsor and Energem’s officers and directors and their affiliates had incurred approximately $950,000 of unpaid reimbursable expenses.

●	The Share Purchase Agreement provides that the parties will take all necessary action, so that effective at the Closing, the board of directors of Graphjet Technology (the “Post-Closing Board”) will consist of seven individuals, three (3) persons designated by Energem prior to the Closing and four (4) persons designated by Graphjet prior to the Closing. At least four (4) of the designees to the Post-Closing Board shall be independent directors in accordance with Nasdaq requirements.

●	At or prior to Closing, Energem will provide each member of the Post-Closing Board with a customary director indemnification agreement, in form and substance reasonably acceptable to Energem, Graphjet and such director. The parties also agreed to take all action necessary, including causing Energem’s executive officers to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Graphjet Technology immediately after the Closing will be the same individuals as that of Graphjet immediately prior to the Closing.

●

Energem’s officers and directors (or their affiliates) may make loans from time to time to Energem to fund certain capital requirements including to fund the extension payments to the Trust Account. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the Sponsor, upon consummation of our initial business combination. The units would be identical to the placement units. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. However, under the promissory note entered into between Energem and the Sponsor before the Energem IPO, $88,542 is due to the Sponsor and payable at Closing of the Business Combination under the promissory note and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

●

Pursuant to the Administrative Support Agreement entered into between Energem and the Sponsor contemporaneous to the Energem IPO, Energem agreed to reimburse the Sponsor $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. Presently, approximately $120,000 is due under the Administrative Support Agreement. If the Business Combination is not consummated, these outstanding payments owed and loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting, which is set for [_______], 2023; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing of the Business Combination is also subject to the approval of the Graphjet Shareholders, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Share Purchase Agreement—Conditions to Closing of the Transactions.”

Q:	What do I need to do now?

A:	Energem urges you to read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto carefully and the other documents referred to herein, and to consider how the Business Combination will affect you as an Energem Shareholder and/or warrant holder of Energem. Energem Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

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Q:	Are the Proposals conditioned on one another?

A:	Unless the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are approved (the “Condition Precedent Proposals”), then the Energem M&A Proposals and the Director Appointment Proposal will not be presented to the Energem Shareholders at the Extraordinary General Meeting. The NTA Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Energem does not consummate the Business Combination with Graphjet and fails to complete an initial business combination with another target company by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will be required to (i) cease all operations except for the purpose of winding up, (ii) no more than ten business days thereafter redeem the issued and outstanding Public Shares at a per-share price payable in cash, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate.

Q:	What will happen if I abstain from voting?

A:	At the Extraordinary General Meeting, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Energem without an indication of how the shareholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:	If I am not going to the Extraordinary General Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	When and where will the Extraordinary General Meeting take place?

A:	The Extraordinary General Meeting will be held at the office of Energem Corp. located at Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan Kuala Lumpur, Malaysia and via a live audio webcast on _____, 2023 at 10:00 a.m., Eastern Time. Energem Shareholders are encouraged to attend the Extraordinary General Meeting in person or via the live webcast. Please plan to arrive or access the webcast prior to the start time. If you encounter any difficulties accessing the live audio webcast of the Extraordinary General Meeting or during the meeting time, please call the technical support number that will be posted on the live audio webcast login page for the Extraordinary General Meeting located at https://www.cstproxy.com/energemcorp/2023. Shareholders participating in the Extraordinary General Meeting will be able to listen only and will not be able to speak. However, in order to maintain the interactive nature of the Extraordinary General Meeting, virtual attendees will be able to:

●	vote via the web portal during the Extraordinary General Meeting webcast; and

●	submit questions or comments to Energem’s directors and officers during the Extraordinary General Meeting via the Extraordinary General Meeting webcast.

Shareholders may submit questions or comments during the meeting through the Extraordinary General Meeting webcast by typing in the “Submit a question” box.

Q:	How do I attend the Extraordinary General Meeting?

A:	The Extraordinary General Meeting will be held at the office of Energem Corp. located at Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan Kuala Lumpur, Malaysia and via a live audio webcast on ____, 2023 at 10:00 a.m., Eastern Time. Any shareholder wishing to attend the Extraordinary General Meeting must register in advance to receive the instructions to participate. To register for and attend the Extraordinary General Meeting, please follow these instructions as applicable to the nature of your ownership of Energem Class A Ordinary Shares:

●	Shares Held of Record. If you are a holder of record of Energem Ordinary Shares as of the Record Date, you may attend the Extraordinary General Meeting. If you encounter any difficulties accessing the live audio webcast of the Extraordinary General Meeting or during the meeting time, please call the technical support number that will be posted on the live audio webcast login page for the Extraordinary General Meeting go to https://www.cstproxy.com/energemcorp/2023 with Conference ID: 4758727#, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Extraordinary General Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

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●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to Energem@LaurelHill.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued an Extraordinary General Meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting. You will receive an e-mail prior to the Extraordinary General Meeting with a link and instructions for entering the Extraordinary General Meeting. “Street” name holders should contact Continental on or before [__], 2023.

Energem Shareholders will also have the option to listen to the Extraordinary General Meeting by telephone by calling:

●	Within the United States and Canada: 1 800-450-7155 (toll-free)

●	Outside of the United States and Canada: +1 857-999-9155 (standard rates apply)

The passcode for telephone access: 8675126#. You will not be able to vote or submit questions unless you register for and log in to the Extraordinary General Meeting webcast as described above.

Q:	How do I vote?

A:	If you are a holder of record of Energem Ordinary Shares on the record date, you may vote by attending the Extraordinary General Meeting live in person or by a live webcast and submitting a ballot via the Extraordinary General Meeting webcast or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares whether you attend the live session or the online live webcast and to obtain a legal proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Your broker cannot vote for you automatically. Your broker, bank or nominee may vote your shares only with your instructions unless the matter involves “routine” proposals. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Energem believes the Proposals presented to the shareholders will be considered non-routine and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

If you are an Energem Shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal, the Director Appointment Proposal or the Adjournment Proposal. The failure of your broker to vote will not count as votes cast at the Extraordinary General Meeting and, therefore, will not have any impact on the proposals presented at the Extraordinary General Meeting.

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Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Energem Shareholders of record may send a later-dated, signed proxy card to Energem’s transfer agent at the address set forth below so that it is received prior to the Extraordinary General Meeting and submit a ballot through the web portal during the Extraordinary General Meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Energem’s transfer agent, which must be received prior to the vote at the Extraordinary General Meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to view the live video webcast of the Extraordinary General Meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:	What constitutes a quorum for the Extraordinary General Meeting?

A:	A quorum is the minimum number of Energem Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of all the issued and outstanding Energem Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented at the Extraordinary General Meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Energem Class A Ordinary Shares and Energem Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the Extraordinary General Meeting other than the Director Appointment Proposal. Under the terms of the Energem M&A, only the holders of Energem Class B Ordinary Shares are entitled to vote on the Director Appointment Proposal.

Q:	What shareholder vote thresholds are required for the approval of each proposal brought before the Extraordinary General Meeting?

(1)

Proposal No. 1 — A proposal to consider and vote upon a proposal, as a Special Resolution, to approve amendments (the “NTA Amendments”) to Energem’s current memorandum and articles of association, which amendments shall be effective, if adopted and implemented by Energem, immediately prior to the consummation of the proposed Business Combination, to remove the requirements limiting Energem’s ability to consummate an initial business combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. We refer to this proposal as the “NTA Proposal”. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to Energem’s shareholders at the Extraordinary General Meeting. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The NTA Proposal”;

(2)	Proposal No. 2—A proposal to approve, as an Ordinary Resolution, the Business Combination, including the Share Purchase Agreement (the “Business Combination Proposal”), which is the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

(3)	Proposal No. 3—A proposal to approve the change of name from “Energem Corp.” to “Graphjet Technology” and certain amendments to the Energem M&A, each of which require shareholder approval by Special Resolution (the “Energem M&A Proposals”) under the Companies Act, being the affirmative vote of at least two-thirds of the holders of the issued and outstanding Energem Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Certain amendments to the Energem M&A may only be made by a Special Resolution passed by holders representing at least 90% of the outstanding Class B Ordinary Shares. Unless the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are approved, then the Energem M&A Proposals (along with the Director Appointment Proposal) will not be presented to the Energem Shareholders at the Extraordinary General Meeting. Therefore, if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not approved, the Energem M&A Proposals will have no effect. If approved, the Energem M&A Proposals would take effect on and from the Closing Date. Brokers are not entitled to vote on the Energem M&A Proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

(4)	Proposal No. 4—A proposal to approve for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of Energem’s Ordinary Shares, in connection with the Business Combination (the “Share Issuance Proposal”). The Share Issuance Proposal will require the approval of an Ordinary Resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Unless the Business Combination Proposal is approved, the approval of the Share Issuance Proposal will have no effect. Brokers are not entitled to vote on the Share Issuance Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

(5)	Proposal No. 5— A proposal to approve the Equity Incentive Plan (the “Equity Incentive Plan”), which will become effective on the Closing Date and will be used by Graphjet Technology following the Closing (the “Equity Incentive Plan Proposal”), will require the passage of an Ordinary Resolution which is the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will have no effect. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

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	(6)	Proposal No. 6— A proposal to approve the appointment of new directors (the “Director Appointment Proposal”), which requires an Ordinary Resolution of the holders of the Energem Class B Ordinary Shares which is the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Class B Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Unless the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are approved, then the Director Appointment Proposal (along with the Energem M&A Proposals) will not be presented to the Energem Shareholders at the Extraordinary General Meeting. Therefore, if the NTA Proposal, the Business Combination Proposal, Share Issuance Proposal and the Equity Incentive Plan Proposal are not approved, the Director Appointment Proposal will have no effect. If approved, the Director Appointment Proposal would take effect on and from the Closing Date. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

	(7)	Proposal No. 7—A proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Energem is unable to consummate the Business Combination (the “Adjournment Proposal”), which requires an ordinary resolution which is the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned upon any other proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. Discretionary authority may not be exercised to vote in favor of the Adjournment Proposal.

Q:	What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:	If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by Energem Shareholders and consummated, you will become a shareholder or warrant holder of the Combined Entity.

If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will continue to be an Energem Shareholder and/or warrant holder of Energem, as applicable, and Energem will continue to search for another target business with which to complete an initial business combination. If Energem does not complete an initial business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem must cease all operations except for the purpose of winding up, redeem 100% of the issued and outstanding Energem Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate.

Q:	What should I do with my share and/or warrant certificates?

A:	Warrant holders and those shareholders who do not elect to have their Energem Class A Ordinary Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Energem’s transfer agent regarding what to do with their certificates. Energem Shareholders who exercise their redemption rights must deliver their share certificates to Energem’s transfer agent (either physically or electronically) no later than two (2) business days prior to the Extraordinary General Meeting as described above.

Upon consummation of the Transactions, the Energem Warrants, by their terms, will entitle holders to purchase the Combined Entity Ordinary Shares. Therefore, warrantholders need not deliver their warrants to Energem at this time.

Q:	How many votes do I have at the Extraordinary General Meeting?
A:	Energem Shareholders are entitled to one vote on each of the proposals at the Extraordinary General Meeting (other than the Director Appointment Proposal) for each Energem Ordinary Share held of record as of the Record Date for the Extraordinary General Meeting. Under the terms of the Energem M&A, only the holders of Energem Class B Ordinary Shares are entitled to vote on the Director Appointment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:	Energem Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Energem Ordinary Shares.

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Q:	What happens if I sell my Energem Class A Ordinary Shares before the Meeting?

A:	The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your Energem Class A Ordinary Shares after the applicable Record Date, but before the Extraordinary General Meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your Energem Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Energem Class A Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Extraordinary General Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan Kuala Lumpur, Malaysia

Tel: +(60) 3270 47622

Attn: Mr. Swee Guan Hoo, Chief Executive Officer

Email: sghoo@energemcorp.com

or the proxy solicitor at:

Laurel Hill Advisory Group, LLC

2 Robbins Lane

Jericho, NY 11753

Toll-Free: 855-414-2266

Email: energem@laurelhill.com

To obtain timely delivery, Energem Shareholders must request the materials no later than five (5) business days prior to the Extraordinary General Meeting.

You may also obtain additional information about Energem from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you are a holder of Energem Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to Energem’s transfer agent at the address below at least two (2) business days prior to the vote at the Extraordinary General Meeting. If you intend to seek redemption of your Energem Class A Ordinary Shares, you will need to send a letter demanding redemption and deliver your share certificates (either physically or electronically) to Energem’s Transfer Agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?”

If you have questions regarding the certification of your position or delivery of your share certificates, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004-1561

Attn: SPAC Redemptions

E-mail: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus carefully, including the annexes and exhibits, to understand the Share Purchase Agreement, the Business Combination and the other matters fully before voting on the Proposals being considered at the Extraordinary General Meeting of Energem Shareholders. Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by Energem’s Public Shareholders; and (ii) no inclusion of any Class A Ordinary Shares issuable upon the exercise of Energem’s warrants or any shares to be issued pursuant to the Equity Incentive Plan at or following the closing of the Business Combination. The terms and conditions of the Business Combination are contained in the Share Purchase Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Share Purchase Agreement and the exhibits thereto carefully, as it is the legal document that governs the Business Combination. see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Parties to the Business Combination

Graphjet Technology Sdn. Bhd.

Graphjet Technology Sdn. Bhd. (formerly Zhonghe Graphene Sdn. Bhd. and renamed on March 7, 2022), a Malaysian private limited company (“Graphjet”), founded in 2019, is the owner of state-of-the-art technology for the manufacture of artificial graphene and graphite, a critical raw material used in a variety of industries, such as biomedical, automobile composition and coating, electronics and home appliances, food and beverage processing, energy storage, batteries in electric vehicles, mechanical strength enhancement, sensors, semiconductors and digital products. Graphjet uses their breakthrough cutting-edge technology to transform an abundant renewable waste product, palm kernel shells, to the highly valued artificial graphene and artificial graphite.

According to a study by Insight Partners released in April 2022, the global graphene market size was USD $821.2 million in 2021, projected to increase to USD $7,555.8 million by 2028 and register a CAGR of 37.3% from 2021 to 2028. The growing usage of graphite in green technologies and the popularity of graphene are projected to offer growing opportunities for the manufacturers of these products according to a July 2022 study by ReportLinker.

Upon completion of its initial manufacturing facility, Graphjet expects to produce 10,000 tons of graphite and 60 tons of graphene using its processing technology from 30,000 tons of dried palm kernel shell waste annually. Palm kernel shells are generated from the production of palm seed oil. Graphjet enjoys a geographic advantage for application of its recycling technology with a readily available feedstock in-region as Malaysia is the second largest supplier of palm seed oil, and the resulting palm kernel shells, in the world.

Graphjet is an early stage, emerging growth company and has limited operating history, lack of revenues or sales, and net losses to date. Based on Graphjet’s financial history since inception, Graphjet’s auditor has expressed substantial doubt about Graphjet’s ability to continue as a going concern. Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene.

The mailing address of Graphjet’s headquarters and principal executive office is No L4-E-8 Enterprise 4 Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur, Malaysia and Graphjet’s telephone number is +60 3-8991 2828.

Energem Corp.

Energem Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Energem was incorporated under the laws of the Cayman Islands on August 6, 2021.

On November 18, 2021, Energem closed its initial public offering of 11,500,000 units (after taking into account the full exercise of the over-allotment option by Energem’s underwriters), with each unit consisting of one Energem Class A Ordinary Share and one redeemable warrant, with each Energem Warrant entitling the holder to purchase one Energem Class A Ordinary Share at a price of $11.50 commencing 30 days after the consummation of an initial business combination.

Energem’s units, the Energem Class A Ordinary Shares and the Energem Warrants are listed on Nasdaq under the symbols “ENCPU,” “ENCP” and “ENCPW,” respectively. Based on Energem’s financial history since inception, Energem’s auditor has expressed substantial doubt about Energem’s ability to continue as a going concern. The mailing address of Energem’s principal executive office is Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, 59200 Wilayah Persekutuan Kuala Lumpur, Malaysia, and its telephone number is +(60) 3270 47622. After the consummation of the Business Combination, Energem’s principal executive office will be that of Graphjet and Energem will change its name to Graphjet Technology.

As reported on November 18, 2022 on Form 8-K, Energem Shareholders approved the Second Amended and Restated Articles of Association at the November 16, 2022, Extraordinary General Meeting, giving Energem the right to extend the date to consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination before it must cease its operations if it fails to complete such business combination, and redeem or repurchase 100% of the Energem Class A Ordinary Shares by up to nine one-month extensions to August 18, 2023 (the “Extension Date”). In connection with the approval of the new Extension Date at the Extraordinary General Meeting, holders of 9,604,519 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,138.99. Following the payment of the redemptions, the Trust Account had a balance of approximately $19,360,390.01.

Energem caused $0.045 per outstanding Class A ordinary share, giving effect to the redemptions disclosed above, or approximately $85,296.45 for the remaining 1,895,481 Class A ordinary shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

Further, as reported on December 16, 2022 on Form 8-K, Energem caused $0.045 per outstanding Class A ordinary share or approximately $85,296.45 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on December 15, 2022 in advance of the December 18, 2022 due date for the second monthly extension of the Termination Date.

In addition, as reported on January 17, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A ordinary shares totaling $85,296.45 to be paid to the Trust Account on January 13, 2023 in advance of the January 18, 2023 due date for the third monthly extension of the Termination Date.

As reported on February 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on February 10, 2023 in advance of the February 18, 2023 due date for the fourth monthly extension of the Termination Date.

As reported on March 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on March 10, 2023 in advance of the March 18, 2023 due date for the fifth monthly extension of the Termination Date.

As reported on April 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on April 14, 2023 in advance of the April 17, 2023 due date for the sixth monthly extension of the Termination Date.

As reported on May 16, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on May 15, 2023 in advance of the May 18, 2023 due date for the seventh monthly extension of the Termination Date.

As reported on June 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on June 14, 2023 in advance of the June, 2023 due date for the eighth monthly extension of the Termination Date, to extend the term through July 18, 2023.

As reported on July 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on July 12, 2023 in advance of the July18, 2023 due date for the ninth monthly extension of the Termination Date, to extend the term through August 18, 2023.

On August 10, 2023, at 8.30 a.m. ET, the Company held a duly convened extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from August 18, 2023 to February 18, 2024.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date.

In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

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The Share Purchase Agreement

The terms and conditions of the acquisition of 100% of the issued and outstanding Graphjet Pre-Transaction Shares, owned by the Selling Shareholders of Graphjet, by Energem Corp, with Graphjet becoming a wholly-owned subsidiary of Energem (the “Business Combination”) are contained in the Share Purchase Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Share Purchase Agreement carefully, as it is the legal document that governs the Business Combination and the Transactions contemplated thereby.

Structure of the Business Combination

Pursuant to the Share Purchase Agreement, Energem will acquire 100% of the equity of Graphjet at which point Graphjet will become a wholly-owned subsidiary of Energem. Energem, as a holding company of Graphjet, will be renamed Graphjet Technology at the Closing of the Business Combination if approved by Energem Shareholders as set forth in detail in this proxy statement/prospectus.

Simplified Pre-Business Combination Structure

The following diagram illustrates in simplified terms of the structure of Energem and Graphjet at the time of the announcement of the Share Purchase Agreement:

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Simplified Post-Business Combination Structure

The following diagram illustrates in simplified terms the expected structure of the Combined Entity upon the Closing of the Business Combination:

Graphjet Technology Sdn. Bhd. Shareholders
ENERGEM
PIPE Investors
Energem Corp. Stockholders
Public Shareholders: Class A Shares Estimated: 1,216,932
Sponsor, Officers and Directors: 3,403,075 Class A Shares
Financial Advisor Shares (FA Shares): 2,760,000
Graphjet Shareholders: 138,000,000 Class A Shares
Estimated PIPE Class A Shares: 1,000,000
GRAPHJET TECHNOLOGY
Graphjet Technology (Cayman Islands)
PIPE Cash
Graphjet Technology Sdn. Bhd. (Malaysia)
IPO Cash
Tangible Assets
Intangible Assets
* Based on Redemptions Post-Shareholder Meeting of August 10, 2023

Transaction Consideration

The Business Combination implies a pro forma post-closing enterprise value of $1.49 billion and a current fair market value of Graphjet in a range from $2.2 to $2.6 billion according to the analysis of Baker Tilley. Due to the fair market value in excess of the Transaction Consideration of $1.38 billion, Baker Tilley deemed the transaction “fair” to Energem shareholders. If the Share Purchase Agreement is approved by Energem’s shareholders and the transactions contemplated by the Share Purchase Agreement are consummated, Energem will acquire all of the issued and outstanding shares of Graphjet and, thereafter, Graphjet will become a wholly-owned subsidiary of Energem. Each Selling Shareholder shall receive a number of Energem Class A Ordinary Shares subject to a formula set forth below.

The Share Purchase Agreement computes the number of Consideration Shares each Selling Shareholder shall receive as the right to receive at the Closing of the Business Combination, a number of Energem Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Graphjet Pre-Transaction Shares outstanding immediately prior to the Closing, multiplied by the number of Graphjet Pre-Transaction Shares held by such Selling Shareholder (the “Conversion Ratio”). The total consideration payable to the Selling Shareholders in accordance with the Share Purchase Agreement is also referred to herein as the “Transaction Consideration.”

The Transaction Consideration to be paid pursuant to the Share Purchase Agreement to the Selling Shareholders, as of immediately prior to the Closing, for the purchase of all issued and outstanding Graphjet Pre-Transaction Shares, shall be that number of Energem Class A Ordinary Shares equal to (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which $30,000 (i.e., the Target Net Working Capital Amount) exceeds the Net Working Capital Amount (but not less than zero) (as defined in the Share Purchase Agreement and herein), minus (iii) the Closing Net Indebtedness amount (as defined in the Share Purchase Agreement and herein), minus (iv) the amount of any Transaction Expenses (as defined in the Share Purchase Agreement), divided by ten dollars ($10.00) (in the aggregate, the “Consideration Shares”). See a copy of the Share Purchase Agreement attached to this proxy statement/prospectus as Annex A.

The Energem Board’s Reasons for the Business Combination

In evaluating the Business Combination, the Energem Board consulted with Energem’s management and legal and financial advisors. The Energem Board reviewed various industry and financial data and consulted with advisors and the fairness opinion from Baker Tilly (Malaysia) when it calculated the Transaction Consideration and determined that such amount to be paid was reasonable and that the Business Combination was in the best interests of Energem Shareholders. The financial data reviewed included the historical and projected consolidated financial statements of Graphjet, comparable publicly traded company analyses and an analysis of pro forma capital structure and trading multiples prepared by management and Energem’s advisors.

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Energem’s management conducted a due diligence review of Graphjet that included an industry analysis, an analysis of the existing business model of Graphjet and historical and projected financial results. Energem’s management, including its directors and advisors, have many years of experience in mergers and acquisitions, finance, operational management and investment and analysis and, in the opinion of the Energem Board, were suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. Nevertheless, the Energem Board retained Baker Tilly (Malaysia) for the fairness opinion and legal and financial advisors to advise them on all aspects of due diligence and valuations. A detailed description of the experience of Energem’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Energem’s Business—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Share Purchase Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Energem and its shareholders and (ii) to recommend that its shareholders adopt and approve the Share Purchase Agreement and approve the Business Combination contemplated therein, the Energem Board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the Energem Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Energem Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Energem’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the Business Combination, the Energem Board gave considerable weight to the following factors:

●	Graphjet will be the Key Supplier of Raw Materials for Toyoda’s Carbon Neutral Mobility Products. Graphjet was founded in Malaysia in 2019 as an innovative graphene and graphite producer. It has the world’s first patent-pending technology to recycle palm kernel shells[1] generated in the production of palm seed oil to produce single layer graphene and a patent issued for artificial graphite. Graphjet’s sustainable production methods utilize palm kernel shells, a waste agricultural product that is common in Malaysia, and will set a new shift in the Graphite and Graphene supply chain of the world. Japan’s developer and manufacturer of pure electric vehicle and electric motorcycles, Toyoda Trike Inc. (“Toyoda”) will work together with Graphjet to ensure the supply of raw materials for its electric bicycle rollout in Malaysia would be sufficient.

Toyoda is a private company in Japan specializing in carbon neutral mobility solutions such as electric vehicles and motorcycles. Its largest shareholder is the Toyoda family, the fourth generation of the founder of Toyota Corporation, one of the largest automobile manufacturers in the world. Together with Asia Development Capital Co. Ltd., which is a public listed company on the Tokyo Stock Exchange that has a market capitalisation of JPY9.4 billion (or about RM320 million), they own more than 80% of the company. The Energem Board based this opinion on its own determination.

●	Graphjet has a World Class Management and Technical Team. Graphjet is managed by its Chairman, Mr. Lim Hooi Beng, its Managing Director, Mr. Aw Jeen Rong, its Executive Director, Mr. Lee Ping Wei and its Chief Technology Officer Mr Liu Yu. Graphjet’s management team has a deep understanding of the company’s technology, the graphene and graphite market and the needs of their customers and bring more than a century of collective experience in finance and technology, have the drive and competency to grow the business and its manufacturing ability to meet demand. Importantly, in a space like electric vehicles (“EV”), with high-demand for material sourcing, entrenched incumbents and relatively high barriers to entry, Energem believes it is critical to combine the experience, competency and drive of a qualified and accomplished management team like Graphjet’s, which is made up of proven entrepreneurial leaders. The Energem Board based this opinion on its own determination.

●	Graphjet’s revenue projections. Graphjet’s pro forma gross revenue projections for years 2023 through 2027 are estimated at RM3800,000,000 (approximately USD $839,408,600) annually with net profits projected at RM2,606,000,000 (approximately USD $575,657,582) for 2023 and RM3,187,000,000 (approximately USD $703,998,739) net revenue projected annually for years 2023 through 2027. The Energem Board based this opinion on its own determination of Graphjet’s gross and net revenue projections that are based principally on projected sales of the graphite and graphene, which amounts were calculated based on the following formula: estimated quantity of graphite and graphene (per ton) multiplied by estimated prices of graphite and graphene. The revenue assumptions used by Graphjet management for the 2023 through 2027 are summarized in the following table:

1 Palm kernel shell (PKS) is a by-product in the production of palm oil and is commonly used in the natural biomass energy industry. PKS is a fibrous material, brownish-yellow in color and with particle sizes normally ranging between 5 mm and 40 mm.

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Products	Ton	Price/ Ton	Revenue USD/million
Graphene Monolayer	60	RM60,000,000 (USD $15 per gram)	758
Graphite	10,000	RM20,000(USD $4,216)	43
Total	10,060		801

To support the sales projections of RM3,800 million (USD $801) for years 2023 through 2027, Graphjet management relied on its four letters of intent in hand from key market players that are summarized in the following table:

Letter Date	Potential Customers	Content of Letters of Intent to Graphjet
8 June 2022	AG Power Solutions Co. Ltd.	To purchase initial amount of 50,000 ton of graphite at RM27,000 (USD $5,692) per ton and 5 ton of graphene at USD $15 per gram.

12 May 2022	Toyoda Trike[2]	To explore the possibility of purchasing 100,000 tons of graphite ranging from RM25,000 to RM30,000 (USD $5,270 to $6,324) per ton and 30 tons of graphene ranging from RM40 to RM60 (USD $8 to $13) per gram.

Undated	Chemrex Corporation Sdn. Bhd.	To explore and discuss the graphite price, range from RM 15,000 to RM 25,000 (USD $3,162 to $5,270) per tons and graphene price, range from RM 40 to RM 60 (USD $8 to $13) per gram.

27 April 2022	Ann Joo Steel Berhad	To explore and discuss the graphite price as per the grades ranging from RM15,000 to RM25,000 (USD $3,162 to $5,270) per tons and graphene ranging from RM40 to RM60 (USD $8 to $13) per gram.

While Graphjet is currently producing graphite and graphene on a small-scale industry basis by beginning the first part of the process at a facility in Malaysia and then completing the process at a contract manufacturing facility in China, Graphjet does have the capability to meet targeted production volumes under its current contract manufacturing facilities regardless of Graphjet constructing its own facility. Upon the Closing of the Business Combination, Graphjet expects to begin construction on its manufacturing plant in Kuantan, Pahang, Malaysia, which it anticipates 16-18 months to complete. For years 2023 to 2027, Graphjet expects to produce 10,000 tons of graphite and 60 tons of graphene, including at its contracted manufacturing facility until construction of its own manufacturing plant is complete. The land underlying the new facility has been acquire and local permission to commence construction has been secured. Currently, Graphjet believes its first production from that plant will be in the first quarter of fiscal year 2025. The Energem Board based this opinion on its own determination in reliance on Graphjet management’s assumptions that the maximum capacity for graphite and graphene to fulfil customer contracts to increase to approximately 100,000 tons and 1,000 tons per annum, respectively.

●	Revenue in the Graphene market. The graphene nanoplatelets material segment led the market in 2020 with a revenue share of more than 42% from the sale, in large part, of lightweight, mechanical properties, and superior thermal and electrical conductivities, coupled with low cost and easy manufacturing process are likely to benefit the segment growth. Further, Asia Pacific dominated the market and accounted for over 35% share of global revenue in 2020 owing to the high product demand across industries, such as automotive, marine, defense and aerospace. In addition, the booming industrial sector in the region is projected to fuel the market growth in Asia Pacific. The growth of the manufacturing sector in China is another major driving the regional market which drives up demand for these products in manufacturing. Rising product demand from this sector is expected to lead to growth of the market according to many experts. In contrast, the North American region is characterized by the presence of a number of small- and medium-scale manufacturers. The Energem Board based this opinion on its own determination of the global studies cited in this proxy statement/prospectus on the strength and demand of the graphene and graphite market.

●	Favorable Fairness Opinion. Following the execution of the LOI with Graphjet, the Energem Board retained Baker Tilly (Malaysia) to opine on the fairness of the proposed acquisition of 100% of the equity interests in Graphjet for the Transaction Consideration of US$1.38 billion. Baker Tilly concluded that the fair market value of the entire equity interest in Graphjet ranges from USD $2.20 billion to $2.65 billion using the Relative Valuation Approach (“RVA”) methodology followed by the application of a fifty percent (50%) Start-Up Discount to Graphjet’s valuation. The Relative Valuation Approach uses a “relative valuation model,” which is a business valuation method that compares a company’s value to that of its competitors or industry peers to assess the company’s financial worth. In the present case, once that worth was determined using the relative valuation approach by analyzing Graphjet’s competitors, Baker Tilly applied the Start-up Discount of 50% to the fair market value to account for uncertainties related to Graphjet’s pre-revenue start-up status. In view of the negotiated exchange of Graphjet Pre-Transaction Shares for the Energem Ordinary Shares to comprise the Transaction Consideration, the Energem Board believed that Energem Shareholders would benefit from a significant and immediate 37.2% premium on the purchase price, assuming a USD $2.20 billion fair market value of Graphjet and an immediate 48.0% premium on the purchase price, assuming a USD $2.65 billion fair market value of Graphjet from Baker Tilley’s fairness opinion relative to the Transaction Consideration of USD $1.38 billion. Due to the fair market value in excess of the Transaction Consideration of $1.38 billion, Baker Tilley deemed the transaction “fair” to Energem shareholders. The Energem Board relied on the Baker Tilly fairness opinion regarding the fairness of the Transaction Consideration to acquire Graphjet. See the Baker Tilly fairness opinion at Annex D.

2 On December 27, 2022, Graphjet entered into a supply agreement with Toyoda. Pursuant to the supply agreement, Graphjet will supply Toyoda with graphite and graphene in an aggregate amount of revenue of $30 million to Toyoda for their carbon neutral mobility product.

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●	Large market opportunity. The graphite market accounted for approximately 2,700 kilo metric ton in 2021, and it is expected to register a CAGR of more than 5% during the forecast period, 2022-2027. Over the short term, the major factors driving the growth of the graphite market include the augmenting demand from the burgeoning lithium-ion battery industry and the rise in steel production in Asia and the Middle East. The growing usage of graphite in green technologies and the popularity of graphene are projected to offer tremendous opportunities for the manufacturers of these products, like Graphjet, over the next decade and beyond. Graphite is also used in pencils, steel manufacturing, and electronics such as smartphones. Perhaps its most important application is the lithium-ion battery, where graphite ranks above even lithium as the key ingredient. There is actually more graphite than lithium in a lithium-ion battery. An EV requires about 10 to 15 times more graphite in a battery than lithium, which means that graphite will be used to manufacture all of the estimated 9.5 million EVs sold in 2022. Graphene and graphite are both used in a variety of industries, such as biomedical, automobile composition and coating, electronics and home appliances, food and beverage processing, energy storage, batteries in electric vehicles, mechanical strength enhancement, sensors, semiconductors and digital products. With sales of EVs growing rapidly, demand for graphite is expected to climb from 140,000 tons in 2020 to more than 3.5 megatonne in 2040, according to the International Energy Agency. The global EV market was valued at USD 246.70 billion in 2020 and USD 287.36 billion in 2021 and projected to rise to USD 1,318.22 billion by 2028 at a CAGR of 24.3% during the forecast period 2021-2028. The explosion in demand has shoved the oft-overlooked mineral into the spotlight as one of the more energy-intensive battery materials to produce, especially in its high-purity synthetic form. Downstream companies, under pressure from consumers to address climate impacts along EV supply chains, are starting to scour the globe for low-carbon sources of graphite to keep emissions at bay, which creates a large market opportunity for Graphjet’s products. The Energem Board based this opinion on its own determination of the global studies cited in this proxy statement/prospectus on the strength and demand of the graphene and graphite market.

●	Disruptors. Graphjet is paving the way in the market for manufactured graphene and graphite. Graphene is one of the high-profile new materials in the world often referred to as “black gold” and the “king of new materials” that will change the 21st century. Graphene is a two-dimensional carbon nanomaterial with a hexagonal honeycomb lattice composed of carbon atoms and SP2 hybrid orbitals. With the characteristics of high conductivity, high strength, ultra-light and thin it is considered to be a revolutionary material. Graphene is used in a variety of industries, such as biomedical, automobile composition and coating, electronics and home appliances, food and beverage processing, energy storage, batteries in electric vehicles, mechanical strength enhancement, sensors, semiconductors and digital products. At current levels of palm oil production, Malaysia is predicted to generate enough palm kernel shells annually to supply about 5 million tons of dried palm kernel shells. Therefore, the resources or supply of palm kernel shell is the guarantee of sustainable green and recyclable regeneration for the production of graphite and graphene. In Energem’s view, Graphjet can manufacture graphene that is higher quality than currently available and at a price that is substantially lower than the current market price. As a disruptor in its field, the Energem Board believes Graphjet can manufacture graphene that is higher quality than currently available and at a price that is substantially lower than the current market price.

●	Next generation technology. Graphjet’s patent-pending state-of-the art technology means that graphene will no longer be exclusively accessible by high budget industries and the increased availability of the material will enable worldwide technology advancement. The global graphene market size was estimated at USD 94.4 million in 2020 and is expected to grow at a compound annual growth rate (CAGR) of 43.2% from 2021 to 2028. Growing product demand in application industries including electronics, biomedical technologies, energy storage, composites & coatings, and water & wastewater treatment is likely to fuel the market growth. Graphene exhibits an ability to improve the charge rate and energy capacity of modern-day rechargeable batteries. In addition, graphene is highly beneficial in improving the lifespan of lithium-ion batteries and helps reduce the overall weight of the battery assembly. Thus, the growing use of graphene in the EV industry is expected to propel market growth, and represents what the Energem Board believes is the cutting edge of green technology to propel Graphjet above industry incumbents and others seeking to enter the market and further demand for Graphjet’s product.

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●	Scalable, durable business model. Graphjet’s production model is highly scalable and enables it to produce higher quality graphene, which allows its customers to use it in more applications and improve their products by providing higher capacity density, longer product life cycle and quality with its graphene. Energem expects graphene and graphite spending to continue rising globally as the demand for EV and other end products benefiting from such material like those offered by Graphjet continues. The Energem Board believes Graphjet’s technology advantages can enable it to grow revenues by expanding its supply, existing markets and customers, expanding to new markets with new and existing customers, pursuing strategic partnership and inorganic growth through acquisitions and continuing to invest in technology and infrastructure to improve capabilities.

●	Organic and inorganic growth potential. Graphjet sees significant addressable market expansion opportunities, with potential expansion in the United States and other new geographies, as well as potential opportunities for inorganic growth through acquisitions. Notably, the potential for market expansion and inorganic growth is not contemplated in the current growth projections of Graphjet. The Energem Board based this opinion on Graphjet management’s projections of its growth potential.

●	Attractive Valuation. The Business Combination implies a $1.49 billion pro forma post-closing enterprise value and a current equity value of Graphjet at $1.38 billion, which Transaction Consideration represents a sizeable discount to estimated fair market value of Graphjet of between $2.20 billion to $2.65 billion determined by Baker Tilly. The set of three comparable companies to Graphjet was selected by Baker Tilly (Malaysia) in the preparation of its market valuation using the Relative Valuation Approach to compare Graphjet’s fair market value to that of its competitors to assess its financial worth at the time of the report. The market approach determines the fair market value of a company by reviewing and comparing a company’s implied trading multiple to that of comparable companies to determine the company’s financial worth. The Relative Valuation Approach is widely used within the market approach, commonly used multiples include price-to-earnings, enterprise value/earnings as well as price-to-book multiples. Additionally, the valuation discount of 50%, which depressed the fair market value of Graphjet, represents a sizeable discount of Graphjet relative to its peers, which we believe positions the Business Combination as an attractive opportunity for Energem Shareholders. The Energem Board relied on the Baker Tilly fairness opinion regarding matters pertaining to the valuation of Graphjet.

The Energem Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following discussion points.

●	Potential Inability to Complete the Transaction. The Energem Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Energem if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to factors outside of the control of the parties to the transaction. The Share Purchase Agreement also includes an exclusivity provision that prohibits Energem from soliciting other initial business combination proposals, which restricts the Energem Board’s ability to consider other potential initial business combinations until the earlier of the termination of the Share Purchase Agreement or the consummation of the Business Combination.

●	The Risk that Energem’s Public Shareholders Would Vote Against the Business Combination Proposal or Exercise Their Redemption Rights. The Energem Board considered the risk that some of the current Public Shareholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination. Further, the fact that Public Shareholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates against any incentive a Public Shareholder might have to vote against the Business Combination proposal, especially to the extent that they hold Public Warrants which would be worthless if the Business Combination is not completed. The Energem Board relied on its own understanding of the business risks associated with the Transaction. Following the recent redemptions by Energem’s Public Shareholders at the August 10, 2023 Extraordinary General Meeting, leaving 1,216,932 issued and outstanding Class A Ordinary Shares, because the Initial Shareholders agreed to vote their aggregate 2,875,000 issued and outstanding Class B ordinary shares in favor of each of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal, each of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal will be approved even if none of the public shares are voted in favor of any of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Director Appointment Proposal.

●	Graphjet’s Business Risks. The Energem Board considered that Energem Shareholders would be subject to the execution risks associated with Graphjet if they retained their public shares following the Closing, which were different from the risks related to holding Energem Class A Ordinary Shares prior to the Closing. In this regard, the Energem Board considered that there were risks associated with successful implementation of Graphjet’s long-term business plan and strategy and Graphjet realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The Energem Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Energem Shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

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●

Post-Business Combination Corporate Governance. The Energem Board considered the corporate governance provisions of the Share Purchase Agreement and Graphjet’s anticipated organizational documents and the effect of those provisions on the governance of Graphjet Technology following the Closing. In particular, they considered that, assuming no redemptions by Energem Shareholders, the Sponsor and the Energem officers and directors as a group will beneficially own and control shares representing approximately 2.66% of the Combined Entity’s voting power upon completion of the Business Combination, assuming no further redemptions by Energem Shareholders and including the Placement Warrants. Energem will have the right to designate three of the seven directors to the board of directors of the Combined Entity pursuant to the Share Purchase Agreement.

●	No Survival of Remedies for Breach of Representations, Warranties or Covenants by Graphjet. The Energem Board considered that the terms of the Share Purchase Agreement provide that neither Energem nor its shareholders will have any recourse against Graphjet or its current shareholders after the Closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of the Graphjet representations, warranties or covenants set forth in the Share Purchase Agreement.

●	Litigation. The Energem Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

●	Fees and Expenses. The Energem Board considered the fees and expenses associated with completing the Business Combination.

●	Diversion of Management. The Energem Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Graphjet’s business.

●	Energem’s Management and Directors May Have Different Interests in the Business Combination Than the Public Shareholders. The Energem Board also considered the fact that members of Energem’s management and board of directors may have interests that are different from, or are in addition to, the interests of its shareholders generally, including the matters described under “Extraordinary General Meeting of Energem Shareholders—Interests of Energem’s Officers and Directors in the Transactions” below. However, the Energem Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the Energem IPO prospectus and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.

●	Other Risks. Various other risks associated with Graphjet’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Energem Board concluded that the potential benefits that it expected Energem and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Energem Board unanimously determined that the Share Purchase Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Energem and its shareholders.

Interests of Energem’s Officers and Directors in the Business Combination

In considering the recommendation of the Energem Board to vote in favor of approval of the Business Combination Proposal, Energem Shareholders should keep in mind that the Sponsor and Energem’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Energem Shareholders generally. In particular:

●

If the Business Combination with Graphjet or another business combination is not consummated by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Energem Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and Energem’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Energem IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[32,085,000] based upon the closing price of $[11.16] per share on Nasdaq on the record date. On the other hand, if the Business Combination is consummated, each outstanding Energem Ordinary Share will remain a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

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●

The Sponsor and Energem’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Energem’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Energem fails to consummate a Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Energem may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus).

●	The Sponsor purchased 528,075 placement units from Energem for $10.00 per unit raising $5,280,750. Each placement unit consists of one Class A Ordinary Share and one warrant. Each Energem Warrant is exercisable to purchase one Class A Ordinary Share at $11.50 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Energem IPO. All of the proceeds Energem received from the Energem IPO and substantially all of the proceeds from the sale of the placement units were placed in the Trust Account. The private placement units and the Energem Class A Ordinary Shares underlying the private placement units and warrants will become worthless if Energem does not consummate a business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). On the other hand, if the Business Combination is consummated, each outstanding Energem Warrant will become a Combined Entity warrant exercisable to purchase one Combined Entity Ordinary Share following consummation of the Business Combination and each outstanding Energem Ordinary Share will become a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

●	If Energem is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Energem for services rendered or contracted for or products sold to Energem. If Energem consummates a business combination, on the other hand, Energem will be liable for all such claims.

●

The Sponsor and Energem’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Energem’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Energem fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Energem may not be able to reimburse these expenses if the Business Combination or another business combination is not completed August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). As of the record date, the Sponsor and Energem’s officers and directors and their affiliates had incurred approximately $950,000 of unpaid reimbursable expenses.

●

The Share Purchase Agreement provides that the post-Closing Board of Directors of the Combined Entity will consist of seven individuals across three classes; three (3) persons designated by Energem prior to the Closing and four (4) persons designated by Graphjet prior to the Closing. At least four (4) of the designees to the Post-Closing Board shall be independent directors in accordance with Nasdaq requirements. The seven Post-Closing Board of Directors are expected to be:

1.	Class I: Wong Kok Seong (Independent Director); Doris Wong Sing Ee (Independent Director); Hoo Swee Guan (Executive Director);

2.	Class II: Ng Keok Chai (Independent Director); Ng Ah Lek (Independent Director); and

3.	Class III: Aiden Lee Ping Wei (CEO, Executive Director); and Aw Jeen Rong (Executive Director).

●	The Share Purchase Agreement provides for the continued indemnification of Energem’s current directors and officers and the continuation of directors and officers liability insurance covering Energem’s current directors and officers for a period of up to six (6) years from and after the Closing of the Business Combination.

●	Energem’s officers and directors (or their affiliates) may make loans from time to time to Energem to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. However, under the promissory note entered into between Energem and the Sponsor before the Energem IPO, $88,542 is due to the Sponsor and payable at Closing of the Business Combination and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

●	Pursuant to the Administrative Support Agreement entered into between Energem and the Sponsor contemporaneous to the Energem IPO, Energem agreed to reimburse the Sponsor $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. Presently, approximately $120,000 is due under the Administrative Support Agreement. If the Business Combination is not consummated, these outstanding payments owed and loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

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Interests of Energem’s and Graphjet’s Directors and Officers in the Business Combination

In considering the recommendation of the Energem Board in favor of the approval of the Business Combination Proposal, shareholders should keep in mind that Graphjet’s directors and officers may have interests in such proposal that are different from, or in addition to, those of Energem Shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	unless Energem consummates the Business Combination, Energem’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●

the Sponsor paid an aggregate of $25,000 for its Founder Shares on August 6, 2021, or approximately $0.009 per share, and on September 7, 2021, the Sponsor assigned 5,000 Founder Shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of our three independent directors, and such securities will have a significantly higher value at the time of the Business Combination. Such shares, including the shares underlying the units, had an aggregate market value of approximately $32,085,000 based upon the closing price of Energem’s Class A Ordinary Shares of $11.16 per share on Nasdaq on October 6, 2023, the record date;

●	as a condition to the Energem IPO, the Founder Shares became subject to a six-month lock-up whereby, the Sponsor and officers and directors have agreed not to transfer, assign or sell any of the Class B Ordinary Shares (except to certain permitted transferees) until, with respect to 50% of the Class B Ordinary Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Class B Ordinary Shares, upon six months after the date of the consummation of a Business Combination, or earlier in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property;

●

an aggregate of 528,075 Placement Units were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option. Such units had an aggregate market value of approximately $[5,893,317] based upon the closing price of Energem’s Class A Ordinary Shares of $[11.16] per share on Nasdaq on the record date, which 528,075 Placement Units include Placement Warrants to purchase an aggregate of 528,075 Class A Ordinary Shares at $11.50 per share;

●	the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Energem has completed a business combination, subject to limited exceptions. If the Company does not complete the Business Combination, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Energem Class A Ordinary Shares while the Placement Warrants underlying the Placement Units will expire worthless;

●	the Sponsor and directors and officers of Energem have agreed not to redeem any Energem Ordinary Shares they hold in connection with an Energem Shareholder vote to approve a proposed initial business combination. If the Company does not complete the Business Combination, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Energem Class A Ordinary Shares while the Placement Warrants underlying the Placement Units will expire worthless;

●	the Sponsor may loan to Energem additional funds for working capital purposes prior to the Business Combination. There are no working capital loans from the Sponsor currently outstanding. If the Business Combination is not consummated and Energem does not otherwise consummate another business combination prior to August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), then there will likely be insufficient funds to pay the working capital loan;

●	in the Sponsor’s discretion, funds used by the Company to extend the date to complete the initial business combination may be loaned by the Sponsor or its affiliates or designees to be deposited in the Trust Account, which loan amount from the Sponsor or its affiliates may be converted into Extension Units, at the price of $10.00 per unit. Up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units; and

●	certain of Graphjet’s directors and executive officers will serve as officers of the Combined Entity following the consummation of the Business Combination. Namely, Aiden Lee Ping Wei, Aw Jeen Rong, Ng Keok Chai, and Ng Ah Lek are expected to be appointed as directors of the Combined Entity after the consummation of the Business Combination and may in the future receive cash fees, options or share awards that the Combined Entity determines to pay to its directors. As such, in the future they will receive any cash or equity-based compensation that the Graphjet Technology board determines to pay to such officers.

For additional information, see the section entitled “Management Following the Business Combination.”

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Agreements Entered Into in Connection with the Share Purchase Agreement

Registration Rights Agreement

At the Closing, Energem, the Sponsor, the Sponsor’s founders and the Selling Shareholders (the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Energem will be obligated to file a registration statement to register the resale of certain securities, as soon as practicable, but in any event within 30 days after the Closing, to file a registration statement to permit the public resale of all the registrable securities held by any party to the Registration Rights Agreement and the existing Energem registration rights agreement with the Sponsor entered into at the time of the Energem IPO will terminate. The Registration Rights Agreement will also provide the Subject Parties and the Sponsor with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Equity Incentive Plan

Prior to the Closing, Energem will adopt an equity incentive plan (the “Equity Incentive Plan”) that will provide for the grant of equity incentives of Combined Entity Ordinary Shares to the directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) following the Closing. Within 30 days after the Closing, Combined Entity will file a registration statement on Form S-8 with respect to the Combined Entity Ordinary Shares issuable under the Equity Incentive Plan, and Combined Entity will use reasonable efforts to maintain the effectiveness of the registration statement and maintain the current status of the prospectus contained therein for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Executed PIPE Investment Term Sheet

Energem and Graphjet entered into a binding term sheet (the “PIPE Investment Term Sheet”) with Walleye Opportunities Master Fund Ltd. (the “PIPE Investor”) on September 16, 2023, pursuant to which the PIPE Investor and/or investment vehicles directly managed by such investor, has agreed to purchase, and Graphjet has agreed to sell to the PIPE Investor, 1,000,000 Graphjet Pre-Transaction Shares before the Closing of the Business Combination, which Graphjet Pre-Transaction Shares will be exchanged for Combined Entity Ordinary Shares at the Closing of the Business Combination, for a purchase price of $10.00 per share for a total of $10,000,000. The PIPE Investment Term Sheet is attached to this proxy statement/prospectus as Exhibit 10.25 and the First Amendment to Term Sheet dated October 6, 2023 to extend the closing to December 31, 2023 is attached at Exhibit 10.26.

Amendment to the Share Purchase Agreement

As previously announced by Energem on Form 8-K, on September 4, 2023, Energem, Graphjet, Purchaser Representative and Shareholder Representative entered into the first amendment to the Share Purchase Agreement (the “First Amendment”), pursuant to which Article XIII of the Share Purchase Agreement was amended to add the following two subsections:

Section 13.1(i): Purchaser Class B Ordinary Shares Lock-up Period. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Article XIII, with respect to certain of the Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination, the Lock-Up Period shall terminate, as follows, 2,427,908 Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination held by certain shareholders or officers and directors of Purchaser terminate six (6) months from the Closing of the Business Combination or such earlier date (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; and (B) 447,092 Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination held by Arc Group Limited, financial adviser to the Purchaser, and its nominees and transferees, as set forth in that certain Lock-Up Agreement executed as of the date hereof between the Purchaser, ARC Group Limited and certain of its nominees and transferees (the “Lock-Up Agreement”), terminate nine (9) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Section 13.1(j): Purchaser Class A Ordinary Shares Lock-up Period. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Article XIII, with respect to certain of the Purchaser Class A Ordinary Shares, the Lock-Up Period shall terminate, as follows: (A) 27,600,000 Class A Ordinary Shares held by Suria Sukses Engineering Sdn. Bhd. terminate six (6) months from the Closing of the Business Combination or such earlier date (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; (B) 2,760,000 Purchaser Class A Ordinary Shares held by Arc Group Limited, financial adviser to Purchaser, and certain of its nominees and transferees, terminate nine (9) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property, as set forth in that certain Lock-Up Agreement; (C) 528,075 Purchaser Class A Ordinary Shares held by certain shareholders or officers and directors of Purchaser terminate six (6) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; and (D) 107,640,000 Purchaser Class A Ordinary Shares held by the Selling Shareholders terminate nine (9) months from the Closing of the Business Combination, or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Lock-Up Agreement

As previously announced by Energem on Form 8-K, on September 4, 2023, in connection with the Business Combination and the First Amendment to the Share Purchase Agreement, Energem and its consultant, Arc Group Limited (the “Consultant”), entered into a lock-up agreement (the “Lock-Up Agreement”) that provides that, subject to certain exceptions, Consultant shall not transfer any of the Class A Ordinary Shares and the Class B Ordinary Shares (the “Restricted Securities” beneficially owned or owned of record by such Consultant until with respect to the Class A Ordinary Shares and the Class B Ordinary Shares (including, but not limited to, with respect to the Class B Ordinary Shares, as set forth on the signature page hereto) and not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”) for the duration of the Lock-Up Period, in relation to 100% of the Restricted Securities, for the period commencing on and from the Closing and ending nine (9) months after the date of the Closing.

The foregoing shall not apply to the transfer of any or all of the Restricted Securities (I) to any Permitted Transferee or (II) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in either of cases (I) or (II), it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and other applicable law, and that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of the Lock-Up Agreement applicable to the Consultant, and there shall be no further transfer of such Restricted Securities except in accordance with the Lock-Up Agreement.

As used in the Lock-Up Agreement, the term “Permitted Transferee” shall mean: (1) the members of the Consultant’s immediate family, (2) any trust for the direct or indirect benefit of the Consultant or the immediate family of the Consultant, (3) if the Consultant is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, officers, directors, general partners, limited partners, members, or shareholders of such entity that receive such transfer as a distribution, or related investment funds or vehicles controlled or managed by such persons or their respective affiliates, (5) to any affiliate of the Consultant, and (6) any transferee whereby there is no change in beneficial ownership, and (6) Consultant’s nominees or transferees with respect to Consultant’s Class A Ordinary Shares and the Class B Ordinary Shares. The Consultant and its nominees or transferees further agree to be bound by the provisions of the Lock-Up Agreement and further, to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

Executive Employment Agreements

1. Executive Employment Agreement with Aiden Lee Ping Wei. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Aiden Lee Ping Wei as Chief Executive Officer. Pursuant to the Employment Agreement, the Combined Entity shall employ Mr. Lee as its Chief Executive Officer responsible for (i) communicating, on behalf of the Combined Entity, with shareholders, government entities, and the public; (ii) leading the development of the Combined Entity’s short- and long-term strategy; (iii) creating and implementing the Combined Entity’s vision and mission; (iv) evaluating the work of other executive leaders within the Combined Entity; (v) maintaining awareness of the competitive market landscape, expansion opportunities, industry developments; (vi) ensuring that the Combined Entity maintains high social responsibility wherever it does business; (vii) assessing risks to the Combined Entity and ensuring they are monitored and minimized; and (viii) setting strategic, goals and making sure they are measurable and describable. Mr. Lee agreed to devote all of his professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Mr. Lee an annual salary of US$250,000, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Mr. Lee shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Mr. Lee will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Mr. Lee subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Mr. Lee will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Mr. Lee will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

2. Executive Employment Agreement with Lim Hooi Beng as Non-Executive Chairman. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Lim Hooi Beng as Non-Executive Chairman. Pursuant to the Employment Agreement, the Combined Entity shall employ Mr. Lim as its Non-Executive Chairman responsible for (i) providing leadership to the Board of Directors; (ii) providing support and advice to the CEO of the Combined Entity, formulating (with the CEO and company secretary) the yearly work plan for the Board against agreed objectives, and playing an active part in setting the agenda for Board meetings; (iii) maintaining the authority to call meetings of the Board and meetings of the independent directors; (iv) presiding over board meetings and ensuring that time in meetings is used productively; (v) upholding rigorous standards of preparation for meetings, and ensuring that decisions by the Board are executed; (vi) coordinating and chairing the annual Board performance review of the CEO and communicating results to the CEO; and (vii) chairing meetings of shareholders. Mr. Lim agreed to devote all of his professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Mr. Lim an annual salary of US$125,000, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Mr. Lim shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Mr. Lim will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Mr. Lim subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Mr. Lim will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Mr. Lim will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

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3. Executive Employment Agreement with Aw Jeen Rong as Executive Director. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Aw Jeen Rong as Executive Director. Pursuant to the Employment Agreement, the Combined Entity shall employ Mr. Aw as its Executive Director responsible for (i) assisting the Board of Directors to develop a vision and strategic plan to guide the Combined Entity; (ii) developing and directing organizational strategy; (iii) engaging with external finance organizations for financing activities; (iv) drafting organizational policies and philosophies; (v) engaging with community groups; (vi) creating sound business plans; (vii) coaching department heads; (viii) overseeing financial accounts; (ix) reporting on revenue and expenditure; and (x) conducting performance reviews. Mr. Aw agreed to devote all of his professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Mr. Aw an annual salary of US$125,000, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Mr. Aw shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Mr. Aw will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Mr. Aw subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Mr. Aw will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Mr. Aw agrees to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

4. Executive Employment Agreement with Tham Choi Kuen as Chief Financial Officer. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Tham Choi Kuen as Chief Financial Officer. Pursuant to the Employment Agreement, the Combined Entity shall employ Ms. Tham as its Chief Financial Officer responsible for (i) reporting to the CEO; (ii) leading the finance team and developing annual organization objectives and individual development plans for team; (iii) strengthening the provision of resource allocation to business priorities, including long and medium-term financial forecasting and scenario planning; (iv) leading finance functions such as accounting, financial management and analysis; (v) preparing timely financial reports, forecast, annual budget variance analysis and performance indicators; (vi) ensuring company accounting and financial reporting standards are complaint as required by regulators such as US GAAP; (vii) implementing policies, guidelines and standard operating procedures to support the processes of financial planning, budgeting, forecasting and projections; (viii) liaising with auditors, tax consultants, solicitors, bankers, company secretary and other professionals to ensure compliance with all matters relating to audit, tax and statutory requirements; (ix) leading and accounting for preparation and finalization of annual reports; (x) managing cash flow effectively ensuring company cash flow positions are always positive and close monitoring to prevent serious business disruption; (xi) ensuring the integrity of the accounting system, improvement of the accounting system and that the accounting system is running effectively; and (xii) sourcing and securing external funding to increase the financial capacity of the Combined Entity, both public and private funding. Ms. Tham agreed to devote all of her professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Ms. Tham an annual salary of US$31,250, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Ms. Tham shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Ms. Tham will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Ms. Tham subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Ms. Tham will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Ms. Tham will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

5. Executive Employment Agreement with Boh Woan Yun as Senior Finance Manager. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Boh Woan Yun as Senior Finance Manager. Pursuant to the Employment Agreement, the Combined Entity shall employ Ms. Boh as its Senior Finance Manager responsible for (i) monitoring the day-to-day financial operations within the Combined Entity (payroll, invoicing, and other transactions); (ii) preparing monthly and quarterly management reporting; (iii) participating in strategic data analysis, research, and modeling for senior company leadership; (iv) supporting project analysis, validation of plans, and ad-hoc requests; (v) managing the Combined Entity’s financial accounting, monitoring, and reporting systems; and (vi) ensuring compliance with accounting policies and regulatory requirements. Ms. Boh agreed to devote all of her professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Ms. Boh an annual salary of US$12,500, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Ms. Boh shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Ms. Boh will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Ms. Boh subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Ms. Boh will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Ms. Boh will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

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6. Executive Employment Agreement with Lim Seh Jiang as General Manager. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Lim Seh Jiang in the role of General Manager. Pursuant to the Employment Agreement, the Combined Entity shall employ Mr. Lim as its General Manager responsible for (i) leading and working with different teams to ensure all the business/marketing plans of the Combined Entity run smoothly; (ii) working hand-in-hand with top management in order to develop and implement new plans/ideas that will enhance the operations of the Combined Entity; (iii) improving processes, policies, and practices so as to achieve the Combined Entity’s financial goals and operational disciplines; (iv) managing growth and achieving business targets; (v) executing different business strategies to support the Combined Entity’s growth and business expansion; (vi) overseeing training and employee performance; (vii) evaluating performance, productivity and competitiveness; (viii) spearheading policies, strategies and directional growth; (ix) hiring and training new staff to continuously grow the team size and ensure employee retention; and (x) managing budgets and sales revenue efficiently. Mr. Lim agreed to devote all of his professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Mr. Lim an annual salary of US$31,250, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Mr. Lim shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Mr. Lim will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Mr. Lim subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Mr. Lim will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Mr. Lim will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

7. Executive Employment Agreement with Liu Yu as Head of Research and Chief Scientific Officer. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Liu Yu as Head of Research and Chief Scientific Officer. Pursuant to the Employment Agreement, the Combined Entity shall employ Mr. Liu as its Head of Research and Chief Scientific Officer responsible for (i) creating technology strategies and proposing implementation methods; (ii) communicating with company executives and the Board; (iii) setting a vision for how technology will be used in the Combined Entity; (iv) ensuring that technological resources meet the Combined Entity’s short and long-term needs; (v) outlining the goals for research and development; (vi) creating timelines for the development and deployment of all technological services; (vii) making executive decisions on behalf of the Combined Entity’s technological requirements; (viii) managing technology budgets and timeframes; (ix) staying on top of technology trends and developments; and (x) ensuring all technology practices adhere to regulatory standards. Mr. Liu agreed to devote all of his professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Mr. Liu an annual salary of US$93,750, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Mr. Liu shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Mr. Liu will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Mr. Liu subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Mr. Liu will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Mr. Liu will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

8. Executive Employment Agreement with Hoo Swee Guan as Executive Director. Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Hoo Swee Guan in the role of Executive Director. Pursuant to the Employment Agreement, the Combined Entity shall employ Mr. Hoo as its Executive Director responsible for (i) reporting to and assisting the CEO; (ii) assisting the Board of Directors to develop a vision and strategic plan to guide the Combined Entity; (iii) acting as a professional advisor to the Board on all aspects of the Combined Entity’s activities; (iv) reviewing and revising existing policies and procedures and providing consultation to the Board if new policies are required; (v) monitoring policies and procedures for effectiveness and compliance; (vi) ensuring that the operation of the Combined Entity meets the expectations of its clients and the Board; (vii) overseeing the planning, implementation and evaluation of the Combined Entity’s operation; and (viii) identifying and evaluating the risks to the Combined Entity’s clients, staff, management, volunteers, property, finances, goodwill and image and implement measures to control risks. Mr. Hoo agreed to devote all of his professional time and attention to the business and affairs of the Combined Entity.

In exchange for these services, the Combined Entity shall pay Mr. Hoo an annual salary of US$62,500, which may be increased or decreased by the Compensation Committee of the Board. An annual cash bonus and a transaction incentive bonus may also be granted as determined by the Compensation Committee. Further, the Combined Entity will make necessary statutory contributions to the Employees Provident Fund (EPF), the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements, and Mr. Hoo shall be eligible to participate in the Combined Entity’s long-term incentive plan, on terms and conditions as determined by the Compensation Committee. Mr. Hoo will also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available to other employees and shall be eligible for up to 14 days of Annual Leave per calendar year.

The Employment Agreement may be terminated by the Combined Entity and by Mr. Hoo subject to at least 60 days’ written notice of intent to terminate employment. For a period of five years following the date of termination of the Employment Agreement, Mr. Hoo will be subject to non-solicitation provisions, and for an indefinite period during the term of the Employment Agreement or thereafter, Mr. Hoo will be subject to restrictions on the disclosure of confidential information relating to the Combined Entity. The Employment Agreement is governed by Malaysian law.

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PIPE Investment Term Sheet

On September 16, 2023, Energem and Graphjet entered into a binding term sheet (the “PIPE Investment Term Sheet”) for a $10 million private placement in the form of a PIPE investment (the “PIPE Investment”) with Walleye Opportunities Master Fund Ltd. (the “PIPE Investor”). The PIPE Investor is a multi-strategy hedge fund that aims to generate attractive risk-adjusted returns through a diversified portfolio of dozens of highly uncorrelated strategies. The PIPE Investor is managed by Walleye Capital, LLC, a multi-strategy platform hedge fund headquartered in Minnesota. Walleye Capital manages more than $3 billion of investor capital predominantly through two core multi-strategy hedge funds.

The PIPE Investment Term Sheet provides that the aggregate sum of $10,000,000 shall be invested by the PIPE Investor immediately prior to the Closing of the Business Combination at which time Graphjet will issue and sell, and the PIPE Investor will purchase, an aggregate number of Graphjet Pre-Transaction Shares that will be exchanged for 1,000,000 Combined Entity Ordinary Shares of the Combined Entity at the Closing of the Business Combination. The issue price of the Combined Entity Ordinary Shares is $10.00 per share of the Combined Entity.

The PIPE Investment Term Sheet provides further that the issuance of the Combined Entity Ordinary Shares to the PIPE Investor in exchange for the Graphjet Pre-Transaction Shares shall take the form of a registered issuance of securities under the Securities Act of 1933, as amended, pursuant to Energem’s effective registration on Form S-4 (No. 333-268716).

The PIPE Investment Term Sheet shall terminate upon the earlier to occur of the date that (a) the Share Purchase Agreement is terminated, (b) upon the mutual written agreement of each of the parties, or (c) if the issuance of the Combined Entity Ordinary Shares to the PIPE Investor in exchange for the Graphjet Pre-Transaction Shares to the PIPE Investor does not occur by October 31, 2023; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach. The PIPE Investment Term Sheet is attached to this proxy statement/prospectus as Exhibit 10.25. The parties to the PIPE Investment Term Sheet amended the date of closing from October 31, 2023 to December 31, 2023, which First Amendment to Term Sheet is attached at Exhibit 10.26.

Standby Equity Purchase Agreement

On January 12, 2023, Energem and Graphjet entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, the Combined Entity had the option, but not the obligation, to issue, and Yorkville had to subscribe for, an aggregate amount of up to $200 million of Combined Entity Ordinary Shares. Effective as of September 25, 2023, Energem and Graphjet terminated the SEPA with Yorkville, which termination was a condition to entering into the $10 million PIPE Investment with the PIPE Investor on September 16, 2023.

Material U.S. Federal Income Tax Considerations

For a description of U.S. federal income tax consequences of the Business Combination, the ownership and disposition of Energem Class A Ordinary Shares and/or Energem Warrants, please see the information set forth in “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. The consequences of a redemption to any particular public shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Material Cayman Islands Tax Considerations

For a description of material Cayman Islands tax considerations including in connection with the ownership and disposition of Combined Entity Ordinary Shares, please see the information set forth in “Material Cayman Tax Considerations”.

Redemption Rights

Pursuant to the Energem M&A, a holder of Energem Public Shares may demand that Energem redeem such shares for cash if the business combination is consummated; provided that Energem may not consummate the business combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the business combination unless the NTA Proposal is approved. Holders of Energem Public Shares will be entitled to receive cash for these shares only if they deliver their shares to Energem’s transfer agent no later than two (2) business days prior to the Extraordinary General Meeting.

Holders of Energem Public Shares do not need to vote on the Business Combination Proposal or be a holder of such Energem Public Shares as of the Record Date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be redeemed for cash. If a holder of Energem Public Shares properly demands such redemption, delivers his, her or its shares to Energem’s transfer agent as described above, and the Business Combination is consummated, Energem will redeem each Energem Public Share into a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the Extraordinary General Meeting. It is anticipated that this would amount to approximately [$11.00] per share based on the remaining cash in the Trust Account of [$13,389,668.57] as of the record date. Holders of Energem Warrants do not have redemption rights with respect to such securities.

Appraisal Rights

Energem Shareholders and holders of Energem Warrants do not have appraisal rights in connection with the Business Combination under Cayman Islands law. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Energem Shareholders—Appraisal Rights.”

Voting Power; Record Date

Energem Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Energem Class A Ordinary Shares at the close of business on [_______], 2023, which is the Record Date for the Extraordinary General Meeting. Energem Shareholders will have one vote for each Energem Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Energem Warrants do not have voting rights. On the Record Date, there were 4,620,007 Energem Ordinary Shares outstanding, of which 1,216,932 were Energem Public Shares with the rest being held by the Energem Board, Energem’s officers and other initial shareholders and their respective affiliates (including the Sponsor).

Following the Business Combination, the voting power of the (i) Public Shareholders, (ii) Sponsor, (iii) PIPE Investor, and (iv) Graphjet Shareholders is one vote for each Ordinary Share. Further, following the Business Combination, the Combined Entity will not be a “controlled company” under the Nasdaq listing rules because not more than 50% of the Combined Entity’s voting power held by a single person, entity or group.

The NTA Proposal

Assuming the Business Combination Proposal is approved, Energem’s shareholders will be asked to consider and vote upon a proposal to approve by special resolution, the NTA Proposal, which shall be effective, if adopted and implemented by Energem, prior to the consummation of the proposed Business Combination, to remove the requirements contained in the Energem M&A limiting Energem’s ability to consummate an initial business combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to Energem’s shareholders at the Extraordinary General Meeting. Please see the section of this proxy statement/prospectus entitled “Proposal 1--The NTA Proposal.”

The Business Combination Proposal

Energem Shareholders will be asked to approve and adopt a proposal to approve, as an Ordinary Resolution, the Business Combination, including the Share Purchase Agreement. As consideration for the Business Combination, the Graphjet Shareholders shall be entitled to receive from Energem, that number of Class A Ordinary Shares equal to the Transaction Consideration, after the Closing of the Business Combination, and upon the Business Combination, all of the issued and outstanding share capital of Graphjet immediately prior to the Effective Time will be acquired by Energem and the aggregate Transaction Consideration will be paid to Graphjet Shareholders, as of immediately prior to the Effective Time, as provided in the Share Purchase Agreement and elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Proposal No. 2— Business Combination Approval.”

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The Energem M&A Proposals

Energem will ask its shareholders to approve and adopt, assuming the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are each approved and adopted, a proposal to approve, as Special Resolutions, the Energem M&A Proposals comprising the change of name and amendments to the Energem M&A. The Energem M&A Proposals will not be presented if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Proposal are not all approved. If approved, the Energem M&A Proposals would take effect on and from the Closing Date. See the section of this proxy statement/prospectus titled “Proposal No. 3—The Energem M&A Proposals.”

The Share Issuance Proposal

Energem will ask its shareholders to approve and adopt, assuming the Business Combination Proposal is approved and adopted, in order to comply with applicable listing rules of Nasdaq, a proposal for the issuance of more than 20% of Energem’s Ordinary Shares in connection with the Business Combination, which is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by holders of the Energem’s Ordinary Shares. See the section of this proxy statement/prospectus titled “Proposal No. 4— Share Issuance Proposal.”

The Equity Incentive Plan Proposal

Energem will ask its shareholders to approve and adopt, assuming the Business Combination Proposal and the Share Issuance Proposal are each approved and adopted, the Equity Incentive Plan Proposal through an Ordinary Resolution for the approval of the Equity Incentive Plan, which, if approved, would take effect on and from the Closing Date. The Equity Incentive Plan Proposal will not be presented if the Business Combination Proposal is not approved. This summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan Proposal. See the section of this proxy statement/prospectus titled “Proposal No. 5—The Equity Incentive Plan Proposal.”

The Director Appointment Proposal

Energem will ask its holders of Energem Class B Ordinary Shares to approve and adopt, assuming the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are each approved and adopted, the Director Appointment Proposal through an Ordinary Resolution for the appointment of new directors, which, if approved, would take effect upon Closing. The Director Appointment Proposal will not be presented if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Proposal are not all approved. This summary is qualified in its entirety by reference to the complete text of the Director Appointment Proposal. See the section of this proxy statement/prospectus titled “Proposal No. 6—The Director Appointment Proposal.”

The Adjournment Proposal

If Energem is unable to consummate the Business Combination at the time of the Extraordinary General Meeting for any reason, the chairman presiding over the Extraordinary General Meeting may submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal No. 7—The Adjournment Proposal.”

Recommendation to Energem Shareholders

The Energem Board has determined that each of the proposals outlined above is fair to and in the best interests of Energem and its shareholders and recommended that Energem Shareholders vote “FOR” the NTA Proposal, vote “FOR” the Business Combination Proposal, “FOR” the Energem M&A Proposals, “FOR” the Share Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Appointment Proposal, and “FOR” the Adjournment Proposal, if presented.

Implications of being an “Emerging Growth Company” and a “Smaller Reporting Company”

Following the Business Combination, the Combined Entity will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Combined Entity will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Combined Entity’s securities less attractive as a result, there may be a less active trading market for the Combined Entity’s securities and the prices of the Combined Entity’s securities may be more volatile.

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The Combined Entity will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Energem IPO, (b) in which the Combined Entity has total annual gross revenue of at least $1.235 billion, or (c) in which the Combined Entity is deemed to be a large accelerated filer, which means the market value of the Combined Entity’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Combined Entity has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Combined Entity will also be considered a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting ordinary shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting ordinary shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure, are exempt from the auditor attestation requirements of Section 404, and have certain other reduced disclosure obligations, including, among other things, not being required to provide selected financial data, supplemental financial information or risk factors.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies and smaller reporting companies. We cannot predict whether investors will find our ordinary shares less attractive if we rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

The Combined Entity may choose to take advantage of some but not all of these reduced burdens. Energem has taken advantage of reduced reporting requirements in this proxy statement/prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from Energem’s competitors that are public companies, or other public companies in which you have made an investment.

The Combined Entity will continue to file reports as a domestic issuer at least until the last business day of its second fiscal quarter, at which time it would be able to assess its status as a foreign private issuer pursuant to Rule 405 of the Securities Act. The Combined Entity’s first opportunity to make a determination whether it qualifies as a “foreign private issuer” is estimated to be June 30, 2024.

Regulatory Matters

The Business Combination is not subject to any foreign, federal or state regulatory requirement or approval.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” in this proxy statement/prospectus. Such risks include, but are not limited to, the following:

●	Graphjet has a history of net losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability;

●	Graphjet’s relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment;

●	If Graphjet fails to effectively manage its growth, Graphjet may be unable to execute its business plan, adequately address competitive challenges or maintain its corporate culture, and Graphjet’s business, financial condition and results of operations would be harmed;

●	Graphjet’s business and growth strategy depend on Graphjet’s ability to maintain and expand a network of qualified providers. If Graphjet is unable to do so, Graphjet’s future growth would be limited and Graphjet’s business, financial condition and results of operations would be harmed;

●	Graphjet is dependent on its relationships with third-party manufacturers to assist in the production of its products. Graphjet does not own such manufacturing capabilities however, at closing, Graphjet expects to construct the first carbonization plant which is to open in the Kuantan district of Malaysia to produce 10,000 tons of graphite and 60 tons of graphene using its processing technology from 30,000 tons of dried palm kernel waste annually;

●	If Graphjet is unable to attract customers, Graphjet’s revenue projections would not materialize and Graphjet’s business would be materially adversely affected;

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●	Graphjet may face intense competition, which could limit Graphjet’s ability to maintain or expand market share within Graphjet’s industry, and if Graphjet does not maintain or expand Graphjet’s market share, Graphjet’s business and operating results will be harmed;

●	If Graphjet is not able to develop and release new products and meet demands for its products, Graphjet’s business could be adversely affected;

●	There are significant risks associated with estimating the amount of revenue that Graphjet will recognize under Graphjet’s sale agreements, and if Graphjet’s estimates of revenue are materially inaccurate, it could impact the timing and the amount of Graphjet’s revenue recognition or have a material adverse effect on Graphjet’s business, financial condition, results of operations and cash flows;

●	Security breaches, loss of data and other disruptions could compromise sensitive information related to Graphjet’s business or members, or prevent Graphjet from accessing critical information and expose Graphjet to liability, which could adversely affect Graphjet’s business and reputation;

●	If Graphjet is unable to obtain, maintain and enforce intellectual property protection for Graphjet’s technology and methods, or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology substantially similar to that of Graphjet, and Graphjet’s ability to successfully commercialize our technology may be adversely affected;

●	Graphjet may in the future become subject to litigation or regulatory investigation, which could harm Graphjet’s business;

●	Graphjet may acquire other businesses, form joint ventures or make other investments that could negatively affect its operating results, dilute shareholders’ ownership, increase its debt or cause it to incur significant expenses;

●	Graphjet is vulnerable to severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of its business and adversely affect its results of operations;

●	Graphjet conducts business in a heavily regulated industry and if Graphjet fails to comply with these laws and government regulations, or if the rules and regulations change or the approach that regulators take in classifying Graphjet’s products and services under such regulations change, Graphjet could incur penalties or be required to make significant changes to Graphjet’s operations, products, or services or experience adverse publicity, which could have a material adverse effect on Graphjet’s business, financial condition, and results of operations;

●	Graphjet faces uncertainty as to whether it will achieve its strategic initiatives including construction of its manufacturing plan and whether it will yield the expected benefits, and uncertainty as to the availability of financing or financing on favorable terms and will operate with a dependence on commodity prices, the impact of inflation on costs, the risks of obtaining the necessary permits, the operating performance of Graphjet’s assets and businesses, competitive factors in the graphite mining and production industry generally;

●	Many countries have difficult and unpredictable legal systems and underdeveloped laws and regulations that are unclear and subject to corruption and inexperience, which may adversely impact our results of operations and financial condition;

●	Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in Graphjet’s profitability;

●	If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S.;

●	There is no guarantee that a Public Shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position;

●	Energem does not have a specified maximum redemption threshold, except that unless the NTA Proposal is approved, the Energem M&A limit Energem’s ability to redeem ordinary shares and consummate the Business Combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination. As a result, the absence of such a redemption threshold may make it possible for Energem to consummate the Business Combination with which a substantial majority of Energem’s shareholders do not agree;

●	Graphjet depends on its talent to grow and operate its business, and if Graphjet is unable to hire, integrate, develop, motivate and retain personnel, Graphjet may not be able to grow effectively; and

●	The other matters described in the section titled “Risk Factors” in this proxy statement/prospectus.

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

Energem is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 combines the historical balance sheet of Energem with the historical consolidated statement of financial position of Graphjet on a pro forma basis as if the Business Combination, summarized below, had been consummated as of that date. The unaudited pro forma condensed combined statement of profit or loss for the twelve months ended September 30, 2022 and for the nine months ended June 30, 2023 combines the historical statement of operations of Energem with the historical consolidated statement of profit or loss and other comprehensive income of Graphjet for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2021. This information should be read together with the historical financial statements of Graphjet and related notes, Energem’s historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graphjet,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energem” and other financial information included elsewhere in this proxy statement/prospectus.

Because Graphjet’s fiscal year end is September 30 and, Energem’s fiscal year end is December 31, in order for the comparative information as of and for the year ended September 30, 2022 to be comparable, Energem’s information was adjusted and determined based on information as of and for the year ended September 30, 2022.

Energem financial information for the year ended September 30, 2022 was determined by taking the nine months ended September 30, 2022 and adding the three months ended December 31, 2021.

Energem financial information for the nine months ended June 30, 2023 was determined by taking the three months ended December 31, 2022 and adding the six months ended June 30, 2023.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.

The unaudited pro forma condensed combined statement of profit or loss for the nine months ended June 30, 2023 has been prepared using the following:

●	Graphjet’s historical consolidated statement of profit or loss and other comprehensive income for the nine months ended June 30, 2023, as included elsewhere in this proxy statement/prospectus.

●	Energem’s statement of operations for the nine months ended June 30, 2023 as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 has been prepared using the following:

●	Graphjet’s historical consolidated statement of profit or loss and other comprehensive income for the year ended September 30, 2022, as included elsewhere in this proxy statement/prospectus.

●	Energem’s statement of operations for the nine months ended September 30, 2022 and adding three months ended December 31, 2021, as included elsewhere in this proxy statement/prospectus.

(in thousands, except shares and per share amounts)	Proforma Combined
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the three months ended June 30, 2023	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Net Loss	$-2,938	$-2,938	$-2,938
Net Loss per share-basic and diluted	$-0.02	$-0.02	$-0.02
Weighted average shares outstanding of ordinary shares-basic and diluted	145,380,007	144,771,541	144,163,075

(in thousands, except shares and per share amounts)	Proforma Combined
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the year ended September 30, 2022	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Net Loss	$-5,056	$-5,056	$-5,056
Net Loss per share-basic and diluted	$-0.03	$-0.03	$-0.04
Weighted average shares outstanding of ordinary shares-basic and diluted	145,380,007	144,771,541	144,163,075

(in thousands, except shares and per share amounts)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2022
Total Assets	25,387	18,692	11,997
Total Liabilities	9,885	9,885	9,885
Total shareholders’ equity (Deficit)	15,502	8,807	2,112

Summary of the Business Combination

On August 1, 2022, Energem, Graphjet and the Parties entered into the Share Purchase Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the acquisition of all of the issued and outstanding Graphjet Pre-Transaction Shares and the other Transactions contemplated thereby. The key steps, in sequential order, are (1) Energem will acquire all of the issued and outstanding Graphjet Pre-Transaction Shares owned by the Selling Shareholders pursuant to the Share Purchase Agreement; (2) the Selling Shareholders will receive the Consideration Shares in accordance with the formula set forth in the Share Purchase Agreement; (3) Graphjet will become a wholly-owned subsidiary of Energem Corp.; and (4) Energem will be renamed Graphjet Technology and trade on the Nasdaq Capital Market under the tickers “GTI” and “GTIW.” Upon consummation of the Business Combination, Energem Shareholders and Graphjet will become Graphjet Shareholders.

For more information about the Business Combination, please see the section entitled “The Share Purchase Agreement.”

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Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Share Purchase Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Energem Corp. will be treated as the acquired company and Graphjet will be treated as the survivor for financial statement reporting purposes. Graphjet has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Graphjet existing securityholders will have the greatest voting interest in the Combined Entity under the no redemptions and maximum redemptions scenarios with more than 94.23% and 95.04% voting interest, respectively (excluding any outstanding Warrants) and assuming that (i) there are no redemptions of any shares by Energem Public Shareholders in connection with the Business Combination, and (ii) no awards are issued under the Equity Incentive Plan;

●	the largest individual minority stockholder of the Combined Entity is an existing stockholder of Graphjet;

●	Graphjet’s directors will represent five out of seven board seats for the Combined Entity’s board of directors;

●	Graphjet’s existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Entity’s executive board of directors;

●	Graphjet’s senior management will be the senior management of the Combined Entity; and

●	Graphjet operations will be the only continuing operations of the Combined Entity.

No Appraisal Rights

Holders of Energem Ordinary Shares will not be entitled to any dissenters’ rights or appraisal rights with respect to the Business Combination under Cayman Islands law.

Basis of Pro Forma Presentation

The historical financial statements of Graphjet have been prepared in accordance with U.S. GAAP in its presentation currency of United States Dollars. The historical financial statements of Energem have been prepared in accordance with U.S. GAAP in its presentation currency of United States Dollars.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of the Combined Entity upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). No Management’s Adjustments have been identified and therefore only Transaction Accounting Adjustments are included in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the Combined Entity will experience. Graphjet and Energem have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes of nil does not necessarily reflect the amounts that would have resulted had the Combined Entity filed consolidated income tax returns during the periods presented.

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The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of Energem Class A Ordinary Shares:

●	Assuming No Redemptions: This presentation assumes that no Energem Shareholders exercise redemption rights with respect to their Energem Class A Ordinary Shares upon consummation of the Business Combination;

●	Assuming 50% Redemption: This presentation assumes that Energem Shareholders exercise their rights with respect to 608,466 Energem Class A Ordinary Shares (approximately 50.0% of the issued and outstanding Energem Class A Ordinary Shares) and such shares are redeemed for their pro rara share of approximately $11.00 per share (RM51.51 per share) of the funds in the Trust Account for aggregate redemption proceeds of $6,694,834.29 (RM31,351,908.98) including a pro rata portion of interest accrued on the Trust Account and

●	Assuming Maximum Redemptions: This presentation assumes that Energem Shareholders exercise their redemption rights with respect to 1,216,932 Energem Class A Ordinary Shares (approximately 100.0% of the issued and outstanding Energem Class A Ordinary Shares) and such shares are redeemed for their pro rata share of approximately $11.00 per share (RM51.51 per share) of the funds in the Trust Account for aggregate redemption proceeds of the remaining cash in the Trust Account of $13,389,668.57 as of the date hereof (RM62,703,817.91), including a pro rata portion of interest accrued on the Trust Account.

The Assuming Maximum Redemptions and Assuming 50% Redemptions scenario include all adjustments contained in the Assuming No Redemptions scenario and presents additional adjustments to reflect the effect of the maximum and 50% redemptions. The maximum redemption amount reflects the maximum number of the Energem’s Public Shares that can be redeemed with the assumption that Energem’s M&A is amended such that Energem will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. Should the NTA Proposal not be approved, Energem would not be permitted to proceed with the Business Combination in the event of a maximum redemption.

The following table summarizes the pro forma number of Energem Ordinary Shares outstanding, by source, under the three alternative scenarios presented above (in each case, giving effect to the Energem Warrants that will remain outstanding immediately following the Business Combination and may be exercised 30 days after completion of the Business Combination):

	Share Ownership in Graphjet Technology
	Assuming No		Assuming 50%		Assuming Maximum
	Redemption		Redemption(1)		Redemption(2)
	Number of	Percentage of	Number of	Percentage of	Number of	Percentage of
	Shares	Outstanding	Shares	Outstanding	Shares	Outstanding
Graphjet Shareholders	137,000,000	79.04%	137,000,000	79.37%	137,000,000	79.70%
Energem Public Shareholders	1,216,932	0.70%	608,466	0.35%	-	-
Public Warrants	11,500,000	6.63%	11,500,000	6.66%	11,500,000	6.69%
Sponsor and related party	3,403,075	1.96%	3,403,075	1.97%	3,403,075	1.98%
Placement Warrants(4)	528,075	0.31%	528,075	0.31%	528,075	0.31%
FA Shares(3)	2,760,000	1.59%	2,760,000	1.60%	2,760,000	1.60%
Equity incentive plan(5)	15,922,062	9.19%	15,816,757	9.16%	15,711,453	9.14%
PIPE Investor Shares	1,000,000	0.58%	1,000,000	0.58%	1,000,000	0.58%
Total	173,330,144	100%	172,616,373	100%	171,902,603	100%
Total Pro Forma Book Value
Post-Redemptions ($’000)	$15,502		$8,807		$2,112
Pro Forma Book Value Per Share**	$0.09		$0.05		$0.01

(1)	Assumes Illustrative 50% Redemptions of 608,466 Energem Class A Ordinary Shares in connection with the Business Combination. For a description of the Maximum Redemption Scenario, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	Assumes Illustrative Maximum Redemptions of 1,216,932 Energem Class A Ordinary Shares in connection with the Business Combination. For a description of the Maximum Redemption Scenario, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(3)	Assumes transaction equity fees of approximately 2% paid in Energem Class A Ordinary Shares, which are referred to as the “FA Shares”.

(4)	Does not reflect the potential cashless exercise of the Placement Warrants.

(5)	Includes the maximum number of shares issuable upon exercise of options that may be granted under the equity incentive plan. As of the date of this proxy statement/prospectus, there have been no options granted.

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RISK FACTORS

If the Business Combination is completed, the Combined Entity will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Graphjet or Energem or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the Combined Entity’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of the Combined Entity’s Ordinary Shares could decline, and you may lose part or all of the value of any Combined Entity Ordinary Shares or, if the Business Combination is not consummated, Energem Ordinary Shares that you hold.

In considering the Business Combination, you should carefully consider the following information about these risks, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, including Graphjet’s consolidated financial statements and the related notes and “Graphjet’s Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The risks and uncertainties described below are those significant risk factors, currently known and specific to us, that we believe are relevant when considering the Business Combination. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm us and adversely affect the Combined Entity’s post-Business Combination business and financial results in material respects. You should also consider the other information in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the Share Purchase Agreement, which is attached at Annex A hereto and to the registration statement of which this proxy statement/prospectus is a part.

You are also encouraged to read and consider the risk factors specific to Energem’s businesses (that may also affect the Combined Entity) described in Energem’s annual report on Form 10-K for the year ended December 31, 2022 because, as a result of the Business Combination, they will become the Combined Entity’s risks. Please also see “Where You Can Find More Information,” for information on where you can find the periodic reports and other documents we and Energem have filed with or furnished to the SEC. In this section “we,” “us” and “our” refer to Graphjet prior to the Closing and the Combined Entity following the Closing.

Risks Related to the Business Combination

The completion of the Business Combination is subject to a number of important conditions, and the Share Purchase Agreement may be terminated before the completion of the Business Combination in accordance with its terms. As a result, there is no assurance that the Business Combination will be completed.

The completion of the Business Combination is subject to the satisfaction or waiver, as applicable, of a number of important conditions set forth in the Share Purchase Agreement, including the approval of the Business Combination by the Energem Shareholders, the approval of the listing of the Combined Entity Ordinary Shares on Nasdaq, and several other customary closing conditions. If these conditions are not satisfied or, if the Share Purchase Agreement is otherwise terminated by either party, you will not receive the Transaction Consideration. For more information, see “The Share Purchase Agreement.”

The unaudited pro forma financial information included in this proxy statement/prospectus may not be representative of Graphjet’s results after the Business Combination.

Energem and Graphjet currently operate as separate companies. Energem and Graphjet have had no prior history as a combined entity and their respective operations have not previously been managed on a combined basis. The unaudited pro forma financial information of Graphjet included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the transactions been consummated as of the dates indicated, nor is it indicative of the Combined Entity’s future operating results or financial position after the assumed consummation of the Transactions or other individually insignificant acquisitions. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expense. The unaudited prospective financial information of Graphjet is based in part on certain assumptions that we believe are reasonable under the circumstances. Our assumptions may not prove to be accurate over time. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Energem’s and Graphjet’s historical financial statements and certain adjustments and assumptions including revenue projections have been made regarding the Combined Entity after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse effect on the pro forma financial information and the Combined Entity’s financial position and future results of operations.

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In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Entity’s financial condition or results of operations following the Closing. Any potential decline in the Combined Entity’s financial condition or results of operations may cause significant variations in the Combined Entity Ordinary Share price.

Graphjet’s revenue projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Graphjet’s projected revenue, gross profit, EBITDA and net profit may differ materially from expectations.

Graphjet’s operates in a competitive industry and its revenue projections will be subject to the risks and assumptions made by management, set forth in this proxy statement/prospectus, in the fairness opinion with respect to its industry and its ability to produce sufficient product to meet customer demands, if any, and other unforeseen risks. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition the Combined Entity would face, and its ability to enter into contracts with existing potential customers and to attract and retain new customers while generating sustained revenues. This may result in less revenue than projected and the Combined Entity may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause the Combined Entity’s operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, the Combined Entity may fall materially short of its forecasts and expectations, which could cause its share price to decline and investors to lose confidence in it.

The Business Combination may not result in increased share liquidity for Energem Shareholders following the Business Combination.

We are undertaking the Business Combination because we believe that the Transactions will provide Energem Shareholders with a number of advantages, including providing our shareholders with securities that we expect will enjoy greater market liquidity than the securities these shareholders currently hold. However, the Business Combination may not accomplish these objectives particularly given the number of shares to be held by Energem Shareholders coupled with your right to redeem your Energem Ordinary Shares in connection with the consummation of the Business Combination. Accordingly, we cannot predict whether a liquid market for the newly issued the Combined Entity Ordinary Shares will be maintained.

Your ownership percentage in the Combined Entity at Closing will be less than the ownership percentage you currently hold in Energem.

Your ownership percentage in the Combined Entity Ordinary Shares following the Business Combination will be less than your existing ownership percentage in Energem as a result of dilution attributable to the relative equity values of the companies involved in the Business Combination. Immediately after the Business Combination, assuming no redemptions by Energem Shareholders, it is anticipated that (i) the existing shareholders of Graphjet will hold as a group approximately 79.04% of the issued and outstanding Combined Entity Ordinary Shares, assuming no further redemptions by the Energem Shareholders, and (ii) the current Energem Shareholders including the Sponsor will hold as a group approximately 2.66% of the issued and outstanding Combined Entity Ordinary Shares, which includes the shares underlying Placement Units and Placement Warrants, as shown in the following table (there is no anti-dilution adjustment).

Remaining Class A ordinary shares:	no redemption		33.3% redemption		50% redemption		66.7% redemption		maximum redemption
Energem public stockholders	1,216,932	0.70%	811,288	0.47%	608,466	0.35%	405,644	0.24%	-	0.00%
Public Warrants	11,500,000	6.63%	11,500,000	6.66%	11,500,000	6.66%	11,500,000	6.67%	11,500,000	6.69%
Sponsor and related party	3,403,075	1.96%	3,403,075	1.97%	3,403,075	1.97%	3,403,075	1.98%	3,403,075	1.98%
Placement Warrants	528,075	0.70%	528,075	0.31%	528,075	0.31%	528,075	0.31%	528,075	0.31%
Graphjet stockholders	137,000,000	79.04%	137,000,000	79.3%	137,000,000	79.37%	137,000,000	79.54%	137,000,000	79.7%
FA Shares(1)	2,760,000	1.59%	2,760,000	1.9%	2,760,000	1.60%	2,760,000	1.60%	2,760,000	1.60%
PIPE Investor Shares	1,000,000	0.58%	1,000,000	0.58%	1,000,000	0.58%	1,000,000	0.58%	1,000,000	0.58%
Equity incentive plan	15,922,062	9.19%	15,851,859	9.09%	15,816,757	9.16%	15,781,656	9.08%	15,711,453	9.2%
Total	171,330,144	100%	172,692,923	100%	172,616,373	100%	171,242,207	100%	171,902,603	100%

(1)	FA Shares represent compensation to Energem’s financial advisor, Arc Group Limited.

As a result, Energem Shareholders will have less influence over matters submitted to a vote of the Combined Entity shareholders than they currently hold in Energem. Nevertheless, the Sponsor, directors and officers of Energem Corp will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.

Directors of Energem have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the Energem Board’s recommendation that Energem Shareholders vote in favor of the approval of the Business Combination, Energem Shareholders should be aware that Energem’s directors and executive officers, advisors and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Energem Shareholders. These interests include:

●	If the Business Combination with Graphjet or another business combination is not consummated by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Energem public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and Energem’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Energem IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[32,085,000] based upon the closing price of $[11.16] per share on Nasdaq on the record date. On the other hand, if the Business Combination is consummated, each outstanding Energem Ordinary Share will remain a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

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●

The Sponsor purchased 528,075 placement units from Energem for $10.00 per unit raising $5,280,750. Each placement unit consists of one Class A Ordinary Share and one warrant. Each Energem Warrant is exercisable to purchase one Class A Ordinary Share at $11.50 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Energem IPO. All of the proceeds Energem received from the Energem IPO and substantially all of the proceeds from the sale of the placement units were placed in the Trust Account. The private placement units and the Energem Class A Ordinary Shares underlying the private placement units and warrants will become worthless if Energem does not consummate a business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). On the other hand, if the Business Combination is consummated, each outstanding Energem Warrant will become a Combined Entity warrant exercisable to purchase one Combined Entity Ordinary Share following consummation of the Business Combination and each outstanding Energem Ordinary Shares will become a Combined Entity Ordinary Shares pursuant to the Share Purchase Agreement.

●	If Energem is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Energem for services rendered or contracted for or products sold to Energem. If Energem consummates a business combination, on the other hand, Energem will be liable for all such Claims.

●	The Sponsor and Energem’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Energem’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Energem fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Energem may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). As of the record date, the Sponsor and Energem’s officers and directors and their affiliates had incurred approximately $950,000 of unpaid reimbursable expenses.

●	The Share Purchase Agreement provides for the continued indemnification of Energem’s current directors and officers and the continuation of directors and officers liability insurance covering Energem’s current directors and officers.

●	Energem’s officers and directors (or their affiliates) may make loans from time to time to Energem to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. However, under the promissory note entered into between Energem and the Sponsor before the Energem IPO, $88,542 is due to the Sponsor and payable at Closing of the Business Combination and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

●	Pursuant to the Administrative Support Agreement entered into between Energem and the Sponsor contemporaneous to the Energem IPO, Energem agreed to reimburse the Sponsor $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. Presently, approximately $120,000 is due under the Administrative Support Agreement. If the Business Combination is not consummated, these outstanding payments owed and loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

These financial interests of the officers and directors, and entities affiliated with them, may have influenced their decision to approve the Business Combination and may incentivize these individuals and entities, including our Sponsor, to complete an acquisition of a less favorable target company or on terms less favorable to shareholders in order to avoid liquidation. You should consider these interests when evaluating the Business Combination and the recommendation to vote in favor of the Business Combination Proposal and other proposals to be presented to Energem Shareholders.

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Following the completion of the Business Combination, the Sponsor will have the ability to influence the Combined Entity’s business and management.

It is anticipated that, upon completion of the Business Combination: existing shareholders of Graphjet will hold as a group approximately 79.4% of the issued and outstanding Combined Entity Ordinary Shares, assuming no further redemptions by the Energem Shareholders, and (ii) the current Energem Shareholders including the Sponsor will hold as a group approximately 2.66% of the issued and outstanding Combined Entity Ordinary Shares, which includes the Placement Warrants. As a result, Energem Shareholders will have less influence over matters submitted to a vote of the Combined Entity shareholders than they currently hold in Energem. These levels of ownership interest: (a) exclude the impact of the Energem Warrants to purchase Combined Entity Ordinary Shares that will remain outstanding immediately following the Business Combination and (b) assume that no Energem Public Shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Energem’s Trust Account. Accordingly, the Sponsor will be able to influence the approval of actions requiring approval of the board of directors of the Combined Entity through their voting power and will retain influence with respect to the Combined Entity’s management, business plans and policies, including the appointment and removal of its officers. In addition, the Sponsor, directors and officers of Energem Corp will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.

Subsequent to the consummation of the Business Combination, the Combined Entity may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Energem has conducted due diligence on Graphjet, Energem cannot assure you that this diligence revealed all material issues that may be present in its businesses, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Energem’s or Graphjet’s control will not later arise. Graphjet is aware that Energem must complete an initial business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). Consequently, Graphjet may have obtained leverage over Energem in negotiating the Share Purchase Agreement, knowing that if Energem does not complete the Business Combination, Energem may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Energem has had limited time to conduct due diligence. Graphjet is a privately held company and Energem therefore has made its decision to pursue a business combination with Graphjet on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all.

As a result of these factors, the Combined Entity may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Energem’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Energem’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Combined Entity’s liquidity, the fact that the Combined Entity is required to report charges of this nature could contribute to negative market perceptions about the Combined Entity or the Combined Entity Ordinary Shares. Accordingly, any Energem Shareholders who choose to remain shareholders of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Energem’s officers or directors of a duty of care or other fiduciary duty owed by them to Energem, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Energem cannot assure you that the due diligence Energem has conducted on Graphjet will reveal all material issues that may be present with regard to Graphjet, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Energem’s control will not later arise.

Evaluation of the Graphjet Transactions and alternative business opportunities may not have revealed the best target for a business combination or all material risks that may be present with regard to the Business Combination.

The Energem Board, consisting of four independent directors and two interested directors, evaluated the Graphjet Transactions and considered alternative business opportunities. Over the course of its evaluation, the Energem Board offered letters of intent to two other distinct Potential Targets in order to maximize Energem Shareholder value, which it did not pursue. As part of the Energem Board’s independent evaluation, which was conducted over a five-month period, and retained independent financial and legal advisors. The Energem Board also undertook its own analysis of key aspects of the financial model underlying Graphjet’s financial projections.

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In analyzing the Business Combination, the Energem Board conducted due diligence on Graphjet and engaged in comprehensive discussions regarding the terms of the transaction, including the relative ownership of Graphjet following the Business Combination. Following the entering of an LOI with Graphjet, the Energem Board commenced a comprehensive evaluation of, and due diligence effort and undertook extensive negotiations with, Graphjet. The Energem Board hired and convened with financial advisors and legal team, relied on their own financial and capital markets background, as well as obtained a fairness opinion from Baker Tilly (Malaysia), its independent financial advisor, to opine on the fairness of the proposed acquisition of 100% of the equity interests in Graphjet for the Transaction Consideration of US$1.38 billion. The fairness opinion ascertained that the Transaction Consideration is fair based on Baker Tilly’s application of the Relative Valuation Approach method, even after applying a fifty percent (50%) Start-Up Discount to Graphjet’s valuation.

A relative valuation model is a business valuation method that compares a company’s value to that of its competitors or industry peers to assess the company’s financial worth. In the present case, once that worth was determined using the Relative Valuation Approach, Baker Tilly applied the Start-Up Discount of 50% to the fair market value it determined for Graphjet, to account for uncertainties related to Graphjet’s pre-revenue start-up status. Baker Tilly concluded that the fair market value of the entire equity interest in Graphjet ranges from USD $2.20 billion to $2.65 billion while the Transaction Consideration falls below Graphjet’s fair market value. Due to the fair market value in excess of the Transaction Consideration of $1.38 billion, Baker Tilley deemed the transaction “fair” to Energem shareholders.

The Energem Board determined that this proposed Business Combination, which would be a negotiated exchange of Graphjet Pre-Transaction Shares in exchange for the Energem Ordinary Shares represents a significant and immediate 37.2% premium on the purchase price, assuming a USD $2.20 billion fair market value of Graphjet or an immediate 48.0% premium on the purchase price, assuming a USD $2.65 billion fair market value of Graphjet from Baker Tilley’s fairness opinion – was in the best interests of the Energem Shareholders and recommended that Energem Shareholders approve the Business Combination and adopt the Share Purchase Agreement and related Transactions and proposals. The Energem Board unanimously recommend that all Energem Shareholders entitled to vote thereon vote in favor of the adoption of the Share Purchase Agreement pursuant to which the Graphjet transaction will be effected.

Despite the foregoing, there is no assurance that Energem’s and its advisors’ due diligence and analysis revealed all material risks that may be present with regard to Graphjet, which has a short operating history. Moreover, Baker Tilly’s valuation in itself is highly dependent on, amongst others, the risk factors set forth in this proxy statement/prospectus and set forth in Section 7 of the fairness opinion, as well as the achievability of the projected revenue and financials, the materialization of the assumptions used by Baker Tilly among other factors. Accordingly, the Combined Entity’s performance and profitability may be materially adversely affected should its actual results differ in substantial part from revenue projections relied upon in the Energem Board’s due diligence as well as upon which the fairness opinion’s valuation was based in part.

Subsequent to the consummation of the Business Combination, Energem will become a holding company of Graphjet and will be dependent on distributions from Graphjet to fund operating costs.

Upon consummation of the Business Combination, the only principal asset of the Combined Entity following the Business Combination will be its interest in Graphjet, and accordingly, the Combined Entity will be a holding company and it will depend on distributions from Graphjet to pay taxes and operating expenses, as well as to pay dividends in the future, which will be dependent upon the financial results and cash flows of Graphjet. There can be no assurance that Graphjet will generate sufficient cash flow to distribute funds to the Combined Entity, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. If Graphjet does not distribute sufficient funds to the Combined Entity to pay its taxes or other liabilities, the Combined Entity may default on contractual obligations or have to borrow additional funds. In the event that the Combined Entity is required to borrow additional funds, it could adversely affect the Combined Entity’s liquidity and subject it to additional restrictions imposed by lenders.

The Sponsor and certain insiders of Energem has agreed to vote in favor of the Business Combination, regardless of how Energem Shareholders vote.

The Sponsor and certain insiders of Energem have agreed to vote their shares in favor of the Business Combination. The Sponsor and Energem officers and directors beneficially own approximately 73.7% of Energem Ordinary Shares prior to the Business Combination. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if the Sponsor and certain insiders of Energem agreed to vote their shares in accordance with the majority of the votes cast by Energem Shareholders.

Even if Energem consummates the Business Combination, there can be no assurance that the Energem Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the Energem Warrants is $11.50 per Energem Class A Ordinary Share. Even if Energem consummates the Business Combination, there can be no assurance that the Energem Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Energem Warrants may expire worthless.

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If Energem is unable to complete the Business Combination with Graphjet or another business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third-parties may bring claims against Energem and, as a result, the IPO proceeds in the Trust Account could be reduced and the per share liquidation price received by Energem Shareholders could be less than $10.15 per share.

Under the terms of the Energem M&A, Energem must complete the Business Combination or another business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), or Energem must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the issued and outstanding public shares, at a share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account deposits (which interest will be net of taxes payable and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish its Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the Energem Board of directors, dissolve and liquidate, subject, in the case of clauses (i) and (ii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Energem Warrants

Only after the expiration of this full time period will public security holders, including holders of the Energem Warrants, be entitled to distributions from the Trust Account if Energem Corp. is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their public units or Public Warrants, potentially at a loss. In addition, if Energem fails to complete an initial business combination by the prescribed time frame, there will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless.

The exercise price of the Energem Warrants is $11.50 per share, which is above the recent trading price for the underlying Energem Class A Ordinary Shares and may reduce their near-term value. To the extent such warrants are exercised, additional Energem Class A Ordinary Shares will be issued, which will result in dilution to the then existing holders of Energem Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Energem Class A Ordinary Shares.

Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing of the Business Combination for one Combined Entity Ordinary Share. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one Combined Entity Ordinary Share is issued as a result of such exercise, with payment to the Combined Entity of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 11,500,000 shares from the Energem Warrants, with approximately $132,250,000 paid to us to exercise the warrants, plus 528,075 shares from the private warrants underlying the Private Placement Units, with approximately $6,072,862.50 paid to us to exercise the private warrants, assuming cash exercise, which could have a dilutive effect.

Moreover, the Energem Warrants are redeemable provided not less than all of the outstanding Energem Warrants are redeemed, at the option of Energem (or the Combined Entity after the Closing), at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the holders of the Energem Warrants, at the price of $0.01 per Warrant, provided that the reported last sales price of the Energem Class A Ordinary Shares (or Combined Entity Ordinary Shares after the Closing) has been at least $18.00 per share, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third business day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the issuance of the applicable Ordinary Shares issuable upon exercise of the Energem Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or Energem (or the Combined Entity after the Closing) has elected to require the exercise of the Energem Warrants on a “cashless basis”. If and when the Energem Warrants become redeemable, Energem (or the Combined Entity after the Closing) may not exercise such redemption right if the issuance of the applicable Ordinary Shares upon exercise of the Energem Warrants is not exempt from registration or qualification under applicable state blue sky laws or Energem (or the Combined Entity after the Closing) is unable to effect such registration or qualification.

There will be no liquidating distributions with respect to Energem Warrants, which will expire worthless. In such event, third-parties may bring claims against Energem. Although Energem has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Energem’s Public Shareholders.

The Sponsor has agreed that it will be liable to Energem if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Energem’s indemnity of the underwriters in the Energem IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Energem has not asked the Sponsor to reserve for its indemnification obligations, it has not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and it believes that the Sponsor’s only assets are securities of Energem. As a result, if any such claims were successfully made against the Trust Account, the funds available for Energem’s initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, Energem may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

Energem’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Energem Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

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While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.15 per share.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, Energem files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Energem Shareholders and the per share amount that would otherwise be received by Energem Shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, Energem files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Energem’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Energem Shareholders in connection with Energem’s liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect Energem’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

Energem is subject to laws and regulations enacted by national, regional and local governments and foreign jurisdictions. In particular, Energem is required to comply with certain SEC and other legal requirements, its business combination may be contingent on its ability to comply with certain laws and regulations and the post-Business Combination. The Combined Entity is expected to be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on the Combined Entity’s business, including its ability to negotiate and complete its initial business combination, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect Energem’s ability to negotiate and complete the Business Combination and may increase the costs and time related thereto as well as to the post-Business Combination Combined Entity.

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Energem Shareholders may be held liable for claims by third-parties against Energem to the extent of distributions received by them.

If Energem is unable to complete the Business Combination within the required time period, Energem will cease all operations, except for the purpose of winding up, liquidating and dissolving, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Energem cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Energem Shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of Energem Shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Energem cannot assure you that third parties will not seek to recover from Energem Shareholders amounts owed to them by Energem.

If Energem is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Energem’s shareholders. Furthermore, because Energem intends to distribute the proceeds held in the Trust Account to its Public Shareholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to its Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to Energem’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Shareholders from the Trust Account before addressing the claims of creditors. Energem cannot assure you that claims will not be brought against it for these reasons.

The Combined Entity may redeem the unexpired Energem Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

The Combined Entity has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Combined Entity Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Combined Entity sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the Combined Entity, the Combined Entity may exercise its redemption right even if the Combined Entity is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the issued and outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the issued and outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our shareholders do not agree. However, we must maintain a certain amount of cash within our trust account as a closing condition to the Share Purchase Agreement.

Our current Energem M&A does not provide a specified maximum redemption threshold, unless the NTA Proposal is approved, the Energem’s amended and restated articles and memorandum of association limit Energem’s ability to redeem ordinary shares and consummate the Business Combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination. On March 31, 2023, the Energem Class A Ordinary Shares subject to possible redemption in the amount of $20,172,591 are presented as temporary equity, outside of the shareholders’ equity section of Energem’s balance sheet. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares before the Closing of the Business Combination or by the Combined Entity or the persons described above have been entered into with any investor. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Extraordinary General Meeting.

In the event the aggregate cash consideration we would be required to pay for all Energem Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Share Purchase Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all Energem Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

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Energem’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

In connection with our assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s ability to Continue as a Going Concern,” we have determined that if we are unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 18, 2023, or pursuant to up to six (6) one-month extensions to February 18, 2024, then we will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We plan to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 18, 2024.

Energem’s listed securities may be subject to de-listing by Nasdaq

On March 31, 2023, Energem received a notice (the “MVLS Notice”) from Nasdaq stating that its listed securities failed to comply with the $50 million minimum market value of listed securities (the “Market Value of Listed Securities”) requirement for continued listing on The Nasdaq Global Market in accordance with Nasdaq Listing Rule 5450(b)(2)(A) based upon Energem’s Market Value of Listed Securities for the 30 consecutive business days prior to the date of the MVLS Notice. The MLVS Notice has no immediate effect on the listing of Energem’s securities on Nasdaq and in accordance with Nasdaq Listing Rule 5810(c)(3)(A), Energem has been provided a period of 180 calendar days, or until September 27, 2023, in which to regain compliance.

Energem has determined to transfer its securities to the Nasdaq Capital Market and, on September 27, 2023, submitted a Nasdaq Transfer Application to Nasdaq. This transfer to the Nasdaq Capital Market should not affect the trading of the Energem Ordinary Shares or the Public Warrants. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global. Energem anticipates complying with the listing requirements of Nasdaq Capital Market, however, there can be no assurance that Energem will qualify for the Nasdaq Capital Market and that Nasdaq will approve its Nasdaq Transfer Application. If Nasdaq does approve Energem’s Nasdaq Transfer Application, there is no certainty that Energem will be able to maintain compliance with the Market Value of Listed Securities requirement or maintain compliance with the other Nasdaq listing requirements applicable to the Nasdaq Capital Market, which would result in the delisting of Energem’s securities and could have a material adverse effect on the value of Energem’s ordinary shares thereby materially reduce the value of your investment.

Energem is dependent upon its executive officers and directors and their departure could adversely affect Energem’s ability to operate and to consummate the initial business combination; Energem’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Energem’s ability to complete the initial business combination.

Energem’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Energem believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. Energem does not have an employment agreement with, or key-man insurance on the life of, any of its executive officers or directors. The unexpected loss of the services of one or more of Energem’s executive officers or directors could have a detrimental effect on Energem and the ability to consummate the Business Combination.

In addition, Energem’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Energem’s executive officers is engaged in other business endeavors for which they may be entitled to substantial compensation and Energem’s directors also serve as officers and board members for other entities. If Energem’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Energem’s affairs which may have a negative impact on Energem’s ability to consummate the Business Combination.

The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of Graphjet Technology’s post-Business Combination business.

The Combined Entity’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Entity’s board of directors and key personnel. Energem cannot assure you that Graphjet Technology’s board of directors and key personnel will be effective or successful or remain with the Combined Entity. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Entity’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Share Purchase Agreement, Energem’s Public Shareholders will own approximately 6.41% of the equity interests of the Combined Entity including the Sponsor (assuming no further redemptions) and Energem’s management, which includes the Placement Warrants. Other than Swee Guan Hoo and Doris Wong Sing Ee, who are expected to serve on the board of directors of the Combined Entity, Energem’s management will not be engaged in the management of the Combined Entity’s business. Accordingly, the future performance of the Combined Entity will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Entity. The Combined Entity’s post-Business Combination board of directors will serve Energem as well. The remaining members of the Energem Board will resign.

Certain of Energem’s officers and directors may negotiate employment or consulting agreements with the Combined Entity in connection with the Business Combination that may provide for compensation to be received following the Business Combination, which may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Certain of Energem’s officers and directors may be able to remain with the Combined Entity after the completion of the Business Combination pursuant to employment or consulting agreements negotiated in connection with the Business Combination. Such negotiations could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined Entity for services they would render to the Combined Entity after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Energem believes the ability of such individuals to remain with the Combined Entity after the completion of the Business Combination will not be the determining factor in Energem’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Energem’s key personnel will remain with the Combined Entity after the consummation of the Business Combination. Energem cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Entity.

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Because Energem’s Sponsor, officers and directors will lose their entire investment in Energem if the Business Combination is not completed, and because Energem’s Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Graphjet was appropriate for Energem’s initial business combination.

Energem’s Sponsor, officers and directors currently own 2,875,000 Founder Shares. In addition, the Sponsor purchased 528,075 Placement Units contemporaneous with the closing of the IPO, the Class A Ordinary Shares and the Placement Warrants underlying the Placement Units will be worthless if Energem does not complete a business combination. The Founder Shares automatically convert into Combined Entity Ordinary Shares at the Closing. The holders of Founder Shares and Placement Shares have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to redeem any shares in connection with an Energem Shareholder vote to approve a proposed initial business combination, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Placement Shares held by them if Energem fails to complete an initial business combination within the requisite time period.

The personal and financial interests of Energem’s officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Energem’s initial business combination, its Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Energem’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Energem’s behalf. However, Energem’s Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Energem’s Sponsor, officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Energem Units sold in the Energem IPO and the number Combined Entity Ordinary Shares that our Sponsor will receive upon Closing of the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Entity Ordinary Shares trades below the price initially paid for the Energem Units in the Energem IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

Since the Sponsor and Energem’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Energem’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Graphjet is appropriate as Energem’s initial business combination. Such interests include that the Sponsor, as well as Energem’s executive officers and directors, will lose their entire investment in Energem if Energem’s business combination is not completed.

When you consider the recommendation of the Energem Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Energem’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of Energem shareholders and Energem warrantholders generally. These interests include, among other things, the interests listed below:

●	unless Energem consummates the Business Combination, Energem’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	the Sponsor paid an aggregate of $25,000 for its Founder Shares on August 6, 2021, or approximately $0.009 per share, and on September 7, 2021, the Sponsor assigned 5,000 Founder Shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of our three independent directors, and such securities will have a significantly higher value at the time of the Business Combination. Such shares, including the shares underlying the units, had an aggregate market value of approximately $[32,085,000] based upon the closing price of Energem’s Class A Ordinary Shares of [$11.16] per share on Nasdaq on the record date;

●	as a condition to the Energem IPO, the Founder Shares became subject to a six-month lock-up whereby, the Sponsor and officers and directors have agreed not to transfer, assign or sell any of the Class B Ordinary Shares (except to certain permitted transferees) until, with respect to 50% of the Class B Ordinary Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Class B Ordinary Shares, upon six months after the date of the consummation of a Business Combination, or earlier in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property;

●	an aggregate of 528,075 Placement Units were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option. Such units had an aggregate market value of approximately $[5,893,317] based upon the closing price of Energem’s units of $[11.16] per unit on Nasdaq on [October 6], 2023, the record date, which 528,075 Placement Units include Placement Warrants to purchase an aggregate of 528,075 Class A Ordinary Shares at $11.50 per share. The Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period except that the Placement Warrants (i) are non-redeemable so long as they are held by the Sponsor or its permitted transferees, and (ii) may be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis;

●	the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Energem has completed a business combination, subject to limited exceptions. If the Company does not complete the Business Combination, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Energem Class A Ordinary Shares while the Placement Warrants underlying the Placement Units will expire worthless;

●	the Sponsor and directors and officers of Energem have agreed not to redeem any Energem Ordinary Shares they hold in connection with an Energem Shareholder vote to approve a proposed initial business combination. If the Company does not complete the Business Combination, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Energem Class A Ordinary Shares while the Placement Warrants underlying the Placement Units will expire worthless;

●

the Sponsor may loan to Energem additional funds for working capital purposes prior to the Business Combination. There are no working capital loans from the Sponsor currently outstanding. However, under the promissory note entered into between Energem and the Sponsor before the Energem IPO, $88,542 is due to the Sponsor and payable at Closing of the Business Combination and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. If the Business Combination is not consummated and Energem does not otherwise consummate another business combination prior to August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), then there will likely be insufficient funds to pay the working capital loan. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account;

●	pursuant to the Administrative Support Agreement entered into between Energem and the Sponsor contemporaneous to the Energem IPO, Energem agreed to reimburse the Sponsor $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. Presently, approximately $120,000 is due under the Administrative Support Agreement. If the Business Combination is not consummated, these outstanding payments owed and loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account;

●	in the Sponsor’s discretion, funds used by the Company to extend the date to complete the initial business combination may be loaned by the Sponsor or its affiliates or designees to be deposited in the Trust Account, which loan amount from the Sponsor or its affiliates may be converted into Extension Units, at the price of $10.00 per unit. Up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units; and

●	certain of Graphjet’s directors and executive officers will serve as officers of the Combined Entity following the consummation of the Business Combination. Namely, Aiden Lee Ping Wei, Aw Jeen Rong, Ng Keok Chai, and Ng Ah Lek are expected to be appointed as directors of the Combined Entity after the consummation of the Business Combination and may in the future receive cash fees, options or share awards that the Combined Entity determines to pay to its directors. As such, in the future they will receive any cash or equity-based compensation that the Graphjet Technology board determines to pay to such officers.

See “Business Combination Proposal—Interests of Energem’s Directors and Officers in the Business Combination” for additional information on interests of Energem’s directors and executive officers.

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Energem’s Shareholders and Graphjet’s shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination and the PIPE Investment.

If Graphjet Technology is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Energem’s Shareholders and Graphjet’s shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Graphjet Technology is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination and the PIPE Investment. As of the date hereof, Energem and Graphjet have entered into the binding PIPE Investment Term Sheet with the PIPE Investor for the $10,000,000 PIPE Investment that will result in the issuance of 1,000,000 Combined Entity Ordinary Shares at the Closing of the Business Combination in exchange for the Graphjet Pre-Transaction Shares issue pre-Closing to the PIPE Investor.

Graphjet Technology has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

The Combined Entity cannot specify with any certainty the particular uses of the net proceeds that it will receive pursuant to the Business Combination with Energem. The Combined Entity’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and the Combined Entity may spend or invest these proceeds in a way with which the Combined Entity’s shareholders disagree. The failure by its management to apply these funds effectively could harm Graphjet Technology’s business and financial condition. Pending their use, the Combined Entity may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

The Combined Entity’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

The Combined Entity will be subject to certain reporting requirements of the Exchange Act. The Combined Entity’s disclosure controls and procedures are anticipated to be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Combined Entity believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company up to December 31, 2026 (approximately five years following Energem’s IPO), although circumstances could cause us to lose that status earlier, including if the market value of our shares held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors. You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement pursuant to which an issuer sells securities unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering. Moreover, the Sponsor, directors and officers of Energem will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.

In contrast, Energem has engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than Energem and Graphjet have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, Energem or Graphjet beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Following the Business Combination, the Combined Entity will not be a “controlled company” under the Nasdaq listing rules because not more than 50% of the Combined Entity’s voting power held by a single person, entity or group. However, the former Graphjet equity holders may control a majority of the voting power of the Combined Entity’s outstanding ordinary shares.

Following the Business Combination, the Combined Entity will not be a “controlled company” under the Nasdaq listing rules. Although there will be a concentration of ownership post-Transactions, we will not be a “controlled company” under the definition of the Nasdaq Stock Market after the Transactions even if the maximum number of redemptions occurs. We refer the Staff to Nasdaq Listing Rule 5615(c)(1), which defines controlled company as “a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company.”

No individual, group or other company will hold in excess of 50% of the voting power for the election of directors of the Combined Entity even if the maximum number of redemptions takes place. The Combined Entity’s post-Transaction board of directors will be elected by the shareholder of Energem none of whom hold in excess of 50% of the voting power for such election or are party to any voting agreements that would direct any of their voting activity. There was and is no intention for any of the parties to enter into an agreement that directs voting for the election of the Combined Entity’s directors after the consummation of the Transactions.

Even if in the unlikely event this did occur, that is, we could be characterized as a “controlled company”, we do not intend to avail ourselves of any of the exemptions available to “controlled companies” under the Nasdaq rules.

The Combined Entity may issue additional Combined Entity Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

The Combined Entity may issue additional Combined Entity Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, pursuant to the PIPE Investment occurring before the Closing, requiring the Combined Entity to issue 1,000,000 Combined Entity Ordinary Shares at the Closing in exchange for the Graphjet Pre-Transaction Shares issued to the PIPE Investor pre-Closing in exchange for a $10,000,000 purchase price, and under the Equity Incentive Plan, without shareholder approval, in a number of circumstances. The issuance of additional Combined Entity Ordinary Shares or other equity securities of equal or senior rank could have the following effects:

● your proportionate ownership interest in the Combined Entity will decrease;

● the relative voting strength of each previously outstanding Combined Entity Ordinary Share may be diminished; or

● the market price of your Combined Entity Ordinary Shares may decline.

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The issuance of Combined Entity Ordinary Shares in connection with the PIPE Investment would cause substantial dilution, which could materially affect the trading price of Combined Entity Ordinary Shares.

The binding PIPE Investment Term Sheet contemplates the issuance of 1,000,000 newly issued Combined Entity Ordinary Shares at the Closing of the Business Combination in exchange for the Graphjet Pre-Transaction Shares issued before the Closing to the PIPE Investor to raise $10,000,000 of PIPE Investment proceeds, which sale and exchange will result in additional substantial dilution and could decrease the Combined Entity Ordinary Shares’ stock price substantially.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, the Energem Board will not have the ability to adjourn the Extraordinary General Meeting to a later date.

If, at the Extraordinary General Meeting, the chairman presiding over the Extraordinary General Meeting determines that it would be in the best interests of Energem to adjourn the Extraordinary General Meeting to give Energem more time to consummate the Business Combination for whatever reason (such as if the NTA Proposal or the Business Combination Proposal are not approved,), the chairman presiding over the Extraordinary General Meeting will seek approval to adjourn the Extraordinary General Meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed. The Adjournment Proposal will only be presented to the holders of the issued and outstanding Energem Ordinary Shares in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Director Appointment Proposal or the Equity Incentive Plan Proposal. Thus, discretionary authority may not be exercised to vote in favor of the Adjournment Proposal.

Risks Related to Graphjet’s Business

References in the following passage to “we,” “us,” “our,” “Graphjet,” and the “Company”, under this heading “Risks Related to Graphjet’s Business,” refer to Graphjet Technology Sdn. Bhd., a Malaysian private limited company only.

We have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We were formed on December 23, 2019, and our objective is to become a manufacturer of artificial graphite and graphene using a waste product, palm seed kernels. To date, we have devoted substantially all of our resources to performing research and development and enabling manufacturing activities in support of our product development efforts, hiring personnel, acquiring and developing our technology, performing business planning, establishing our intellectual property portfolio and raising capital to support and expand such activities. Our production methods utilizing palm kernel shells to produce single layer graphene and artificial graphite is a new type of product in the industry. Predicting our future revenue and appropriately budgeting for our expenses is difficult, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing a new product.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of September 30, 2022, we incurred net loss of $913,660 and total liabilities exceeded total assets by $310,524. Since the date of inception, we have not recorded any revenue. We expect to continue to incur significant costs in pursuit of constructing our first manufacturing facility, developing our intellectual property and consummating the Business Combination. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to consummate the Business Combination or our inability to continue as a going concern.

We face a variety of risks related to our proposed graphene/graphite manufacturing business.

We plan to develop a graphene/graphite manufacturing business that produces low-cost, high-quality, and high-margin graphene/graphite. The proposed graphene and graphite manufacturing carries a number of risks, including, without limitation:

●	unanticipated liabilities or contingencies, including those related to intellectual property;

●	the need for additional capital and other resources to expand into the graphene/graphite manufacturing business; and

●	competition from better-funded public and private companies, including from producers of natural graphite, artificial graphite, and competition from foreign companies that are not subject to the same environmental and other regulations as the Company.

Entry into a new line of business may also subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Further, our graphene/graphite manufacturing business model and strategy are still evolving and are continually being reviewed and revised, and we may not be able to successfully implement our business model and strategy. We may not be able to produce graphene or graphite with the characteristics needed for commercial use, and we may not be able to attract a sufficiently large number of customers. Neither the Company nor any member of its management team has directly engaged in producing graphene, graphite or similar materials before, and our lack of experience may result in delays or further complications to the new business. If we are unable to successfully implement our graphene/graphite manufacturing business, our revenue and profitability may not grow as we expect, our competitiveness may be materially and adversely affected, and our reputation and business may be harmed.

In developing our proposed graphene/graphite manufacturing business, we have and will continue to invest significant time and resources. Initial timetables for the development of our graphene/graphite manufacturing business may not be achieved. Failure to successfully manage these risks in the development and implementation of our new graphene/graphite manufacturing business could have a material adverse effect on our business, results of operations and financial condition.

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The graphene and graphite industry is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

Competition in the graphene and graphite industry is based primarily on market acceptance, material differentiation and quality, delivery reliability and customer service. Competition with respect to new material is, and is expected to continue to be, based primarily on price, performance and cost effectiveness, customer service and product innovation. Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us. In such a competitive market, changes in market conditions, including customer demand and technological development, could adversely affect our competitiveness, sales and/or profitability.

We may or may not recoup expenditures associated with our growth.

To keep pace with increasing market demand, we need to invest in expanding our production capacity. The manufacture of our graphene and graphite is capital-intensive, and equipment, once purchased, may break down or require costly maintenance or may become obsolete due to technological improvements or other factors. There can be no assurance that investments intended to increase production capacity will have the desired impact which could materially and adversely affect our operating results and financial position.

We may not respond quickly and profitably to continued innovations in the graphene and graphite industry.

We believe that technological advances in graphene and graphite manufacturing will continue to occur and new technologies will continue to develop. Advances in the manufacturing of graphene and graphite could allow our competitors to develop graphene and graphite faster or produce more efficiently or at lower cost than we can or they may have significantly greater sources in which to grow their graphene and graphite innovation more rapidly. If we are unable to adapt or incorporate technological advances into our operations, our production facilities could become less competitive. Further, it may be necessary for us to incur significant expenditures to acquire any new technologies and retrofit our current processes to remain competitive.

If we do not effectively implement our sales, marketing and service plans, our sales will not grow and our results of operations will suffer.

Our sales and marketing efforts may not achieve intended results and, therefore, may not generate the projected revenue we anticipate. As a result of our corporate strategies, we have decided to focus our resources on selected vertical markets. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near-term plans will be successful. If we are not able to address markets for graphene and graphite successfully, we may not be able to grow our business, compete effectively or achieve profitability. Although we have secured the letter of intents from our potential customers, such letters are non-binding and can be terminated as and when they want. There can also be no assurance that we will be able to secure the contracts from our potential customers or any other customers.

We are unlikely to enter into any long-term contracts with its customers. The lack of long-term contracts is mainly due to the nature of the business that graphene and graphite prices fluctuate, the prevailing customer practices where the demand for graphene and graphite is subject to the customers’ needs and business decisions, of which are difficult to secure any long- term contracts. The absence of long-term contracts may result in the fluctuation of our sales and result in uncertainties over the overall financial performance. Should our future customers cease purchasing from us, and if we are unable to replace these customers with new customers in a timely manner, our financial performance may be adversely affected. However, we believe that our customers are unlikely to switch to alternative competitors due to price and quality, that differentiate Graphjet to its competitors.

While we strive to ensure customer satisfaction by improving our graphene and graphite quality, strengthening existing business relationships and establishing relationships with new customers to expand our customer base, any adverse economic conditions or slowdowns in the demand graphene may negatively impact the sales, which will consequently result in a decline in our financial performance.

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We must continuously invest in research and development and devote significant resources to commercializing new products in the graphene and graphite industry.

To remain competitive, we must continuously invest in research and development and our future growth depends on penetrating new markets, expansion in current markets, and introducing quality graphene and graphite that achieve market acceptance. Much of our technology and intellectual property portfolio is at an early stage of development, and we may not be able to continue to identify, develop, exploit, market and, in certain cases, secure regulatory approval for, innovative graphene and graphite in a timely manner or at all. Further, our graphene and graphite may not achieve market acceptance, create any additional revenue or become profitable, which could materially harm our business, prospects, financial results and liquidity. In the event that we are not able to secure the customer contracts for the sales of at least 60 tons of graphene yearly throughout 2023- through 2027, our financial performance could be materially affected.

Because we have limited capital, inherent manufacturing risks pose a significant threat to us compared with our larger competitors.

Because we have limited capital, we may be unable to withstand significant losses that can result from inherent risks associated with manufacturing graphene and graphite, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

Any malfunction or system failure on the plant and machinery may interrupt the business operations, result in unavailability of its services and hinder the ability to manage the processing of graphene and graphite to meet its customers’ order and expose us to other operational inefficiencies and risk that could materially and adversely affect the business, financial condition and results of operations.

Our business could be harmed if we lose the services of our key personnel. Our business and processing programs depend upon our ability to employ the services of engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals and processing companies and businesses. Our ability to maintain and expand our business programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new equity incentive grants pursuant to the Equity Incentive Plan and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

Risks of relationships with third parties in respect of commercialization, sales and marketing of our graphene and graphite products.

Although we have resources and staff dedicated to research and development and market conditions, other factors such as management efficiencies may make it required or preferable for us to enter into collaboration arrangements with third parties for the commercialization, sales and marketing of our graphene and graphite. If we are not successful entering into appropriate collaboration arrangements or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our graphene and graphite, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and commercialization activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure, we may not realize a positive return on this investment.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

Although we have taken many protective measures to protect our technology with trade secrets, know-how and specialized domain expertise, including agreements, limited access, segregation of knowledge, password protections and other measures, policing unauthorized use of proprietary technology can be difficult and expensive.

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Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope, or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.

We rely primarily on know-how, specialized knowledge, domain expertise, trade secrets and non-disclosure, confidentiality and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition or operating results.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our future success will be dependent in part on our research and development of our palm-based artificial graphene technology and the protection of our intellectual property. We have registered our technology and equipment for patents, which is pending examination, and commercialized its research and development and marketing capability to form our production enterprise. The realization of anticipated benefits and expected business arising from our proprietary intellectual property are dependent in part on the successful implementation of our business strategies.

We cannot be certain that our pending patent application will result in an issued patent for our graphene production. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications will be issued in other regions. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the United States.

In addition, patents that may be issued to us may be infringed upon or designed around by competitors, suppliers or others which may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, and operating results.

We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations, or individuals, including our competitors, and suppliers may hold or obtain patents, trademarks, or other proprietary rights that they may in the future believe are infringed by our products or services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation, or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. In specific cases indemnify our customers or suppliers against claims that the products we supply infringe, misappropriate, or otherwise violate third party intellectual property rights, and we may therefore be required to defend our customers against such claims. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated, or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

● cease selling or using our products that incorporate the challenged intellectual property;

● pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

● obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms or at all; or

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● redesign our graphene and graphite or means of production, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, prospects, operating results and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs, and divert resources and management attention.

Our success will depend, among other factors, on our ability to obtain, maintain and protect our intellectual property rights.

In order to remain competitive, we must develop, maintain and protect the proprietary aspects of our brands, technologies and data. We rely on a combination of contractual provisions, confidentiality procedures and patent, copyright, trademark, trade secret and other intellectual property laws to protect the proprietary aspects of our brands, technologies and data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how and obtaining and maintaining other intellectual property rights. We may not be able to obtain or maintain intellectual property or other proprietary rights necessary to our business or in a form that provides us with a competitive advantage.

In addition, our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, clients and other vendors who have access to such information, and could otherwise become known or be independently discovered by third parties. Our intellectual property, including trademarks, could be challenged, invalidated, infringed, and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing on other marks. If any of the foregoing occurs, we could be forced to re-brand our products, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion. Failure to obtain and maintain intellectual property rights necessary to our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use, violation or misappropriation of our trademarks, data, technology and other intellectual property and services, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated.

We rely, in part, on our ability to obtain, maintain, expand, enforce, and defend the scope of our intellectual property portfolio or other proprietary rights, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, defense and enforcement of any patents or other intellectual property rights. The process of applying for and obtaining a patent is expensive, time consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our proprietary rights at all. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. In addition, the issuance of a patent does not ensure that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties.

Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene. Our patent application for producing palm-based graphene may not result in an issued patent and our patents may not be sufficiently broad to protect our technology. Moreover, even if we are able to obtain patent protection for both productions, such patent protection may be of insufficient scope to achieve our business objectives. Issued patents may be challenged, narrowed, invalidated or circumvented. Decisions by courts and governmental patent agencies may introduce uncertainty in the enforceability or scope of patents owned by or licensed to us. Furthermore, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own products and practicing our own technology. Alternatively, third parties may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid, unenforceable or not infringed; competitors may then be able to market products and use manufacturing and analytical processes that are substantially similar to ours. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

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We depend on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services.

We contract, or will contract, with third parties for certain services relating to the design, construction and maintenance of various components of our production facilities and other systems. If these third parties fail to comply with their obligations, the facilities may not operate as intended, which may result in delays in the production of our products and materially adversely affect our ability to meet our production targets and satisfy customer requirements or we may be required to recognize impairment charges. In addition, production delays could cause us to miss deliveries and breach our contracts, which could damage our relationships with our customers and subject us to claims for damages under our contracts. Any of these events could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We will also rely primarily on third parties for the transportation of our products. In particular, a significant portion of our goods are transported to different countries, which requires sophisticated warehousing, logistics and other resources. If any of the third parties that we use to transport products are unable to deliver the goods in a timely manner, we may be unable to sell these products at full value or at all, which could cause us to miss deliveries and breach our contracts, which could damage our relationships with our customers and subject us to claims for damages under our contracts. Any of these events could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our sales and results of operations could be materially and adversely impacted by risks inherent in international markets.

As we expand in international markets, customers may have difficulty or be unable to integrate our products into their existing systems or may have difficulty complying with foreign regulatory and commercial requirements. As a result, our products may require redesign. Any redesign of the product may delay sales or cause quality issues. In addition, we may be subject to a variety of other risks associated with international business, including import/export restrictions, fluctuations in currency exchange rates and economic or political instability. In addition, doing business internationally subjects us to risks relating to political or social unrest, as well as corruption and government regulation, including U.S. laws such as the Foreign Corrupt Practices Act. If any of these events occur, our businesses may be adversely affected.

Our operations are subject to hazards which could result in significant liability to us.

Our operations are subject to hazards associated with manufacturing and the related use, storage, transportation and disposal of raw materials, products and wastes. These hazards include explosions, fires, severe weather (including but not limited to hurricanes or other adverse weather that may be increasing as a result of climate change) and natural disasters, industrial accidents, mechanical failures, discharges or releases of toxic or hazardous substances or gases, transportation interruptions, human error and terrorist activities. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment as well as environmental damage, and may result in suspension of operations and the imposition of civil and criminal liabilities, including penalties and damage awards. While we believe our insurance policies are in accordance with customary industry practices, such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain. Costs associated with unanticipated events in excess of our insurance coverage could have a material adverse effect on our business, competitive or financial position or our ongoing results of operations.

Complying with numerous health, safety and environmental regulations is both complex and costly.

Our business is subject to numerous health, safety, and environmental requirements in Malaysia. Such laws and regulations govern, among other matters, air emissions, wastewater discharges, solid and hazardous waste management and the use, composition, handling, distribution, and transportation of hazardous materials. Many such laws and regulations are becoming increasingly stringent (and may impose strict liability) and the cost of compliance with these requirements can be expected to increase over time. Although we believe that our operations comply with applicable regulations, any failure to comply with these laws and regulations could result in us incurring costs and /or liabilities, including as a result of regulatory enforcement, personal injury, property damage and claims and litigation resulting from such events, which could adversely affect our results of operations and financial condition.

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Industrial operations can be hazardous.

Accidents involving the mishandling of heavy equipment or hazardous substances could cause severe or critical damage or injury to property and human health. Such an event could result in civil lawsuits and/or regulatory enforcement proceedings, both of which could lead to significant liabilities. Any damage to persons, equipment or property or other disruption of our business could result in significant additional costs to replace, repair and insure assets, which could negatively affect our business, prospects, operating results and financial condition.

Our business may be impacted by international instability, war, terrorism, and geopolitical events.

International political and economic instability or volatility, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, public corruption, expropriation and other economic or political uncertainties could interrupt and negatively affect the performance of our services, sale of our products or other business operations. A slowdown in economic growth in some emerging markets could result in long sales cycles, greater risk of uncollectible accounts and longer collection cycles. Fluctuations or devaluations in currency values, especially in emerging markets, could have an adverse effect on us, our suppliers, logistics providers and manufacturing vendors. Although our reporting currency is the U.S. dollar, we operate in different geographical areas and transact in a range of currencies in addition to the U.S. dollar, such as Malaysian Ringgit. As a result, movements in exchange rates may cause our revenue and expenses to fluctuate, impacting our profitability, financial position and cash flows. All of these factors could result in increased costs or decreased revenues, and could materially and adversely affect our product sales, financial condition and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding the demand for our products. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

To date, we have not had any sales of our products, but have three letters of intent with potential customers and on December 27, 2022, we executed ours first supply agreement with Toyoda Trike Inc. This supply agreement provides that we will supply graphite and graphene amounting to $30 million to Toyoda Trike for their carbon neutral mobility product. Thus, we are expected to be the key supplier of raw materials for Toyoda’s carbon neutral mobility products as its first customer contract. However, there remains uncertainty as to the timing of delivery of this product and the acquisition of additional contracts and customers.

We operate in a rapidly changing and competitive industry and our projections are subject to the risks and assumptions made by management with respect to our industry. Further, the synthetic graphene industry is a dynamic industry, characterized by rapid changes in technology, frequent introduction of new and more advanced solutions as well as evolving industry standards. Market demand advances at a rapid pace and industry standards constantly evolve. We are subject to the risks of inability to incorporate leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis; and inability to maintain, upgrade and develop our systems and infrastructure to cater to rapidly expanding operations.

Operating results are difficult to forecast as they generally depend on our assessment of the timing of orders and delivery of product. Additionally, our business may be affected by reductions in demand for product and the price of competitors product as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our graphene and graphite product may not prove to be accurate since we do not have any operating history. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected. If actual results differ from our estimates, analysts or investors may negatively react and our share price could be materially adversely affected.

Our future success depends in part on our ability to increase our production capacity and we may not be able to do so in a cost-effective manner.

Upon the Closing of the Business Combination, we intend to begin construction on a manufacturing plant. Our ability to plan, construct and equip the manufacturing plant, and any future additional manufacturing plants, is subject to significant risks and uncertainties, including the following:

● The expansion or construction of any manufacturing facilities will be subject to the risks inherent in the development and construction of new facilities, including risks of delays and cost overruns as a result of factors outside our control, such as delays in government approvals, burdensome permitting conditions, and delays in the delivery of manufacturing equipment and subsystems that we manufacture or obtain from suppliers.

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● Adding manufacturing capacity in any international location will subject us to new laws and regulations including those pertaining to labor and employment, environmental and export import. In addition, it brings with it the risk of managing larger scale foreign operations.

● We may be unable to achieve the production throughput necessary to achieve our target annualized production run rate at our current and future manufacturing facilities.

● Manufacturing equipment may take longer and cost more to engineer and build than expected and may not operate as required to meet our Production plans.

● We may depend on third-party relationships in the development and operation of additional production capacity, which may subject us to the risk that such third parties do not fulfill their obligations to us under our arrangements with them.

● We may be unable to attract or retain qualified personnel.

● Natural disaster events, such as earthquakes, tsunamis, floods, monsoon seasons, severe weather conditions, and landslides, which could have an adverse effect on the progress of the construction of the manufacturing plant.

● We use external freight shipping and transportation services to transport and deliver materials and equipment for our manufacturing plant. Adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important shipping and delivery points could materially adversely affect the progress of the manufacturing plant.

● Our equipment for the production will be imported from China to Malaysia, in which this will be subjected to the legislations, regulations and/or policy regarding importation, exportation and customs in Malaysia and China.

● Labor shortage or work stoppages would also affect the progress, as such, we will source available workforce locally and/or from the surrounding community.

● Delays in construction of our manufacturing plant.

● We are subject to laws, regulations and standards, related to building and operation of the manufacturing plant, including product safety, health and safety and environmental matters. We may also face unexpected delays in obtaining permits and approvals required under relevant laws in connection with the construction and operation of the manufacturing plant.

If we are unable to expand our manufacturing facilities, we may be unable to further scale our business. If the demand for our product or our production output decreases or does not rise as expected, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per unit fixed cost, which would have a negative impact on our financial condition and results of operations.

If we fail to manage our growth effectively, our business and operating results may suffer.

Our current growth and future growth plans may make it difficult for us to efficiently operate our business, challenging us to effectively manage our capital expenditures and control our costs while we expand our operations to increase our revenue. If we experience significant growth in orders, without improvements in automation and efficiency, we may need additional manufacturing capacity and we and some of our suppliers may need additional and capital intensive equipment. Any growth in manufacturing must include a scaling of quality control as the increase in production increases the possible impact of manufacturing defects. In addition, any growth in the volume of sales of our products may outpace our ability to engage sufficient and experienced personnel to manage the higher number of installations and to engage contractors to complete installations on a timely basis and in accordance with our expectations and standards. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering, and sales personnel, our ability to compete and successfully grow our business could be harmed.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The performance of the business operation, implementation of on-going projects and successful execution on the business strategy will depend on the expertise, experience, and contribution of the management team, namely Mr. Lim Hooi Beng, Mr. Aw Jeen Rong and Mr. Aiden Lee. The loss of the services of any of our key executives or employees could disrupt our operations, delay the development and introduction of our products and services, and negatively impact our business, prospects and operating results. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field. We cannot assure that we will be able to afford the compensation packages customary in our filed, which may lead to inability to attract and retain leadership and talent. Our failure to attract and retain our executive officers and other key technology, sales, marketing and support personnel, could adversely impact our business, prospects, financial condition, and operating results. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees.

Future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We may be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, since our products are a new type of graphene and graphite product, we may in the future need to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation.

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Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations.

Cyber-attacks or other failures in our telecommunications or information technology systems, or those of our collaborators, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business operations.

We, our programs, our collaborators, third-party logistics providers, distributors and other contractors and consultants utilize information technology, or IT, systems and networks to process, transmit and store electronic information, including but not limited to intellectual property, proprietary business information and personal information, in connection with our business activities. Our internal IT systems and those of current and future third parties on which we rely may fail and are vulnerable to breakdown, breach, interruption or damage from cyber incidents, employee error or malfeasance, theft or misuse, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures or other compromises. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, denial-of-service attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency, intensity, and sophistication. These threats pose a risk to the security of our, our programs’, our collaborators’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of our data. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. Similarly, there can be no assurance that our collaborators, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting our clinical and other data that is stored on their systems. Any loss of clinical trial data from our completed or ongoing clinical trials for any of our product candidates could result in delays in our development and regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Although to our knowledge we have not experienced any such material system failure or material security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of development programs and business operations.

Any cyber-attack that leads to unauthorized access, use, or disclosure of personal information, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws and regulations, subject us to litigation and governmental investigations, proceedings and regulatory actions by federal, state and local regulatory entities in the United States and by international regulatory entities, resulting in exposure to material civil and/or criminal liability, cause us to breach our contractual obligations, which could result in significant legal and financial exposure and reputational damages. As cyber threats continue to evolve, we may be required to incur significant additional expenses in order to implement further data protection measures or to remediate any information security vulnerability. Further, our general liability insurance and corporate risk program may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that maybe imposed, which could have a material adverse effect on our business and prospects. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages as a result of the events referenced above.

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We are dependent on the Palm Oil Industry for Availability of Raw Material

In the course of preparing our revenue projections, Graphjet management assumed a selling price of graphene of USD $15 per gram and RM20,000 for 1 ton of graphite. Any fluctuation of the selling price could materially, either positively or negatively, affect our business and financial condition. The processing of graphene is contingent on the availability of raw material such as palm kernel shell, which is a natural commodity that is exposed to price volatility as a result of market demand and supply conditions. As such, we are exposed to the price volatility of raw material. We are also dependent on the palm oil industry to source the raw material such as the palm kernels for our products to ensure successful business operations and financial performance. A slowdown in the palm oil industry due to, among others, a fall in the global market prices of crude palm oil and crude palm kernel oil, a decline in demand for palm oil and palm oil product due to among others, trade barriers and restrictions, actions by pressure groups and changing customer preference, adverse changes in the countries where palm oil plantations are located, natural disasters, changes to climatic conditions that adversely affect oil palm cultivation and crop production or other factors that may affect oil palm cultivation, crop production and demand for palm oil and its derivatives and product would have a material adverse effect on our business operations and financial performance if we are not be able to source for sufficient raw material elsewhere.

Our business, financial condition and results of operations may be materially adversely affected by risks associated with our international operations.

An important part of targeting international markets is increasing our brand awareness and establishing relationships with customers internationally. However, there are certain risks inherent in doing business in international market, which is heavily regulated in many jurisdictions. These risks include:

●	local economic, political and social conditions, including the possibility of economic slowdowns, hyperinflationary conditions, political instability, social unrest or outbreaks of pandemic or contagious diseases, such as Ebola, Zika, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine flu), the disease caused by the SARS-CoV-2 novel coronavirus (COVID-19), and Middle East Respiratory Syndrome (MERS);

●	multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	obtaining regulatory approvals or clearances where required for the sale of our products in various countries;

●	requirements to maintain data and the processing of that data on servers located in countries in which we may operate;

●	protecting and enforcing our intellectual property rights;

●	competition from companies with significant market share in our market, with greater resources than we have and with a better understanding of user preferences;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our products and services;

●	the inability to manage and coordinate the various legal and regulatory requirements of multiple jurisdictions that are constantly evolving and subject to change;

●	currency exchange rate fluctuations, changes in currency policies or practices and restrictions on currency conversion;

●	limitations or restrictions on the repatriation or other transfer of funds;

●	the inability to enforce agreements, collect payments or seek recourse under or comply with differing commercial laws;

●	natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade, and other market restrictions; and

●	managing the potential conflicts between locally accepted business practices and our obligations to comply with laws and regulations, including anti-corruption and anti-money laundering laws and regulations.

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Our overall success and ability to continue to expand our business depends, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected or increased costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially adversely affected. In certain regions, the degree of these risks may be higher due to more volatile economic, political or social conditions, less developed and predictable legal and regulatory regimes and increased potential for various types of adverse governmental action. Our ability to continue to expand our business and to attract talented employees, customers and members in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business. Entering new international markets is expensive, our ability to successfully gain market acceptance or establish a robust customer base in any particular market is uncertain. Further, the potential distraction this could cause our senior management team could lead to other areas of our operations being neglected and harm our business, financial condition and results of operations.

We may make investments into or acquire other companies or technologies, which could divert our management’s attention, result in dilution to our shareholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition and results of operations.

The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience in acquiring other businesses and may have difficulty integrating acquired businesses or assets, or otherwise realizing any of the anticipated benefits of acquisitions. If we acquire additional businesses, we may not be able to integrate the acquired operations and technologies successfully, or effectively manage the combined business following the acquisition. Integration may prove to be difficult due to the necessity of integrating personnel with disparate business backgrounds, different geographical locations and who may be accustomed to different corporate cultures.

We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

●	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

●	difficulty converting the customers of the acquired business into our current and future offerings and contract terms, including disparities in the revenue model of the acquired company;

●	diversion of management’s attention or resources from other business concerns;

●	adverse effects on our existing business relationships or strategic partners as a result of the acquisition;

●	complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations;

●	the potential loss of key employees;

●	acquisition targets not having as robust internal controls over financial reporting as would be expected of a public company;

●	possible cash flow interruption or loss of revenue as a result of transitional matters; and

●	use of substantial portions of our available cash to consummate the acquisition.

We may issue equity securities or incur indebtedness to pay for any such acquisition or investment, which could adversely affect our business, financial condition or results of operations. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of our ordinary shares to decline. In addition, a significant portion of the purchase price of any companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

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Graphjet’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

Graphjet’s accompanying financial statements have been prepared assuming that Graphjet will continue as a going concern. Graphjet has not recorded any revenue since inception and incurred net loss of $913,660 during the year ended September 30, 2022 and, as of that date, Graphjet’s total liabilities exceeded its total assets by $310,524. The continuation of Graphjet as a going concern is dependent upon Graphjet’s ability to operate profitably in the foreseeable future and continue to receive adequate financial support from its stockholders. These conditions indicate the existence of a material uncertainty which may cast substantial doubt on Graphjet’s ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis as the stockholders have given assurance that they will provide adequate financial support for Graphjet to settle its liabilities as and when they fall due.

We may be subject to export and import control laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.

We and our products may be import and export controls and trade and economic sanctions regulations, which prohibit the shipment or provision of certain products and solutions to certain countries, governments and persons. We are also subject laws and regulations governing our operations, including regulations administered by the governments of Malaysia, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations. While we have mechanisms to identify high-risk individuals and entities before contracting with them, an instance of non-compliance with all such applicable laws could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws could also have an adverse impact on our reputation, our business, results of operations and financial condition.

Risks Related to the Combined Entity and its Shares Following the Business Combination

References in the following passage to “we,” “us,” “our,” and “Graphjet,” refer to Graphjet Technology, which means the Combined Entity after the Closing of the Business Combination.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our Combined Entity Ordinary Shares.

Following the Closing, the price of the Combined Entity Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, the Combined Entity’s general business condition and the release of its financial reports. Additionally, if the Combined Entity’s securities become delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the Combined Entity’s securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board, the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq, the New York Stock Exchange or another national securities exchange. The lack of an active market may impair your ability to sell your Combined Entity Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling securities and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for our Combined Entity Ordinary Shares depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or results of operations, industry or end-markets, our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets calculation for Graphjet, which may adversely affect the share price of Graphjet following the Business Combination.

Energem shareholders are being asked to adopt a proposed amendment to the Energem M&A prior to the Business Combination, which, in the judgement of the Energem Board, may be necessary to facilitate the Business Combination. Net tangible assts are calculated as total assets, less intangible assets and total liabilities. Graphjet’s financial statements reflect material intangible assets, that consist of graphene and graphite patents, which are included in the non-current assets to Graphjet’s Balance Sheet intangible assets, net. In addition, Graphjet’s financial statements reflect substantial liabilities, including pursuant to research and development. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as Graphjet’s, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement, if there are significant redemptions coupled with the lower tangible assets of Graphjet may adversely affect the stock price of the Combined Entity following the Business Combination.

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The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets calculation for the Combined Entity, which may adversely affect the stock price of the Combined Entity following the Business Combination. Energem shareholders are being asked to adopt a proposed amendment to the Energem M&A prior to the Business Combination, which, in the judgement of the Energem Board, may be necessary to facilitate the Business Combination. Net tangible assts are calculated as total assets, less intangible assets and total liabilities. Graphjet’s financial statements reflect substantial intangible assets, such as goodwill and intangible assets, net. In addition, Energem’s financial statements reflect substantial liabilities. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as Graphjet’s, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement and the resulting reduced tangible assets of the Combined Entity and may adversely affect the stock price of the Combined Entity following the Business Combination.

Although the Energem Class A Ordinary Shares and warrants are listed on the Nasdaq Global Market, Energem has filed a Nasdaq Transfer Application to move to the Nasdaq Capital Market and Energem and Graphjet believe that the Combined Entity Ordinary Shares (and Combined Entity Warrants) will be exempt from classification as a “penny stock”, if Energem is not approved to move to the Nasdaq Capital Market or if the Combined Entity does not maintain such listings, the Combined Entity Ordinary Shares (and Combined Entity Warrants) may become subject to the “penny stock” rules in the future and the trading market in our securities would be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Energem believes that its Combined Entity Ordinary Shares will be exempt from classification as a “penny stock” upon the closing of the Business Combination with the removal of the minimum $5,000,001 net tangible assets requirement from its memorandum and articles of association because it will be exempt under other provisions of the definition of “penny stock”; however, there can be no assurance to this effect. Energem has determined to transfer its securities to the Nasdaq Capital Market and, on September 27, 2023, submitted a Nasdaq Transfer Application to Nasdaq. This transfer to the Nasdaq Capital Market should not affect the trading of the Energem Ordinary Shares or the Public Warrants. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global. Energem anticipates complying with the listing requirements of Nasdaq Capital Market, however, there can be no assurance that Energem will qualify for the Nasdaq Capital Market and that Nasdaq will approve its Nasdaq Transfer Application. If Nasdaq does approve Energem’s Nasdaq Transfer Application, there is no certainty that Energem will be able to maintain compliance with the Market Value of Listed Securities requirement or maintain compliance with the other Nasdaq listing requirements applicable to the Nasdaq Capital Market, which would result in the delisting of Energem’s securities and could have a material adverse effect on the value of Energem’s ordinary shares thereby materially reduce the value of your investment.

As an alternative from being exempt from penny stock classification by having minimum net tangible assets of $5,000,001, a company can meet the requirements of SEC Rule 3a51-1(a)(ii), which generally require that a company (a) have either $5 million of stockholders equity or listed securities with a market value of $50 million or net income of at least $750,000 in its last fiscal year or two out of three of its most recent fiscal years, (b) either a one year operating history or listed securities with a market value of $50 million, (c) a minimum bid price of $4 per share, (d) at least 300 round lot holders of its listed securities and (e) at least one million publicly held shares with a $5 million market value. Energem and Graphjet believe that the Combined Entity will meet these criteria; however, there can be no assurance to this effect, and failure to meet these criteria or some other exemption from classification as a “penny stock” could result in the Combined Entity’s securities becoming subject to the penny stock rules.

For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	affirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The Combined Entity may be unable to obtain funding under equity-based financing sources such as an equity lines of credit (“ELOC”) if its Combined Entity Ordinary Shares are delisted from Nasdaq and/or become a penny stock.

Many SPAC’s obtain financing for their De-SPAC mergers from equity lines of credit (ELOCs) or similar financing arrangements pursuant to which a financing provider agrees to buy newly issued stock on demand at a discount from a market-based price, which the financing provider then sells into the market to recoup its advances at a profit. ELOCs and similar arrangements typical require that a company’s stock be freely tradeable on a well-established public market such as the Nasdaq Global Market or the Nasdaq Capital Market, pursuant to Energem’s Nasdaq Transfer Application to Nasdaq, in order to be obligated to purchase stock to provide funding to the company. If the Post-Closing Financing takes the form, in whole or in part, of an ELOC or a similar arrangement, the Company may be unable to obtain funds under such arrangement if the Combined Entity Ordinary Shares are not listed on the Nasdaq Global Market or the Nasdaq Capital Market or become classified as a penny stock.

In the event the NTA Proposal and the Business Combination Proposal are approved, but the Business Combination does not close, Energem’s public shareholders will still be entitled to have their Energem public shares redeemed, which could result in Energem’s public shares and warrants being delisted from Nasdaq and Energem’s Class A Ordinary Shares becoming a penny stock.

It is possible that Energem shareholders could approve the NTA Proposal, the Business Combination Proposal and the other Condition Precedent Proposals but the Business Combination could still fail to close because of the failure of one or more closing conditions to be satisfied and not waived. If this occurs, Energem’s public shareholders who requested redemption of their public shares would still be entitled to have those shares redeemed from funds out of the trust account, which could cause that balance in the trust account to fall below $5,000,001. If the amount in Energem’s trust account falls below $5,000,001 as a result of redemptions, and the Business Combination does not close, Energem would likely no longer meet the Nasdaq listing standards, and its Class A Ordinary Shares could become a penny stock. This could result in Energem’s shares being delisted from Nasdaq and make it harder for Energem to consummate an alternative business combination and more likely that Energem would be required to cease operations, distribute the remaining assets in its trust account to its public shareholders and liquidate. Energem considers it highly unlikely that the Business Combination would not close if the NTA Proposal and the Business Combination Proposal are approved, and believes it would be unlikely that it would be able to find and complete an alternative business combination if the Business Combination with Graphjet does not close. Therefore, Energem believes that it is in the best interest of its shareholders to maximize the likelihood of the Business Combination closing by, among other things, obtaining the adoption of the NTA Proposal.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our ordinary shares less attractive to investors.

We are an “emerging growth company” as that term is used in the JOBS Act, and we may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of the Energem IPO, (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of some, but not all, of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

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In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our ordinary shares less attractive as a result, which may result in a less active trading market for our ordinary shares and higher volatility in our share price.

The Combined Entity will be a domestic issuer under Rule 405 of the Securities Act. However, after the Combined Entity’s second fiscal quarter, it may assess whether it qualifies as a “foreign private issuer” and, if so, the Combined Entity would be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Combined Entity Ordinary Shares.

Upon the Closing, the Combined Entity will be a domestic issuer however, it intends to reassess whether it qualifies as a foreign private issuer as early as the last business day of its second fiscal quarter, at which time it would be able to assess its status as a foreign private issuer pursuant to Rule 405 of the Securities Act. The Combined Entity’s first opportunity to make a determination whether it qualifies as a “foreign private issuer” is estimated to be June 30, 2024. If we qualify as a foreign private issuer, whose ordinary shares are listed on Nasdaq, we will be permitted to follow certain home country corporate governance practices in lieu of requirements under U.S. securities laws that apply to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

If we qualify as a foreign private issuer in the future, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to Nasdaq rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC would be less extensive and less timely if we qualify as a foreign private issuer compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, if we qualify as a foreign private issuer we will be exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Nevertheless, we intend to comply with Regulation FD in such event. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which our shareholders are entitled as investors.

Furthermore, Energem Ordinary Shares are not listed and we do not currently intend to list the Combined Entity Ordinary Shares on any market in Malaysia. As a result, we are not subject to the reporting and other requirements of companies listed in Malaysia.

We are a domestic issuer under the Securities Act, however, after our second fiscal quarter, we may assess whether we qualify as a “foreign private issuer” and, if so, we would be a “foreign private issuer.” As such, we would be permitted to rely on exemptions from certain stock exchange corporate governance standards. As a result, our shareholders may be afforded less protection than shareholders of companies that are subject to all Exchange Act and Nasdaq corporate governance requirements.

Upon the Closing, we will be a domestic issuer however, we intend to reassess whether we qualify as a foreign private issuer, as early as the last business day of our second fiscal quarter, at which time we would be able to assess our status as a foreign private issuer pursuant to Rule 405 of the Securities Act. Our first opportunity to make a determination whether we qualify as a “foreign private issuer” is estimated to be June 30, 2024. If we qualify as a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements that we are not following and describe the home country practices we are following.

Any foreign private issuer exemptions that the Combined Entity avails itself of in the future if and when the Combined Entity qualifies as a foreign private issuer may reduce the scope of information and protection to which you are otherwise entitled as an investor. As result, the Combined Entity’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements. For more information, see “Management Following the Business Combination.”

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We are a domestic issuer under the Securities Act, however, after our second fiscal quarter, we may assess whether we qualify as a “foreign private issuer” and, if so, we would be a “foreign private issuer.” We may lose our foreign private issuer status thereafter, which could result in significant additional cost and expense.

If the Combined Entity qualifies as a foreign private issuer in the future, in order to maintain the Combined Entity’s current status as a foreign private issuer, either (a) more than 50% of its outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of its executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of its assets cannot be located in the United States and (iii) its business must be administered principally outside the United States. If the Combined Entity loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. The Combined Entity would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, the Combined Entity may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The additional requirements that the Combined Entity would become subject to, if it were to lose its foreign private issuer status in the future once it qualified as a foreign private issuer, could lead us to incur significant additional legal, accounting and other expenses.

The issuance of additional Combined Entity Ordinary Shares in connection with financings, acquisitions, investments, the Equity Incentive Plan, or otherwise will dilute all other shareholders.

The Combined Entity expects to issue additional shares in the future that will result in dilution to all other shareholders. The Combined Entity expects to grant equity awards to employees, directors, and consultants under its Equity Incentive Plan. It may also raise capital through equity financings in the future. As part of its business strategy, the Combined Entity may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of its Combined Entity Ordinary Shares to decline.

The Combined Entity will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.

As a public company, the Combined Entity will incur significant legal, accounting and other expenses that it did not incur as a private company, which it expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Certain of the Combined Entity’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations. Moreover, these rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. The Combined Entity cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

If the Combined Entity’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with the Combined Entity’s key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in its key metrics. Estimates are based on historical experience, industry data, current contracts and customer relationships and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Graphjet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing its consolidated financial statements include those related to allowance for doubtful accounts, assessment of the useful life and recoverability of long-lived assets, fair value of guarantees included in revenue arrangements, fair values of equity-based awards, warrants, contingent consideration, and income taxes. The Combined Entity’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of Combined Entity Ordinary Shares.

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U.S. holders that directly or indirectly own 10% or more of the Combined Entity’s equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.

A non-U.S. corporation generally will be classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of shares of such corporation entitled to vote or (ii) the total value of the shares of such corporation. We do not believe that Graphjet Technology would be classified as a CFC at the time of Closing, although CFC status is determined after taking into account complex constructive ownership rules and, accordingly, there can be no assurance in this regard. The U.S. federal income tax consequences for U.S. holders who at all times are not 10% U.S. equityholders would not be affected by the CFC rules. However, a U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of the Combined Entity’s shares entitled to vote or the total value of our equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, if it were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of the Combined Entity’s applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes) and its earnings and profits, regardless of whether such 10% U.S. equityholder receives any actual distributions. In addition, if we were classified as a CFC, a portion of any gains realized on the sale of its Combined Entity Ordinary Shares by a 10% U.S. equityholder may be treated as ordinary income. The Combined Entity cannot provide any assurances that Graphjet Technology will assist U.S. Holders in determining whether Graphjet Technology or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Graphjet Technology, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.

Our U.S. shareholders may suffer adverse tax consequences if the Combined Entity is classified as a “passive foreign investment company.”

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Graphjet Technology and its subsidiaries and certain factual assumptions, Graphjet Technology does not expect to be treated as a PFIC for the taxable year ending December 31, 2022. Because the value of its gross assets is likely to be determined in part by reference to its market capitalization, a decline in the value of Combined Entity Ordinary Shares may result in Graphjet Technology becoming a PFIC. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) holds its ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them. See “Material U.S. Federal Income Tax Considerations.”

Risks Related to Investments Outside of the United States

As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting that may negatively impact our operations.

As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting, that may negatively impact our operations, including any of the following:

●	higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

●	rules and regulations regarding currency redemption;

●	laws governing the manner in which future business combinations may be effected;

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●	tariffs and trade barriers;

●	regulations related to customs and import/export matters;

●	local or regional economic policies and market conditions;

●	unexpected changes in regulatory requirements;

●	longer payment cycles;

●	tax issues, such as tax law changes and variations in tax laws as compared to the U.S.;

●	complex corporate withholding taxes on individuals;

●	currency fluctuations and exchange controls;

●	exchange listing and/or delisting requirements;

●	challenges in managing and staffing international operations;

●	rates of inflation;

●	challenges in collecting accounts receivable;

●	cultural and language differences;

●	employment regulations;

●	underdeveloped or unpredictable legal or regulatory systems;

●	corruption;

●	protection of intellectual property;

●	social unrest, crime, strikes, riots, civil disturbances, regime changes, political upheaval, terrorist attacks, natural disasters and wars;

●	deterioration of political relations with the U.S.; and

●	government appropriation of assets.

We may not be able to adequately address these additional risks. If we were unable to do so, our operations might suffer, which may adversely impact our business, results of operations and financial condition.

Because of the costs and difficulties inherent in managing cross-border business operations, if in the future we were to operate in multiple countries our results of operations may be negatively impacted as a result.

Managing a business, operations, personnel, or assets in another country is challenging and costly. Any management, now or in the future, that we may have (whether based abroad or in the U.S.) may be inexperienced in cross-border business practices and unaware of significant differences in accounting rules, legal regimes, and labor practices in countries where we have a presence or operate. Even with a seasoned and experienced management team, the costs and difficulties inherent in managing cross-border business operations, personnel and assets can be significant (and much higher than in a purely domestic business) and may negatively impact our financial and operational performance.

If social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, or policy changes or enactments occur in a country in which we may operate, it may result in a negative impact on our business.

Political events in another country may significantly affect our business, assets, or operations. Social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, and policy changes or enactments could negatively impact our business in a particular country.

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We may be deemed a “foreign person” under the regulations relating to Committee on Foreign Investment in the United States (“CFIUS”) and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

Energem’s Sponsor is Energem LLC, a Cayman Islands limited liability company. Energem LLC is beneficially owned by its Chief Executive Officer, Mr. Swee Guan Hoo and its Executive Director, Ms. Doris Wong, both of whom are non-U.S. persons. Thus, the Sponsor is controlled by non-U.S. persons. Energem LLC currently owns 2,862,500 Class B Ordinary Shares, which it acquired prior to Energem’s IPO, and 528,075 Private Placement Units, that were purchased in a private placement which occurred simultaneously with the completion of the IPO. Other equity members of Energem include certain officers and directors of Energem.

Likewise, each of the directors and executive officers of Graphjet is not a resident or citizen of the United States accordingly, we believe they will be deemed non-U.S. persons. Thus, we believe that Graphjet, Energem and our Sponsor constitute a “foreign person” under CFIUS rules and regulations and further, we do not believe the Business Combination between the Company and Graphjet is subject to CFIUS review. However, if the Business Combination with Graphjet were to fall within the scope of applicable foreign ownership restrictions, we may be unable to consummate the Business Combination with Graphjet or we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

If we were to seek an initial business combination other than the Business Combination, the pool of potential targets with which we could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy, which could delay our ability to close our initial business combination within the requisite time period, which means we may be required to liquidate.

Many countries have difficult and unpredictable legal systems and underdeveloped laws and regulations that are unclear and subject to corruption and inexperience, which may adversely impact our results of operations and financial condition.

Our ability to seek and enforce legal protections, including with respect to intellectual property and other property rights, or to defend ourselves with regard to legal actions taken against us in a given country, may be difficult or impossible, which could adversely impact our operations, assets or financial condition.

Rules and regulations in many countries are often ambiguous or open to differing interpretation by responsible individuals and agencies at the municipal, state, regional, and federal levels. The attitudes and actions of such individuals and agencies are often difficult to predict and inconsistent.

Delays with respect to the enforcement of particular rules and regulations, including those relating to customs, tax, environmental, and labor, could cause serious disruption to operations abroad and negatively impact our results.

Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability.

While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures. As governments take steps to address the current inflationary pressures, there may be significant changes in the availability of bank credits, interest rates, limitations on loans, restrictions on currency conversions and foreign investment. There also may be imposition of price controls. If prices for our services rise at a rate that is insufficient to compensate for the rise in the costs of supplies and operations, it may have an adverse effect on our profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth.

If a country in Asia enacts regulations in industry segments that forbid or restrict foreign investment, our ability to continue operations could be severely impaired.

Many of the rules and regulations that companies face concerning foreign ownership are not explicitly communicated. If new laws or regulations forbid or limit foreign investment in the industry in which we operate, they could severely impair our operations and profitability. Additionally, if the relevant central and local authorities find us to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

●	levying fines;

●	revoking our business and other licenses;

●	requiring that we restructure our ownership or operations; and

●	requiring that we discontinue any portion or all of our business.

Any of the above could have an adverse effect on our business operations and could materially reduce the value of your investment.

Corporate governance standards in Asia may not be as strict or developed as in the United States and such weakness may hide issues and operational practices that are detrimental to a business.

General corporate governance standards in some countries are weak in that they do not prevent business practices that cause unfavorable related party transactions, over-leveraging, improper accounting, family company interconnectivity and poor management. Local laws often do not go far enough to prevent improper business practices. Therefore, shareholders may not be treated impartially and equally as a result of poor management practices, asset shifting, conglomerate structures that result in preferential treatment to some parts of the overall company, and cronyism. The lack of transparency and ambiguity in the regulatory process also may result in inadequate credit evaluation and weakness that may precipitate or encourage financial crisis. We will endeavor to take steps to implement practices that will cause compliance with all applicable rules and accounting practices. Notwithstanding these intended efforts, there may be endemic practices and local laws that could add risk to our business and result in an adverse effect on our operations and financial results.

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EXTRAORDINARY GENERAL MEETING OF ENERGEM SHAREHOLDERS

General

Energem is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Energem Board for use at the Extraordinary General Meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting of Energem’s Shareholders

The Extraordinary General Meeting will be held at the office of Energem Corp. located at Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan Kuala Lumpur, Malaysia and will also be accessible via a live audio webcast on __________, 2023 at 10:00 a.m., Eastern Time. Energem Shareholders are encouraged to attend the Extraordinary General Meeting in person or via the live webcast to arrive or access the webcast prior to the start time. If you encounter any difficulties accessing the live audio webcast of the Extraordinary General Meeting or during the Extraordinary General Meeting time, please call the technical support number that will be posted on the live audio webcast login page for the Extraordinary General Meeting. You may attend the Extraordinary General Meeting webcast by accessing the web portal located at https://www.cstproxy.com/energemcorp/2023 and following the instructions set forth on your proxy card.

Record Date; Persons Entitled to Vote

Energem Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Energem Ordinary Shares at the close of business on [_______], 2023, which is the record date for the Extraordinary General Meeting. Shareholders will have one vote for each Energem Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Energem’s warrants do not have voting rights. On the record date, there were 4,620,007 Energem Ordinary Shares outstanding, of which 1,745,207 were Energem Class A Ordinary Shares.

Quorum

A quorum is the minimum number of Energem Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of all the issued and outstanding Energem Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented at the Extraordinary General Meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Energem Class A Ordinary Shares and Energem Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the Extraordinary General Meeting other than the Director Appointment Proposal. Under the terms of the Energem M&A, only the holders of Energem Class B Ordinary Shares are entitled to vote on the Director Appointment Proposal.

Voting Your Shares

If you are a holder of record of Energem Ordinary Shares, there are two ways to vote your Energem Ordinary Shares at the Extraordinary General Meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of the Energem Board. Proxy cards received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

●	In Person. You may attend the Extraordinary General Meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the Extraordinary General Meeting webcast by accessing the web portal located at https://www.cstproxy.com/energemcorp/2023 and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting—How do I attend the Extraordinary General Meeting?” for more information.

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Revoking Your Proxy

If you are a holder of record of Energem Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to Energem’s secretary with a later date so that it is received prior to the vote at the Extraordinary General Meeting or attend the live webcast of the Extraordinary General Meeting and vote electronically;

●	you may notify Energem’s secretary in writing, prior to the vote at the Extraordinary General Meeting, that you have revoked your proxy; or

●	you may attend the live webcast of the Extraordinary General Meeting and vote electronically or revoke your proxy either in person or electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Energem Ordinary Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares?

If you are an Energem Shareholder and have any questions about how to vote or direct a vote in respect of your Energem Ordinary Shares, please contact Laurel Hill Advisory Group, LLC, Energem’s proxy solicitor, by calling 855-414-2266 or send an email to Energem@LaurelHill.com. Banks and brokers can also call 855-414-2266 or send an email to Energem@LaurelHill.com.

Redemption Rights

Pursuant to the Energem M&A, a holder of Energem Public Shares may demand that Energem redeem such shares for cash if the Business Combination is consummated; provided that Energem may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Holders of Energem Public Shares will be entitled to receive cash for these shares only if they deliver their shares to Energem’s transfer agent no later than two (2) business days prior to the Extraordinary General Meeting. Holders of Energem Public Shares do not need to vote on the Business Combination Proposal or be a holder of such Energem Public Shares as of the record date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be redeemed for cash. If a holder of Energem Public Shares properly demands such redemption, delivers his, her or its shares to Energem’s transfer agent as described above, and the Business Combination is consummated, Energem will redeem each Energem public share into a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the Extraordinary General Meeting. It is anticipated that this would amount to approximately $[11.00] per share based on the remaining cash in the Trust Account of [$13,389,668.57] as of the date hereof. If a holder of Energem Public Shares exercises his, her or its redemption rights, then it will be redeeming its Energem Ordinary Shares for cash and will not become a shareholder of the Combined Entity.

Energem’s Sponsor, officers and directors do not have redemption rights with respect to any Energem Ordinary Shares owned by them, directly or indirectly.

Energem requires Public Shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Energem’s transfer agent no later than two (2) business days prior to the vote on the Business Combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed Business Combination. Furthermore, if a holder of an Energem public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the Business Combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Energem Shareholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account.

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Appraisal Rights

Energem Shareholders and holders of Energem Warrants do not have appraisal rights in connection with the Business Combination under Cayman Islands law.

Proxy Solicitation Costs

Proxies may be solicited by mail, telephone or in person. Energem has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies, and it will pay such firm $25,000 plus disbursements for such services.

Other Matters

As of the date of this proxy statement/prospectus, the Energem Board does not know of any business to be presented at the Extraordinary General Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Extraordinary General Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of Energem’s Officers and Directors in the Transactions

In considering the recommendation of Energem Board to vote in favor of approval of the Business Combination Proposal, Energem Shareholders should keep in mind that the Sponsor and Energem’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Energem Shareholders generally. In particular:

●	If the Business Combination with Graphjet or another business combination is not consummated by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus, Energem will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Energem Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and Energem’s directors and officers, which were acquired by the Sponsor for an aggregate purchase price of $25,000 or approximately $0.009 per share prior to the Energem IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[32,085,000] based upon the closing price of $[11.16] per share on Nasdaq on the record date. On the other hand, if the Business Combination is consummated, each outstanding Energem Ordinary Share will remain a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

●

The Sponsor purchased 528,075 placement units from Energem for $10.00 per unit raising $5,280,750. Each placement unit consists of one Class A Ordinary Share and one warrant. Each Energem Warrant is exercisable to purchase one whole Class A Ordinary Share at $11.50 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Energem IPO. All of the proceeds Energem received from the Energem IPO and substantially all of the proceeds from the sale of the placement units were placed in the Trust Account. The private placement units and the Energem Class A Ordinary Shares underlying the private placement units and warrants will become worthless if Energem does not consummate a business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). On the other hand, if the Business Combination is consummated, each outstanding Energem Warrant will become a Combined Entity warrant exercisable to purchase one Combined Entity Ordinary Share following consummation of the Business Combination and each outstanding Energem Ordinary Share will become a Combined Entity Ordinary Share pursuant to the Share Purchase Agreement.

●	If Energem is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Energem for services rendered or contracted for or products sold to Energem. If Energem consummates a business combination, on the other hand, Energem will be liable for all such claims.

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●	The Sponsor and Energem’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Energem’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Energem fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Energem may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). As of the record date, the Sponsor and Energem’s officers and directors and their affiliates had incurred approximately $950,000 of unpaid reimbursable expenses.

●	The Share Purchase Agreement provides for the continued indemnification of Energem’s current directors and officers and the continuation of directors and officers liability insurance covering Energem’s current directors And officers.

●	Energem’s officers and directors (or their affiliates) may make loans from time to time to Energem to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. However, under the promissory note entered into between Energem and the Sponsor before the Energem IPO, $88,542 is due to the Sponsor and payable at Closing of the Business Combination and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

●	Pursuant to the Administrative Support Agreement entered into between Energem and the Sponsor contemporaneous to the Energem IPO, Energem agreed to reimburse the Sponsor $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. Presently, approximately $120,000 is due under the Administrative Support Agreement. If the Business Combination is not consummated, these outstanding payments owed and loans will not be repaid and will be forgiven except to the extent there are funds available to Energem outside of the Trust Account.

Interests of Graphjet’s Directors and Officers in the Business Combination

In considering the recommendation of Energem Board in favor of the approval of the Business Combination Proposal, shareholders should keep in mind that Graphjet’s directors and officers may have interests in such proposal that are different from, or in addition to, those of Energem Shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	Certain of Graphjet’s directors and executive officers will serve as officers of the Combined Entity following the consummation of the Business Combination. As such, in the future they will receive any cash or equity-based compensation that the Graphjet board determines to pay to such officers. For additional information, see the section entitled “Management Following the Business Combination.”

Purchases of Energem Shares

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Energem or its securities, the Sponsor, Energem’s officers and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Energem Ordinary Shares or vote their shares in favor of the Share Purchase Agreement. The purpose of such share purchases and other transactions may be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met.

While the exact nature of any such arrangements has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Graphjet’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Combined Entity Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus.

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PROPOSAL NO. 1—THE NTA PROPOSAL

General

As discussed elsewhere in this proxy statement/prospectus, Energem is asking its shareholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to Energem’s shareholders at the Extraordinary General Meeting. If the NTA Proposal and the Business Combination Proposal are approved at the Extraordinary General Meeting, the following amendments will be made to the current Energem M&A, which shall be effective, if adopted and implemented by Energem, prior to the consummation of the proposed Business Combination:

(a)	Article 36.5(c) of the current Energem M&A shall be deleted in its entirety.

Reasons for the Amendments

Energem shareholders are being asked to adopt the proposed NTA Amendments to the current Energem M&A prior to the Closing, which, in the judgment of the Energem Board, may facilitate the consummation of the Business Combination. The current Energem M&A limits Energem’s ability to consummate an initial business combination if Energem would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of such limitation was initially to ensure that the Energem Ordinary Shares not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Energem Ordinary Shares and the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to provisions of Rule 3a51-1 under the Exchange Act as long as it remains listed on NASDAQ, Energem is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Energem’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination, the current Energem M&A would prevent Energem from being able to consummate the Business Combination even if all other conditions to Closing are met.

Net tangible assts are calculated as total assets, less intangible assets and total liabilities. Graphjet’s financial statements reflect material intangible assets, that consist of graphene and graphite patents, which are included in the non-current assets to Graphjet’s Balance Sheet intangible assets, net. In addition, Graphjet’s financial statements reflect substantial liabilities, including pursuant to research and development. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as Graphjet’s, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement, if there are significant redemptions coupled with the lower tangible assets of Graphjet may adversely affect the stock price of the Combined Entity following the Business Combination.

If the NTA Proposal is approved and the current Energem M&A is amended to remove the net tangible asset requirement and the net tangible asset condition under the Share Purchase Agreement is waived, then it is possible that the Business Combination could be consummated even if Energem’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination. The removal of the net tangible asset requirement may adversely affect the share price of Graphjet following the Business Combination. See “Risk Factors – Risks Related to the Combined Entity and its Shares Following the Business Combination”. If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/prospectus to the “current Energem M&A” shall be deemed to mean the current Energem M&A as amended by the NTA Amendments contained in this NTA Proposal.

Required Vote and Recommendation of the Board

The approval of the NTA Proposal will require a Special Resolution, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal and with effect prior to the consummation of the proposed Business Combination:

(a)	the current memorandum and articles of association of the Energem be amended by deleting Article 36.5(c)

THE ENERGEM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE Energem SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

The existence of financial and personal interests of one or more of Energem’s directors may result in a conflict of interest on the part of such directors between what he, she or they may believe is in the best interests of Energem and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Energem’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “Proposal No. 2: The Business Combination Proposal — Interests of Energem’s Officers and Directors in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 2—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Share Purchase Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Share Purchase Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Energem Shareholders are urged to read this entire proxy statement/prospectus carefully, including the Share Purchase Agreement, for a more complete understanding of the Business Combination.

General

Transaction Structure

The Share Purchase Agreement provides for the purchase by Energem of all of the issued and outstanding Graphjet Pre-Transaction Shares from the Selling Shareholders after which time, Graphjet will become a wholly-owned subsidiary of Energem. The following diagrams illustrate in simplified terms the current structure of Energem and Graphjet and the expected structure of the Combined Entity (i.e., Graphjet Technology) upon the Closing.

Pro Forma Capitalization

The pro forma post-closing enterprise valuation of Graphjet upon the Closing of the Business Combination is estimated to approximate $1.49 billion. We estimate that at the Closing, assuming none of Energem’s Public Shareholders demand of their Energem Public Shares pursuant to the Energem M&A, the shareholders of Graphjet and Graphjet’s management will own more than 79.04% of the issued and outstanding Energem Ordinary Shares assuming no further redemptions by the Energem Shareholders (excluding any outstanding Warrants) and the shareholders of Energem and the Sponsor and its officers and directors will own the remaining Energem Ordinary Shares. Prior to the Closing, the Sponsor and Energem’s officers and directors will own all of the outstanding Energem Class B Ordinary Shares, which will automatically convert at the time of our initial Business Combination into Combined Entity Ordinary Shares on a one for one basis.

Immediately after the Business Combination, assuming no further redemptions by Energem Shareholders, it is anticipated that the existing shareholders of Graphjet will hold as a group approximately 79.04% of the issued and outstanding Combined Entity Ordinary Shares and the current Energem Shareholders including the Sponsor and its officers and directors will hold as a group approximately 2.66% of the issued and outstanding Combined Entity Ordinary Shares including the Placement Warrants.

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The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Energem’s Public Shareholders in connection with the Business Combination and (ii) no Working Capital Units or Extension Units are issued. If the actual facts are different than these assumptions, which they are likely to be in view of the high rate of redemptions in recent months, the percentage ownership retained by Energem’s existing shareholders in the Combined Entity will be different.

If any of the Energem’s Public Shareholders exercise their redemption rights, the percentage of the Combined Entity’s outstanding Ordinary Shares held by Energem’s Public Shareholders will decrease and the percentages of the Combined Entity’s outstanding Ordinary Shares held by the Sponsor and by the Graphjet Shareholders will increase, in each case relative to the percentage held if none of the Energem Class A Ordinary Shares are redeemed. If any of Energem’s Public Shareholders redeem their Energem Class A Ordinary Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate market value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of [October 5], 2023, of [$0.048] would be $[552,000] regardless of the amount of redemptions by the Public Shareholders.

Upon the issuance of Energem Class A Ordinary Shares in connection with the Business Combination, the percentage ownership of the Combined Entity by Energem’s Public Shareholders who do not redeem their Energem Class A Ordinary Shares will be diluted. Energem Public Shareholders that do not redeem their Energem Class A Ordinary Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders.

The following table reflects pro forma share ownership in the Combined Entity following the Business Combination:

	Share Ownership in the Combined Entity
	Pro Forma Combined Assuming No Redemptions Shares	%	Pro Forma Combined Assuming 50% Redemption Shares		Pro Forma Combined Assuming Maximum Redemptions Shares	%
Energem Public Shareholders(2)	1,216,932	0.84%	608,466	0.42%	-	-%
Sponsor and Energem Directors and Officers(3)	3,403,075	2.34%	3,403,075	2.35%	3,403,075	2.36%
Graphjet Selling Shareholders	137,000,000	94.23%	137,000,000	94.63%	137,000,000	95.04%
PIPE Investor Shares	1,000,000	0.69%	1,000,000	0.69%	1,000,000	0.69%
FA Shares(4)(5)	2,760,000	1.90%	2,760,000	1.91%	2,760,000	1.91%
Total Shares Outstanding	145,380,007	100%	144,771,541	100%	144,163,075	100%

Book Value per Energem Ordinary Share(1):

	Graphjet	Energem	Pro-forma combined financial information
	(Historical)	(Historical)	Assuming	Assuming	Assuming
	June 30, 2023	June 30, 2023	Minimum Redemption	50% Redemption	Maximum Redemption
Shares Outstanding	2,500,100	3,403,075	145,380,007	144,771,541	144,163,075

Loss per Share($)	-0.57	0.06	-0.02	-0.02	-0.02

Book Value (S’000)	(1,698)	-5,690	15,502	8,807	2,112

Book Value per Share($)(l)	-0.68	-1.67	0.11	0.06	0.01

(l)	Book Value per Share is calculated by net asset divided by total shares used in the calculation of loss per share

The following table illustrates varying beneficial ownership levels in the Combined Entity, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 0% redemption by Public Shareholders, 50% redemption by Public Shareholders, 100% redemption by Public Shareholders and the maximum redemptions by Public Shareholders:

	Share Ownership in Graphjet Technology
	Assuming No Redemption		Assuming 50% Redemption(1)		Assuming Maximum Redemption(2)
	Number of Shares	Percentage of Outstanding	Number of Shares	Percentage of Outstanding	Number of Shares	Percentage of Outstanding
Graphjet Shareholders	137,000,000	79.04%	137,000,000	79.37%	137,000,000	79.70%
Energem Public Shareholders	1,216,932	0.70%	608,466	0.35%	-	-
Public Warrants	11,500,000	6.63%	11,500,000	6.66%	11,500,000	6.69%
Sponsor and related party	3,403,075	1.96%	3,403,075	1.97%	3,403,075	1.98%
Placement Warrants(4)	528,075	0.31%	528,075	0.31%	528,075	0.31%
FA Shares(3)	2,760,000	1.59%	2,760,000	1.6%	2,760,000	1.60%
Equity incentive plan	15,922,062	9.19%	15,816,757	9.16%	15,711,453	9.14%
PIPE Investor Shares	1,000,000	0.58%	1,000,000	0.58%	1,000,000	0.58%
Total	173,330,144	100%	172,616,373	100%	171,902,603	100%
Total Pro Forma Book Value
Post-Redemptions ($’000)	$15,502		$8,807		$2,112
Pro Forma Book Value Per Share	$0.09		$0.05		$0.01

(1)	Assumes Illustrative 50% Redemptions of 608,466 Energem Class A Ordinary Shares in connection with the Business Combination. For a description of the Maximum Redemption Scenario, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	Assumes Illustrative Maximum Redemptions of 1,216,932 Energem Class A Ordinary Shares in connection with the Business Combination. For a description of the Maximum Redemption Scenario, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(3)	Assumes transaction equity fees of approximately 2% paid in Energem Class A Ordinary Shares, which are referred to as the “FA Shares”.

(4)	Does not reflect the potential cashless exercise of the Placement Warrants.

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Transaction Consideration

The Business Combination implies a pro forma post-closing enterprise value of $1.49 billion and a current equity value of Graphjet at more than $2.20 billion, and at Closing, if the Share Purchase Agreement is approved by Energem’s shareholders and the transactions contemplated by the Share Purchase Agreement are consummated, Energem will acquire all of the issued and outstanding shares of Graphjet and, thereafter, Graphjet will become a wholly-owned subsidiary of Energem. Each Selling Shareholder shall receive a number of Energem Class A Ordinary Shares subject to a formula set forth below. Due to the fair market value in excess of the Transaction Consideration of $1.38 billion equity value, Baker Tilley deemed the transaction “fair” to Energem shareholders.

The Share Purchase Agreement computes the Consideration Shares as the right for each Selling Shareholder to receive at the Closing of the Business Combination, a number of Energem Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Graphjet Pre-Transaction Shares outstanding immediately prior to the Closing, multiplied by the number of Graphjet Pre-Transaction Shares held by such Selling Shareholder (the “Conversion Ratio”). The total consideration payable to the Selling Shareholders in accordance with the Share Purchase Agreement is also referred to herein as the “Transaction Consideration.”

The Transaction Consideration to be paid pursuant to the Share Purchase Agreement to the Selling Shareholders, as of immediately prior to the Closing, for the purchase of all issued and outstanding Graphjet Pre-Transaction Shares, shall be that number of Energem Class A Ordinary Shares equal to (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which $30,000 (i.e., the Target Net Working Capital Amount) exceeds the Net Working Capital Amount (but not less than zero) (as defined in the Share Purchase Agreement and herein), minus (iii) the Closing Net Indebtedness amount (as defined in the Share Purchase Agreement and herein), minus (iv) the amount of any Transaction Expenses (as defined in the Share Purchase Agreement), divided by ten dollars ($10.00) (in the aggregate, the “Consideration Shares”). See a copy of the Share Purchase Agreement attached to this proxy statement/prospectus as Annex A.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of Energem and Graphjet. The following is a brief description of the background of these negotiations and the resulting Business Combination.

Energem is a blank check company incorporated in the Cayman Islands on August 6, 2021 and formed for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Energem’s intention was to capitalize on the substantial deal sourcing, investing and operating expertise of its management team and advisors in order to identify and combine with one or more businesses in the disruptive green technology and energy sector broadly with a spotlight on sustainability and impact during the countdown to achieve the UN Sustainable Development Goals (“UN SDGs”) by 2030. This focus is driving numerous attractive and high-growth commercial opportunities that can contribute to the solution of complex global challenges such as zero emissions, industrial innovation, reduction of waste, and combating climate change. Indeed, ESG investing continues to grow in significance with both institutional and retail investors, and its alignment with consumer behavior continues to grow as well.

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Energem’s Initial Public Offering

On November 18, 2021, Energem closed its initial public offering (taken together with the underwriter’s full exercise of the over-allotment option) of 11,500,000 units, with each unit consisting of one Energem Class A Ordinary Share and one warrant, generating total gross proceeds of $115,000,000. Prior to the consummation of the Energem IPO, Sponsor purchased 2,875,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. Simultaneously with the consummation of Energem’s IPO and the full exercise of the underwriters’ over-allotment option, Energem consummated the private sale of 528,075 private placement units to Sponsor, each of unit comprises one Energem Class A Ordinary Share and one warrant to purchase one Energem Class A Ordinary Share at an exercise price of $11.50 per share, at a price of $1.50 per warrant, generating gross proceeds of approximately $5,280,750.

Prior to the consummation of the Energem IPO, neither Energem, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Energem.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), acted as the sole book-running manager and as representative of the underwriters for Energem’s initial public offering. The final underwriting agreement executed entitles the underwriters to a deferred fee of $0.35 per share, or $4,025,000 in the aggregate without adjustment for redemptions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement entered into in connection with the initial public offering. In addition to the foregoing, EF Hutton performed additional services related to the $10,000,000 PIPE Investment and is entitled to additional fees. Specifically, EF Hutton will be paid a PIPE placement fee of 6% of the $10,000,000 PIPE Investment totaling $600,000 at closing.

As reported on November 18, 2022 on Form 8-K, Energem Shareholders approved the Second Amended and Restated Articles of Association at the November 16, 2022, Extraordinary General Meeting, giving Energem the right to extend the date to consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination before it must cease its operations if it fails to complete such business combination, and redeem or repurchase 100% of the Energem Class A Ordinary Shares by up to nine one-month extensions to August 18, 2023 (the “Extension Date”). In connection with the approval of the new Extension Date at the Extraordinary General Meeting, holders of 9,604,519 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,138.99. Following the payment of the redemptions, the Trust Account had a balance of approximately $19,360,390.01.

Energem caused $0.045 per outstanding Class A Ordinary Share, giving effect to the redemptions disclosed above, or approximately $85,296.45 for the remaining 1,895,481 Class A Ordinary Shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

Further, as reported on December 16, 2022 on Form 8-K, Energem caused $0.045 per outstanding Class A Ordinary Share or approximately $85,296.45 for 1,895,481 Class A Ordinary Shares to be paid to the Trust Account on December 15, 2022 in advance of the December 18, 2022 due date for the second monthly extension of the Termination Date.

In addition, as reported on January 17, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on January 13, 2023 in advance of the January 18, 2023 due date for the third monthly extension of the Termination Date.

As reported on February 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on February 10, 2023 in advance of the February 18, 2023 due date for the fourth monthly extension of the Termination Date.

As reported on March 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on March 10, 2023 in advance of the March 18, 2023 due date for the fifth monthly extension of the Termination Date.

As reported on April 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on April 14, 2023 in advance of the April 17, 2023 due date for the sixth monthly extension of the Termination Date.

As reported on May 16, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on May 15, 2023 in advance of the May 18, 2023 due date for the seventh monthly extension of the Termination Date.

As reported on June 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on June 14, 2023 in advance of the June, 2023 due date for the eighth monthly extension of the Termination Date, to extend the term through July 18, 2023.

As reported on July 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on July 12, 2023 in advance of the July18, 2023 due date for the ninth monthly extension of the Termination Date, to extend the term through August 18, 2023.

On August 10, 2023, at 8.30 a.m. ET, the Company held a duly convened extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from August 18, 2023 to February 18, 2024.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A Ordinary Shares or approximately $54,761.94 for 1,216,932 Class A Ordinary Shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date.

In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A Ordinary Shares or approximately $54,761.94 for 1,216,932 Class A Ordinary Shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

Energem’s Identification of Potential Targets

On November 30, 2021, Energem formally engaged ARC Group as its financial advisor in order to, among other things, provide financial advice on the potential business combination, assist Energem in requesting and analyzing due diligence information, review financial information, develop presentations for the Energem Board and provide other customary financial advisory and investment banking services related to a de-SPAC transaction. Energem selected ARC Group to assist the Energem Board due to Arc Group’s extensive experience in finance and technology and extensive merger and acquisition expertise particularly in the SPAC area as well as its extensive global contacts particularly throughout Southeast Asia. Moreover, Energem enjoyed a pre-existing relationship with ARC Group having previously worked with Arc Group as it was Energem’s adviser for the Energem IPO, which means a greater likelihood of obtaining favorable economic terms from Arc Group.

In fact, it was Arc Group that introduced Energem to Graphjet on 27 April 2022 being one of the many potential targets introduced by Arc Group to Energem. ARC Group did not have a professional or contractual preexisting relationship with Graphjet. ARC Group was aware of Graphjet and their potential as a listed company, by virtue of the positive press Graphjet was receiving in Malaysia, and as such facilitated the introduction between Energem and Graphjet in relation to this transaction. Graphjet did not employee a financial advisor connected with this transaction. Baker Tilley acted solely as a financial advisor to Energem through this transaction including their production of the fairness opinion.

As at the date of introduction between Energem and Graphjet, Energem had already fielded preliminary meetings and executed NDAs with 5 potential targets (excluding Graphjet), all of which were determined by the Energem Board to be unsuitable as a potential target due to various reasons including limited growth potential, political instability, heavy capital expenditure and other reasons. Arc Group is entitled to a one-time payment of $225,000 plus a success-based fee of 2% equity of the surviving entity’s pre-money enterprise value.

Certain principals of Arc Group have deep connections in Kuala Lumpur, Malaysia where certain officers and directors of Graphjet reside. Arc Group had in total introduced two potential targets within Malaysia (including Graphjet) to the Energem Board for the Energem Board’s consideration and introduced a total of six potential targets to the Energem Board for consideration out of the total 14 potential targets identified by Energem.

Following the requisite time after the Energem IPO, Energem’s officers, advisors and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives from the Energem management team contacted, and were contacted by, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. In addition, certain Energem advisors and directors also identified potential business combination candidates for Energem.

In light of the volume of potential partners to a business combination (including Graphjet, collectively, the “Potential Targets”) with whom Energem had an opportunity to engage in discussions, the Energem management team commenced standing weekly update calls with members of the Energem Board in February 2022.

Between December 2021 and June 2022, Energem engaged in discussions, including at least one in person meeting, with at least fourteen (14) Potential Targets. The industries in which these Potential Targets operated included clean energy technology, biotechnology, biodiesel, construction and maintenance for EPC services for oil and gas pipelines, polymer production, waste-to-energy technology, refinery, EV, green technology, sustainable food production, waste-to-energy, chemical analysis microsystems, medical, and powerplant.

Of these Potential Targets that Energem met with at least one time, Energem also:

●	Entered into non-disclosure agreements with seven (7) of the fourteen Potential Targets (including Graphjet);

●	Received management presentations or confidential information memorandums from fourteen (14) of the Potential Targets (including Graphjet);

●	Fielded two meetings with eight (8) Potential Targets (including Graphjet);

●	Fielded with three or more additional meetings with five (5) Potential Targets (including Graphjet);

●	Fielded more than six meetings with an additional three Potential Targets (including Graphjet);

●	Obtained access to a virtual dataroom, and conducted additional due diligence of varying degrees, with respect to one Potential Target in addition to Graphjet; and

●	Provided a letter of intent (“LOI”) with respect to a business combination to three Potential Targets (two in addition to Graphjet). The other two companies were in the business of manufacturing vegetable oils and designing innovative technology to screen for cancer and other diseases.

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Energem’s Review of Graphjet

On May 5, 2022, Energem entered into a non-disclosure agreement with Graphjet. The non-disclosure agreement did not include a standstill.

On May 5, 2022, Energem held a follow-up conversation with a team of investment bankers with ARC Group Limited, during which Energem was afforded an opportunity to ask additional questions with respect to Graphjet and the proposed process related to a potential business combination.

On May 9, 2022, members of Graphjet’s management met with Energem in order to provide Energem with a management presentation on the Graphjet business.

On May 12, 2022, Doris Wong and Swee Guan Hoo of Energem and Lim Hooi Beng and Lee Ping Wei of Graphjet, spoke directly in order to familiarize themselves with each other, their goals and the respective teams at Energem and Graphjet. In addition, the call included a high-level discussion of enterprise value to revenue and earnings multiples (i.e., the EV-Rev and EV-EBITDA multiple) attributed to peer companies of Graphjet engaged in similar business in a wide variety of development and geography of EV/EBITDA multiple-indicated ranged between 5x to 55x.

Between May 5, 2022 and June 2, 2022, Energem engaged in a series of diligence meetings with Graphjet and its representatives in order to, among other things, better understand Graphjet’s operations, financial model, products and technology.

In parallel with pursuit of other Potential Targets during this time, as set forth above, multiple discussions with Graphjet’s Management were held in order to better understand Graphjet’s expectations on material terms in connection with any potential business combination. These parallel discussions included Doris Wong and Swee Guan Hoo of Energem and Lim Hooi Beng and Lee Ping Wei of Graphjet. Although there was little discussion with respect to either parties’ specific expectations in regard to valuation, during this call Graphjet articulated their thematic focus on deal certainty and pricing an initial business combination in a manner that was fair to all parties (including, in particular, to Energem Shareholders) and that would create what Energem Shareholders and other prospective investors would ideally see as an attractive investment opportunity that held the potential to generate outsized returns and long-term value creation. Additional high-level discussion also included concepts such as post-closing consideration structures, post-closing governance matters, exclusivity, process and timing related to any potential business combination.

On May 20, 2022, representatives from Energem, the ARC Group team with whom Energem was working, and Graphjet held a video conference meeting to discuss the merits of Graphjet’s technology, the likelihood of patentability, the strength of their management team and the prospects of their future earnings.

Throughout the course of these discussions, the Energem management team worked with the ARC Group team to continue work on the valuation analysis of Graphjet. As part of this work, Energem and its advisors looked at a broader spectrum of potential peer companies in order to both understand a broader range of potential trading outcomes and investor sentiment in related categories. This work included reviewing companies that were not viewed as being direct peers by the Energem management team or ARC Group. The Energem management team also looked at companies at divergent ends of the valuation spectrum. This broader review was conducted because Energem management and ARC Group believed that reviewing and understanding a broader range of data would help them to better understand potential value ranges, the factors driving divergent valuation outcomes and, as a result, focus diligence efforts on key valuation drivers.

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Based on this broader review, Energem believed that key differentiators for Graphjet that would need to be confirmed as part of the diligence process included the likelihood of its letters of intent with customers being finalized and production meeting demand, plus growth in the future, the diversification of its business model and comparatively strong margins and/or revenue scale. Accordingly, Energem continued to believe that a potential business combination with Graphjet presented the potential for outsized returns to its shareholders.

Following initial business diligence and high-level discussions with respect to business expectations for any potential business combination, on May 14, 2022, Energem provided Graphjet with a first draft of the LOI which included an enterprise valuation of $1.25 billion.

On May 18, 2022, Graphjet sent Energem a revised draft LOI, which included an adoption of principal terms and a counteroffer of an enterprise valuation of $2.00 billion. Graphjet had indicated to Energem via its comments in the revised draft LOI that Graphjet’s Board anticipates an enterprise valuation of at least $2.0 billion and more in the region of $2.5 billion in light of its patent-pending (at that time), state of the art technology for the manufacture of graphene and graphite exclusive to Graphjet and the interest generated in the market evidenced by non-binding letters of intent for a significant production demand. Graphjet therefore had amended the enterprise valuation of Graphjet from $1.25 billion to $2.0 billion while maintaining the previously proposed transaction consideration.

The proposed increase in the closing enterprise valuation by Graphjet to $2.0 billion was agreed to by Energem in the LOI due to a number of factors, including:

●	Indications from Graphjet’s board of directors that it was expecting a valuation at least $2.0 billion;

●	Graphjet’s non-binding letters of intent from four potential customers for significant production demand;

●	As a result of increasing visibility into, and comfort with, the prospect pipeline supporting Graphjet’s forecasted revenue projections forecasted 2023 through 2027 gross revenue projections of RM3,800,000,000 (USD $843,320,320) for Graphjet;

●	In light of Energem’s belief that, based on its valuation work in consultation with ARC Group, the increased closing enterprise valuation continued to represent a meaningful discount to comparable median valuations; and

●	The tentative transaction consideration remained at $1.0 billion.

The enterprise valuation of $2.0 billion initially agreed to by Energem in the course of negotiating the LOI was based on preliminary negotiations, as of May 2022, which was not binding or a final agreement. Upon further negotiation through June 2022, as described in this registration statement/prospectus, Energem continued to negotiate which led to the definitive Transaction Consideration agreed upon of $1.39 billion with a pro forma post-closing enterprise value of $1.49 billion.

From May 14, 2022 through June 2, 2022, Energem and Graphjet also continued active negotiations with respect to the terms of the LOI.

Following extended discussions with Potential Targets including Graphjet, discussions with several other Potential Targets were discontinued for various reasons, including the other Potential Targets’ maturity of the business, the lack of a near-term path to profitability, the valuation of the Potential Target, the strength of the management team of the Potential Target, and the lack of competitive advantages or sufficient barriers to entries for the Potential Target. While Energem continued to field weekly update calls with the Energem Board throughout this process, Energem also held an Extraordinary General Meeting of the Energem Board on May 31, 2022 in order to review the status of discussions with, and work completed on, Graphjet. At this Extraordinary General Meeting it was determined that Energem should proceed to enter into an LOI with Graphjet that contained mutual exclusivity obligations and, accordingly, discontinue discussions with the final two other Potential Target with whom discussions were ongoing on a letter of intent. On June 3, 2022, Energem and Graphjet entered into an LOI.

The final LOI provided, among other things, that Energem would pay transaction consideration consisting of approximately $1 billion, payable in combined entity ordinary shares at a price of $10.00 per share. The LOI also provided that all outstanding options and warrants, and all other convertible securities of Graphjet, shall have been converted into equity of Graphjet or cancelled prior to the business combination, and any rights to acquire equity of Graphjet will be extinguished as of Closing. The LOI further provided that key employees of Graphjet shall each enter into a non-competition and non-solicitation agreement for a period of two (2) years after the Closing and certain executives and employees of Graphjet will be required to enter into mutually acceptable employment agreements with the combined entity and certain of Energem’s officers and directors will enter into employment or consulting agreements with the combined entity. In addition, the LOI provided initial board of directors of the combined entity will have five (5) directors, of which three (3) will be considered independent in accordance with Nasdaq requirements.

The LOI also provided express language that the terms therein were not binding and that the LOI was merely issued as an indication of interest. Accordingly, Graphjet agreed to proceed with the proposed transaction consideration of approximately $1 billion with the understanding that the final transaction consideration shall be ultimately determined through further negotiation between the parties and upon obtaining the results of significant due diligence by Energem and its legal counsel, analysis of Graphjet’s earnings projections, customer contracts, proof of concept, present and future production capacity, and marketing plans by the Energem Board, advice of Arc Group, which led to further deliberation on the appropriate valuation methodology of Graphjet and, ultimately, the final transaction consideration (the “Transaction Consideration”).

The factors that contributed to Energem deciding to increase the Transaction Consideration from $1 billion in the LOI to $1.38 billion include, among other things, Graphjet’s technology, contracts, highly differentiated growth profile, a belief that Graphjet’s position was more defensible in its marketplace, more predictable operations and visibility and confidence with respect to Graphjet’s ability to deliver accelerated growth compared to peers trading at meaningfully higher revenue multiples and the willingness of Graphjet’s shareholders and the request of Energem to “roll” all of their equity in the potential business combination (and forego the opportunity to receive cash consideration).

On June 8, 2022, the Energem Board retained the public accounting and consulting firm, Baker Tilly (Malaysia), to opine upon the fairness of the proposed acquisition of 100% of the equity interests in Graphjet for the Transaction Consideration of $1.38 billion. See Annex D containing Baker Tilly’s June 24, 2022 fairness opinion and “Opinion of Baker Tilly” below.

During the second week of June 2022, in addition to the weekly meetings that, for the most part, continued to be held by Energem management with the Energem Board, at the request of the independent directors of Energem, Rimon P.C. fielded weekly calls with the independent directors of Energem. This meeting was requested by the independent directors in order to obtain Rimon P.C.’s guidance on how best to oversee the work of Energem’s management and advisors and to carry-out and execute their duties as fiduciaries of the Energem Shareholders. During this call, the independent directors also discussed the diligence process to date and the diligence process that would be conducted prior to the entry into any definitive agreements in respect of the potential business combination with Graphjet.

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During the months of June and early July 2022, Energem and Graphjet (together with their respective advisors) engaged in a series of discussions regarding the considerations on the structuring of the potential business combination, including with respect to tax implications with respect thereto. During the course of these discussions, various structuring options were proposed and considered by the parties, including structures that might provide Energem Shareholders with more certain tax treatments. However, following thorough exploration of these various structuring alternatives, Graphjet indicated that it viewed the alternative structures as problematic from a tax perspective and was, therefore, unwilling to proceed with the potential business combination on the basis of any structure other than that contemplated by the ultimate structure provided for in the Share Purchase Agreement. Further, during the course of these discussions, various structuring options were proposed and considered by the parties with regard to and various terms and provisions were proposed and considered. After considering the various options, the parties agreed upon the structure and terms contemplated by the Share Purchase Agreement and Graphjet Articles.

Also during the months of June and July 2022, members of the Energem management team together with its advisors (including ARC Group and Rimon P.C. and other advisors of Energem reviewing the business, product and technology of Graphjet) engaged in a review of due diligence materials provided with respect to Graphjet, held telephonic conferences and virtual meetings with the Graphjet management team and their representatives in order to discuss commercial, regulatory, tax, legal, employment and other elements of Graphjet’s business and future prospects. During this time, Energem’s management team and advisors also provided supplemental diligence requests based on the materials provided and the discussions during such meetings and received supplemental requests from Graphjet in response.

Following completion of preliminary due diligence and preliminary structuring discussions, it was determined that Energem would provide the first draft of the Share Purchase Agreement. Accordingly, on June 27, 2022, Rimon P.C. sent an initial draft of the Share Purchase Agreement to Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”). Nelson Mullins responded with revised drafts on July 6, 2022 and July 28, 2022. Rimon, P.C. sent updated revised drafts to Nelson Mullins on July 17, 2022 and July 26, 2022, July 30, 2022, July 31, 2022. In addition, Ogier (Cayman) LLP (“Ogier”), Cayman Islands counsel to Energem, reviewed the SPA and provided comments to the draft on July 27, 2022, and Malaysian counsel for each party reviewed the drafts and provided comments including Energem’s legal counsel with respect to Malaysian law, Messrs. Ong, Ric & Partners.

Simultaneous with the discussion of the composition of the Board of the combined entity, negotiations for the retention of officers of Energem to the combined entity has been discussed and negotiated throughout the various drafts. Energem had initially taken the position that Energem’s officers and directors are open to negotiate on continued consultation to the combined entity, provided that the officers and directors receive compensation in the form of cash payments for services to be rendered. By way of reply, Graphjet is of the opinion that at least 1 executive director and 1 individual director of Energem should be appointed to the Board of the combined entity at the time of consummation to ensure proper corporate governance and to ensure proper consummation of the combined entity.

The initial discussion revolved around a Board consisting of 5 individuals, with 2 individuals to be designated by Energem and 3 individuals to be designated by Graphjet. Following numerous discussions, parties have finally agreed for a Board consisting of 7 individuals, with 3 individuals to be designated by Energem and 4 individuals to be designated by Graphjet.

It has been agreed for Swee Guan Hoo to be retained and employed as an executive director of the combined entity, Doris Wong Sing Ee to be retained as an independent director of the combined entity and Wong Kok Seong to be retained as an independent director due to their respective qualifications and expertise that would be beneficial to proper corporate governance of the combined entity. Save for Swee Guan Hoo, Doris Wong Sing Ee and Wong Kok Seong, no other officer or director affiliated with Energem prior to the business combination are employed or retained by the combined entity.

Swee Guan Hoo being employed as an executive director shall be responsible for (i) reporting to and assisting the CEO; (ii) assisting the Board of Directors to develop a vision and strategic plan to guide the Combined Entity; (iii) acting as a professional advisor to the Board on all aspects of the Combined Entity’s activities; (iv) reviewing and revising existing policies and procedures and providing consultation to the Board if new policies are required; (v) monitoring policies and procedures for effectiveness and compliance; (vi) ensuring that the operation of the Combined Entity meets the expectations of its clients and the Board; (vii) overseeing the planning, implementation and evaluation of the Combined Entity’s operation; and (viii) identifying and evaluating the risks to the Combined Entity’s clients, staff, management, volunteers, property, finances, goodwill and image and implement measures to control risks. An Executive Employment Agreement with Swee Guan Hoo would be entered into and be governed under Malaysian law.

Doris Wong Sing Ee and Wong Kok Seong both being retained as an independent director shall be responsible for (i) acting as a professional advisor to the Board on all aspects of the Combined Entity’s activities; (ii) reviewing and revising existing policies and procedures and providing consultation to the Board if new policies are required; (iii) monitoring policies and procedures for effectiveness and compliance; (iv) ensuring that the operation of the Combined Entity meets the expectations of its clients and the Board; (v) identifying and evaluating the risks to the Combined Entity’s clients, staff, management, volunteers, property, finances, goodwill and image and implement measures to control risks; and (vi) exercising independent judgment to oversee the management and promote Nasdaq business and regulatory objectives for the best interest of the stockholders.

Commencing on June 10, 2022 through the signing of the LOI, Energem invited certain of its external advisors to join weekly update calls with the Energem Board, in order to update the Energem Board on the status of negotiations with respect to the prospective Share Purchase Agreement and the results of due diligence.

The parties held calls on June 16, June 19, June 24, June 28, July 12, July 18, July 22, July 25, July 26, July 28, July 29, and July 31 involving members of the Energem and the Graphjet management teams, along with representatives from Rimon P.C., Nelson Mullins and Malaysian counsel for both companies in order to discuss issues remaining in the Share Purchase Agreement, which included a fair valuation of Graphjet, deal certainty for Energem with respect to shareholder approvals and support arrangements to be delivered by shareholders of Graphjet at or prior to signing, allocation of risk in the representations and warranties and the covenants of each party.

To determine a fair valuation of Graphjet, the Energem Board hired and convened with financial advisors and its legal team, relied on their own financial and capital markets background, as well as obtained a fairness opinion from Baker Tilly (Malaysia), its independent financial advisor, to opine on the fairness of the proposed acquisition of 100% of the equity interests in Graphjet for the Transaction Consideration of US$1.38 billion. The fairness opinion ascertained that the Transaction Consideration at $1.38 billion is “fair” from a financial point of view, based on Baker Tilly’s application of the Relative Valuation Approach method, and applying a fifty percent (50%) Start-Up Discount to Graphjet’s valuation to account for uncertainties related to Graphjet’s pre-revenue start-up status. Baker Tilly concluded that the fair market value of the entire equity interest in Graphjet ranges from USD $2.20 billion to $2.65 billion while the Transaction Consideration falls below Graphjet’s fair market value. Due to the market value in excess of the Transaction Consideration of $1.38 billion, Baker Tilley deemed the transaction “fair” to Energem shareholders.

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On July 28, 2022, the Energem Board held a meeting with all five members of its board of directors present to consider the terms of the Share Purchase Agreement and the other definitive agreements contemplated thereby. Present at this meeting in addition to Energem’s five members of its board of directors, were Mr. Kiu Cu Seng – Energem’s Chief Financial Officer, Mr. Ian Hanna of ARC Group Limited, Mr. Jeff Tan of Baker Tilly MH Advisory Sdn. Bhd. (Independent Adviser), Mr. Ng Woon Lit of Baker Tilly MH Advisory Sdn. Bhd. (Independent Adviser), Ms. Michelle Cheah – Baker Tilly MH Advisory Sdn. Bhd. (Independent Adviser), Mr. Tuw Min Ric and Mr. Jarrett Ong of the law firm, Ong, Ric & Partners, Malaysian Legal Adviser, and Ms. Debra Vernon of Rimon Law, U.S. Legal Adviser.

At this meeting, Rimon P.C. advised the members of the Energem Board of the material transaction terms for the Energem Board. Following the overview provided by Rimon P.C., representatives from ARC Group reviewed for the Energem Board, management’s valuation ascribed to Graphjet in connection with the Business Combination and the financial projections for the combined business.

Included in this presentation by ARC Group, explained for the benefit of the Energem Board that the Transaction was priced based upon forecasted 2023 through 2027 gross revenue projections of RM3,800,000,000 for Graphjet. Certain costs of goods sold projections 2023 through 2027 were also included in the presentation for the sole purpose of understanding potential net revenue projections and whether the profits and revenue projection were reasonable.

Both during and after these summary reviews, the Energem Board engaged in extensive discussion, including with respect to the peer group selected by Energem management and ARC Group, the diligence comfort obtained with respect to the forecasted 2023 through 2024 revenue projections of approximately USD $840 million for Graphjet and other matters. In particular, the Energem Board asked questions on the diligence approach and ability of Energem management and its advisors to confirm Graphjet’s pipeline of prospects that provided support for the 2023 revenue projections. Energem management indicated that it had been provided access to Graphjet’s salesforce data in order to better understand the nature and extent of contacts with the pipeline of prospects.

Following thorough discussion, the Energem Board determined to adjourn in order to afford directors more time to study the materials presented to the board of directors and to review the proposed Share Purchase Agreement and the other definitive agreements contemplated thereby.

Between June 2, 2022 and August 1, 2022, Energem management and advisors also obtained additional information and comfort in order to assist it in the independent validation of the pipeline of prospects supporting the forecasted revenue projections of Graphjet. This included a review of evidentiary support including interviews with members of the Graphjet and its leadership and other pipeline tracking information.

On July 28, 2022, the Energem Board unanimously approved the entry into the Share Purchase Agreement and the Ancillary Agreements contemplated thereby with a transaction consideration of $1.38 billion, giving a tentative pro forma post-closing enterprise value of Energem at $1.49 billion taking into consideration the gross proceeds held in in trust in the sum of $115 million (assuming no redemptions from Energem’s shareholders) and the transaction consideration of $1.38 billion.

On July 29, 2022, Doris Wong and Swee Guan Hoo of Energem and Lim Hooi Beng and Lee Ping Wei of Graphjet spoke directly in order to agree on the valuation of Graphjet subsequent to the exchanged LOIs with differing valuations and in reference to the fairness opinion provided by Baker Tilly (Malaysia), Graphjet’s independent financial advisor. The Parties ultimately agreed upon the Transaction Consideration of $1.38 billion premised on the following factors:

●	Graphjet’s unprecedented and innovative manufacturing process that controls the quality of both the graphite and the resulting graphene, resulting in higher quality products than are produced using either mined graphite or artificial graphite derived from coal -based or petroleum-based production;

●	Graphjet’s non-binding letters of intent from four potential customers for significant production demand;

●	As a result of increasing visibility into, and comfort with, the prospect pipeline supporting Graphjet’s forecasted revenue projections forecasted 2023 through 2027 gross revenue projections of RM3,800,000,000 (USD $843,320,320) for Graphjet;

●	In light of Energem’s belief that, based on its valuation work in consultation with ARC Group, the increased closing enterprise valuation continued to represent a meaningful discount to Graphjet’s valuation pursuant to the Fairness Opinion; and

●	The Transaction Consideration offered at an immediate premium is in the best interest of the shareholders of Energem and is a fair valuation of Graphjet.

On August 1, 2022, Energem and Graphjet and their advisors finalized the Share Purchase Agreement and the Ancillary Agreements contemplated thereby and executed the Share Purchase Agreement. Later that day, Graphjet and Energem issued a press release announcing the entry into the Share Purchase Agreement.

Between June 27, 2022 and August 1, 2022, numerous drafts of the Share Purchase Agreement have been exchanged between the parties for mutual discussion and negotiation with the initial terms drafted in reliance of the terms of the LOI. The terms of the Share Purchase Agreement has also been constantly updated and revised after the field calls between the officers from both Energem and Graphjet on a consistent basis and the continued due diligence from both parties and taking into account the opinion of professionals and experts, including independent financial advisors, Malaysian counsels and Cayman counsels.

●	On June 27, 2022, Rimon P.C. sent over the initial draft relying on the terms of the LOI with a placeholder on the transaction consideration pending further discussion between parties;

●	On July 6, 2022, Nelson Mullins replied with comments on the initial draft, with amendments to Graphjet’s benefit plans provision, transfer taxes provision and board composition while incorporating comments from Graphjet’s Malaysian counsel in relation to Malaysian law and varying the description of the composition of Graphjet being a Malaysian entity;

●	On July 17, 2022, Rimon P.C. made further comments and revisions to Nelson Mullin’s comments, and sought confirmation from the parties on the transaction consideration, board size and composition and the tentative execution date of the agreement, while proposing drafts for other definitive agreements including the Form of Registration Rights Agreement, the Executive Employment Agreement, the Form of New Incentive Equity Plan, the Form of Indemnification Agreement and the Form of Joinder Agreement all of which were to be exhibited in the Share Purchase Agreement;

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●	On July 21, 2022, Energem’s Malaysian counsel made comments and revisions to sections in relation to the applicability of Malaysian law, including the validity of the structure proposed for the business consummation, tax provisions and arbitration provisions;

●	On July 26, 2022, Rimon P.C. following discussions made through calls on July 18, July 22, July 25 and July 26 respectively, made further revisions to the draft including a board size of 7 individuals while also clarifying the revisions made to the draft including the deletion of the concept of “outstanding shares” for Graphjet being a Malaysian entity, tax provisions and arbitration provisions, including adding clarity to the definitive agreements;

●	On July 27, 2022, Ogier responded with general comments on the Share Purchase Agreement;

●	On July 28, 2022, Nelson Mullins responded with revisions to the Share Purchase Agreement including the proposed plant location of Graphjet and provided comments to other definitive agreements, including approving the further revisions made by Rimon P.C. on July 26, 2022;

●	On July 28, 2022, Rimon P.C. replaced the placeholder of the transaction consideration and inserted the value of $1.38 billion, giving a tentative pro forma post-closing enterprise value of Energem at $1.49 billion while sending over clean versions of the other definitive agreements;

●	On July 29, 2022, Nelson Mullins reverted confirming the transaction consideration of $1.38 billion; and

●	On July 30 and 31, 2022, Rimon P.C. finalized the Share Purchase Agreement including confirming the post-closing company name, board size and designation rights.

The final terms agreed by the parties differed from the LOI in terms of the board composition, designation rights and the contemplated transaction consideration. Energem’s M&A contains a waiver of the corporate opportunities doctrine, which was inserted as a routine matter by Ogier, Energem’s Cayman Islands legal advisors. Energem’s Board does not believe that the waiver of the corporate opportunities doctrine in the Energem M&A impacted Energem’s search for an acquisition target in any respect. The Energem Board unanimously believe they are fundamentally working in the best interest of Energem and its shareholders in selecting Graphjet as its target company with which to complete the Business Combination for the extensive reasons set forth in this proxy statement/prospectus.

The pro forma share information included throughout this proxy statement/prospectus reflects the $10,000,000 PIPE Investment with the PIPE Investor pursuant to the binding PIPE Investment Term Sheet executed on September 16, 2023.

On July 10, 2023, EF Hutton informed Graphjet and Nelson Mullins that it would be possible to arrange for a financing in a way that would not change the valuation of Graphjet in the Business Combination, thus primarily diluting the Graphjet stockholders, but not the Energem stockholders.  As part of the financing, Graphjet shareholders will sell a specified amount of Graphjet Pre-Transaction Shares to Walleye. On July 12, 2023, Nelson Mullins delivered to EF Hutton a proposed term sheet for that financing based on the parameters outlined by EF Hutton.  During the following two weeks, discussions between Graphjet and EF Hutton occurred primarily focused on the pricing of the transaction and the requirement that Energem and Graphjet terminate the SEPA with Yorkville.  During August 2023, EF Hutton spoke with several investors, including Walleye Capital LLC, who would ultimately agree to make the investment that was proposed.   On August 23, 2023, Nelson Mullins made changes to the term sheet as requested by Walleye Capital LLC, a multi-strategy platform hedge fund headquartered in Minnesota. The firm manages approximately $5 billion of investor capital predominantly through two core multi-strategy hedge funds who had been introduced by EF Hutton.

Further discussion ensued among Walleye Capital LLC, Graphjet and Energem on the precise terms.  On September 14, 2023, Nelson Mullins, after consultation with Graphjet and Energem and reflecting their requests, delivered the final draft back to Walleye Capital LLC.  The principal business issues revolved around limitations on the binding nature of the PIPE Investment Term Sheet. Graphjet and Energem sought a binding term sheet with an agreement to work on the underlying documents thereafter to facilitate the closing of the Business Combination.  After further discussion among the parties, Walleye Capital LLC acceded to Graphjet and Energem’s requests.  The definitive PIPE Investment Term Sheet was executed on September 16, 2023, between Walleye Opportunities Master Fund Ltd., Graphjet and Energem.

The Board’s Reasons for Approval of the Business Combination

The Energem Board, in evaluating the Business Combination, consulted with Energem’s management, its financial and its U.S., Cayman Islands and Malaysian legal advisors. Energem Board obtained a third-party fairness opinion prior to closing the Business Combination from Baker Tilly (Malaysia), a copy of which is attached as Annex D.

Energem’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and substantial experience with mergers and acquisitions but concluded that a third-party fairness opinion coupled with Energem’s officers, directors and advisors experience and backgrounds, together with the experience and sector expertise of Energem’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will not be relying solely on the judgment of the Energem Board and Energem’s management in valuing Graphjet’s business.

In reaching its unanimous decision (i) that the Share Purchase Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of Energem Ordinary Shares in connection therewith, are advisable and in the best interests of Energem, and (ii) to recommend that the Energem Shareholders adopt the Share Purchase Agreement and approve the Business Combination and the other transactions contemplated by the Share Purchase Agreement, the Energem Board considered the fairness opinion and a range of factors, including, but not limited to, the factors discussed below. See also “Opinion of Baker Tilly” below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Energem Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Energem Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Energem’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.” Many factors were considered by Energem, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Energem. Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Energem have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Energem’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

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The Energem Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Share Purchase Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Growth Prospects. With the well-documented growing need for graphene and graphite generated from alternative sources. Graphene is one of the high-profile new materials in the world. It is also known as the “black gold” and the “king of new materials” and is known as the “magic material” that will change the 21st century. Graphjet can manufacture graphene that is higher quality than currently available and at a price that is 80% lower than the current market price. Graphite is also used in pencils, steel manufacturing, and electronics such as smartphones. Perhaps its most important application is the lithium-ion battery, where graphite ranks above even lithium as the key ingredient. There is actually more graphite than lithium in a Lithium-ion battery.

●

Fair Market Value. Based on Baker Tilly’s use of the Relative Valuation Approach (“RVA”), which is a market approach to valuation that Baker Tilly concluded was most appropriate for the evaluation of Graphjet versus other methods such as Income Approach and Asset-based Approach, the fair market value of entire equity interest of Graphjet ranges between $2.20 billion to $2.65 billion based on 2023 earnings projected by the management of Graphjet. Baker Tilly’s valuation of the gross profit margin of Graphjet had been adjusted to 24% (from 69%), due to a start-up discount attributed thereto. Due to the market value in excess of the transaction consideration of $1.38 billion, Baker Tilley deemed the transaction “fair” to Energem shareholders. The projected margin rate was based on the median gross profit margin of comparable companies as discussed further in the Baker Tilly fairness opinion while also applying a 50% start-up discount in view of the unsystematic risk faced by Graphjet as a start-up business, inflation risk and patent-pending risks of Graphjet, due to uncertainty in its business operations. Since the issuance of the fairness opinion, one of Graphjet’s two patent applications has been granted on September 22, 2022. A relative valuation model is a business valuation method that compares a company’s value to that of its competitors or industry peers to assess the company’s financial worth.

●	Purchase Price. The Energem Board considered the valuation of Graphjet implied by the terms of the Share Purchase Agreement to reflect an attractive valuation of Graphjet, while offering substantial potential upside after consummating the Business Combination relative to current valuations of other private- and publicly traded comparable graphite companies.

●	Due Diligence. Due diligence examinations of Graphjet and discussions with Graphjet’s management team and Energem’s legal advisors concerning Energem’s due diligence examination of Graphjet have led Energem to deem that Graphjet has assembled the foundation to grow Graphjet to a potentially very successful company. Baker Tilly (Malaysia) team travelled to the Johor, Malaysia to visit Zhong He Industry’s factory utilized by Graphjet that is already in operation in advance of the construction of a new Graphjet factory anticipated in the near future. Likewise, a team from Energem’s officers and directors travelled to Johor, Malaysia to visit the Zhong He Industry’s factory and met with Graphjet officers and directors in Graphjet’s offices in Kuala Lumpur.

●	Shareholder Liquidity. The obligation in the Share Purchase Agreement to have Energem Ordinary Shares issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which the Energem Board believes has the potential to offer Shareholders enhanced liquidity;

●	Production Volume Anticipated Deemed Reasonable. Baker Tilly’s opinion regarding Graphjet’s targeted production volume projected to be 10,000 tons for graphite and 60 tons for graphene are realistic compared to market demand, while the selling price of $15 per gram for graphene used in the projection is also rather conservative considering the current market price for graphene of between RM300 – RM400 per gram (or $68 to $90 per gram based on exchange rate of RM4.4 to $1).

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●	Experienced Management Team. Graphjet has a strong management team with significant experience.

●	Lock-Up. Key Shareholders of Graphjet (including its executive officers) agreed to be subject to a six-month lockup in respect of their Energem Ordinary Shares commencing from the Closing and ending on the earlier of six months after the Closing and the date after the Closing on which Energem consummates a liquidation, merger, capital share exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of Energem’s shareholders having the right to exchange each Energem ordinary share for cash, securities, or other property, subject to certain customary exceptions, which would provide important stability to the leadership and governance of Graphjet.

On September 4, 2023, Energem, Graphjet, Purchaser Representative and Shareholder Representative entered into that certain Amendment to the Share Purchase Agreement (the “First Amendment”), pursuant to which Article XIII of the Share Purchase Agreement was amended to add the following two subsections:

Section 13.1(i): Purchaser Class B Ordinary Shares Lock-up Period. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Article XIII, with respect to certain of the Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination, the Lock-Up Period shall terminate, as follows, 2,427,908 Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination held by certain shareholders or officers and directors of Purchaser terminate six (6) months from the Closing of the Business Combination or such earlier date (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; and (B) 447,092 Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination held by Arc Group Limited, financial adviser to the Purchaser, and its nominees and transferees, as set forth in that certain Lock-Up Agreement executed as of the date hereof between the Purchaser, ARC Group Limited and certain of its nominees and transferees (the “Lock-Up Agreement”), terminate nine (9) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Section 13.1(j): Purchaser Class A Ordinary Shares Lock-up Period. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Article XIII, with respect to certain of the Purchaser Class A Ordinary Shares, the Lock-Up Period shall terminate, as follows: (A) 27,600,000 Class A ordinary shares held by Suria Sukses Engineering Sdn. Bhd. terminate six (6) months from the Closing of the Business Combination or such earlier date (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; (B) 2,760,000 Purchaser Class A Ordinary Shares held by Arc Group Limited, financial adviser to Purchaser, and certain of its nominees and transferees, terminate nine (9) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property, as set forth in that certain Lock-Up Agreement; (C) 528,075 Purchaser Class A Ordinary Shares held by certain shareholders or officers and directors of Purchaser terminate six (6) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; and (D) 107,640,000 Purchaser Class A Ordinary Shares held by the Selling Shareholders terminate nine (9) months from the Closing of the Business Combination, or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

●	Other Alternatives. The Energem Board believes, after a thorough review of other business combination opportunities reasonably available to Energem, that the proposed Business Combination represents the best potential business combination for Energem and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the potential number of customers for Graphjet as demand for graphene and graphite increases year over year, the Energem Board believes Graphjet offers its shareholders the most potential value when compared to other target candidates.

●	Negotiated Transaction. The financial and other terms of the Share Purchase Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Energem and Graphjet.

The Energem Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on Graphjet’s revenues post-closing;

●	Business Plan and Projections May Not Be Achieved. The risk that Graphjet may not be able to execute on the business plan or realize the financial performance, as set forth in the financial projections, in each case, presented to Energem’s management team and the Energem Board;

●	Redemption Risk. The potential that a significant number of Energem Shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Energem M&A, which would potentially make the Business Combination more difficult or impossible to complete;

●	Shareholder Vote. The risk that Energem’s Shareholders may fail to provide the respective votes necessary to affect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Energem’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	Listing Risks. The challenges associated with preparing Graphjet, a private entity, for the applicable disclosure and listing requirements to which Graphjet will be subject as a publicly traded company on the Nasdaq;

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●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Liquidation of Energem. The risks and costs to Energem if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Energem being unable to effect a business combination by the Outside Date;

●	Growth Initiatives May Not be Achieved. The risk that Graphjet’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

●	Board and Independent Committees. The risk that Graphjet’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of Graphjet operating as a public company;

●	Energem Shareholders Receiving a Minority Position in Graphjet. The risk that Energem Shareholders will hold a minority position in Graphjet;

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination; and

●	Other Risk Factors. Various other risk factors associated with the business of Graphjet, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Energem Board is not intended to be exhaustive, but does set forth the principal factors considered by the Energem Board.

The Board concluded that the potential benefits expected to be achieved by Energem and its Shareholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Energem and its shareholders.

Opinion of Baker Tilly (Malaysia)

On June 8, 2022, Energem engaged Baker Tilly MH Advisory Sdn. Bhd. (“Baker Tilly”) to evaluate the fairness, from a financial point of view, of the fairness of the transaction consideration in the sum of $1.38 billion (“Transaction Consideration”) for the proposed acquisition of the entire equity interest of Graphjet through the issuance of Energem Class A Ordinary Shares to the Selling Shareholders of Graphjet in connection with the anticipated acquisition by Energem of one hundred percent of the equity of Graphjet. Baker Tilly will receive a one-time fee of $53,514.10 for its services upon completion of the Business Combination without further fees being due at or contingent on the completion of the business combination or any other event related to the business combination. Such fees are due to Baker Tilly even if the Business Combination does not close.

On June 23, 2022, the Energem Board met to review the proposed Business Combination. During this meeting, Baker Tilly reviewed with the Energem Board certain financial analyses as described below and rendered its oral opinion to the Energem Board, which opinion was confirmed by delivery of a written opinion, dated June 23, 2022, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by Energem in the transaction was fair, from a financial point of view, to Energem.

The full text of Baker Tilly’s fairness opinion, dated June 23, 2022, to the Energem Board, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Baker Tilly in rendering its opinion, is attached as Annex D and is incorporated into this proxy statement by reference in its entirety. Holders of the Energem Ordinary Shares and all shares are encouraged to read this opinion carefully in its entirety. Baker Tilly’s fairness opinion was provided to the Energem Board for their information in connection with their evaluation of the Transaction Consideration to be received by Energem in consideration of the issuance of its equity securities to the equity holders of Graphjet in the Transaction and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the Transaction and does not constitute a recommendation to any Energem Shareholder as to how such Energem Shareholder should vote or act with respect to any matters relating to the Transaction.

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The summary of Baker Tilly’s fairness opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the fairness opinion available for review at Annex D. In arriving at its opinion, Baker Tilly, among other things:

●	reviewed the draft Share Purchase Agreement;

●	reviewed certain operating and financial information relating to Graphjet’s business and prospects, including internal budgets for the four years ending December 31, 2021, interim management reports, and projections for the five years from 2023 through 2027, all as prepared and provided to it by Graphjet’s management;

●	spoke with certain members of Graphjet’s management regarding Graphjet’s operations, financial condition, future prospects and projected operations and performance and regarding the Transaction;

●	participated in discussions with the board and its counsel regarding Graphjet’s projected financials results, among other matters;

●	reviewed certain business, financial and other information regarding Graphjet that was furnished to it by Graphjet through its management;

●	reviewed certain other publicly available financial data for certain companies that Baker Tilly deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

●	performed a discounted cash flow analysis based on the projected financial information provided by Graphjet’s management; and

●	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with its review, Baker Tilly relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Graphjet’s management advised Baker Tilly, and Baker Tilly assumed, that Graphjet’s projected financial information provided to Baker Tilly was reasonably prepared on bases reflecting the best currently available estimates and judgments of Graphjet’s future financial results and condition. In evaluating fairness, Baker Tilly assumed a fair market value for Energem Ordinary Shares of $10.15 per share (the then estimated redemption value of such shares). This value was used, with the consent of the Energem Board, due to the fact that Energem is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalent and an as yet to be approved Share Purchase Agreement. Accordingly, Baker Tilly did not perform an independent analysis regarding the fair market value of the Energem Ordinary Shares to be issued pursuant to the Share Purchase Agreement.

Baker Tilly expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Baker Tilly’s procedures and inquiries did not include any verification work that constitutes an audit on the information that they have relied upon in reviewing the fairness opinion of the Transaction Consideration. As their scope of work does not constitute an audit or review in accordance with any auditing, review or assurance standard, the review will not necessarily disclose all significant matters about Graphjet or reveal errors and irregularities, if any, in the underlying information. Baker Tilly also relied upon and assumed, without independent verification, that there has been no material change in Graphjet’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Baker Tilly, and that there is no information or facts that would make the information reviewed by Baker Tilly incomplete or misleading. Baker Tilly also assumed that Graphjet is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Transaction), recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction or other publicly disclosed transactions).

Baker Tilly relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Share Purchase Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Transaction will be satisfied without waiver thereof and (d) the Transaction will be completed in a timely manner in accordance with the terms described in the agreements provided to Baker Tilly, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Baker Tilly also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

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Although a team from Baker Tilly (Malaysia) travelled to Johor, Malaysia to visit the Zhong He Industry’s factory utilized by Graphjet as well as its manufacturing facilities, Baker Tilly was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Graphjet, Energem or any other party. Furthermore, Baker Tilly did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which Graphjet or Energem is a party or may be subject.

Baker Tilly’s opinion addressed only the fairness, from a financial point of view, of the Transaction Consideration to be received by Energem in consideration of the issuance of its equity securities to the equity holders of Graphjet in the Transaction and did not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Baker Tilly’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Baker Tilly’s opinion did not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Energem, nor did it address Energem’ underlying business decision to proceed with the Transaction. Except as described herein, the Energem Board imposed no other limitations on Baker Tilly with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Energem Board, Baker Tilly performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Energem Board in connection with Baker Tilly’s opinion. The summary of Baker Tilly’s analyses described below is not a complete description of such analyses underlying Baker Tilly’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Baker Tilly arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Baker Tilly believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Baker Tilly considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Graphjet’s control. No company, transaction or business used in Baker Tilly’s analyses as a comparison is identical to Graphjet or the proposed Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Baker Tilly’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Baker Tilly’s analyses are inherently subject to substantial uncertainty.

Baker Tilly was not requested to, and it did not, recommend the specific Transaction Consideration payable, which was determined between Energem and Graphjet, and the decision to enter into the Transactions was solely that of the Energem Board. Baker Tilly’s fairness opinion and financial analyses were only one of many factors considered by the Energem Board in its evaluation of the Transactions and should not be viewed as determinative of the views of Energem Board or Energem’s management with respect to the Transactions or the Transaction Consideration.

Energem’s Reasons for the Business Combination and Recommendation of the Board of Directors

This explanation of Energem’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

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On July 28, 2022, via action taken by written consent, the Energem Board, among other things, unanimously (i) approved the Share Purchase Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Energem and its shareholders, and (iii) recommended that Energem’s shareholders approve and adopt the Business Combination.

Before reaching the above decision, the Energem Board reviewed the results of the due diligence conducted by Energem’s management, which included:

●	review of Graphjet’s material contracts, intellectual property, financial results and prospects, taxes, legal and regulatory issues, leased properties, environmental challenges, insurance, engineering and technical achievements and challenges, and financial accounting, including both audited and unaudited financial statements and internal controls;

●	meetings and calls with the management team and advisors of Graphjet regarding operations, forecasts and the Business Combination;

●	discussions with Graphjet regarding its addressable market and competitive landscape;

●	financial projections prepared by Graphjet’s management team; and

●	review of analyst reports and market trends in the EV and battery sector, publicly traded comparable companies (including traditional and online leading de-SPAC companies), and comparable transactions in the graphene and graphite sector.

As described under “—The Background of the Business Combination” above, the Energem Board, in evaluating the Business Combination, consulted with Energem’s management and advisors. In reaching its unanimous decision to approve the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement, the Energem Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, the Energem Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Energem Board may have given different weight to different factors.

In considering the Business Combination, the Energem Board gave considerable weight to the following factors:

●	Graphjet will be the Key Supplier of Raw Materials for Toyoda’s Carbon Neutral Mobility Products. Graphjet was founded in Malaysia as an innovative graphene and graphite producer. It has the world’s first patented technology to recycle palm kernel shells[3] generated in the production of palm seed oil to produce artificial graphite and a patent pending for single layer graphene. Graphjet’s sustainable production methods utilize palm kernel shells, a waste agricultural product that is common in Malaysia, and will set a new shift in Graphite and Graphene supply chain of the world. Japan’s developer and manufacturer of pure electric vehicle (EV) and electric motorcycles, Toyoda Trike Inc (“Toyoda”) will work together with Graphjet to ensure the supply of raw materials for its electric bicycle rollout in Malaysia would be sufficient.

Toyoda is a private company in Japan specializing in carbon neutral mobility solutions such as electric vehicles and motorcycles. Its largest shareholder is the Toyoda family, the fourth generation of the founder of Toyota Corporation, one of the largest automobile manufacturers in the world. Together with Asia Development Capital Co. Ltd., which is a public listed company on the Tokyo Stock Exchange that has a market capitalisation of JPY9.4 billion (or about RM320 million), they own more than 80% of the company.

●	Graphjet has a World Class Management and Technical Team. Graphjet is managed by its Chairman, Mr. Lim Hooi Beng, its Managing Director, Mr. Aw Jeen Rong, its Executive Director, Mr. Lee Ping Wei and its Chief Technology Officer Mr Liu Yu. Graphjet’s management team has a deep understanding of the company’s technology, the graphene and graphite market and the needs of their customers and bring more than a century of collective experience in finance and technology, have the drive and competency to grow the business and its manufacturing ability to meet demand. Importantly, in a space like EV, with high-demand for material sourcing and entrenched incumbents and relatively high barriers to entry, Energem believes it is critical to combine the experience, competency and drive of a qualified and accomplished management team like Graphjet’s who are proven entrepreneurial leaders.

3 Palm kernel shell (PKS) is a by-product in the production of palm oil and is commonly used in the natural biomass energy industry. PKS is a fibrous material, brownish-yellow in color and with particle sizes normally ranging between 5 mm and 40 mm.

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●	Large market opportunity. The graphite market accounted for around 2,700 kilo metric ton in 2021, and it is expected to register a CAGR of more than 5% during the forecast period, 2022-2027. Over the short term, the major factors driving the growth of the graphite market include the augmenting demand from the burgeoning lithium-ion battery industry and the rise in steel production in Asia and the Middle East. The growing usage of graphite in green technologies and the popularity of graphene are projected to offer unlimited opportunities for the manufacturers of these products, like Graphjet, over the next decade and beyond. Graphite is also used in pencils, steel manufacturing, and electronics such as smartphones. Perhaps its most important application is the lithium-ion battery, where graphite ranks above even lithium as the key ingredient. There is actually more graphite than lithium in a lithium-ion battery. An electric vehicle (“EV”) requires about 10 to 15 times more graphite in a battery than lithium, which means that graphite will be used to manufacture an estimated 9.5 million EVs sold in 2022. Graphene and graphite are both used in a variety of industries, such as biomedical, automobile composition and coating, electronics and home appliances, food and beverage processing, energy storage, batteries in electric vehicles, mechanical strength enhancement, sensors, semiconductors and digital products. With sales of EVs growing rapidly, demand for graphite is expected to climb from 140,000 tons in 2020 to more than 3.5 megatonne in 2040, according to the International Energy Agency. The explosion in demand has shoved the oft-overlooked mineral into the spotlight as one of the more energy-intensive battery materials to produce, especially in its high-purity synthetic form. Downstream companies, under pressure from consumers to address climate impacts along EV supply chains, are starting to scour the globe for low-carbon sources of graphite to keep emissions at bay, which creates a large market opportunity for Graphjet’s products.

●	Disruptors. Graphjet is paving the way in the market for manufactured graphene and graphite. Graphene is one of the high-profile new materials in the world often referred to as “black gold” and the “king of new materials” that will change the 21st century. Graphene is a two-dimensional carbon nanomaterial with a hexagonal honeycomb lattice composed of carbon atoms and SP2 hybrid orbitals. With the characteristics of high conductivity, high strength, ultra-light and thin and is considered to be a revolutionary material. Graphene is used in a variety of industries, such as biomedical, automobile composition and coating, electronics and home appliances, food and beverage processing, energy storage, batteries in electric vehicles, mechanical strength enhancement, sensors, semiconductors and digital products. At current levels of palm oil production, Malaysia is predicted to generate enough palm kernel shells annually to supply about 5 million tons of dried palm kernel shells. Therefore, the resources or supply of palm kernel shell is the guarantee of sustainable green and recyclable regeneration for the production of graphite and graphene. In Energem’s view, Graphjet can manufacture graphene that is higher quality than currently available and at a price that is substantially lower than the current market price. As a disruptor in its field, Energem believes Graphjet can manufacture graphene that is higher quality than currently available and at a price that is substantially lower than the Current market price.

●	Next generation technology. Graphjet’s state-of-the art technology means that graphene will no longer be exclusively accessible by high budget industries and the increased availability of the material will enable worldwide technology advancement. The global graphene market size was estimated at USD 94.4 million in 2020 and is expected to grow at a compound annual growth rate (CAGR) of 43.2% from 2021 to 2028. Growing product demand in application industries including electronics, biomedical technologies, energy storage, composites & coatings, and water & wastewater treatment is likely to fuel the market growth. Graphene exhibits an ability to improve the charge rate and energy capacity of modern-day rechargeable batteries. In addition, graphene is highly beneficial in improving the lifespan of lithium-ion batteries and helps reduce the overall weight of the battery assembly. Thus, the growing use of graphene in the Electric Vehicle (EV) industry is expected to propel market growth, and represents what Energem believes is the cutting edge of green technology to propel Graphjet above industry incumbents and others seeking to enter the market and further demand for Graphjet’s product.

●	Scalable, durable business model. Graphjet’s production model is highly scalable and enables it to produce higher quality graphene, which allows its customers to use it in more applications and improve their products by providing higher capacity density, longer product life cycle and quality with its graphene. Energem expects graphene and graphite spending to continue rising globally as the demand for EV and other end products benefiting from such material like those offered by Graphjet continues. Energem believes Graphjet’s technology advantages can enable it to grow revenues by expanding its supply, existing markets and customers, expanding to new markets with new and existing customers, pursuing strategic partnership and inorganic growth through acquisitions and continuing to invest in technology and infrastructure to improve capabilities.

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●	Attractive Valuation. The Business Combination implies a $1.49 billion pro forma post-closing enterprise value and a current equity value of Graphjet of $1.38 billion with a fair market value in the range of $2.2 to $2.6 billion, which represents a sizeable discount to public trading market valuations of comparable companies across comparable manufacturing industries. Due to the fair market value in excess of the Transaction Consideration of $1.38 billion, Baker Tilley deemed the transaction “fair” to Energem shareholders. The set of comparable companies to Graphjet was selected based on the existing universe of publicly traded companies at the time of the transaction. Additionally, the valuation discount is relative to companies that are growing at lower rates than Graphjet. Adjusting for Graphjet’s accelerated growth resulted in the valuation range representing an even more sizeable discount to its peers, which we believe positions the Business Combination as an attractive opportunity for Energem Shareholders.

The Energem Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Potential Inability to Complete the Transaction. The Energem Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Energem if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to factors outside of the control of the parties to the transaction. The Share Purchase Agreement also includes an exclusivity provision that prohibits Energem from soliciting other initial business combination proposals, which restricts Energem’s ability to consider other potential initial business combinations until the earlier of the termination of the Share Purchase Agreement or the consummation of the Business Combination.

●	The Risk that Energem’s Public Shareholders Would Vote Against the Business Combination Proposal or Exercise Their Redemption Rights. The Energem Board considered the risk that some of the current Public Shareholders would vote against the Business Combination proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination. Further, the fact that Public Shareholders may vote for the Business Combination proposal while also exercising their redemption rights mitigates against any incentive a Public Shareholder might have to vote against the Business Combination proposal, especially to the extent that they hold Public Warrants which would be worthless if the Business Combination is not completed.

●	Graphjet’s Business Risks. The Energem Board considered that Graphjet Shareholders would be subject to the execution risks associated with Graphjet if they retained their Public Shares following the Closing, which were different from the risks related to holding Energem Class A Ordinary Shares prior to the Closing. In this regard, the Energem Board considered that there were risks associated with successful implementation of Graphjet’s long term business plan and strategy and Graphjet realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The Energem Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Energem Shareholders may not fully realize these benefits to the extent that they expected to retain the Public Shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

●	Post-Business Combination Corporate Governance. The Energem Board considered the corporate governance provisions of the Share Purchase Agreement and the Combined Entity’s anticipated organizational documents and the effect of those provisions on the governance of Graphjet following the Closing. In particular, they considered that, assuming no redemptions by Energem Shareholders, the Sponsor will individually control shares representing approximately 1.91% of the Combined Entity’s voting power upon completion of the Business Combination assuming no further redemptions by the Energem Shareholders, which includes the Placement Warrants. Energem will have the right to designate three of the seven directors to the board of directors of the Combined Entity pursuant to the Share Purchase Agreement.

●	No Survival of Remedies for Breach of Representations, Warranties or Covenants by Graphjet. The Energem Board considered that the terms of the Share Purchase Agreement provide that neither Energem nor its shareholders will have any recourse against Graphjet or its current shareholders after the Closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of the Graphjet representations, warranties or covenants set forth in the Share Purchase Agreement. For the benefit of Energem’s and Graphjet’s directors and officers, Energem may obtain a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing at Graphjet’s expense.

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●	Litigation. The Energem Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

●	Fees and Expenses. The Energem Board considered the fees and expenses associated with completing the Business Combination.

●	Diversion of Management. The Energem Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Graphjet’s business.

●	Energem’s Management and Directors May Have Different Interests in the Business Combination Than the Public Shareholders. The Energem Board also considered the fact that members of Energem’s management and the Energem Board may have interests that are different from, or are in addition to, the interests of its shareholders generally, including the matters described under “Extraordinary General Meeting of Energem Shareholders—Interests of Energem’s Officers and Directors in the Transactions” below. However, the Energem Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the Energem IPO prospectus, and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.

●	Other Risks. Various other risks associated with Graphjet’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Energem Board concluded that the potential benefits that it expected Energem and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Energem Board unanimously determined that the Share Purchase Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Graphjet and its shareholders.

Unaudited Projected Financial Information

Graphjet does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Graphjet has prepared the prospective financial information set forth below to present key elements to the forecasts provided to Energem. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Graphjet’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Graphjet. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Graphjet’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Graphjet’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information is subjective in many respects; and since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Graphjet or that actual results will not differ materially from those presented in the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared.

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The financial projections were requested by, and disclosed to, Energem for use as a component in its overall evaluation of Graphjet and are included in this proxy statement/prospectus on that account. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Graphjet, Energem or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Energem, the Energem Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Graphjet does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Graphjet does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Graphjet does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. Further there are multiple factors and contingencies which may affect the projections from materializing, such as disruptions in the supply chain, relevant government policies and regulations relating to the industry, Graphjet’s expectations regarding demand for and market acceptance of its products, and fluctuations in prices. See “Risk Factors” for a discussion of various factors that could materially affect Graphjet’s financial condition, results of operations, business, prospects and securities.

The key elements of the projections provided by management of Graphjet to Energem are summarized in the table below:

	Year Ended December 31,
	2023E USD million	2024E USD million	2025E USD million	2026E USD million	2027E USD million
Revenue	801	801	801	801	801
Costs of Goods Sold	(252)	(129)	(129)	(129)	(129)
Gross Profit	549	672	672	672	672

% gross margin	69%	84%	84%	84%	84%
Adjusted EBITDA(1)	542	654	653	653	652
% EBITDA margin	68%	81%	81%	81%	81%

(1)	Adjusted EBITDA is defined as profit (loss), adjusted for depreciation, amortization, net finance income (costs), income taxes, share-based compensation, impairment expenses and foreign exchange gains or losses.

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In preparation of the projections, Graphjet considered a number of factors and made various material assumptions based on best estimates at the time the projections were prepared and that speak only as of that time. These factors and various material assumptions include:

●	Projected Revenue is based on a variety of assumptions, including management’s expectations that based on the historical operating trends from 2021 to 2022, primarily the letter of intent from Toyoda Trike Inc. to Graphjet dated 12th May 2022, that Graphjet’s will expand its customer base by supplying its product at a price which is 80% lower than the current market price of graphene. Additionally, projected revenue is based on the assumption that following four letters of intent will become binding contracts:

Letter Date	Potential Customers	Content of Letters of Intent to Graphjet
8 June 2022	AG Power Solutions Co. Ltd.	To purchase initial amount of 50,000 ton of graphite at RM27,000 (USD $5,692) per ton and 5 ton of graphene at USD $15 per gram.

12 May 2022	Toyoda Trike[1]	To explore the possibility of purchasing 100,000 tons of graphite ranging from RM25,000 to RM30,000 (USD $5,270 to $6,324) per ton and 30 tons of graphene ranging from RM40 to RM60 (USD $8 to $13) per gram.

Undated	Chemrex Corporation Sdn. Bhd.	To explore and discuss the graphite price, range from RM 15,000 to RM 25,000 (USD $3,162 to $5,270) per tons and graphene price, range from RM 40 to RM 60 (USD $8 to $13) per gram.

27 April 2022	Ann Joo Steel Berhad	To explore and discuss the graphite price as per the grades ranging from RM15,000 to RM25,000 (USD $3,162 to $5,270) per tons and graphene ranging from RM40 to RM60 (USD $8 to $13) per gram.

●	Projected Revenue of $801 million is based on the assumption that Graphjet will supply 10,000 tons of graphite at USD $4,216 per ton and 60 tons of graphene at USD $15 per gram for USD $801 million per year for 2023 to 2027. Graphjet believes in good faith that this assumption is a minimal supply to the market as a supply 10,000 tons of graphite and 60 tons graphite represents approximately only 0.75% of the world supply of graphite and approximately 7.20% of the world supply of graphene. Further this assumes that demand for graphite and graphene will continue to grow as demand currently exceeds supply, causing the price of graphite and graphene to rise approximately 150% since March 2022.

●	Projected Adjusted EBITDA reflects management’s expectations that expectation of increasing production and lowering costs of goods sold during the measuring period of 2023 through 2027. While Graphjet is currently producing graphite and graphene on a small-scale industry basis by beginning the first part of the process at a facility in Malaysia and then completing the process at a contract manufacturing facility in China, Graphjet does have the capability to meet targeted production volumes under its current contract manufacturing facilities regardless of Graphjet constructing its own facility.

●	Market demand created by The US Inflation Reduction Act 2022. Under The US Inflation Reduction Act 2022, a tax credit is given to any domestic company or foreign company form a country with which the US has a free trade agreement to support the materials sourcing like batteries, solar and wind parts, such as graphene and graphite. Graphjet foresees opportunities to supply graphite and graphene to U.S. automakers and other industries in need of graphene and graphite.

●	Market demand created by geo-political tension with China. China controls over 70% of the world graphite and graphene supplies. As tensions with China heighten and customers look to alternative suppliers of graphite and graphene, Graphjet is available to supply artificial graphene and graphite at a significant lower cost than the current graphene and graphite production creating an alternative source to China at a significantly lower price range.

●	Market demand created by the world energy crisis. As much of the globe faces shortages and increased prices in energy, Graphjet believes it will be able to penetrate the supply chain, offering graphite and graphene, which have some of the greatest storage capacity.

1 On December 27, 2022, Graphjet entered into a supply agreement with Toyoda. Pursuant to the supply agreement, Graphjet will supply Toyoda with graphite and graphene in an aggregate amount of revenue of $30 million to Toyoda for their carbon neutral mobility product. See Exhibit 10.11 attached hereto.

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Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “Proposal No. 2—The Business Combination Proposal—Energem’s Reasons for the Business Combination and Recommendation of the Board of Directors,” Energem Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the Energem IPO with respect to Energem’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Share Purchase Agreement.

Interests of Certain Persons in the Business Combination

See “Extraordinary General Meeting of Energem Shareholders—Interests of Energem’s Officers and Directors in the Transactions” and “Extraordinary General Meeting of Energem Shareholders—Interests of Graphjet’s Directors and Officers in the Business Combination”.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Share Purchase Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Energem Corp. will be treated as the acquired company and Graphjet will be treated as the survivor for financial statement reporting purposes. Graphjet has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Graphjet existing securityholders will have the greatest voting interest in the Combined Entity under the no redemptions and maximum redemptions scenarios with more than 79.04% and 79.70% voting interest, respectively (excluding any outstanding Warrants) and assuming that (i) there are no redemptions of any shares by Energem Public Shareholders in connection with the Business Combination, and (ii) no awards are issued under the Equity Incentive Plan;

●	the largest individual minority stockholder of the Combined Entity is an existing stockholder of Graphjet;

●	Graphjet’s directors will represent five out of seven board seats for the Combined Entity’s board of directors;

●	Graphjet’s existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Entity’s executive board of directors;

●	Graphjet’s senior management will be the senior management of the Combined Entity; and

●	Graphjet operations will be the only continuing operations of the Combined Entity.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval.

Dissenters’ Rights

Holders of Energem Ordinary Shares will not be entitled to any dissenters’ rights or appraisal rights with respect to the Business Combination under Cayman Islands law.

Stock Exchange Listing of the Combined Entity Ordinary Shares

Energem will use commercially reasonable efforts to cause, prior to the Closing of the Business Combination, the Combined Entity Ordinary Shares and warrants (including Energem Ordinary Shares and warrants issuable pursuant to the Share Purchase Agreement) to be approved for listing on Nasdaq under the symbols “GTI” and “GTIW,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Combined Entity Ordinary Shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Implications of being an “Emerging Growth Company” and a “Small Reporting Company”

Following the Business Combination, the Combined Entity will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Combined Entity will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Combined Entity’s securities less attractive as a result, there may be a less active trading market for the Combined Entity’s securities and the prices of the Combined Entity’s securities may be more volatile.

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The Combined Entity will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Energem IPO, (b) in which the Combined Entity has total annual gross revenue of at least $1.235 billion, or (c) in which the Combined Entity is deemed to be a large accelerated filer, which means the market value of the Combined Entity’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Combined Entity has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Combined Entity will also be considered a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting ordinary shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting ordinary shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure, are exempt from the auditor attestation requirements of Section 404, and have certain other reduced disclosure obligations, including, among other things, not being required to provide selected financial data, supplemental financial information or risk factors.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies and smaller reporting companies. We cannot predict whether investors will find our ordinary shares less attractive if we rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Energem’s entry into the Share Purchase Agreement, dated August 1, 2022 (the “SPA”) by and among Energem Corp., a Cayman Islands exempted company, Graphjet Technology Sdn. Bhd., a Malaysian private limited company, Swee Guan Hoo, solely in his capacity as the representative for the shareholders of Purchaser after the closing, the individuals listed on the signature page of the SPA under the heading “Selling Shareholders” and Lee Ping Wei solely in his additional capacity as representative for the Selling Shareholders, the consummation of the transactions contemplated by the SPA, including the issuance of the transaction consideration thereunder, and the performance by Energem of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an Ordinary Resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. The failure to attend (or provide a proxy) or abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder because brokers are not entitled to vote on non-routine matters absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal, the NTA Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to Energem Shareholders for a vote.

Recommendation of the Energem Board of Directors

THE ENERGEM BOARD UNANIMOUSLY RECOMMENDS THAT THE ENERGEM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 3 – THE ENERGEM M&A PROPOSALS

Overview

Energem Shareholders are also being asked to vote on the provisions referred to below, which are included in the amendment of the Energem M&A. These provisions were specifically negotiated for by Energem and Graphjet and, in the judgment of the Energem Board, were essential to entering into the Share Purchase Agreement and necessary to adequately address the needs of the Combined Entity. Accordingly, if approved, the Energem M&A Proposals, as set forth on Annex B, will take effect at the Closing of the Business Combination, assuming adoption of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal. The Energem M&A Proposals will not be presented if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not all approved.

Change of Name and Amendments to Energem M&A to reflect the change of name, remove certain language applicable to Energem’s status as a special purpose acquisition company and status as a blank check company that will no longer be applicable following the consummation of the Business Combination and to make the post-Business Combination company’s corporate existence perpetual.

Purpose: To change Energem’s name from “Energem Corp.” to “Graphjet Technology” and the elimination of certain provisions related to the change of post-Business Combination corporate name from “Energem Corp.” to “Graphjet Technology”, to eliminate provisions specific to its status as a blank check company, to make the post-Business Combination company’s corporate existence perpetual and to remove certain provisions in the Energem M&A related to Energem’s status as a special purpose acquisition company

Existing Energem M&A

The existing Energem M&A provides language throughout pertaining to Energem as a special purpose acquisition company. Energem’s M&A contains provisions throughout that are applicable to a special purpose acquisition corporation such as language governing the “Business Combination,” “Target Business,” “Target Business Acquisition Period,” “Trust Account,” “Class B Share Conversion,” “Termination Date,” “Automatic Redemption Event,” among other terms and provisions that are applicable to a blank check company prior to its Business Combination because once the Business Combination occurs, the company is no longer a blank check company.

Amendment of any provision of the Energem M&A requires a special resolution, which is the affirmative vote of at least two-thirds of the holders of the issued and outstanding Energem Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Energem’s Sponsor and Energem’s executive officers and directors have agreed that they will not propose any amendment to the Energem M&A that would affect the substance or timing of Energem’s obligation to redeem 100% of its Public Shares if Energem does not complete its initial business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus).

The provisions of the Energem M&A relating to the appointment and removal of the Energem board of directors prior to the Closing of the Business Combination must be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding Energem Class B Ordinary Shares.

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Resolutions to be Voted Upon

The full text of the resolutions to be passed are as follows:

PROPOSAL NO. 3: “RESOLVED, as a special resolution, that subject to the passing of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal, Energem Corp. change its name from “Energem Corp.” to “Graphjet Technology” and, subject to the provisions of the Companies Act (Revised), the change of name shall take effect on and from the Closing Date, and

RESOLVED, as a special resolution, that subject to the passing of the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal, the amended and restated memorandum of association and the articles of association, copies of which are attached to the accompanying proxy statement/prospectus, be and are hereby adopted as the memorandum and articles of association of Energem in substitution for and to the exclusion of the entirety of Energem’s then current memorandum of association and articles of association, with effect on and from the Closing Date”.

Vote Required for Approval of M&A Proposals

The Energem M&A Proposals will be adopted and approved only if the affirmative vote of a majority of two-thirds of the holders of the issued and outstanding Energem Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” each of the Energem M&A Proposals, and each of the NTA Proposal, the Business Combination Proposal, Share Issuance Proposal and the Equity Incentive Plan Proposal is approved at the Extraordinary General Meeting. Therefore, if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not approved, the Energem M&A Proposals will have no effect, even if approved by holders of the Energem Ordinary Shares. The amendments to the Energem M&A to reflect the change of name, remove language applicable to a blank check company, make the post-Business Combination company’s corporate existence perpetual and remove certain provisions in the Energem M&A related to Energem’s status as a special purpose acquisition company must be passed by the holders of at least 90% of Energem Class B Ordinary Shares. Failure to vote by proxy or to vote live or virtually at the Extraordinary General Meeting or an abstention from voting will have no effect on the Energem M&A Proposals. Broker non-votes will have no effect on the outcome of the vote on the Energem M&A Proposals.

Amendment of any provision of the Energem M&A requires a special resolution, which is the affirmative vote of at least two-thirds of the holders of the issued and outstanding Energem Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Energem’s Sponsor and Energem’s executive officers and directors have agreed that they will not propose any amendment to the Energem M&A that would affect the substance or timing of Energem’s obligation to redeem 100% of its Public Shares if Energem does not complete its initial business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus).

The provisions of the Energem M&A relating to the appointment and removal of the Energem Board prior to the Closing of the Business Combination must be amended by a special resolution passed by the holders of at least 90% of the issued and outstanding Class B Ordinary Shares.

The Energem M&A Proposals will not be presented if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not all approved.

Recommendation of the Energem Board

THE ENERGEM BOARD UNANIMOUSLY RECOMMENDS THAT ENERGEM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ENERGEM M&A PROPOSALS IF PRESENTED.

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PROPOSAL NO. 4 — THE SHARE ISSUANCE PROPOSAL

Overview

We are seeking shareholder approval for the issuance of more than 20% of Energem’s Ordinary Shares in connection with the Business Combination, which is conditioned on the approval of the Business Combination Proposal. For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Listing Rules, Energem Shareholders are being asked to approve the issuance of up to 138,000,000 Energem Ordinary Shares in connection with the Business Combination. Therefore, if the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by holders of the Energem’s Ordinary Shares.

Why Energem Needs Shareholder Approval

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for such securities) or (2) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities. Collectively, the consideration to be paid in connection with the Share Purchase Agreement will exceed 20% or more of the issued and outstanding Energem ordinary shares and 20% or more of the voting power, in each case outstanding before the issuance of such ordinary shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of Energem ordinary shares in the Business Combination will result in a “change of control” of Energem. Graphjet Shareholders will own or control approximately 79.04% of the Combined Entity Ordinary Shares outstanding following the Business Combination assuming no further redemptions by the Energem Shareholders.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance.

If the Business Combination is completed pursuant to the Share Purchase Agreement, an estimated 138,000,000 Energem Ordinary Shares will be issued in exchange for all of the equity interests issued and outstanding of Graphjet, the deemed issuance price of Energem Ordinary Shares may be less than the lower of (a) the closing price immediately preceding the signing of the Share Purchase Agreement or (b) the average closing price of Energem Class A ordinary shares for the five trading days immediately preceding the signing of the Share Purchase Agreement. If the Business Combination Proposal is approved, the issuance of 138,000,000 Energem Ordinary Shares in connection with the Business Combination will exceed 20% of the currently outstanding Energem ordinary shares, the Nasdaq Listing Rules may require that Energem obtain shareholder approval of the issuance of Energem Class A ordinary shares in connection with the consummation of the Business Combination.

As a result of the foregoing, Energem is required to obtain shareholder approval pursuant to Nasdaq Listing Rule 5635. Energem Shareholders should read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Effects of Proposal on Current Shareholders

If the Share Issuance Proposal is adopted, up to an aggregate of 138,000,000 Energem Ordinary Shares may be issued in connection with the Business Combination. The issuance of such shares would result in significant dilution to Energem Shareholders, and result in existing Energem Shareholders having a smaller percentage interest in the voting power and liquidation value after the Closing.

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Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with Nasdaq Listing Rule 5635, the issuance by Energem of an aggregate of up to 138,000,000 Energem Class A Ordinary Shares to the Selling Shareholders pursuant to the Share Purchase Agreement, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the Share Issuance Proposal will require an Ordinary Resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting. Failure to submit a proxy or to vote in person or online at the Extraordinary General Meeting and abstentions from voting will have no effect on the Business Combination Proposal.

If the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by Energem Shareholders. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

The Energem initial shareholders have agreed to vote any Energem Ordinary Shares owned by them in favor of the Share Issuance Proposal.

The existence of financial and personal interests of one or more of Energem’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Energem and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Share Issuance Proposal. In addition, Energem’s officers have interests in the Business Combination that may conflict with your interests as an Energem Shareholder. See the section entitled “Proposal No. 2 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Recommendation of the Energem Board

THE ENERGEM BOARD UNANIMOUSLY RECOMMENDS THAT THE ENERGEM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL

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PROPOSAL NO. 5 —THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

The Equity Incentive Plan Proposal, if approved, will approve and adopt the Equity Incentive Plan, which is referred to herein from time-to-time, as the “Equity Incentive Plan.” The aggregate number of the Combined Entity Ordinary Shares that may be issued or used for reference purposes under the Equity Incentive Plan or with respect to which Awards (as defined below), including but not limited to incentive equity options (“ISO”), may be granted by the Combined Entity shall not exceed 13,800,000 Ordinary Shares (the “Share Reserve”) subject to adjustment as provided in the Equity Incentive Plan for any share split made on or immediately after the Closing. If the Equity Incentive Plan is approved by the Energem Shareholders, then the Equity Incentive Plan will be effective upon the Closing of the Business Combination assuming the adoption of the Business Combination Proposal.

Background of the Equity Incentive Plan

If the new Equity Incentive Plan is approved by Energem’s shareholders, Graphjet Technology will be authorized to grant equity incentive awards to eligible service providers. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Graphjet Technology is still in the process of developing, approving and implementing the Equity Incentive Plan and, accordingly, there can be no assurance that the Equity Incentive Plan will be implemented or will contain the terms described below or as set forth on Annex C. Energem’s Shareholders are being asked to approve the Equity Incentive Plan as presented.

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to promote the long-term success of Graphjet Technology and the creation of shareholder value by (a) encouraging service providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of service providers with exceptional qualifications, and (c) linking service providers directly to shareholder interests through increased equity ownership.

Consequences if the Equity Incentive Plan Proposal is Not Approved

If the Equity Incentive Plan Proposal is not approved by Energem’s shareholders, the Equity Incentive Plan will not become effective. Additionally, Energem believes the Combined Entity’s ability to recruit, retain and incentivize top talent will be adversely affected if the Equity Incentive Plan Proposal is not approved.

Summary of the Equity Incentive Plan

The Equity Incentive Plan will be adopted by the Energem Board prior to the Closing, subject to shareholder approval, and will become effective upon the Closing. The Equity Incentive Plan allows Graphjet Technology to make equity and equity-based incentive awards to employees, directors and consultants of Graphjet Technology or any of its subsidiaries. The Energem Board anticipates that providing such persons with a direct stake in Graphjet Technology will assure a closer alignment of the interests of such individuals with those of Graphjet Technology and its shareholders, thereby stimulating their efforts on Graphjet Technology’s behalf and strengthening their desire to remain with Graphjet Technology.

This section summarizes certain principal features of the Equity Incentive Plan, which may be subject to change. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan included as Annex C to this proxy statement/prospectus.

Eligibility and Administration

Graphjet Technology’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the Equity Incentive Plan. The Equity Incentive Plan is expected to be administered by the Graphjet Technology Board with respect to awards to non-employee directors and by Graphjet Technology’s remuneration committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Graphjet Technology directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under stock exchange rules. The plan administrator will have the authority to interpret and adopt rules for the administration of the Equity Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Equity Incentive Plan, including any vesting and vesting acceleration conditions.

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Limitation on Awards and Shares Available

The maximum number of Combined Entity Ordinary Shares initially available for issuance under the Equity Incentive Plan will be equal to 10% of the fully diluted issued and outstanding Combined Entity Ordinary Shares immediately after the Closing. Subject to the shareholders of Graphjet Technology resolving to increase the authorized share capital if required pursuant to applicable law and the memorandum and articles of association then in force, the Share Reserve (other than with respect to ISOs) will automatically increase on January 1st annually for the duration of the Equity Incentive Plan beginning on January 1st of the year following the year in which the Closing occurs, in an amount equal to 10% of the fully diluted issued and outstanding Combined Entity Ordinary Shares outstanding on December 31st of the preceding calendar year, provided, that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Shares than would otherwise occur as provided above.

The Share Reserve shall in all events be subject to further adjustment as provided in the Equity Incentive Plan. In no event shall fractional Shares be issued under the Equity Incentive Plan. For clarity, the Share Reserve is a limitation on the number of Shares that may be issued pursuant to the Equity Incentive Plan. Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or other applicable exchange rule, and any such issuance will not reduce the number of Shares available for issuance under this Plan.

Subject to adjustment, as provided in the Equity Incentive Plan, the maximum dollar value of Shares underlying Awards that may be granted to a director in any financial year shall be $250,000, or during a director’s initial financial year with the Combined Entity or its Subsidiary, 200% of such amount. In addition, the Board may provide for a limit on the dollar value or maximum aggregate number of Shares underlying Awards that may be granted to any one Named Executive Officer (as defined in the Equity Incentive Plan) of the Combined Entity or any Subsidiary in any financial year, subject to adjustment as provided in the Equity Incentive Plan.

Awards

The Equity Incentive Plan will provide for the grant of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, or Performance Units (collectively or individually, an “Award”). No determination has been made as to the types or amounts of Awards that will be granted to certain individuals pursuant to the Equity Incentive Plan. All awards under the Equity Incentive Plan will be set forth in an “Award Agreement,” which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

A brief description of each award type follows.

●	Nonqualified Share Options or “NSO” means the right to purchase Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Share Options;

●	Incentive Share Options or “ISO” means the right to purchase Shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive equity option within the meaning of Code Section 422 of the United States Internal Revenue Code of 1986, as amended;

●	Share Appreciation Rights or “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of Shares;

●	Restricted Shares means an Award of Shares subject to vesting conditions;

●	Restricted Share Units or “RSUs” shall mean a right to receive Shares or cash upon vesting;

●	Performance Shares means an Award granted to a Participant that entitles the Participant to delivery of Shares upon achievement of performance goals; and

●	Performance Units means an Award that entitles the Participant to a cash payment upon achievement of performance goals.

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Vesting and Holding Period

As part of making any Award, the Compensation Committee may determine the time and conditions under which the Award will vest and may specify partial vesting in one or more vesting Tranches, which may be based solely upon continued employment or service for a specified period of time or may be based upon the achievement of specific performance goals established by the Compensation Committee in its discretion.

For all purposes of this Plan, “vesting” of an Award shall mean:

(a) In the case of an Option or SAR, the time at which the Participant has the right to exercise the Award.

(b) In the case of Restricted Shares all conditions for vesting, as stated in the Award Agreement or the Equity Incentive Plan, are satisfied.

(c) In the case of Restricted Share Units all conditions for vesting, as stated in the Award Agreement or the Equity Incentive Plan, are satisfied.

(d) In the case of Performance Shares or Performance Units, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares or Performance Units, which shall not be less than one year from the grant date, except as otherwise provided in Section 10.2 of the Equity Incentive Plan.

Vesting need not be uniform among Awards granted at the same time or to persons similarly situated. Vesting requirements shall be set forth in the applicable Award Agreement. Each Award Agreement and each certificate representing securities granted pursuant to the Equity Incentive Plan may bear such restrictive legend(s) as Graphjet Technology deems necessary or advisable under applicable law. No participant shall have the right to defer the amount of Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Shares upon the vesting thereof.

With respect to an Award of Restricted Shares or RSU, the participant may direct that any withholding of taxes, domestic or foreign, resulting from vesting of such Award occur as set forth in the Equity Incentive Plan. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Combined Entity’s policy regarding trading of its Shares by its officers and directors and Shares is not within a “window period” applicable to the Participant, then withholding shall be at the applicable statutory withholding amount accomplished by one or more of the methods provided for in the Equity Incentive Plan.

If the date of the vesting of any Award, other than an Option or SAR, held by participant who is subject to the Combined Entity’s policy regarding trading of its Shares by its officers and directors and Shares is not within a “window period” applicable to the participant, as determined by Graphjet Technology in accordance with such policy, then the vesting of such Award shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the participant pursuant to such policy.

Certain Transactions

Unless prohibited by applicable law, the Energem M&A or the applicable rules of a stock exchange, the Compensation Committee may delegate all or some of its responsibilities and powers to any one or more of its members. The Compensation Committee also may delegate some or all of its administrative duties to any officer of Graphjet Technology and may delegate some or all of its administrative powers to the CEO to grant Awards under the Plan to participants and potential participants who are not Directors or Named Executive Officers of Graphjet Technology or any Subsidiaries, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved in substantial form by the Compensation Committee prior to the grant of said Awards, the Compensation Committee in its delegation shall specify the maximum Shares that may be awarded to one participant pursuant to such delegation in any calendar year, and the CEO shall report any such grants to the Committee at its next meeting.

Subplans, Malus and Claw-Back Provisions, Transferability

Graphjet Technology or any Subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts Graphjet Technology or Subsidiary may owe to the participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the participant, such amounts as may be owed by the participant to Graphjet Technology or a Subsidiary, although the participant shall remain liable for any part of the participant’s payment obligation not satisfied through such deduction and setoff. All Awards (including any proceeds, gains or other economic benefit the participant actually or constructively receives upon receipt or exercise of any Award) will be subject to any claw-back policy of Graphjet Technology, as set forth in such claw-back policy or the Award Agreement. By accepting any Award granted hereunder, the participant agrees to any deduction, claw-back or setoff under the Equity Incentive Plan, as set forth in the Award Agreement.

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Plan Amendment and Termination

Except as otherwise provided in the Equity Incentive Plan, at any time the Board may wholly or partially amend, modify, suspend or terminate the Equity Incentive Plan or the Compensation Committee’s authority to grant Awards under the Equity Incentive Plan without the consent of shareholders or participants. However, without the approval of Graphjet Technology’s shareholders given twelve months before or after the action by the Board if such shareholder approval is required by any federal or state law or regulation or the rules of any share exchange or automated quotation system on which the Shares may then be listed or quoted, no action of the Board may (i) increase the limit on the Share Reserve, (ii) reduce the exercise price per share of any outstanding Option or SAR granted under this Plan, (iii) cancel any Option or SAR in exchange for cash, another Award or an Option or SAR with a price per share that is less than the price per share of the original Option or SAR, or (iv) materially modify the requirements as to eligibility for participation in the Equity Incentive Plan. The Compensation Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Equity Incentive Plan.

Registration with the SEC

If the Equity Incentive Plan is approved by Energem’s shareholders and becomes effective, Graphjet Technology intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Equity Incentive Plan within 30 days after Graphjet Technology becomes eligible to use such form.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that the Equity Incentive Plan be adopted and approved with effect on and from the Closing Date.”

Vote Required for Approval

The approval of the Equity Incentive Plan proposal requires an Ordinary Resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Equity Incentive Plan Proposal is conditional on the approval of the Business Combination Proposal. Moreover, the Equity Incentive Plan along with the NTA Proposal, the Business Combination Proposal and the Share Issuance Proposal must be approved and adopted before each of the other Proposals may be approved and adopted (except for the Adjournment Proposal).

Recommendation of the Energem Board

THE ENERGEM BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Energem’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Energem and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Energem’s officers have interests in the Business Combination that may conflict with your interests as an Energem Shareholder. See the section entitled “Certain Relationships and Related Party Transactions” for a further discussion of these considerations.

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PROPOSAL NO. 6 – THE DIRECTOR APPOINTMENT PROPOSAL

Overview

The Energem Board now consists of five directors as set forth above in the section entitled “Energem’s Business — Directors and Executive Officers.” Holders of Energem Class B Ordinary Shares will have the right to elect all of our directors prior to the Closing of our initial Business Combination and holders of Energem Class A Ordinary Shares will not have the right to vote on the election of directors during such time. These provisions of our Energem M&A may only be amended by a special resolution passed by the holders of at least 90% of our Class B Ordinary Shares. Each of our directors will hold office in accordance with the Energem M&A that provides for three Classes of directors holding office for one, two or three years.

The Energem Board is currently divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. If the M&A Proposal is approved, the Amended M&A will keep the classification of our Board and our Board will continue to consist of three classes of directors.

The Share Purchase Agreement provides that the post-Closing Board of Directors of the Combined Entity will consist of seven individuals across three classes; three (3) persons designated by Energem prior to the Closing and four (4) persons designated by Graphjet prior to the Closing. At least four (4) of the designees to the Post-Closing Board shall be independent directors in accordance with Nasdaq requirements. The seven post-Closing Board of Directors are expected to be: Class I: Wong Kok Seong (Independent Director); Doris Wong Sing Ee (Independent Director); and Hoo Swee Guan (Executive Director); Class II: Ng Keok Chai (Independent Director); and Ng Ah Lek (Independent Director); and Class III: Aiden Lee Ping Wei (CEO, Executive Director); and Aw Jeen Rong (Executive Director).

If elected, the Class I directors will serve until the first annual meeting of shareholders of the Combined Entity to be held following the date of Closing; the Class II directors will serve until the second annual meeting of shareholders of the Company following the date of Closing; and the Class III directors will serve until the third annual meeting of shareholders of the Company to be held following the date of Closing.

If the NTA Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal and the Share Issuance Proposal are not approved, the Director Appointment Proposal will not be presented at the Extraordinary General Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

Information about Officers, Directors and Nominees

At the effective time of the Business Combination, in accordance with the terms of the SPA and assuming the election of the nominees set forth in this section, the board of directors and officers of the Company will be as follows:

Name	Age	Position(s) to be Held Following the Business Combination
Executive Officers
Lee Ping Wei	33	Chief Executive Officer and Executive Director
Aw Jeen Rong	52	Executive Director
Hoo Swee Guan	40	Executive Director
Ng Keok Chai	63	Independent Director
Ng Ah Lek	63	Independent Director
Wong Kok Seong	53	Independent Director
Doris Wong Sing Ee	41	Independent Director
Lim Hooi Beng	61	Non-Executive Chairman and Director
Tham Choi Kuen	55	Chief Financial Officer
Boh Woan Yun	33	Senior Finance Manager
Lim Seh Jiang	34	General Manager
Liu Yu	44	Head of Research and Chief Scientific Officer

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Executive Directors

Aiden Lee Ping Wei has served as Graphjet’s Chief Executive Officer and Executive Director since its inception. Previously, Mr. Lee served as a director at MW Renewable Energy Solutions Sdn Bhd, a renewable energy company focusing on providing engineering, procurement, construction and commissioning (“EPCC”) and advisory services to customers, including private and government agencies, from June 2017 to January 2020. In addition, Mr. Lee has served as a member of the board of directors of HB Global Ltd. and Sand Nisko Capital Bhd. (KLSE: SNC) since February 2022 and March 2021, respectively. From December 2017 to July 2020, he served as a director at C&M Renewable Energy Technology Sdn. Bhd., a company that provides engineering services, EPCC, advisory works, designs and builds businesses with more than RM200 million projects with local companies as well as prestigious universities in Malaysia, involving renewable energies. Mr. Lee has more than 10 years of experience in engineering, construction, property development, telecommunications, energy and utilities industries serving in various capacities as Project Director and Corporate Finance Director of various listed companies handling corporate finance and group finance. He was the Director and Managing Director of several local energy and utilities companies. He has managed and completed billions worth of highly claimed projects in China, Hong Kong and Malaysia. Mr. Lee graduated from Tunku Abdul Rahman University College with a degree in E-Commerce and Marketing and advanced degree in Corporate Finance from Tunku Abdul Rahman University College as well.

Aw Jeen Rong has served as an Executive Director of Graphjet since March 2022. Prior to that, he served as a director at Klasik Ikthiar Sdn Bhd, a subsidiary of a Malaysian bursa main board listed company focused on property development and construction, from January 2017 to December 2019. Mr Aw was the Vice President of Linton University College from January 2016 to December 2017. Mr. Aw Graduated from Dubai College of Business Administration, where he obtained his Bachelor of Business Administration.

Hoo Swee Guan has served as Energem’s Chief Executive Officer and Director since its inception. Mr. Hoo brings more than 12 years of accounting and finance experience as a registered and certified professional accountant with CPA Australia and the Malaysian Institute of Accountants. Mr. Hoo’s extensive experience traverses numerous industries of audit and advisory services involving steel and hardware, oil and gas, the renewable energy sector, the personal services and retail industry, the freight and logistics industry, the food and beverage industry and the manufacturing industry. Mr. Hoo has been serving as the Executive Director of BCM Alliance Bhd since January 2021, where he manages the day-to-day business, strategic planning, legal, secretarial and audit affairs of the company. Mr. Hoo has also been the executive director of Fitters Diversified Bhd and Computer Forms (Malaysia) Bhd, since May 2022 and November 2021, respectively.

Since April 2017, Mr. Hoo has served as an Independent Director and Audit Committee Chairman of PDZ Holdings Bhd. Where he reviews, assesses, and communicates with external and internal auditors for financial reporting, undertakes audit planning in accordance with the approved Financial Reporting Standards and terms of reference and/or approved relevant rules. His expertise in taxation, business development, strategic planning and experiences in mergers and acquisitions contributes to his success. Mr. Hoo is a graduate of Victoria University, Australia where he obtained his master’s degree in business administration (MBA) and he received an undergraduate degree from the University of Adelaide.

Non-Executive Directors and Director Nominees

Ng Keok Chai has agreed to serve as a director after the Business Combination. Mr. Ng served with the Royal Malaysia Police from December 1982 until he retired as Assistant Commissioner of Police in March 2019. Since April 2019 he has been the Lead Independent Director of Southern Archipelago Ltd. (SGX: A33), an investment holding company. Southern Archipelago Ltd. operates through four segments: Investment Holding, Sterilization, Property, and Hospitality and Wellness. The Investment Holding segment is engaged in investment in transferable securities including but not limited to marketable shares, warrants and debentures. Mr. Ng holds a Bachelor of Laws (Hons.) from the University of Wolverhampton, London and a Certificate of Legal Practice from the Legal Profession Qualifying Board, Malaysia. His last held position was Principal Assistant Director in Forensic Accounting Investigation Division, Commercial Crime Investigation Department, Royal Malaysia Police, Bukit Aman. Throughout his 36 years of service with the Royal Malaysia Police, he was very much involved in police investigations due to his legal background. He specialized in criminal investigations across various fields which include commercial crime, general crime and forensic accounting with ample management and special operations experience.

Ng Ah Lek has agreed to serve as a director after the Business Combination. Since March 2019, Mr. Ng has served as an Advocate for Kho Siew Chua Voon & Co. Advocates, an advocate firm undertaking civil and criminal litigation, conveyancing, financial institutions’ loan agreements, sale and purchase, charge and transfer of properties agreements and others. Prior to that, from May 1980 to February 2019, he served as Assistant Commissioner of Police with the Royal Malaysia Police with distinction. Mr. Ng earned a Certificate of Legal Practice from the Legal Profession Qualifying Board, Malaysia.

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Kok Seong Wong has served as Energem’s Chairman of the Board, Chair of the Compensation Committee and an Independent Director since Energem’s inception. Mr. Wong is a Chartered Accountant and a member of the Association of Chartered Certified Accountants (ACCA) and is currently serving on the boards of Bursa Malaysia-listed corporations, MNC Wireless Berhad as an Independent Director and Chairman of the Board and PNE PCB Berhad, Fitters Diversified Berhad, PDZ Holdings Berhad and Computer Forms (Malaysia) Berhad as their Independent Director and Chairman of the Audit Committee. With 15 years’ experience in the United Kingdom, Mr. Wong gained extensive exposure with several companies. During his tenure there and currently, he was responsible for the preparation of business plans, budgets and organizational financial statements, due diligence, accounting and taxation, management, project financing and implementation. Over the last few years, he has extensively been involved in a wide range of businesses, such as cross border trading, manufacturing and property development.

Since January 2006, Mr. Wong has been serving as the Managing Partner of Hasnan THL Wong & Partners where he manages a portfolio of clients, develops new client relationships, develops and implements firm goals, and oversees all financial activities and performance. Since 2006, Mr. Wong has also served as Director of TH Law Consultants Sdn. Bhd. where he manages the portfolio and new client relationships, cooperating with all staff of the firm and oversees hiring activities and approval of contracts. Since January 2013, Mr. Wong has also served as a Partner at McMillan Woods, an auditing firm. From 1999 to 2005, Mr. Wong served as an Audit Partner at Appleby & Wood, an English accounting firm, where he worked with multinational companies. Mr. Wong was appointed as Finance Director of several UK-based companies and is currently a director of various companies. Mr. Wong was educated in Emile Woolf College of Accountancy London from 1991 to 1994. He received his master’s degree in business administration from the Open University in the United Kingdom in 1999.

Doris Wong Sing Ee has served as an Independent Director and Member of the Audit Committee and the Compensation Committee of Energem since its initial public offering until her appointment as Executive Director on January 27, 2023. Ms. Wong brings more than 20 years of experience in management across various industries ranging from oil and gas, property development, solar, engineering, advertising and food and beverages. She specialized in business development, strategic consultancy and corporate advisory in mergers and acquisition and joint venture across Malaysia, Singapore, China, Japan, Thailand and Indonesia.

Since October 2020, Ms. Wong has been serving as an Executive Director of Metronic Global Bhd, an investment holding company, where she has been optimizing financial operations, establishing business goals, advising the board of directors on organizational activities and executing special business projects. She has also been involved in various investment opportunities in business diversification, generating new revenue and increasing shareholders’ wealth. Since February 2017, Ms. Wong has been a non-independent non-executive director at Trive Property Group Bhd. From January 2019 to September 2020, Ms. Wong served as Chief Corporate Officer in Metronic Engineering Sdn. Bhd. where she oversaw HR operations, set objectives for the HR team and helped shape the brand strategy of the company.

Ms. Wong served as General Manager from 2015 to 2016 in Dai-Ichi Kikaku Sdn. Bhd. where she was overseeing and handling business development, client strategy and direction, creative, production, media planning, procurement and research. From 2012 to 2015, Ms. Wong served as Strategic Business Consultant for JLPW Law Firm where she handled mergers and acquisitions and joint venture deals internationally for various industries. From 2002 to 2012, Ms. Wong started her career as a Managing Director at Niagamatic Sdn. Bhd., where she controlled all business operations to give strategic guidance and directions to the board and staff to ensure the company achieved its financial vison, mission and long-term goals.

Lim Hooi Beng has served as the Chairman of the board of Graphjet since inception. Mr. Lim has extensive business connections in the Asia Pacific Region, especially greater China, and has more than 20 years of experience in the energy business. From March 2021 to February 2022, he was a director of ZhongHe Industries Sdn. Bhd., a company that specializes in the renewal of used lubricant oil into base oil. Mr. Lim served as the chairman of the board of AdvanceTC Ltd., a telecommunications company focused on mobile computing devices, from December 2019 to September 2022.

Executive Officers

Tham Choi Kuen has served as Graphjet’s Chief Financial Officer since February 2022. Additionally, Ms. Tham has served as an independent non-executive director of Cheetah Holdings Bhd, an apparel brand engaged in product design, development, marketing and retailing of sports apparel and accessories and casual wear, from May 2021 to present. From April 2019 to June 2021, she was an independent non-executive director of Ocean Vantage Holdings Bhd, a holding company that provides support services for the oil and gas industry. Ms. Tham then joined CSH Alliance Bhd (formerly known as KTG Bhd) in June 2017 as a Financial Controller to oversee the corporate and financial aspects of the Company and was subsequently promoted as Chief Financial Officer effective from October 2017 where she continued until May 2021.

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Ms. Tham obtained her professional accounting qualification from the Chartered Institute of Management Accountants (CIMA), United Kingdom in 2004. She has been a Chartered Accountant and a member of the Malaysian Institute of Accountants since 2005. Ms. Tham then joined a 5-star hotel in 2004 as a financial controller responsible for accounting and financial management. In 2007, she joined ITP Sdn. Bhd. as a Manager for student collections and accounts receivables. She was then re-designated as Finance and Administrative Manager in 2009 and was subsequently promoted to Senior General Manager of Finance, Credit Control and Administration of Kolej Universiti Linton Sdn. Bhd., an affiliate of ITP Sdn. Bhd. where she was in-charge of the company’s financial and administrative department. Ms. Tham started her career in 1997 as an Accounts Executive in the Accounts and Finance Department, where her duties included the preparation and maintenance of management reports, financial statements and related accounting reports. She was subsequently promoted to Assistant Manager in the Accounts and Finance Department in 2000, where she was involved in management accounts reporting, budgeting, variance analysis, internal control, taxation and financial and cash management.

Boh Woan Yun has served as Graphjet’s Senior Finance Manager since February 2022. From February 2014 to January 2022, she served as an assistant manager at Deloitte Touche Tohmatsu Tax Services Sdn. Bhd., a company specialized in providing tax services. She is a member of Association of Chartered Certified Accountants (ACCA) since 2018. She obtained First Class of Bachelor’s Degree in Finance and Accountancy from the University of Greenwich in 2012.

Lim Seh Jiang has served as Graphjet’s General Manager since August 2022. Additionally, Mr. Lim has served as a director of AdvanceTC Marketing Sdn. Bhd., a regional marketing arm of the smartphone company AdvanteTC Limited since July 2015. From March 2021 to February 2022, he served on the board of directors of Zhonghe Industries Sdn Bhd, a company that specializes in the renewal of used lubricant oil into base oil. Mr Lim graduated from Lancaster University where he obtained his bachelor’s degree in Accounting and Finance.

Liu Yu has served as Graphjet’s Head of Research and Chief Scientific Officer since inception. From September 2018 until February 2022, Mr. Liu served on the board of directors of Zhonghe Industries Sdn. Bhd., a company that specializes in the renewal of used lubricant oil into base oil. He has been a director on the board of Zhonghe Tiancheng Beijing Technology Development Co. Ltd. since 2018. Mr. Liu served as general manager of Beijing Anda Century Investment Consulting Co. Ltd., a company that involves investment and trading, from February 2011 to September 2017. From September 2005 until May 2010, Mr. Liu served as deputy general manager at Chi Feng Tuo Industrial Co. Ltd, a business specializing in mining products development and surveyance of mining sites. From April 2002 to August 2005, Mr. Liu was a manager at Beijing Anjiabao Co., Ltd., which specializes in real estate and property brokerage and sales. Mr. Liu worked as a sales executive for Beijing Capital Gold Network Real Estate Company, a real estate and property development business, from June 2000 to March 2002. Mr. Liu graduated from Beijing Science Technology and Management College in 1999.

Committee Appointments

There will be three standing committees of the board of directors of the Company: the Audit Committee, the Renumeration Committee and the Nominating and Corporate Governance Committee. It is expected that the following appointments will be made:

●	Audit Committee: Ng Keok Chai (Chair), Ng Ah Lek and Wong Kok Seong

●	Renumeration Committee: Ng Keok Chai (Chair), Ng Ah Lek and Wong Kok Seong

●	Nominating and Corporate Governance Committee: Ng Keok Chai (Chair), Ng Ah Lek and Wong Kok Seong

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Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an Ordinary Resolution, that assuming the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are each approved and adopted, Aiden Lee Ping Wei (Executive Director); Aw Jeen Rong (Executive Director); Hoo Swee Guan (Executive Director); Ng Keok Chai (Independent Director); Ng Ah Lek (Independent Director); Wong Kok Seong (Independent Director); and Doris Wong Sing Ee (Independent Director) shall be appointed as directors of the Company whereby Wong Kok Seong, Doris Wong Sing Ee and Hoo Swee Guan are to serve until the 2023 annual meeting of shareholders; Ng Keok Chai and Ng Ah Lek are to be appointed as directors of the Company to serve until the 2024 annual meeting of shareholders, and Aiden Lee Ping Wei and Aw Jeen Rong are to be appointed as directors of the Company to serve until the 2025 annual meeting of shareholders, with effect on and from the Closing Date.”

Vote Required for Approval

The approval of the Director Appointment Proposal requires will require the passage of an Ordinary Resolution passed by the holders of Energem Class B Ordinary Shares, being the affirmative vote of a simple majority of the votes cast by the holders of Energem Class B Ordinary Shares represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting, “WITHHOLD” votes and broker non-votes will have no effect on the Director Appointment Proposal.

The Director Appointment Proposal will not be presented if the NTA Proposal, the Business Combination Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are not all approved.

Recommendation of the Energem Board

ENERGEM BOARD UNANIMOUSLY RECOMMENDS THAT ENERGEM SHAREHOLDERS VOTE “FOR” THE DIRECTOR APPOINTMENT PROPOSAL.

The existence of financial and personal interests of one or more of Energem’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Energem and its shareholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Energem’s officers have interests in the Business Combination that may conflict with your interests as an Energem Shareholder. See the section entitled “The Business Combination Proposal — Interests of Energem’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Energem Board to adjourn the Extraordinary General Meeting to a later date or dates, if necessary. In no event will Energem solicit proxies to adjourn the Extraordinary General Meeting or consummate the Transactions beyond the date by which it may properly do so under the Energem M&A and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions.

Overview

The Adjournment Proposal, if adopted, will allow Energem Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Energem’s shareholders in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Energem M&A Proposals, the NTA Proposal, the Business Combination Proposal, the Director Appointment Proposal, the Equity Incentive Plan Proposal or the Share Issuance Proposal. In no event will Energem Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Energem M&A and Cayman law.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the Energem Shareholders at the Extraordinary General Meeting and is not approved by the Energem Shareholders, the Energem Board may not be able to adjourn the Extraordinary General Meeting to a later date or dates if necessary to provide additional time to allow the parties to consummate the Transactions. In such event, the Transactions may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Energem that more time is necessary or appropriate to approve one or more Proposals at the Extraordinary General Meeting be approved and adopted in all respects.”

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if the Energem Shareholders approve an ordinary resolution which requires the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares that are present in person or represented by proxy and are entitled to vote at the Extraordinary General Meeting “FOR” the Adjournment Proposal.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal.

The Adjournment Proposal will only be presented to the holders of the issued and outstanding Energem Ordinary Shares in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the NTA Proposal, the Business Combination Proposal, the Energem M&A Proposals, the Share Issuance Proposal, the Director Appointment Proposal or the Equity Incentive Plan Proposal. Thus, discretionary authority may not be exercised to vote in favor of the Adjournment Proposal.

Recommendation of the Energem Board

THE ENERGEM BOARD UNANIMOUSLY RECOMMENDS THAT ENERGEM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the Combined Entity.

Executive Officers and Directors following the Transaction

The following table provides information about those persons who are expected to serve as directors and executive officers of the Combined Entity at the Effective Time of the Business Combination, in accordance with the terms of the Share Purchase Agreement:

Name	Age	Position(s) to be Held Following the Business Combination
Executive Officers
Lee Ping Wei	33	Chief Executive Officer and Executive Director
Aw Jeen Rong	52	Executive Director
Hoo Swee Guan	40	Executive Director
Ng Keok Chai	63	Independent Director
Ng Ah Lek	63	Independent Director
Wong Kok Seong	53	Independent Director
Doris Wong Sing Ee	41	Independent Director
Lim Hooi Beng	61	Non-Executive Chairman and Director
Tham Choi Kuen	55	Chief Financial Officer
Boh Woan Yun	33	Senior Finance Manager
Lim Seh Jiang	34	General Manager
Liu Yiu	44	Head of Research and Chief Scientific Officer

Executive Directors

Aiden Lee Ping Wei has served as Graphjet’s Chief Executive Officer and Executive Director since its inception. Previously, Mr. Wei served as a director at MW Renewable Energy Solutions Sdn Bhd, a renewable energy company focusing on providing engineering, procurement, construction and commissioning (“EPCC”) and advisory services to customers, including private and government agencies, from June 2017 to January 2020. In addition, Mr. Lee has served as a member of the board of directors of HB Global Ltd. and Sand Nisko Capital Bhd. (KLSE: SNC) since February 2022 and March 2021, respectively. From December 2017 to July 2020, he served as a director at C&M Renewable Energy Technology Sdn. Bhd., a company that provides engineering services, EPCC, advisory works, designs and builds businesses with more than RM200 million projects with local companies as well as prestigious universities in Malaysia, involving renewable energies. Mr. Wei has more than 10 years of experience in engineering, construction, property development, telecommunications, energy and utilities industries serving in various capacities as Project Director and Corporate Finance Director of various listed companies handling corporate finance and group finance. He was the Director and Managing Director of several local energy and utilities companies. He has managed and completed billions worth of highly claimed projects in China, Hong Kong and Malaysia. Mr. Wei graduated from Tunku Abdul Rahman University College with a degree in E-Commerce and Marketing and advanced degree in Corporate Finance from Tunku Abdul Rahman University College as well.

Aw Jeen Rong has served as an Executive Director of Graphjet since March 2022. Prior to that, he served as a director at Klasik Ikthiar Sdn Bhd, a subsidiary of a Malaysian bursa main board listed company focused on property development and construction, from January 2017 to December 2019. Mr Aw was the Vice President of Linton University College from January 2016 to December 2017. Mr. Aw Graduated from Dubai College of Business Administration, where he obtained his Bachelor of Business Administration.

Hoo Swee Guan has served as Energem’s Chief Executive Officer and Director since its inception. Mr. Hoo brings more than 12 years of accounting and finance experience as a registered and certified professional accountant with CPA Australia and the Malaysian Institute of Accountants. Mr. Hoo’s extensive experience traverses numerous industries of audit and advisory services involving steel and hardware, oil and gas, the renewable energy sector, the personal services and retail industry, the freight and logistics industry, the food and beverage industry and the manufacturing industry. Mr. Hoo has been serving as the Executive Director of BCM Alliance Bhd since January 2021, where he manages the day-to-day business, strategic planning, legal, secretarial and audit affairs of the company. Mr. Hoo has also been the executive director of Fitters Diversified Bhd and Computer Forms (Malaysia) Bhd, since May 2022 and November 2021, respectively.

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Since April 2017, Mr. Hoo has served as an Independent Director and Audit Committee Chairman of PDZ Holdings Bhd. Where he reviews, assesses, and communicates with external and internal auditors for financial reporting, undertakes audit planning in accordance with the approved Financial Reporting Standards and terms of reference and/or approved relevant rules. His expertise in taxation, business development, strategic planning and experiences in mergers and acquisitions contributes to his success. Mr. Hoo is a graduate of Victoria University, Australia where he obtained his master’s degree in business administration (MBA) and he received an undergraduate degree from the University of Adelaide.

Non-Executive Directors and Director Nominees

Ng Keok Chai has agreed to serve as a director after the Business Combination. Mr. Ng served with the Royal Malaysia Police from December 1982 until he retired as Assistant Commissioner of Police in March 2019. Since April 2019, he has been the Lead Independent Director of Southern Archipelago Ltd. (SGX: A33), an investment holding company. Southern Archipelago Ltd. operates through four segments: Investment Holding, Sterilization, Property, and Hospitality and Wellness. The Investment Holding segment is engaged in investment in transferable securities including but not limited to marketable shares, warrants and debentures. Mr. Ng holds a Bachelor of Laws (Hons.) from the University of Wolverhampton, London and a Certificate of Legal Practice from the Legal Profession Qualifying Board, Malaysia. His last held position was Principal Assistant Director in Forensic Accounting Investigation Division, Commercial Crime Investigation Department, Royal Malaysia Police, Bukit Aman. Throughout his 36 years of service with the Royal Malaysia Police, he was very much involved in police investigations due to his legal background. He specialized in criminal investigations across various fields which include commercial crime, general crime and forensic accounting with ample management and special operations experience.

Ng Ah Lek has agreed to serve as a director after the Business Combination. Since March 2019, Mr. Ng has served as an Advocate for Kho Siew Chua Voon & Co. Advocates, an advocate firm undertaking civil and criminal litigation, conveyancing, financial institutions’ loan agreements, sale and purchase, charge and transfer of properties agreements and others. Prior to that, from May 1980 to February 2019, he served as Assistant Commissioner of Police with the Royal Malaysia Police with distinction. Mr. Ng earned a Certificate of Legal Practice from the Legal Profession Qualifying Board, Malaysia.

Kok Seong Wong has served as Energem’s Chairman of the Board, Chair of the Compensation Committee and an Independent Director since Energem’s inception. Mr. Wong is a Chartered Accountant and a member of the Association of Chartered Certified Accountants (ACCA) and is currently serving on the boards of Bursa Malaysia-listed corporations, MNC Wireless Berhad as an Independent Director and Chairman of the Board and PNE PCB Berhad, Fitters Diversified Berhad, PDZ Holdings Berhad and Computer Forms (Malaysia) Berhad as their Independent Director and Chairman of the Audit Committee. With 15 years’ experience in the United Kingdom, Mr. Wong gained extensive exposure with several companies. During his tenure there and currently, he was responsible for the preparation of business plans, budgets and organizational financial statements, due diligence, accounting and taxation, management, project financing and implementation. Over the last few years, he has extensively been involved in a wide range of businesses, such as cross border trading, manufacturing and property development.

Since January 2006, Mr. Wong has been serving as the Managing Partner of Hasnan THL Wong & Partners where he manages a portfolio of clients, develops new client relationships, develops and implements firm goals, and oversees all financial activities and performance. Since 2006, Mr. Wong has also served as Director of TH Law Consultants Sdn. Bhd. where he manages the portfolio and new client relationships, cooperating with all staff of the firm and oversees hiring activities and approval of contracts. Since January 2013, Mr. Wong has also served as a Partner at McMillan Woods, an auditing firm. From 1999 to 2005, Mr. Wong served as an Audit Partner at Appleby & Wood, an English accounting firm, where he worked with multinational companies. Mr. Wong was appointed as Finance Director of several UK-based companies and is currently a director of various companies. Mr. Wong was educated in Emile Woolf College of Accountancy London from 1991 to 1994. He received his master’s degree in business administration from the Open University in the United Kingdom in 1999.

Doris Wong Sing Ee has served as an Independent Director and Member of the Audit Committee and the Compensation Committee of Energem since its initial public offering until her appointment as Executive Director on January 27, 2023. Ms. Wong brings more than 20 years of experience in management across various industries ranging from oil and gas, property development, solar, engineering, advertising and food and beverages. She specialized in business development, strategic consultancy and corporate advisory in mergers and acquisition and joint venture across Malaysia, Singapore, China, Japan, Thailand and Indonesia.

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Since October 2020, Ms. Wong has been serving as an Executive Director of Metronic Global Bhd, an investment holding company, where she has been optimizing financial operations, establishing business goals, advising the board of directors on organizational activities and executing special business projects. She has also been involved in various investment opportunities in business diversification, generating new revenue and increasing shareholders’ wealth. Since February 2017, Ms. Wong has been a non-independent non-executive director at Trive Property Group Bhd. From January 2019 to September 2020, Ms. Wong served as Chief Corporate Officer in Metronic Engineering Sdn. Bhd. where she oversaw HR operations, set objectives for the HR team and helped shape the brand strategy of the company.

Ms. Wong served as General Manager from 2015 to 2016 in Dai-Ichi Kikaku Sdn. Bhd. where she was overseeing and handling business development, client strategy and direction, creative, production, media planning, procurement and research. From 2012 to 2015, Ms. Wong served as Strategic Business Consultant for JLPW Law Firm where she handled mergers and acquisitions and joint venture deals internationally for various industries. From 2002 to 2012, Ms. Wong started her career as a Managing Director at Niagamatic Sdn. Bhd., where she controlled all business operations to give strategic guidance and directions to the board and staff to ensure the company achieved its financial vison, mission and long-term goals.

Lim Hooi Beng has served as the Chairman of the board of Graphjet since inception. Mr. Lim has extensive business connections in the Asia Pacific Region, especially greater China, and has more than 20 years of experience in the energy business. From March 2021 to February 2022, he was a director of ZhongHe Industries Sdn. Bhd., a company that specializes in the renewal of used lubricant oil into base oil. Mr. Lim served as the chairman of the board of AdvanceTC Ltd., a telecommunications company focused on mobile computing devices, from December 2019 to September 2022.

Executive Officers

Tham Choi Kuen has served as Graphjet’s Chief Financial Officer since February 2022. Additionally, Ms. Tham has served as an independent non-executive director of Cheetah Holdings Bhd, an apparel brand engaged in product design, development, marketing and retailing of sports apparel and accessories and casual wear, from May 2021 to present. From April 2019 to June 2021, she was an independent non-executive director of Ocean Vantage Holdings Bhd, a holding company that provides support services for the oil and gas industry. Ms. Tham then joined CSH Alliance Bhd (formerly known as KTG Bhd) in June 2017 as a Financial Controller to oversee the corporate and financial aspects of the Company and was subsequently promoted as Chief Financial Officer effective from October 2017 where she continued until May 2021.

Ms. Tham obtained her professional accounting qualification from the Chartered Institute of Management Accountants (CIMA), United Kingdom in 2004. She has been a Chartered Accountant and a member of the Malaysian Institute of Accountants since 2005. Ms. Tham then joined a 5-star hotel in 2004 as a financial controller responsible for accounting and financial Management. In 2007, she joined ITP Sdn. Bhd. as a Manager for student collections and accounts receivables. She was then re-designated as Finance and Administrative Manager in 2009 and was subsequently promoted to Senior General Manager of Finance, Credit Control and Administration of Kolej Universiti Linton Sdn. Bhd., an affiliate of ITP Sdn. Bhd. where she was in-charge of the company’s financial and administrative department. Ms. Tham started her career in 1997 as an Accounts Executive in the Accounts and Finance Department, where her duties included the preparation and maintenance of management reports, financial statements and related accounting reports. She was subsequently promoted to Assistant Manager in the Accounts and Finance Department in 2000, where she was involved in management accounts reporting, budgeting, variance analysis, internal control, taxation and financial and cash management.

Boh Woan Yun has served as Graphjet’s Senior Finance Manager since February 2022. From February 2014 to January 2022, she served as an assistant manager at Deloitte Touche Tohmatsu Tax Services Sdn. Bhd., a company specialized in providing tax services. She is a member of Association of Chartered Certified Accountants (ACCA) since 2018. She obtained First Class of Bachelor’s Degree in Finance and Accountancy from the University of Greenwich in 2012.

Lim Seh Jiang has served as Graphjet’s General Manager since August 2022. Additionally, Mr. Lim has served as a director of AdvanceTC Marketing Sdn. Bhd., a regional marketing arm of the smartphone company AdvanteTC Limited since July 2015. From March 2021 to February 2022, he served on the board of directors of Zhonghe Industries Sdn Bhd, a company that specializes in the renewal of used lubricant oil into base oil. Mr Lim graduated from Lancaster University where he obtained his bachelor’s degree in Accounting and Finance.

Liu Yu has served as Graphjet’s Head of Research and Chief Scientific Officer since inception. From September 2018 until February 2022, Mr. Liu served on the board of directors of Zhonghe Industries Sdn. Bhd., a company that specializes in the renewal of used lubricant oil into base oil. He has been a director on the board of Zhonghe Tiancheng Beijing Technology Development Co. Ltd. since 2018. Mr. Liu served as general manager of Beijing Anda Century Investment Consulting Co. Ltd., a company that involves investment and trading, from February 2011 to September 2017. From September 2005 until May 2010, Mr. Liu served as deputy general manager at Chi Feng Tuo Industrial Co. Ltd, a business specializing in mining products development and surveyance of mining sites. From April 2002 to August 2005, Mr. Liu was a manager at Beijing Anjiabao Co., Ltd., which specializes in real estate and property brokerage and sales. Mr. Liu worked as a sales executive for Beijing Capital Gold Network Real Estate Company, a real estate and property development business, from June 2000 to March 2002. Mr. Liu graduated from Beijing Science Technology and Management College in 1999.

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Domestic Issuer Presently; Foreign Private Issuer Potentially in the Future

We are a domestic issuer under the Securities Act, however, after our second fiscal quarter, we may assess whether we qualify as a “foreign private issuer” and, if so, we would be a “foreign private issuer.” If we do qualify as a foreign private issuer in the future, that status is not permanent as we may lose our foreign private issuer status thereafter, which could result in significant additional cost and expense. If the Combined Entity qualifies as a “foreign private issuer” in the future, as defined by the SEC, then, in accordance with Nasdaq rules, we will comply with certain of our home country, Cayman Islands, governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards.

Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2024. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act and the Nasdaq corporate governance rules that are applicable to U.S. domestic public companies, including:

●	Exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

●	Exemption from the requirement to comply with Regulation FD, which regulates selective disclosure of material non-public information by issuers;

●	Exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers;

●	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;

●	Exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F;

●	Exemption from the requirement that our board of directors have a remuneration committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

If the Combined Entity qualifies as a “foreign private issuer” in the future, there may be less publicly available information concerning our business than there would be if we were a U.S. domestic public company in the future, moreover, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

If the Combined Entity qualifies as a “foreign private issuer” in the future, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Malaysia law requirements in lieu of many of the Nasdaq corporate governance rules. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

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Board Composition Following the Business Combination

Classes of Directors

Following the completion of the Business Combination, the board of directors of Graphjet Technology will be divided into three classes of directors. At each annual general meeting of Graphjet Technology shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

1.	Class I: Wong Kok Seong (Independent Director); Doris Wong Sing Ee (Independent Director); and Hoo Swee Guan (Executive Director);

2.	Class II: Ng Keok Chai (Independent Director); and Ng Ah Lek (Independent Director); and

3.	Class III: Aiden Lee Ping Wei (CEO, Executive Director); and Aw Jeen Rong (Executive Director).

Family Relationships

There are no family relationships among any of our executive officers or directors.

Committees of our Board of Directors

Our board of directors has two standing committees: an audit and risk committee and a remuneration committee. In connection with the Closing, we intend to establish a nominating and corporate governance committee. Following the Closing, the charters for each of the committees of our board of directors will be available at the investor relations section of our website.

Audit Committee

Following the Closing, we expect that our audit committee will consist of Ng Keok Chai, Ng Ah Lek and Wong Kok Seong, with Ng Keok Chai serving as the chair of the committee. We have determined that each of Ng Keok Chai, Ng Ah Lek and Wong Kok Seong meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee will also meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq listing rules. In addition, we have determined that Ng Keok Chai is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

Following the Closing, our audit committee will, among other things:

●	select and hire a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	oversee our relationship with the independent registered public accounting firm and assess the effectiveness of the external audit process, including in relation to appointment and tendering, remuneration and other terms of engagement, and appropriate planning ahead of each annual audit cycle;

●	maintain regular, timely, open and honest communication with the external auditors, ensuring the external auditors report to the committee on all relevant matters to enable the committee to carry out its oversight responsibilities;

●	monitor the integrity of our financial and narrative reporting, preliminary announcements and any other formal announcements relating to our financial performance;

●	advise the board on whether, taken as a whole, the Annual Report and Accounts is fair, balanced and understandable;

●	review the appropriateness and completeness of our risk management and internal controls;

●	consider annually whether we should have an internal audit function;

●	review, approve and/or ratify related party transactions; and

●	approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

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Remuneration Committee

Following the Closing, we expect that our remuneration committee will consist of Ng Keok Chai, Ng Ah Lek and Wong Kok Seong, with Ng Keok Chai serving as the chair of the committee. Currently, all of the anticipated members of our remuneration committee are independent under the applicable Nasdaq rules and regulations. Each member of our remuneration committee will also be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Following the Closing, our remuneration committee will, among other things:

●	set a remuneration policy that is designed to promote our long-term success;

●	ensure that the remuneration of executive directors and other senior executives reflects both their individual performance and their contribution to our overall results;

●	determine the terms of employment and remuneration of executive directors and other senior executives, including recruitment and retention terms;

●	approve the design and performance targets of any annual incentive schemes that include the executive directors and other senior executives;

●	agree upon the design and performance targets, where applicable, of all share incentive plans;

●	gather and analyze appropriate data from comparator companies our industry; and

●	select and appoint external advisers to the remuneration committee, if any, to provide independent remuneration advice where necessary.

Nominating and Corporate Governance Committee

In connection with the Closing, we expect to establish a nominating and corporate governance committee, which we expect will consist of Ng Keok Chai, Ng Ah Lek and Wong Kok Seong, with Ng Keok Chai serving as the chair of the committee.

Following the Closing, our nominating and corporate governance committee will, among other things:

●	identify individuals qualified to become members of our board of directors;

●	recommend to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

●	review and make recommendations to our board of directors with respect to our board leadership structure;

●	review and make recommendations to our board of directors with respect to management succession planning; and

●	develop and recommend to our board of directors corporate governance principles.

Code of Business Conduct and Ethics

In connection with our listing on Nasdaq, we expect to adopt a Code of Business Conduct and Ethics that covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards.

Directors’ Addresses

Each of the directors can be contacted at the executive office of Graphjet Technology.

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Director Compensation Following the Business Combination

Following the consummation of the Business Combination, the Combined Entity intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of shareholder value, while enabling the Combined Entity to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program will be made by the remuneration committee of the board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the remuneration committee of Graphjet Technology is currently one of Energem’s officers or employees.

Executive Officer Base Salary

We expect that our executive officers’ base salaries in effect prior to the Business Combination will continue, subject to potential increases made in connection with the negotiation of any employment agreements or Graphjet Technology’s annual review of its executive officers’ base salaries. Following the Business Combination, our executive officers’ base salaries will be reviewed annually by the remuneration committee of the board of directors of Graphjet Technology.

Executive Officer Annual Bonuses

We expect that Graphjet Technology will use annual cash incentive bonuses for the executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the remuneration committee of the board of directors of Graphjet Technology will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers, subject to the terms of their employment agreements. Following the end of each year, the remuneration committee of the Graphjet Technology board of directors will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Executive Officer Share-Based Awards

We expect Graphjet Technology to use share-based awards in future years as an incentive for executives to remain in our service and aligning the executives’ interests with those of Graphjet Technology’s equityholders. Any share-based awards will be awarded in future years under the Equity Incentive Plan. For a description of the Equity Incentive Plan, please see “Proposal No. 5 — The Equity Incentive Plan Proposal.”

Other Compensation

We expect Graphjet Technology to procure and to maintain various employee benefit plans including medical, dental, vision, life insurance and retirement plans, paid time off and holidays and employee assistance program benefits in which the executive officers will participate. We also expect Graphjet Technology may provide its executive officers with specified perquisites and personal benefits that are not generally available to all employees. For additional details, please see “Director and Officer Compensation.”

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DIRECTOR AND OFFICER COMPENSATION

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Graphjet Technology unless otherwise specified.

Compensation of Directors and Executive Officers

Directors

None of our directors or officers has received any compensation for services rendered to date. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, Graphjet’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Since its formation, Graphjet has not granted any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

After the Business Combination, members of Graphjet’s management team who remain with Graphjet Technology may be paid consulting, management or other fees with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will not be known at the time of distribution of this proxy statement/prospectus or at the time of an Energem Shareholder meeting held to consider the Business Combination, as applicable, and it will be up to the directors of Graphjet Technology to determine director and executive officer compensation.

The compensation of our directors requires the approval of our compensation committee and the subsequent approval of the board of directors.

Aggregate Compensation of Executive Officers and Directors

Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Aiden Lee Ping Wei as Chief Executive Officer. The executive employment agreement with Mr. Wei provides that Mr. Wei will hold the position of Chief Executive Officer of Graphjet Technology with a base annual salary of USD $250,000. Under the agreement, Mr. Wei’s employment is at will and will continue until either Mr. Wei or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Wei’s employment is terminated by Graphjet Technology without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Aw Jeen Rong as Executive Director. The executive employment agreement with Mr. Rong provides that Mr. Rong will hold the position of Executive Director of Graphjet Technology with a base annual salary of USD $125,000. Under the agreement, Mr. Rong’s employment is at will and will continue until either Mr. Rong or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Rong’s employment is terminated by Graphjet Technology without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

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“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Tham Choi Kuen as Chief Financial Officer. The executive employment agreement with Ms. Kuen provides that Ms. Kuen will hold the position of Chief Financial Officer of Graphjet Technology with a base annual salary of USD $31,250. Under the agreement, Ms. Kuen’s employment is at will and will continue until either Ms. Kuen or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Ms. Kuen’s employment is terminated by Graphjet Technology without “cause”, she is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Boh Woan Yun as Senior Finance Manager. The executive employment agreement with Ms. Yun provides that Ms. Yun will hold the position of senior finance manager of Graphjet Technology with a base annual salary of USD $12,500. Under the agreement, Ms. Yun’s employment is at will and will continue until either Ms. Yun or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Ms. Yun’s employment is terminated by Graphjet Technology without “cause”, she is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

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Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Lim Seh Jiang as General Manager. The executive employment agreement with Mr. Jiang provides that Mr. Jiang will hold the position of general manager of Graphjet Technology with a base annual salary of USD $31,250. Under the agreement, Mr. Jiang’s employment is at will and will continue until either Mr. Jiang or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Jiang’s employment is terminated by Graphjet Technology without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Liu Yu as Head of Research and Chief Scientific Officer. The executive employment agreement with Mr. Yu provides that Mr. Yu will hold the position of Chief Scientific Officer and Head of Research of Graphjet Technology with a base annual salary of USD $93,750. Under the agreement, Mr. Yu’s employment is at will and will continue until either Mr. Yu or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Yu’s employment is terminated by Graphjet Technology without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

Simultaneously with the Closing, the Combined Entity intends to enter into an executive employment agreement with Hoo Swee Guan as Executive Director. The executive employment agreement with Mr. Guan provides that Mr. Guan will hold the position of Executive Director of Graphjet Technology with a base annual salary of USD $62,500. Under the agreement, Mr. Guan’s employment is at will and will continue until either Mr. Guan or Graphjet Technology notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Guan’s employment is terminated by Graphjet Technology without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement as (i) a breach by the executive of his or her fiduciary duties to Graphjet Technology; (ii) the executive’s breach of the executive employment agreement, which, if curable, remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by the executive; (v) the executive’s material negligence or dereliction in the performance of, or failure to perform the executive’s duties of employment with Graphjet Technology, which remains uncured or continues after ten days’ notice by Graphjet Technology thereof; (vi) the executive’s refusal or failure to carry out a lawful directive of Graphjet Technology or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of the executive’s responsibilities; or (vii) any conduct, action or behavior by the executive that is, or is reasonably expected to be, materially damaging to Graphjet Technology, whether to the business interests, finance or reputation. In addition, Further, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Energem Ordinary Shares as of the Record Date (pre-Business Combination) comprising 4,620,007 outstanding Energem Ordinary Shares (comprised of 1,745,007 Class A Ordinary Shares and 2,875,000 Class B Ordinary Shares) and the currently expected ownership of the Combined Entity Ordinary Shares upon the Closing of the Business Combination by:

●	each person known by Energem be the beneficial owner of more than 5% of Energem Ordinary Shares as of the Record Date (pre-Business Combination) or of Energem Ordinary Shares upon the closing of the Business Combination;

●	each of Energem’s current executive officers and directors;

●	each person who will become an executive officer or director of the Combined Entity upon the closing of the Business Combination; and

●	all executive officers and directors of the Combined Entity as a group upon the closing of the Business Combination, excluding any outstanding Energem Warrants and assuming that:

a)	Under the first scenario, (1) none of the holders the 1,216,932 Energem Ordinary Shares exercise their redemption rights, (2) there is no exercise at the closing of the Business Combination of the Energem Warrants at an exercise price of $11.50 per share, which warrants are not exercisable until 30 days after the Closing of the Business Combination, (3) none of the parties set forth below purchase Energem Ordinary Shares in the open market, (4) there are 1,000,000 Graphjet Pre-Transaction Shares issued in connection with the PIPE Investment and no other issuances of equity interests of the Company prior to the Closing of the Business Combination, and (5) no awards are issued under the New Equity Incentive Plan to be adopted by the Combined Entity in connection with the Business Combination (leaving 146,380,007 total Combined Entity Shares outstanding) and alternatively that,

b)	Under the second scenario, (1) the redemption by 50% of the holders of Public Shares representing redemption of 608,466 Ordinary Shares, (2) there is no exercise at the closing of the Business Combination of the Energem warrants at an exercise price of $11.50 per share, which warrants are not exercisable until 30 days after the Closing of the Business Combination, (3) none of the parties set forth below purchase Energem Ordinary Shares in the open market, (4) there are 1,000,000 Graphjet Pre-Transaction Shares issued in connection with the PIPE Investment and no other issuances of equity interests of the Company prior to or in connection with the closing of the Business Combination, and (5) no awards are issued under the New Equity Incentive plan to be adopted by the Combined Entity in connection with the Business Combination (leaving 145,771,541 total Combined Entity Shares outstanding) and alternatively that,

c)	Under the third scenario, (1) the maximum number of the holders of Public Shares exercise their redemption rights (representing redemption of 100% of the 1,216,932 Energem Ordinary Shares), (2) there is no exercise at the closing of the Business Combination of the Energem warrants at an exercise price of $11.50 per which warrants are not exercisable until 30 days after the Closing of the Business Combination, (3) none of the parties set forth below purchase Energem Ordinary Shares in the open market, (4) there are 1,000,000 Graphjet Pre-Transaction Shares issued in connection with the PIPE Investment and no other issuances of equity interests of the Company prior to or in connection with the closing of the Business Combination, and (5) no awards are issued under the New Equity Incentive plan to be adopted by the Combined Entity in connection with the Business Combination (leaving 145,163,075 total Combined Entity Shares outstanding).

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise indicated, Energem believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. See also a table following the Beneficial Ownership Table showing book value per Energem Ordinary Share.

	Pre-Business Combination				Post-Business Combination
					Assuming No Redemption		Assuming 50% Redemption		Assuming 100% Redemption
Name and Address of Beneficial Owner(1)	Number of Energem Class A Ordinary Shares	Number of Energem Class B Ordinary Shares	% of Energem Class A Ordinary Shares	% of Energem Class B Ordinary Shares	Number of Combined Entity Ordinary Shares	% of Combined Entity Ordinary Shares	Number of Combined Entity Ordinary Shares	% of Combined Entity Ordinary Shares	Number of Combined Entity Ordinary Shares	% of Combined Entity Ordinary Shares
Energem LLC(3)	528,075	2,862,500	30.3%	99.57%	3,390,575	1.96%	3,390,575	1.97%	3,390,575	1.98%
Glazer Capital, LLC(4)	276,197	-	15.8%	-	276,197	*	276,197	*	276,197	*
Feis Equities LLC(5)	239,800	-	13.7%	-	239.800	*	239.800	*	239.800	*
Wolverine Flagship Fund Trading(6)	172,992	-	9.9%	-	172,992	*	172,992	*	172,992	*
Kok Seong Wong	-	2,500	*	*	2,500	*	2,500	*	2,500	*
Swee Guan Hoo	528,075	2,862,500	30.3%	99.6%	3,390,575	1.96%	3,390,575	1.97%	3,390,575	1.98%
Cu Seng Kiu	-	5,000	*	*	5,000	*	5,000	*	5,000	*
Doris Wong Sing Ee(3)	528,075	2,865,000	30.3%	99.7%	3,393,075	1.96%	3,393,075	1.97%	3,393,075	1.98%
Chong Kwang Fock	-	2,500	*	*	2,500	*	2,500	*	2,500	*
All Energem 5% shareholders, directors and executive officers as a group (six individuals) (2)	1,217,064	2,875,000	69.7%	100%	4,092,064	2.8%	4,092,064	2.81%	4,092,064	2.82%
Directors, Nominees and Executive Officers Post-Business Combination
Aiden Lee Ping Wei	-	-	-	-	161,256	*	161,256	*	161,256	*
Aw Jeen Rong	-	-	-	-	156,255	*	156,255	*	156,255	*
Ng Keok Chai	-	-	-	-		*		*		*
Ng Ah Lek	-	-	-	-		*		*		*
Kok Seong Wong	-	2,500	*	*		*		*		*
Swee Guan Hoo	528,075	2,862,500	30.3%	99.57%	3,390,575	1.96%	3,390,575	1.97%	3,390,575	1.98%
Doris Wong Sing Ee	528,075	2,865,000	30.3%	99.60%	3,393,075	1.96%	3,393,075	1.97%	3,393,075	1.98%
Lim Hooi Beng	-	-	-	-		*		*		*
Tham Choi Kuen	-	-	-	-		*		*		*
Boh Woan Yun	-	-	-	-		*		*		*
Lim Sah Jiang	-	-	-	-		*		*		*
Liu Yu	-	-	-	-		*		*		*
All Graphjet Technology directors and executive officers as a group (12 individuals)	528,075	2,875,000	30.3%	100%	3,710,586	2.53%	3,710,586	2.55%	3,710,586	2.56%

*	Indicates beneficial ownership of less than 1%.
**	Includes all Energem Class B Ordinary Shares convertible by such holder into Energem Class A Ordinary Shares

(1)	Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, 59200 Wilayah Persekutuan Kuala Lumpur, Malaysia and post-Business Combination is L4-E-8 Enterprise 4, Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur, Malaysia.

(2)	Prior to the Closing, holders of record of Energem Class A Ordinary Shares and Energem Class B Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by Energem Shareholders and vote together as a single class, except as required by law; provided, that holders of Energem Class B Ordinary Shares have the right to elect all of Energem’s directors prior to the Closing, and holders of Energem’s Class A Ordinary Shares are not entitled to vote on the election of directors during such time. Energem Class B Ordinary Shares may be converted into Energem Class A Ordinary Shares at any time, at the option of the holder, on a one-for-one basis.

(3)	Energem LLC, our Sponsor, is the record holder of the Class B Ordinary Shares reported herein. Swee Guan Hoo and Doris Wong may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) securities held by Energem LLC by virtue of their shared control over Energem LLC. Ms. Wong and Mr. Hoo each disclaim any such beneficial ownership except to the extent of their respective pecuniary interest.

(4)

Represents 276,197 Class A ordinary shares. A Schedule 13G for the year ended December 31, 2022 filed jointly by Glazer Capital, LLC and Paul J. Glazer, reflects that the Reporting Persons have shared voting power and shared dispositive power with respect to these ordinary shares. The business address of the Reporting Persons is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)	Represents 239,800 Class A ordinary shares. A Schedule 13G for the year ended December 31, 2022 filed jointly by Feis Equities LLC and Lawrence M. Feis, reflects that the Reporting Persons have shared voting power and shared dispositive power with respect to these ordinary shares. The business address of the Reporting Persons is 20 North Wacker Drive, Suite 2115, Chicago, Illinois 60606.

(6)

Represents 172,992 Class A ordinary shares. A Schedule 13G for the year ended December 31, 2022 was filed by (i) Wolverine Asset Management, LLC, (ii) Wolverine Holdings, L.P., (iii) Wolverine Trading Partners, Inc., (iv) Christopher L. Gust, and (v) Robert R. Bellick. The sole member and manager of Wolverine Asset Management, LLC is Wolverine Holdings, L.P. Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings, L.P. The business address of the Reporting Persons is c/o Wolverine Asset Management, LLC, 175 West Jackson Blvd., Suite 340, Chicago, IL 60604.

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Book Value per Energem Ordinary Share

	Graphjet	Energem	Pro-forma combined financial information
	(Historical)	(Historical)	Assuming	Assuming	Assuming
	June 30, 2023	June 30, 2023	Minimum Redemption	50% Redemption	Maximum Redemption
Shares Outstanding	2,500,100	3,403,075	145,380,007	144,771,541	144,163,075

Loss per Share($)	-0.57	0.06	-0.02	-0.02	-0.02

Book Value ($’000)	-1,698	-5,690	15,502	8,807	2,112

Book Value per Share($)	-0.68	-1.67	0.11	0.06	0.01

******

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions—Energem Corp.

Founder Shares and Private Placement Shares

On August 16, 2021, the Sponsor purchased an aggregate of 2,875,000 Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. The number of Class B Ordinary Shares issued to the Sponsor was determined based on the expectation that such Class B Ordinary Shares would represent at least 20% of the issued and outstanding Ordinary Shares upon completion of the Energem IPO. The Energem Class B Ordinary Shares (including the Energem Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased 528,075 placement units from Energem for $10.00 per unit raising $5,280,750. Each placement unit consists of one Energem Class A Ordinary Share and one warrant. Each Energem Warrant is exercisable to purchase one whole Energem Class A Ordinary Share at $11.50 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Energem IPO. All of the proceeds Energem received from the Energem IPO and substantially all of the proceeds from the sale of the placement units were placed in the Trust Account. The private placement units and the Energem Class A Ordinary Shares underlying the private placement units and warrants will become worthless if Energem does not consummate a business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus). On the other hand, if the Business Combination is consummated, each outstanding Energem Warrant will become exercisable to purchase one Ordinary Share in the Combined Entity following consummation of the Business Combination.

Registration Rights

The holders of the Founder Shares and private placement shares (and any Class A Ordinary Shares issuable upon the conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed November 18, 2021 requiring Energem to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A Ordinary Shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that Energem register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of Energem’s initial business combination and rights to require Energem to register for resale such securities pursuant to Rule 415 under the Securities Act. Energem will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

Agreements with Directors and Officers and their Affiliates

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, Energem’s officers and directors, or any affiliate of the Sponsor or Energem’s officers, prior to, or in connection with any services rendered in order to effectuate the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Energem’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Energem does not have a policy that prohibits the Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Energem’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors, or any of their affiliates and will determinate which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Energem’s behalf.

Material Agreements

On August 16, 2021, the Sponsor purchased 2,875,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. On September 7, 2021, the Sponsor transferred 12,500 shares among our Chief Financial Officer and three independent director nominees. There are 2,875,000 Energem Class B Ordinary Shares issued and outstanding, which Energem Class B Ordinary Shares will automatically convert into Combined Entity Ordinary Shares at the time of our initial Business Combination on a one-for-one basis. The Founder Shares will have a significantly higher value at the time of the Closing of the Business Combination. Such Energem Class B Ordinary Shares, which do not include any public Energem Warrants or the Placement Warrants, and had an aggregate market value of approximately $[32,085,000] based upon the closing price of Energem’s Class A Ordinary Shares of [$11.16] per share on Nasdaq on October 6, 2023. The Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period except that the Placement Warrants (i) are non-redeemable so long as they are held by the Sponsor or its permitted transferees, and (ii) may be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis.

On November 18, 2021, Energem entered into an Administrative Services Agreement with its Sponsor in which Energem agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. To date, these payments have accrued but remain unpaid and owed to the Sponsor in the amount of $120,000 and will be paid by Energem at the Closing of the Business Combination. Upon Closing, Energem will cease paying the Sponsor these monthly fees.

On September 7, 2021, the Sponsor assigned 5,000 ordinary shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of our three independent directors.

On November 18, 2021, Energem entered into a Private Placement Unit Purchase Agreement pursuant to which the Sponsor purchased an aggregate of 528,075 placement units, each consists of one Class A Ordinary Share, $0.0001 par value per share, and one warrant (the “Placement Warrants”), each whole Placement Warrant entitling the holder thereof to purchase one Energem Class A Ordinary Share at an exercise price of $11.50 per share (the “Placement Units”). Such Placement Units had an aggregate market value of approximately $[5,893,317] based upon the closing price of Energem’s Class A Ordinary Shares of $11.16 on Nasdaq on October 6, 2023, which 528,075 Placement Units include placement warrants to purchase an aggregate of 528,075 Energem Class A Ordinary Shares at $11.50 per share.

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The initial shareholders have agreed not to transfer, assign or sell any of the Energem Class B Ordinary Shares (except to certain permitted transferees) until, with respect to 50% of the Energem Class B Ordinary Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of Energem’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Energem Class B Ordinary Shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, Energem consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Energem’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 6, 2021, the Sponsor issued an unsecured promissory note to Energem, pursuant to which Energem may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Proposed Offering. The note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Proposed Offering. As of October 6, 2023, Energem had borrowed $88,542 under the promissory note with the Sponsor, which amount remains outstanding and is due and payable to the Sponsor by Energem at the Closing of the Business Combination as of October 6, 2023.

In order to finance transaction costs in connection with a Business Combination, including to fund the extension payments to the Trust Account, the Sponsor or an affiliate of the Sponsor, or Energem’s officers and directors may, but are not obligated to, loan Energem funds as may be required (“Working Capital Loans”). Such Working Capital Loans are evidenced by promissory notes and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit at the election of the Sponsor. In the event that a Business Combination does not close, Energem may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans or any other expenses of Energem or the Sponsor except to pay Energem’s taxes and up to $100,000 of interest to pay dissolution expenses.

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Energem Units sold in the Energem IPO and the number Combined Entity Ordinary Shares that our Sponsor will receive upon Closing of the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Entity Ordinary Shares trades below the price initially paid for the Energem Units in the Energem IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

Related Party Notes and Advances

On August 6, 2021, Energem issued an unsecured promissory note (the “Promissory Note”) to the Sponsor whereby the Sponsor agreed to loan Energem up to an aggregate of $300,000 to be used for a portion of the expenses of the Energem IPO. Energem had borrowed $123,253 under such promissory note and repaid $123,253 upon the closing of the Energem IPO out of the offering proceeds that had been allocated to the payment of offering expenses (other than underwriting commissions) not held in the Trust Account. Energem owes $88,542 under the promissory note with our Sponsor and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Energem’s officers and directors may, but are not obligated to, loan Energem funds as may be required. If Energem complete an initial business combination, Energem would repay such loaned amounts. In the event that the initial business combination does not close, Energem may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from Energem’s Trust Account would be used for such repayment.

Prior to Energem’s initial business combination Energem’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Energem’s behalf, although no such reimbursements will be made from the proceeds of Energem’s initial public offering held in the Trust Account prior to the completion of Energem’s initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Energem’s officers and directors may, but are not obligated to (other than pursuant to the Energem Promissory Note), loan Energem funds as may be required. In the event

Consulting, Management, and Other Fees

After the Business Combination, members of Energem’s management team who remain with Graphjet may be paid consulting, management or other fees from the Combined Entity with any and all amounts being fully disclosed to Energem Shareholders, to the extent then known, in the proxy solicitation materials or tender offer documents, as applicable, furnished to Energem Shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such proxy solicitation materials or tender offer documents, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

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Graphjet Related Party Transactions

During the year ended September 30, 2021, Lim Hooi Beng, Graphjet’s Chairman, advanced to Graphjet, $216 for working capital purposes. This advance is unsecured, interest free and repayable on demand.

During the year ended September 30, 2021, ZhongHe Industries Sdn. Bhd. paid $1,343 of operational expenses on behalf of Graphjet. The amount owing is unsecured, interest free and repayable on demand.

On September 20, 2021, Graphjet entered into a Contract of Commission Processing with ZhongHe Industries Sdn. Bhd., in which Liu Yu is a shareholder and director, pursuant to which Graphjet appointed ZhongHe Industries Sdn. Bhd. for the provision of services as further stipulated in such Contract of Commission Processing.

On March 28, 2022, Graphjet entered into a Deed of Assignment, as supplemented by the Supplemental Deed dated July 29, 2022, with ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd., in which Liu Yu is a shareholder and director, pursuant to which Graphjet acquired all the intellectual property of ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd., as listed in the said Deed of Assignment and Supplemental Deed for $222 thousand.

On March 10, 2022, Graphjet entered into Intellectual Property Sales Agreement with Liu Yu, as supplemented by the letter from Liu Yu to Graphjet dated July 29, 2022, pursuant to which Graphjet purchased the process for producing palm-based graphene, an intellectual property held by Liu Yu for RM29,000,000, payable within the 19th to 36th month period from July 29, 2022.

On July 1, 2022, Graphjet entered into a Tenancy Agreement with ZhongHe Industries Sdn. Bhd., in which Liu Yu is a shareholder and director, with respect to the demised premises located at L4-E-8 Enterprise 4, Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur. Pursuant to the terms of the Tenancy Agreement, the tenancy is subject to an initial term of 2 years with a monthly rental of RM3,500 per month.

Indemnification Agreements

Effective upon the completion of the Business Combination, the Combined Entity’s Articles of Association will provide for certain indemnification rights for the Combined Entity’s directors and executive officers, and the Combined Entity will enter into an indemnification agreement with each of the Combined Entity’s executive officers and directors providing for procedures for indemnification and advancements by the Combined Entity of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Combined Entity or, at the Combined Entity’s request, service to other entities, as officers or directors to the maximum extent permitted by Cayman law.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime.

Presently, the Energem M&A provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, wilful default or wilful neglect. Such limitation of liability and indemnification does not affect the availability of equitable remedies.

Related Party Transactions Policy

Upon the Closing of the Business Combination, Graphjet intends to adopt a related party transaction policy requiring that all related party transactions required to be disclosed by a domestic public issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors. The related party transaction policy expected to be adopted will provide for the consideration of the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and require each to obtain the approval of non-interested directors when it determines that such approval is appropriate under the circumstances of the particular transaction at hand.

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DESCRIPTION OF GRAPHJET TECHNOLOGY’S SHARE CAPITAL AND MEMORANDUM AND ARTICLES OF ASSOCIATION

A summary of the material provisions governing the Combined Entity’s share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the proposed memorandum and articles of association for Graphjet Technology. The proposed memorandum and articles of association is described in “Proposal No. 3 — The Energem M&A Proposals” and the full text of the proposed memorandum and articles of association is attached as Annex B to this proxy statement/prospectus.

The Combined Entity will be a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the proposed memorandum and articles of association, the Companies Act and the common law of the Cayman Islands.

The Combined Entity’s authorized share capital will be US$50,000 divided into 479,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares, and 1,000,000 Preference Shares, each of par value $0.0001 per share. All of the Combined Entity ordinary shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable. The proposed Energem M&A Proposals will become effective on and from the Closing Date. The following are summaries of material provisions of the proposed memorandum and articles of association and the Companies Act insofar as they relate to the material terms of the Combined Entity Ordinary Shares.

Ordinary Shares

General

Holders of the Combined Entity Ordinary Shares are entitled to one vote for each Combined Entity Ordinary Share held on all matters to be voted on by shareholders. The Combined Entity will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of the Combined Entity resolves that share certificates be issued.

Dividends

The holders of the Combined Entity Ordinary Shares will be entitled to such dividends as may be declared by the board of directors of the Combined Entity may in its discretion lawfully declare from time to time. Under the laws of the Cayman Islands, the Combined Entity may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in the Combined Entity being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

In respect of all matters upon which holders of the Combined Entity Ordinary Shares are entitled to vote, voting at any meeting of shareholders will be by poll. Unless their Combined Entity Ordinary Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all holders of the Combined Entity Ordinary Shares are entitled to vote at a general meeting, and all holders of Combined Entity Ordinary Shares holding those shares of a particular class are entitled to vote at a meeting of the holders of that class.

An ordinary resolution to be passed by the shareholders will require the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Energem Ordinary Shares that are present in person or represented by proxy and are entitled to vote thereon at the Extraordinary General Meeting, while a special resolution will require the affirmative vote of at least two-thirds of the holders of the issued and outstanding Energem Ordinary Shares that, being entitled to do so, vote in person or by proxy at the Extraordinary General.

Prior to the Closing, holders of record of Energem Class A Ordinary Shares and Energem Class B Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by Energem Shareholders and vote together as a single class, except as required by law; provided, that holders of Energem Class B Ordinary Shares have the right to elect all of Energem’s directors prior to the Closing, and holders of Energem’s Class A Ordinary Shares are not entitled to vote on the election of directors during such time. Energem Class B Ordinary Shares may be converted into Energem Class A Ordinary Shares at any time, at the option of the holder, on a one-for-one basis and will automatically convert to Combined Entity Ordinary Shares, on a one-for-one basis, at the Closing of the Business Combination.

Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the proposed memorandum and articles of association, any of the Combined Entity shareholders may transfer all or any of their Combined Entity Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of the Combined Entity.

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Notwithstanding the foregoing, the board of directors of the Combined Entity will decline to register any transfer of any ordinary shares which were issued on terms which require them to be transferred with another share, option or warrant unless satisfactory evidence is produced of the like transfer of such share, option or warrant.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst the Combined Entity shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by the Combined Entity shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Combined Entity shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Combined Entity for unpaid calls or otherwise.

Redemption of Ordinary Shares

The Combined Entity may issue shares on terms that such Combined Entity Ordinary Shares are subject to redemption, at the Combined Entity’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such Combined Entity Ordinary Shares, by a board resolution of the Combined Entity’s directors. The Combined Entity may also repurchase any of its Combined Entity Ordinary Shares in such manner and on such other terms as agreed between the board of directors and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of the Combined Entity’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if the Combined Entity can, immediately following such payment, pay its debts as they fall due in the ordinary course of business.

In addition, under the Companies Act no such Combined Entity Ordinary Shares may be redeemed or repurchased (a) unless it is fully paid up, or (b) if such redemption or repurchase would result in there being no shares outstanding, other than shares held as treasury shares. In addition, the Combined Entity’s board of directors may accept the surrender of any fully paid Combined Entity Ordinary Shares for no consideration.

Variations of Rights of Shares

If at any time the Combined Entity Ordinary Shares capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a special resolution passed by the affirmative vote of at least two-thirds of such holders of the issued and outstanding shares of that class as, being entitled to do so, vote in person or by proxy at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

The Combined Entity will hold an annual general meeting at such time and place as the board of directors of the Combined Entity will determine. At least five (5) clear days’ notice shall be given for any general meeting. The directors of the Combined Entity may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an Extraordinary General Meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding Combined Entity Ordinary Shares entitled to attend and vote at such meeting, being individuals present in person or by proxy shall be a quorum.

Inspection of Books and Records

The board of directors of the Combined Entity or the shareholders by ordinary resolution will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of the Combined Entity will be open to the inspection by the Combined Entity shareholders, and no Combined Entity shareholder will otherwise have any right of inspecting any account or book or document of the Combined Entity except as required by the Companies Act.

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Changes in Capital

The Combined Entity may from time to time by ordinary resolution:

●	increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as the Combined Entity in general meeting may determine;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any of its paid-up shares into equity and reconvert that equity into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Warrants

Set forth below is also a description of warrants of Graphjet Technology that will be issued and outstanding upon the consummation of the Business Combination. These are the same warrants issued and outstanding in connection with the Energem IPO. Energem is not issuing any warrant to Graphjet Shareholders in connection with the Business Combination.

Each whole warrant entitles the registered holder to purchase one Energem Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the Energem IPO and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Energem Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Graphjet Technology will not be obligated to deliver any Combined Entity Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Combined Entity Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Graphjet Technology satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and Graphjet Technology will not be obligated to issue a Combined Entity Ordinary Share upon exercise of a warrant unless the Combined Entity Ordinary Share upon issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

In no event will Graphjet Technology be required to net cash settle any warrant except for the Placement Warrants. The Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period except that the Placement Warrants (i) are non-redeemable so long as they are held by the Sponsor or its permitted transferees, and (ii) may be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Energem Class A Ordinary Share underlying such unit.

Graphjet Technology has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Combined Entity Ordinary Shares upon issuable upon exercise of the warrants, and will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Combined Entity Ordinary Shares upon until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Combined Entity Ordinary Shares upon are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b) (1) of the Securities Act, Graphjet Technology may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Graphjet Technology so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Combined Entity Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but Graphjet Technology will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Combined Entity Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Combined Entity Ordinary Shares underlying the warrants, multiplied by the excess of the “Fair Market Value” (defined below) less the exercise price of the warrants by (y) the Fair Market Value and (B) 0.361. The “Fair Market Value” as used in this paragraph shall mean the volume weighted average price of the Energem Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

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Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the Combined Entity Ordinary Shares equals or exceeds $18.00 per share (including adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Graphjet Technology will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Combined Entity Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Combined Entity Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by Graphjet Technology, Graphjet Technology may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Graphjet Technology has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Graphjet Technology issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Combined Entity Ordinary Shares may fall below the $16.50 redemption trigger price (including adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional Combined Entity Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Graphjet Technology will round down to the nearest whole number of the number of Combined Entity Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Combined Entity Ordinary Shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Combined Entity Ordinary Shares, Graphjet Technology (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Exempted Company

The Combined Entity will be an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

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THE SHARE PURCHASE AGREEMENT

For a discussion of the Business Combination structure and Transaction Consideration provisions of the Share Purchase Agreement, see the section entitled “Proposal No. 2 – The Share Purchase Agreement Proposal.” Such discussion and the following summary of other material provisions of the Share Purchase Agreement is qualified by reference to the complete text of the Share Purchase Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All Energem Shareholders are encouraged to read the Share Purchase Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Share Purchase Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Share Purchase Agreement and not to provide any other factual information regarding Energem, Graphjet or their respective businesses. Accordingly, the representations and warranties and other provisions of the Share Purchase Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Terms of the Transaction; Transaction Consideration

At the Closing, Energem is to acquire 100% of the equity of Graphjet at which point Graphjet will become a wholly-owned subsidiary of Energem, Energem will be renamed Graphjet Technology, and the parties will affect the other Transactions contemplated by the Share Purchase Agreement.

Closing and Effective Time of the Transactions

The Closing of the Transactions will take place, as promptly as reasonably practicable, but in no event later than the second business day following the satisfaction of the conditions set forth in the Share Purchase Agreement (the “Closing Date”) and summarized below under the subsection entitled “The Share Purchase Agreement—Conditions to Closing of the Transactions,” unless Energem and Graphjet agree in writing to another time or unless the Share Purchase Agreement is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the Extraordinary General Meeting of Energem Shareholders described in this proxy statement/prospectus.

Representations and Warranties

The Share Purchase Agreement contains representations and warranties of Energem relating, among other things, to:

●	corporate matters, including organization and power to conduct its business, qualifications, solvency, corporate authorizations, enforceability and organizational documents;

●	absence of violations;

●	capitalization

●	governmental consents;

●	legal proceedings;

●	SEC filings;

●	financial statements

●	absence of certain changes;

●	certain information about Energem including the trust amount, listing of shares, contracts and investigations;

●	broker, finder and investment banker fees payable in connection with the Transaction;

●	affiliate transactions;

●	intellectual property and real and personal property;

●	employees and employee benefits;

●	tax matters;

●	laws and permits;

●	vote required; and

●	absence of “substantial interest” in SPAC from any national or subnational governments of a single foreign state.

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The Share Purchase Agreement contains representations and warranties of Graphjet and Energem relating, among other things, to:

●	corporate organization and qualification; the authorization, delivery and enforceability of the Share Purchase Agreement and Ancillary Agreements;

●	governmental approval and no conflicts;

●	capitalization

●	financial statements;

●	absence of undisclosed liabilities and certain changes;

●	permits;

●	tax matters;

●	material contracts;

●	compliance with laws;

●	intellectual property and data privacy;

●	real property and environmental matters;

●	absence of legal proceedings or orders;

●	consents;

●	employee benefits;

●	insurance;

●	environmental matters;

●	relationships with related persons;

●	employees; employment mattes and independent contractors;

●	coronavirus job retention scheme;

●	compliance with international trade and anti-corruption laws;

●	vote required; and

●	investigations.

Covenants

The Parties have each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Share Purchase Agreement. Energem and Graphjet have each also agreed to use commercially reasonable efforts to conduct and operate their respective businesses in the ordinary course and in compliance with all applicable laws through the earlier of the Closing of the Transactions or the valid termination of the Share Purchase Agreement pursuant to its terms.

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Energem and Graphjet have agreed that, unless otherwise required or permitted under the Share Purchase Agreement, and subject to certain disclosed exceptions, neither Graphjet nor its subsidiaries will take the following actions during the interim period from the date of the Share Purchase Agreement through the earlier of the Closing of the Transactions or the valid termination of the Share Purchase Agreement pursuant to its terms, among others, except as consented to in writing by Energem (such consent, not to be unreasonably withheld, conditioned or delayed):

●

except for issuances of (A) replacement certificates for Graphjet’s Pre-Transaction Shares, (B) new certificates for Graphjet’s Pre-Transaction Shares in connection with a transfer of Graphjet’s Pre-Transaction Shares by the holder thereof, and (C) Graphjet Pre-Transaction Shares to PIPE Investors in connection with the PIPE Investment;

●	effect any recapitalization, reclassification, equity split or like change in its capitalization;

●	except for any amendments necessary to consummate the transactions contemplated by the Share Purchase Agreement and the other Transaction documents, amend Graphjet’s governing documents or any of its subsidiaries’ organizational documents;

●	make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property, in each case, outside Graphjet;

●	(A) sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any lien upon any of its assets, except for permitted liens or in the ordinary course of business or for the purpose of raising short term financing for working capital needs;

●	enter into, amend, breach or terminate any material contract or real property leases other than in the ordinary course of business;

●	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than (A) intercompany loans or capital contributions between Graphjet and any of its wholly owned subsidiaries or its professional practices, (B) the reimbursement of expenses of employees in the ordinary course of business and consistent with past practice, (C) prepayments and deposits paid to suppliers of Graphjet, its subsidiaries or its professional practices in the ordinary course of business, (D) trade credit extended to customers of Graphjet, its subsidiaries or its professional practices in the ordinary course of business, and (E) advances to wholly owned subsidiaries or its professional practices of Graphjet;

●	enter into any other transaction with any of its directors, officers or employees or hire or terminate any directors, officers or employees, other than, in each case, with any such employee with an annual base salary of less than $400,000;

●	enter into, modify or terminate any employment agreement, independent contractor agreement, staffing agreement, Company Employee Benefit Plan, U.K. Pension Scheme, collective bargaining agreement, works council agreement, employee representative agreement, labor representative agreement, severance agreement or change of control agreement, other than, in each case, for any such individual with an annual base salary of less than $400,000 or as required by applicable law;

●	cancel or modify the terms of any material third-party debt owed to any of Graphjet, its subsidiaries or its professional practices;

●	make, amend, disregard, withdraw or disclaim any material claim, election, surrender or disclaimer in respect of taxes or material method of accounting or accounting policies of any of Graphjet, its subsidiaries or its professional practices, in each case unless required by law or U.S. GAAP;

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●	prepare or file any tax return materially inconsistent with past practice or, on any such tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), surrender any right to claim a refund of taxes other than surrenders between Company Entities; knowingly fail to pay any material tax as such tax becomes due and payable unless such tax is being contested in good faith or change its U.S. federal income tax classification;

●	make any tax election reasonably expected to have a material effect in a period ending after the Closing Date;

●	settle or otherwise compromise any material claim relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to taxes, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return);

●	consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter (other than at the request of a taxing authority), file any amended material tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, fail to pay any material amount of tax as it becomes due, enter into any tax sharing, allocation or similar agreement (other than commercial contracts entered into in the ordinary course of business and not primarily relating to taxes), surrender any right to claim any refund of a material amount of taxes, or take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

●	change any Company Entity’s methods of accounting in any material respect, other than changes that are required by applicable laws or U.S. GAAP standards;

●	merge, consolidate, combine or amalgamate any of Graphjet or its professional practices with any person make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any person (provided that non-exclusive licenses of intellectual property rights will not be deemed to be an acquisition, merger or similar business combination);

●	incur any debt for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of Graphjet or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person (other than a wholly owned subsidiary of Graphjet) for debt, except for (A) in connection with refinancing of existing indebtedness on terms no less favorable to Graphjet than, and in an aggregate principal amount not in excess of, such existing indebtedness, or (B) borrowings under or permitted by Graphjet’s existing credit facilities;

●	enter into any settlement, conciliation or similar contract outside of the ordinary course of business the performance of which would involve the payment by Graphjet and its professional practices in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any of Graphjet, its subsidiaries or its professional practices;

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution or similar transaction involving any of Graphjet, its subsidiaries or its professional practices;

●	enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, other than any such contract entered into prior to the date of the Share Purchase Agreement;

●	fail to maintain the leased real property in substantially the same condition as of the date of the Share Purchase Agreement, other than ordinary wear and tear, casualty and condemnation;

●	discontinue any material line of business or material business operations; or

●	agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

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Energem and Graphjet have agreed that, unless otherwise required or permitted under the Share Purchase Agreement, and subject to certain disclosed exceptions, Energem will not take the following actions during the interim period from the date of the Share Purchase Agreement through the earlier of the Closing of the Transactions or the valid termination of the Share Purchase Agreement pursuant to its terms, among others, except as consented to in writing by Graphjet (such consent not to be unreasonably withheld, conditioned or delayed):

●	make any amendment or modification to its governing documents;

●	take any action in material violation or contravention of any of the Energem M&A, applicable law or any applicable rules and regulations of the SEC and Nasdaq;

●	split, combine or reclassify Energem Securities;

●	except pursuant to the working capital loans, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity- based awards, or engage in any hedging transaction with a third person with respect to such equity securities or other security interests;

●	make any redemption or purchase of its equity interests, except pursuant to the offer or as otherwise required by the Energem M&A;

●	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

●	effect any recapitalization, reclassification, equity split or like change in its capitalization;

●	make any amendment or modification to the SPAC Trust Agreement;

●	make or allow to be made any reduction in the SPAC Trust Amount, other than as expressly permitted by the Energem M&A;

●	incur any Indebtedness, expenses or any other financial obligations that will become the obligations of the Surviving Company at or following the Effective Time (other than the making of Working Capital Loans) or issue or sell any debt securities or warrants or rights to acquire any debt securities of Energem or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person for indebtedness

●	establish any subsidiary or acquire any interest in any material non-cash asset (other than rights in any contract);

●	prepare or file any tax return materially inconsistent with past practice or, on any such tax return, take any tax position, make any tax election, or adopt any method of tax accounting that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, except, in each case, as required by applicable law;

●	enter into any tax sharing, allocation or similar agreement (other than agreements among Graphjet and its professional practices and commercial contracts entered into in the ordinary course of business and not primarily relating to taxes);

●	amend, waive or terminate, in whole or in part, any other material agreement to which Energem is a party;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	adopt any employee benefit plan, except with respect to adopting or putting in place employee benefit plans for the benefit of the employees, independent contractors and/or temporary employees of Graphjet and its professional practices that will be effective as of the Closing Date; or

●	enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

The Share Purchase Agreement also contains additional covenants of the Parties, including, among other things:

●	notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Share Purchase Agreement, any Ancillary Agreements or any matters relating thereto and reasonably cooperate with one another in connection therewith;

●	keeping certain information confidential in accordance with the existing non-disclosure agreements; and

●	making relevant public announcements.

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In addition, Energem and Graphjet agreed that Energem and Graphjet will prepare and mutually agree upon and Energem will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The obligations of the Parties to the Share Purchase Agreement to consummate the transactions contemplated by the Share Purchase Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver in writing by Energem and Graphjet in writing) of the following conditions as of the Closing Date:

●	the Form S-4 and the Form 8-A shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or legal proceedings seeking a stop order;

●	all material regulatory approvals required to consummate the Business Combination and the transactions contemplated in the Share Purchase Agreement (including those set forth in Graphjet’s Disclosure Letter) shall have been obtained and any mandatory waiting periods related thereto (including any extension thereof) shall have expired or been terminated;

●	all required filings under the HSR Act (if any) shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the transactions under the HSR Act shall have expired or been terminated;

●	Energem must obtain shareholder approval;

●	no Order will have been entered and no law will be in effect that prevents or makes illegal the performance of the Share Purchase Agreement or the consummation of any of the transactions contemplated thereby, declares unlawful the transactions contemplated by the Share Purchase Agreement or causes such transactions to be rescinded;

●	the newly issued Combined Entity Ordinary Share shall have been approved for listing on Nasdaq following Closing, subject only to official notice of issuance; and

●	Energem shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to the Effective Time unless the NTA Proposal is approved.

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Other Conditions to the Obligations of Graphjet

The obligations of Graphjet to consummate the transactions contemplated by the Share Purchase Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Graphjet of the following further conditions:

●	(i) the SPAC Fundamental Representations (other than the representations and warranties relating to capitalization and subsidiaries of Energem) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (ii) the representations and warranties of Energem regarding capitalization and subsidiaries shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (iii) the representations and warranties regarding the absence of a SPAC Material Adverse Effect shall be true and correct in all respects, and (iv) all representations and warranties (other than the SPAC Fundamental Representations and the absence of a SPAC Material Adverse Effect) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), except, in the case of clause (a)(iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitations set forth therein) has not had, and would not have, a SPAC Material Adverse Effect;

●	Energem will have performed and complied with in all material respects with the covenants and agreements required to be performed by it under the Share Purchase Agreement at or prior to the Closing;

●	Energem will have delivered to Graphjet each of the following:

●	a certificate of an authorized officer of Energem, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in the Share Purchase Agreement, as they relate to Energem, have been satisfied;

●	other than the Energem board designee in his or her capacity as a director, at or prior to the Closing, the directors and officers of Energem shall have resigned or otherwise been removed, effective as of the Closing; and

●	(a) a statement from Energem that Energem is not and has not been at any time subject to the Internal Revenue Code of 1986, as amended (the “Code”) regulations, been considered a “United States real property holding corporation”, as defined in the Code and (b) a notice to be delivered to the IRS, together with written authorization for Company to deliver such notice to the IRS on behalf of Energem following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Energem, and in form and substance reasonably satisfactory to Graphjet.

Other Conditions to the Obligations of Energem

The obligations of Energem to consummate the transactions contemplated by the Share Purchase Agreement are subject to the satisfaction or waiver, if permitted by applicable law, by Energem of the following further conditions:

●	(i) the Company Fundamental Representations (other than the representations and warranties related to the equity securities and subsidiaries of Graphjet shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (ii) the representations and warranties related to the equity securities and subsidiaries of Graphjet shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (iii) the representations and warranties regarding Permits and the representations and warranties regarding the absence of a Material Adverse Effect shall be true and correct in all respects, and (iv) all representations and warranties of Graphjet and Energem (other than the Company Fundamental Representations and absence of a Material Adverse Effect) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), except, in the case of clause (a)(iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitations set forth therein) has not had, and would not have, a Material Adverse Effect;

●	Graphjet and Energem will have performed and complied with in all material respects with the covenants and agreements required to be performed by them under the Share Purchase Agreement at or prior to the Closing;

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●	Energem shall have received a duly executed counterpart signature page of the Director Nomination Agreement, the form of which is attached to the Share Purchase Agreement as Exhibit F (the “Director Nomination Agreement”), which shall be effective immediately following the Effective Time;

●	there will not have been a Material Adverse Effect since the date hereof;

●	the written consents approving the Business Combination from the requisite number of Graphjet’s shareholders shall not be revoked or modified; and

●	Graphjet will have delivered to Energem a certificate of an authorized officer of each of Graphjet in his or her capacity as such, dated as of the Closing Date, stating that certain conditions specified in the Share Purchase Agreement, as they relate to such entity, have been satisfied.

Indemnification and Insurance

The Share Purchase Agreement provides that, if the Closing occurs, Graphjet and Energem shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of Energem not to survive the consummation of the Transactions and continue in full force and effect and be honored by Energem and Graphjet, its subsidiaries and its professional practices after the Closing.

Termination

The Share Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of Graphjet and Energem;

●	by Graphjet by written notice to Energem, if any of the representations or warranties of Energem will not be true and correct, or if Energem has failed to perform any covenant or agreement on the part of Energem set forth in the Share Purchase Agreement (including an obligation to consummate the Closing), such that, in each case, certain conditions to the could not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Energem; provided that Graphjet is not then in breach of the Share Purchase Agreement so as to cause certain conditions to the Closing to not be satisfied at or prior to the Outside Date;

●	by Energem by written notice to Graphjet, if any of the representations or warranties of Graphjet will not be true and correct, or if Graphjet has failed to perform any covenant or agreement on the part of Graphjet, respectively, set forth in the Share Purchase Agreement (including an obligation to consummate the Closing), such that, in each case, certain conditions to the Closing could not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Graphjet; provided, that Energem is not then in breach of the Share Purchase Agreement so as to cause certain conditions to the Closing from being satisfied at or prior to the Outside Date;

●	by Graphjet or Energem by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the Party seeking to terminate the Share Purchase Agreement (including, in the case of Graphjet) will not have breached in any material respect its obligations under the Share Purchase Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by the Share Purchase Agreement on or prior to the Outside Date;

●	by Graphjet or Energem, by written notice from Energem or Graphjet to the opposing party, as applicable, if any governmental entity of competent jurisdiction shall have issued an order, enacted any law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of orders and other actions, such order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Share Purchase Agreement shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has been the primary cause of, or primarily resulted in, such order or other action and such action or failure constitutes a breach of the Share Purchase Agreement;

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●	by Graphjet by written notice to Energem if, prior to obtaining the approval of Energem Shareholders, a SPAC Change in Recommendation (as defined in the Share Purchase Agreement) has occurred or Energem shall have failed to include the Energem Board’s recommendation in this proxy statement/prospectus distributed to Energem Shareholders; provided, however, that Graphjet may not terminate the Share Purchase Agreement if the approval of Energem Shareholders has been obtained prior to such termination; and

●	by either Graphjet or Energem if the Extraordinary General Meeting of the Energem Shareholders to be held in accordance with this proxy statement/prospectus has been held (including any adjournment thereof), and the approval of Energem Shareholders has not been obtained at the Extraordinary General Meeting of Energem Shareholders (including any adjournment thereof).

Fees and Expenses

Except as otherwise expressly set forth in the Share Purchase Agreement, if the Closing does not occur, all fees and expenses incurred in connection with the Share Purchase Agreement and the Business Combination will be paid by the Party incurring such fees and expenses; provided that expenses incurred in connection with the printing, filing and mailing of the proxy statement will be shared equally by Graphjet and Energem, to the extent paid prior to Closing. If the Closing does occur, all fees and expenses incurred by either Party that remain unpaid prior to the Closing will be paid at the Closing by Graphjet (i) first from either cash on hand or proceeds from the PIPE Investment entered into prior to the Closing of the Business Combination with the PIPE Investor for $10,000,000 pursuant to the binding PIPE Investment Term Sheet) and not from proceeds of the Trust Account, and (ii) if, and only if, the cash sources contemplated by the preceding subclause (i) are insufficient to satisfy such fees and expenses, from the funds remaining in the Trust Account following the satisfaction of redemptions of any Energem Ordinary Shares pursuant to the Business Combination. For the avoidance of doubt, upon the Closing, all funds remaining in the Trust Account following the satisfaction of redemptions of any Energem Ordinary Shares pursuant to the Business Combination shall be made available to Graphjet for use in the conduct of its business (whether for working capital purposes or otherwise).

Amendments

The Share Purchase Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Share Purchase Agreement and which makes reference to the Share Purchase Agreement.

Governing Law

The Share Purchase Agreement, and all claims or causes of action based upon, arising out of, or related to the Share Purchase Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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AGREEMENTS ENTERED INTO IN CONNECTION WITH THE SHARE PURCHASE AGREEMENT

The following discussion summarizes material provisions of certain Ancillary Agreements entered into in connection with the Share Purchase Agreement. Complete copies of the form of the Ancillary Agreements described below are set forth in the exhibits to the registration statement to which this proxy statement/prospectus forms a part, and are incorporated by reference.

Registration Rights Agreement

At the Closing, Energem, the Sponsor, the Sponsor’s founders and the Selling Shareholders (the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Energem will be obligated to file a registration statement to register the resale of certain securities of Energem held by the Subject Parties and the existing Energem registration rights agreement with the sponsor and founders will terminate. The Registration Rights Agreement will also provide the Subject Parties and the Sponsor with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Equity Incentive Plan

Prior to the Closing, Energem will adopt an equity incentive plan (the “Equity Incentive Plan”) that will provide for the grant of equity incentives of Combined Entity Ordinary Shares to the directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) following the Closing. Within 30 days after the Closing, the Combined Entity will file a registration statement on Form S-8 with respect to the Combined Entity Ordinary Shares issuable under the Equity Incentive Plan, and the Combined Entity will use reasonable efforts to maintain the effectiveness of the registration statement and maintain the current status of the prospectus contained therein for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

PIPE Investment Term Sheet

On September 16, 2023, Energem and Graphjet entered into a binding term sheet (the “PIPE Investment Term Sheet”) for a $10 million PIPE investment (the “PIPE Investment”) with Walleye Opportunities Master Fund Ltd. (the “PIPE Investor”). The PIPE Investor is a multi-strategy hedge fund that aims to generate attractive risk-adjusted returns through a diversified portfolio of dozens of highly uncorrelated strategies. The PIPE Investor is managed by Walleye Capital, LLC, a multi-strategy platform hedge fund headquartered in Minnesota. Walleye Capital manages more than $3 billion of investor capital predominantly through two core multi-strategy hedge funds.

The PIPE Investment Term Sheet provides that the aggregate sum of $10,000,000 shall be invested by the PIPE Investor immediately prior to the closing of the Business Combination at which time Graphjet will issue and sell, and the PIPE Investor will purchase, an aggregate number of Graphjet Pre-Transaction Shares that will be exchange for 1,000,000 Combined Entity Ordinary Shares of the Combined Entity by the PIPE Investor as the Closing of the Business Combination. The issue price of the Combined Entity Ordinary Shares is $10.00 per share of the Combined Entity.

The PIPE Investment Term Sheet provides further that the issuance of the Combined Entity Ordinary Shares to the PIPE Investor in exchange for the Energem Ordinary Shares shall take the form of a registered issuance of securities under the Securities Act of 1933, as amended, pursuant to Energem’s effective registration on Form S-4 (No. 333-268716).

The PIPE Investment Term Sheet shall terminate upon the earlier to occur of the date that (a) the Share Purchase Agreement is terminated, (b) upon the mutual written agreement of each of the parties, or (c) if the issuance of the Combined Entity Ordinary Shares to the PIPE Investor in exchange for the Graphjet Pre-Transaction Shares to the PIPE Investor does not occur by October 31, 2023; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach. The parties to the PIPE Investment Term Sheet amended the date of closing from October 31, 2023 to December 31, 2023, which is attached at Exhibit 10__.

Standby Equity Purchase Agreement

On January 12, 2023, Energem and Graphjet entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD., Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) pursuant to which, the Combined Entity had the option, but not the obligation, to issue, and Yorkville would subscribe for, an aggregate amount of up to $200 million of Combined Entity Ordinary Shares. Effective as of September 25, 2023, Energem and Graphjet terminated the SEPA with Yorkville, which termination was a condition to entering into the $10 million PIPE Investment with the PIPE Investor on September 16, 2023.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of Energem Class A Ordinary Shares and warrants (which we sometimes refer to as “Energem securities” in this discussion) with respect to (i) electing to have their Energem Class A Ordinary Shares redeemed for cash, (ii) the Business Combination and (iii) the ownership and disposition of the Energem Ordinary Shares of Graphjet Technology (“Combined Entity Ordinary Shares”) following the Business Combination. This discussion addresses only those U.S. Holders (other than the Sponsor and its affiliates) that hold their Energem securities or Combined Entity Ordinary Shares, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	partnerships (or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes), or persons holding Energem securities through such partnerships or other pass-through entities; or

●	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights by holders of Energem Class A Ordinary Shares. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Energem Class A Ordinary Shares or Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Energem Class A Ordinary Shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights with respect to their Energem Class A Ordinary Shares to them.

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EACH HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION OR AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of Energem Class A Ordinary Shares or warrants (and Combined Entity Ordinary Shares received in the Business Combination in exchange therefor) or, if expressly made clear by the context, of Graphjet Pre-Transaction Shares, who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person

The Business Combination

The discussion under this heading “— The Business Combination,” based on, and subject to, customary assumptions, qualifications and limitations, focuses on the material U.S. federal income tax considerations resulting from the Business Combination applicable to U.S. Holders of Energem Class A Ordinary Shares and Warrants and to U.S. Holders who are Selling Shareholders of Graphjet Pre-Transaction Shares.

U.S. Holders of Energem Class A Ordinary Shares and Warrants will retain their shares of Energem Class A Ordinary Shares and warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional Energem Class A Ordinary Shares or additional Energem warrants (Combined Entity Ordinary Shares and warrants of Graphjet Technology after the change in corporate name) in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to U.S. Holders of Energem Class A Ordinary Shares and warrants as a result of the Business Combination. Furthermore, such tax treatment is not a condition to Energem’s or Graphjet’s obligation to complete the Business Combination.

U.S. Holders who are Selling Shareholders of Graphjet Pre-Transaction Shares and who sell such shares to Energem in the Business Combination in exchange for Transaction Consideration will not, pursuant to Section 351(a) of the Code, recognize gain or loss in respect of the Energem Class A Ordinary Shares received.

U.S. HOLDERS OF ENERGEM CLASS A ORDINARY SHARES AND WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. Federal Income Tax Considerations of the Combined Entity Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on the Combined Entity Ordinary Shares

Subject to the PFIC rules discussed below, if Graphjet Technology makes a distribution of cash or other property to a U.S. Holder of Combined Entity Ordinary Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Graphjet Technology’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Combined Entity Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Combined Entity Ordinary Shares.

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With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if Combined Entity Ordinary Shares are readily tradable on an established securities market in the United States (such as Nasdaq) and certain other requirements are met, including that Graphjet Technology is not treated as a PFIC during the taxable year in which the dividend is paid or in the previous year. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our Class A Ordinary Shares.

Sale, Exchange, Redemption or Other Taxable Disposition of Graphjet Technology Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Combined Entity Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities.

Under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. An Energem Class A Ordinary Share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the Energem Class A Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the ordinary shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the ordinary shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the ordinary shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the U.S. Holder’s purchase price for the warrant (or the portion of such U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price of such warrants). It is unclear whether a U.S. Holder’s holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if Graphjet Technology redeems warrants for cash pursuant to the redemption provisions of the warrants or if Graphjet Technology purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Graphjet Technology Securities.”

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Passive Foreign Investment Company Considerations

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Graphjet Technology, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. Holder holds Combined Entity Ordinary Shares. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Whether Graphjet Technology or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of Combined Entity Ordinary Shares how quickly Graphjet Technology uses liquid assets and cash may influence whether Graphjet Technology or any of its subsidiaries is treated as PFIC. Accordingly, Graphjet Technology is unable to determine whether Graphjet Technology or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Graphjet Technology or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, Graphjet Technology does not expect to provide a PFIC annual information statement for 2021 or going forward.

If Graphjet Technology were characterized as a PFIC for any taxable year, U.S. Holders of Combined Entity Ordinary Shares would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of Combined Entity Ordinary Shares treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the Combined Entity Ordinary Shares. U.S. Holders would also be subject to annual information reporting requirements. In addition, if Graphjet Technology were a PFIC in a taxable year in which Graphjet Technology paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the Combined Entity Ordinary Shares.

U.S. Federal Income Tax Considerations of Exercising Redemption Rights

Subject to the PFIC rules discussed above, if a U.S. Holder’s Energem Class A Ordinary Shares are redeemed pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such redemption will be subject to the following rules. If the redemption qualifies as a sale of the ordinary shares under Section 302 of the Code, the tax treatment of such redemption will be as described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Graphjet Technology Securities” above. If the redemption does not qualify as a sale of ordinary shares under Section 302 of the Code, a U.S. Holder will be treated as receiving a distribution with the tax consequences described below. Whether a redemption of our shares qualifies for sale treatment will depend largely on the total number of ordinary shares treated as held by such U.S. Holder (including any shares constructively owned as a result of, among other things, owning warrants). The redemption of ordinary shares generally will be treated as a sale or exchange of the ordinary shares (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in Energem or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder must take into account not only ordinary shares actually owned by such holder, but also ordinary shares that are constructively owned by such holder. A U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any ordinary shares such holder has a right to acquire by exercise of an option, which would generally include ordinary shares which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of the issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of ordinary shares must, among other requirements, be less than 80% of the percentage of the issued and outstanding voting and ordinary shares actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the ordinary shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in Graphjet Technology. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of an exercise of the redemption right.

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If none of the foregoing tests is satisfied, then the redemption may be treated as a distribution and the tax effects will be as described under “— Taxation of Dividends and Other Distributions on Graphjet Technology Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder’s remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Material Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Energem/Graphjet Technology. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF CAYMAN ISLANDS TAX LAWS.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of ordinary shares or on an instrument of transfer in respect of such shares.

Energem has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:

The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the provision of The Tax Concessions Act (As Revised), the following undertaking is hereby given to Energem Corp. (the “Company”):

(a)	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	On or in respect of the shares, debentures or other obligations of the Company; or

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(ii)	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the 13th of September 2021.

Material Malaysia Tax Considerations

The following summary of the anticipated treatment of Graphjet and holders of Combined Entity Ordinary Shares and/or Combined Entity Warrants (other than residents of Malaysia) is based on Malaysia taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Malaysia tax law and practice (including such tax law and practice as they apply to any land or building situate in Malaysia). Prospective investors in Combined Entity Ordinary Shares and/or Combined Entity Warrants should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of Combined Entity Ordinary Shares and/or Combined Entity Warrants under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of Graphjet Technology

Graphjet Technology is not regarded as resident for tax purposes in Malaysia. Therefore, Graphjet Technology will not be liable to Malaysia income tax as legislated under the Income Tax Act 1967, Malaysia (as revised and amended) and dividends on Combined Entity Ordinary Shares may be paid by Graphjet Technology without withholding or deduction for or on account of Malaysia income tax.

The holders of Combined Entity Ordinary Shares and/or Combined Entity warrants (other than residents of Malaysia) will not be subject to any tax in Malaysia in respect of the holding, sale or other disposition of such Combined Entity ordinary shares and/or Combined Entity Warrants.

Stamp duty / transfer taxes

In Malaysia, no stamp duty or other transfer tax is levied on the issue or transfer of Combined Entity Ordinary Shares and/or Combined Entity Warrants except that stamp duty is payable on Malaysia grants of probate and letters of administration, which will generally be required to transfer Combined Entity Ordinary Shares and/or Combined Entity Warrants on the death of a holder of such Combined Entity Ordinary Shares and/or Combined Entity Warrants. The only nominal stamp duty i.e., RM10.00 is chargeable upon a transfer of property pursuant to a grant of probate or letter of administration under Item 32(i), First Schedule, Stamp Act 1949. In addition, stamp duty or transfer taxes would be chargeable upon a transfer of shares between Malaysian residents either in private or through an approved stock exchanges (in Malaysia) such as Bursa Malaysia at the rate of 0.3% from the value of the transfer (RM3.00 for every RM1,000.00 or part thereof) under the authority of Item 32(b), First Schedule, Stamp Act 1949. Malaysia does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION YOU SHOULD CONSULT YOUR PROFESSIONAL TAX ADVISER.

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INFORMATION ABOUT THE COMPANIES

Energem Corp.

Energem Corp. was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Energem was incorporated under the laws of the Cayman Islands on August 6, 2021.

On November 18, 2021, Energem closed its initial public offering of 11,500,000 units (after taking into account the full exercise of the over-allotment option by Energem’s underwriters), with each unit consisting of one Energem Class A Ordinary Share and one redeemable Energem Warrant, with each whole Energem warrant entitling the holder to purchase one Energem Class A Ordinary Share at a price of $11.50 commencing 30 days after the consummation of an initial business combination.

As reported on November 18, 2022 on Form 8-K, Energem Shareholders approved the Second Amended and Restated Articles of Association at the November 16, 2022, Extraordinary General Meeting, giving Energem the right to extend the date to consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination before it must cease its operations if it fails to complete such business combination, and redeem or repurchase 100% of the Energem Class A Ordinary Shares by up to nine one-month extensions to August 18, 2023 (the “Extension Date”). In connection with the approval of the new Extension Date at the Extraordinary General Meeting, holders of 9,604,519 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,138.99. Following the payment of the redemptions, the Trust Account had a balance of approximately $19,360,390.01.

Energem caused $0.045 per outstanding Class A Ordinary Share, giving effect to the redemptions disclosed above, or approximately $85,296.45 for the remaining 1,895,481 Class A Ordinary Shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

Further, as reported on December 16, 2022 on Form 8-K, Energem caused $0.045 per outstanding Class A Ordinary Share or approximately $85,296.45 for 1,895,481 Class A Ordinary Shares to be paid to the Trust Account on December 15, 2022 in advance of the December 18, 2022 due date for the second monthly extension of the Termination Date.

In addition, as reported on January 17, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on January 13, 2023 in advance of the January 18, 2023 due date for the third monthly extension of the Termination Date.

As reported on February 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on February 10, 2023 in advance of the February 18, 2023 due date for the fourth monthly extension of the Termination Date.

As reported on March 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on March 10, 2023 in advance of the March 18, 2023 due date for the fifth monthly extension of the Termination Date.

As reported on April 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on April 14, 2023 in advance of the April 17, 2023 due date for the sixth monthly extension of the Termination Date.

As reported on May 16, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on May 15, 2023 in advance of the May 18, 2023 due date for the seventh monthly extension of the Termination Date.

As reported on June 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on June 14, 2023 in advance of the June, 2023 due date for the eighth monthly extension of the Termination Date, to extend the term through July 18, 2023.

As reported on July 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on July 12, 2023 in advance of the July18, 2023 due date for the ninth monthly extension of the Termination Date, to extend the term through August 18, 2023.

On August 10, 2023, at 8.30 a.m. ET, the Company held a duly convened extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from August 18, 2023 to February 18, 2024.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date.

In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

Energem’s units, the Energem Ordinary Shares and the Energem Warrants are listed on the Nasdaq under the symbols ENCPU, ENCP and ENCPW, respectively.

The mailing address of Energem’s principal executive office is Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South Wilayah Persekutuan Kuala Lumpur, Malaysia 59200, and its telephone number is +(60) 3270 47622. After the consummation of the Business Combination, Energem’s principal executive office will be that of Graphjet.

Graphjet Technology Sdn. Bhd.

Graphjet is the owner of the state of the art technology for the manufacture of graphene and graphite, critical raw materials used in a variety of industries. The technology was developed through our collaboration with National University of Malaysia and Universiti Teknikal Malaysia Melaka. Graphjet’s breakthrough technology transforms an abundant and renewable waste product, palm kernel shells, into highly valued artificial graphene and graphite.

The mailing address of Graphjet’s headquarters and principal executive office is No L4-E-8 Enterprise 4 Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur, Malaysia and Graphjet’s telephone number is +60 3-8991 2828.

Graphjet is a company limited by shares organized under the laws of the Country of Malaysia. Its registered office is located at is headquarters at No L4-E-8 Enterprise 4 Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur, Malaysia.

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ENERGEM’S BUSINESS

Introduction

Energem was incorporated on August 6, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Energem’s efforts to identify a prospective target business were not limited to any particular industry or geographic region, although it initially focused its search for target businesses on companies operating in the technology industry. Prior to executing the Share Purchase Agreement, Energem’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement and Subsequent Redemption

On November 18, 2021, Energem closed the Energem IPO of 11,500,000 Energem units (after taking into account the full exercise of the over-allotment option by Energem’s underwriters), with each unit consisting of one Energem Class A Ordinary Share and one redeemable Energem Warrant, with each whole Energem Warrant entitling the holder to purchase one Energem Class A Ordinary Share at a price of $11.50 per share commencing 30 days after the consummation of an initial business combination.

As reported on November 18, 2022 on Form 8-K, Energem Shareholders approved the Second Amended and Restated Articles of Association at the November 16, 2022, Extraordinary General Meeting, giving Energem the right to extend the date to consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination before it must cease its operations if it fails to complete such business combination, and redeem or repurchase 100% of the Energem Class A Ordinary Shares by up to nine one-month extensions to August 18, 2023 (the “Extension Date”). In connection with the approval of the new Extension Date at the Extraordinary General Meeting, holders of 9,604,519 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,138.99. Following the payment of the redemptions, the Trust Account had a balance of approximately $19,360,390.01.

Energem caused $0.045 per outstanding Class A Ordinary Share, giving effect to the redemptions disclosed above, or approximately $85,296.45 for the remaining 1,895,481 Class A Ordinary Shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

Further, as reported on December 16, 2022 on Form 8-K, Energem caused $0.045 per outstanding Class A Ordinary Share or approximately $85,296.45 for 1,895,481 Class A Ordinary Shares to be paid to the Trust Account on December 15, 2022 in advance of the December 18, 2022 due date for the second monthly extension of the Termination Date.

In addition, as reported on January 17, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on January 13, 2023 in advance of the January 18, 2023 due date for the third monthly extension of the Termination Date.

As reported on February 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on February 10, 2023 in advance of the February 18, 2023 due date for the fourth monthly extension of the Termination Date.

As reported on March 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on March 10, 2023 in advance of the March 18, 2023 due date for the fifth monthly extension of the Termination Date.

As reported on April 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on April 14, 2023 in advance of the April 17, 2023 due date for the sixth monthly extension of the Termination Date.

As reported on May 16, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on May 15, 2023 in advance of the May 18, 2023 due date for the seventh monthly extension of the Termination Date.

As reported on June 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on June 14, 2023 in advance of the June, 2023 due date for the eighth monthly extension of the Termination Date, to extend the term through July 18, 2023.

As reported on July 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on July 12, 2023 in advance of the July18, 2023 due date for the ninth monthly extension of the Termination Date, to extend the term through August 18, 2023.

On August 10, 2023, at 8.30 a.m. ET, the Company held a duly convened extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from August 18, 2023 to February 18, 2024.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date.

In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

Fair Market Value of Target Business

The target business that Energem acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although Energem may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The Energem Board determined that this test was met in connection with the proposed business combination with Graphjet as described in the section entitled “Proposal No. 2—The Business Combination Proposal—Satisfaction of 80% Test” above.

Shareholder Approval of Business Combination

Under the Energem M&A, Energem Shareholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for the Energem IPO. Accordingly, in connection with the Business Combination, the Energem Public Shareholders may seek to have their Energem Class A Ordinary Shares converted to cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Extraordinary General Meeting of Energem Shareholders—Conversion Rights.”

Voting in Connection with the Extraordinary General Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, Energem Shareholders prior to the Energem IPO and its officers and directors have each agreed to vote their Energem Ordinary Shares in favor of such proposed Business Combination.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Energem or its securities, the Energem initial shareholders, its officers and directors, Graphjet Shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire Energem Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the Extraordinary General Meeting to approve the Business Combination Proposal vote in its favor and that the conditions to the Closing of the Business Combination otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares for nominal value.

Entering into any such arrangements may have a depressive effect on the Energem Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

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If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the Closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Energem will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under the Energem M&A, if Energem does not complete the Business Combination with Graphjet or another initial business combination by August 18, 2023 (or pursuant to up to six (6) one-month extensions to February 18, 2024 by depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), Energem will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the issued and outstanding Energem Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Energem’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Energem’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the Energem Warrants will expire. Holders of warrants will receive nothing upon a liquidation and the warrants will be worthless.

Each of the initial Energem Shareholders and its officers and directors has agreed to waive its rights to participate in any distribution from Energem’s Trust Account or other assets with respect to the shares held by them prior to Energem’s initial public offering. There will be no distribution from the Trust Account with respect to Energem’s warrants, which will expire worthless if Energem is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Energem’s creditors which would be prior to the claims of the Energem Public Shareholders. Although Energem has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Energem has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Energem will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Energem for services rendered or contracted for or products sold to it, but Energem cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s indemnity: the Sponsor will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Energem waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims under the indemnity with the underwriters of the Energem IPO against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the Energem Public Shareholders and instead will only have liability to Energem. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of Energem and Energem has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Energem is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Energem’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Energem Shareholders. To the extent any bankruptcy claims deplete the Trust Account, Energem cannot assure you it will be able to return to the Energem Public Shareholders at least approximately $10.15 per share. Energem’s Public Shareholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period or if the shareholders properly seek to have Energem redeem their respective shares for cash upon a business combination which is actually completed by Energem. In no other circumstances does a shareholder have any right or interest of any kind to or in the Trust Account.

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If Energem is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Energem Shareholders. Because Energem intends to distribute the proceeds held in the Trust Account to its Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors, the Energem Board may be viewed as having breached their fiduciary duties to Energem’s creditors and/or may be viewed as having acted in bad faith, which may subject Energem and Energem to claims of punitive damages. Energem cannot assure you that such claims will not be brought against it.

Energem will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account plus the up to $100,000 of interest earned on the funds in the Trust Account that Energem may use for liquidation and dissolution expenses.

Facilities

Energem currently maintains its executive office at Level 310, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, 59200 Wilayah Persekutuan Kuala Lumpur, Malaysia. The cost for this space is included in the $10,000 per month fee that Energem pays an affiliate of the Sponsor for office space, administrative and support services. To date, these payments have accrued but remain unpaid and owed to the Sponsor and will be paid by Energem at the Closing of the Business Combination. Energem considers its current office space adequate for Energem’s current operations.

Upon consummation of the Business Combination, the principal executive office of the Combined Entity will be located at its current office in Kuala Lumpur, Malaysia.

Employees

Energem currently has three officers. Members of Energem’s management team are not obligated to devote any specific number of hours to Energem’s matters but they intend to devote as much of their time as they deem necessary to Energem’s affairs until Energem has completed Energem’s initial business combination. The amount of time that any member of Energem’s management team will devote in any time period will vary based on whether a target business has been selected for Energem’s business combination and the current stage of the Business Combination process.

Competition

If Energem succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from the Combined Entity’s competitors. Energem cannot assure you that, subsequent to the Business Combination, Graphjet Technology will have the resources or ability to compete effectively. Information regarding Graphjet Technology’s competition is set forth in the section entitled “Information About Graphjet—Competition.”

Directors and Executive Officers

Energem’s current directors and officers are as follows:

Name	Age	Position
Swee Guan Hoo	40	Chief Executive Officer and Director

Kok Seong Wong	38	Chairman of the Board of Directors and Independent Director

Cu Seng Kiu	32	Chief Financial Officer

Doris Wong Sing Ee	39	Executive Director

Kwang Fock Chong	42	Independent Director

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Swee Guan Hoo has served as Energem’s Chief Executive Officer and Director since August 12, 2021. Mr. Hoo brings more than 12 years of accounting and finance experience as a registered and certified professional accountant with CPA Australia and Malaysian Institute of Accountants. Mr. Hoo’s extensive experience traverses numerous industries of audit and advisory services involving steel and hardware, oil and gas, the renewable energy sector, personal services and retail industry, freight and logistics industry, the food and beverage industry and manufacturing industry.

Mr. Hoo has been serving as Executive Director of BCM Alliance Berhad since January 2021 where he manages day-to-day business, strategic planning, legal, secretarial and audit affairs. Since April 2017, Mr. Hoo has served as an Independent Director and Audit Committee Chairman of PDZ Holdings Bhd where he reviews, assesses, and communicates with external and internal auditors for financial reporting, undertakes audit planning in accordance with the approved Financial Reporting Standards and terms of reference and/or approved relevant rules. His expertise in taxation, business development, strategic planning and experiences in mergers and acquisition contributes to his success pathway along with his partners.

Mr. Hoo is a graduate from Victoria University, Australia where he obtained his master’s degree in business administration (MBA) and he received an undergraduate degree from the University of Adelaide.

Kok Seong Wong has served as Energem’s Chairman of the Board and an Independent Director and Chair of the Compensation Committee since August 12, 2021. Mr. Wong is a Chartered Accountant and a member of the Association of Chartered Certified Accountants (ACCA). With 15 years’ experience in the United Kingdom, Mr. Wong gained extensive exposure with several companies. During his tenure there and currently, he was responsible for the preparation of business plans, budgets and organizational financial statements, due diligence, accounting and taxation, management, project financing and implementation. Over the last few years, he has extensively been involved in a wide range of businesses, such as cross border trading, manufacturing and property development.

Since January 2016, Mr. Wong has been serving as Managing Partner in Hasnan THL Wong & Partners where he manages portfolio of clients, develop new client relationships, develop and implement firm goals, and oversees all financial activities and performance. From 2006 to present, Mr. Wong has served as Director of TH Law Consultants Sdn. Bhd. where he manages portfolio and discover new client relationship, cooperating with all staff of the firm and oversees hiring activities and approving contracts. From 1999 to 2005, Mr. Wong served as Audit Partner of English Accounting firm, Appleby & Wood where he gained extensive exposure and his experience extended to multinational companies where he was appointed as Finance Director of several UK-based companies. Mr. Wong was educated in Emile Woolf College of Accountancy London from 1991 to 1994. He received his master’s degree in business administration from the Open University in the United Kingdom in 1999.

Cu Seng Kiu has served as Energem’s Chief Financial Officer since August 12, 2021. Mr. Kiu brings significant accounting and audit experience involving publicly listed companies during his years working with accounting standards. Since March 2021, Mr. Kiu has served as Group Accountant for BCM Alliance Bhd, Sanichi Technology Bhd and Trive Property Group Bhd. His responsibility is on group consolidation issues. From June 2019 to February 2021, Mr. Kiu served as Manager in SBY & Partners PLT (formerly known as Siew Boon Yeong & Associates) an established professional accounting organization providing a comprehensive range of services ranging from audit and assurance, taxation and accounting where he specialized in auditing matters.

From June 2017 to February 2019, Mr. Kiu served as a Senior Auditor with Siew Boon Yeong & Associates. Prior to that, from December 2016 to June 2017, Mr. Kiu served as a semi-senior auditor at the corporate compliance firm, Z. AMIN and he started his career in 2013 until December 2016 with YTS & Associate. Mr. Kiu graduated from Infrastructure University Kuala Lumpur in the year 2013 with bachelor’s degree (Honors) in Accounting and from Kuala Lumpur Infrastructure University College with a Diploma in Accounting in 2009.

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Doris Wong Sing Ee has served as an Independent Director and member of the Audit Committee and the Compensation Committee since Energem’s IPO until her appointment as Executive Director on January 27, 2023. Ms. Wong brings more than 20 years of experience in management across various industries ranging from oil and gas, property development, solar, engineering, advertising and food and beverages. She specialized in business development, strategic consultancy and corporate advisory in mergers and acquisition and joint venture across Malaysia, Singapore, China, Japan, Thailand and Indonesia.

Since October 2020, Ms. Wong has been serving as Executive Director of Metronic Global Bhd, an investment holding company, where she was optimizing financial operations, establishing business goals, advising the board of directors on organizational activities and executing special business projects. She has also involved in various investment opportunities in business diversification, generating new revenue and increasing shareholders’ wealth. Since February 2017, Ms. Wong has been a non-independent non-executive director at Trive Property Group Bhd. From January 2019 to September 2020, Ms. Wong served as Chief Corporate Officer in Metronic Engineering Sdn. Bhd. where she oversaw the HR operation, set objectives for HR team and helped to shape up brand strategy for company.

Ms. Wong served as General Manager from 2015 to 2016 in Dai-Ichi Kikaku Sdn. Bhd. where she was overseeing and handling business development, client strategy and direction, creative, production, media planning, procurement and research. From 2012 to 2015, Ms. Wong served as Strategic Business Consultant of JLPW Law Firm where she handled mergers and acquisition and joint venture deals internationally for various industries. From 2002 to 2012, Ms. Wong started her career as a Managing Director of Niagamatic Sdn Bhd, where she controlled all business operations to give strategic guidance and directions to the board and staff to ensure the company achieved its financial vison, mission and long-term goals.

Ms. Wong graduated from Multimedia University with a Bachelor of Science degree (with Honors) in Creative Multimedia majoring in Media Innovation in 2003. She obtained her master’s degree in Corporate Governance and a Graduate Certificate in Accounting from HELP University in 2016.

Kwang Fock Chong has served as an Independent Director, Chair of the Audit Committee and member of the Compensation Committee of Energem since its IPO. Mr. Chong is a Chartered Accountant in Malaysia, and he has more than 15 years of the working experience in auditing. His experiences include auditing of public listed companies, multinationals and private limited companies in various industries. Other than conducting statutory audit in Malaysia, he also performed audit for companies based in China and the region. He was also involved in Reporting Accountants’ engagement on initial public offering exercise, due diligence, reviewing financial forecast and projections.

Mr. Chong served as Auditors and Partner of KHLC PLT where his main responsibility is reviewer and signing partner since October 2020. From July 2014 to September 2020, Mr. Chong was serving as Auditors and Partner of SBY Partners PLT, which is a company provides audit and assurance services. His main responsibility was reviewer and signing partner. Mr. Chong received his Diploma in 2002 from Tunku Abdul Rahman College in Financial Accounting Cum Association of Chartered Certified Accountants (ACCA). He achieved his ACCA certification in the year 2005.

Number, Terms of Office and Appointment of Directors and Officers

The Energem Board consists of five members. Prior to our initial business combination, holders of Energem Class B Ordinary Shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of Energem’s Public Shares and private placement shares do not have the right to vote on the appointment of directors during such time. These provisions of our Energem M&A may only be amended by a Special Resolution passed by the holders of at least 90% of the issued and outstanding Energem Class B Ordinary Shares. Subject to any other special rights applicable to the shareholders, any vacancies on the Energem Board may be filled by the affirmative vote of a majority of the directors present and voting at the Extraordinary General Meeting of the Energem Board or by an Ordinary Resolution of the holders of Energem Ordinary Shares (or, prior to Energem’s initial business combination, an Ordinary Resolution of the holders of Founder Shares).

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Energem’s officers are appointed by the board of directors and serve at the discretion of the Energem Board, rather than for specific terms of office. The Energem Board is authorized to appoint persons to the offices set forth in the Energem M&A, as it deems appropriate.

Director Independence

The Nasdaq listing rules require that a majority of the Energem Board be independent within one year of Energem’s initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Energem Board has determined that Kok Seong Wong, Doris Wong Sing Ee, and Kwang Fock Chong are independent directors under applicable SEC and Nasdaq rules. Energem expects a majority of the Combined Entity’s board of directors to be comprised of independent directors to comply with the majority independent board requirement in Rule 5605(b) of the Nasdaq listing rules.

Executive Officer and Director Compensation

None of Energem’s directors or executive officers have received any cash compensation for services rendered to Energem. Commencing on November 18, 2021 through the earlier of the consummation of Energem’s initial business combination and Energem’s liquidation, Energem accrues an obligation to an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. To date, these payments have accrued but remain unpaid and owed to the Sponsor and will be paid by Energem at the Closing of the Business Combination. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Energem’s audit committee reviews on a quarterly basis all payments that were made by Energem to the Sponsor, directors, executive officers or Energem or any of their affiliates.

On September 7, 2021, the Sponsor transferred 12,500 Founder Shares among its Chief Financial Officer and three independent directors at such shares’ original per-share purchase price. Energem is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence Energem’s management’s motivation in identifying or selecting a target business and Energem does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Energem Units sold in the Energem IPO and the number Combined Entity Ordinary Shares that our Sponsor will receive upon Closing of the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Entity Ordinary Shares trades below the price initially paid for the Energem Units in the Energem IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

Legal Proceedings

To the knowledge of Energem’s management, there are no legal proceedings pending against Energem.

Periodic Reporting and Audited Financial Statements

Energem has registered its Class A Ordinary Shares under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Energem’s annual reports contain financial statements audited and reported on by Energem’s independent registered public accounting firm. Energem has filed with the SEC its Annual Report on Form 10-K year ended December 31, 2022.

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GRAPHJET’S BUSINESS

In this section, all references to “we,” “us” and “our” refer to the business of Graphjet Technology Sdn. Bhd. prior to the Business Combination and may also include the professional corporations and limited liability companies that have an exclusive management services arrangement with a Graphjet entity, and that deliver services to members via its network of providers.

Overview

Graphjet Technology Sdn. Bhd. (“Graphjet”) is the owner of the state of the art technology for the manufacture of artificial graphene and graphite, critical raw materials used in a variety of industries. The technology was developed through Graphjet’s collaboration with National University of Malaysia (“UKM”) and Universiti Teknikal Malaysia Melaka (“UTEM”). Graphjet’s breakthrough technology transforms an abundant and renewable waste product, palm kernel shells, into highly valued artificial graphene and graphite. Graphjet prepared patent applications on it bio-mass processes and production methods, and it believes it is the only producer currently capable of using biomass to produce graphite and graphene in mass production scale. Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene.

Graphjet’s innovative manufacturing process controls the quality of both the graphite and the resulting graphene, resulting in higher quality products than are produced using either mined graphite or artificial graphite derived from coal -based or petroleum-based production. Since Graphjet uses a widely available waste product as its source, Graphjet is able to produce a higher quality product at a significantly lower cost than other graphite and graphene production methods currently in use worldwide.

The Business Opportunity

Graphite is a mineral form of the element carbon and is either mined as a naturally occurring mineral or artificially produced. Presently, the largest producer and consumer of graphite is The People’s Republic of China. To date, artificial graphite has been produced by either using coal-based or petroleum-based methods. Mined graphite is a naturally occurring resource, however, the cost of mined graphite is high and while widely available, it is concentrated in certain geographic regions. Coal or petroleum-based graphite is even more costly than natural graphite, and the market price is highly volatile, as it tracks the price of the underlying raw material. This makes graphite difficult to obtain under long-term contracts for users. Recently, there have been several biomass-based graphite products, but none of them have been able to mass produce graphite or produce at industry standard.

Graphene was discovered in 2004 by Andre Geim and Konstantin Novoselov, who received the Nobel Prize in Physics for this in 2010. It is a material made of a single layer of carbon atoms arranged in a hexagonal lattice, bound together by overlapping sp2 hybrid bonds. Being a million times thinner than a human hair, it is the thinnest object ever created. Not only is graphene lightweight and flexible, but it is also the world’s strongest material, being 200 times stronger than steel and conducts electricity faster than most other materials and if stacked in layers it forms graphite.4 Graphene has been called the “miracle nanomaterial,” the “king of new materials” as well as “black gold,” indicating strong prospects for the graphene industry. Given graphene’s downstream demand in areas of energy, anti-corrosion coating, and sensors, it is critical that graphene be as pure as possible. Graphene’s technological application is dependent on its purity. Graphene’s purity is highly dependent on the quality of the graphite from which it is derived. Natural graphite is not the most efficient source for carbon production because only about 10 to 15% of naturally occurring graphite is graphitic carbon. Graphene can be processed from graphite using multiple different processes, such as chemical vapor deposition (“CVD”) or exfoliation. While the use of artificial graphite derived from petroleum coke has not been extensively explored, petroleum coke may provide an additional source of graphite for graphene production.

Driven by demand from the lithium-ion battery industry, where graphite is the single largest component, the global graphite market is anticipated to grow at a CAGR of 8.5% over the period from 2021 to 2031, to $50 billion, from $22 billion in 2021.5 According to Insight Partners, the global graphene market is expected to grow more rapidly from $821.2 million in 2021 to $7.56 billion in 2028, a CAGR of 37.3%. To date the market for graphene has been limited by the inability to mass produce graphene on a commercial scale at a consistent, high enough quality for its many uses.6 In addition to that, with the recent passage of the Inflation Reduction Act of 2022 in the United States, which provides a tax credit on personal electric vehicles (“EV”) of up to $7,500, the demand for EV and the graphite and graphene to construct them is expected to follow.

4 https://www.europarl.europa.eu/news/en/headlines/economy/20150603STO62104/graphene-the-wonder-material-of-the-21st-century

5https://www.globenewswire.com/news-release/2022/03/08/2399045/0/en/Graphite-Market-to-Worth-USD-25-70-Billion-by-2021-2028-Graphite-Industry-CAGR-of-8-2.html

6https://www.cnbc.com/2021/12/02/tesla-seeks-tariff-exemption-for-graphite-from-china-for-batteries.html

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At this critical time, Graphjet intends to fill this supply gap for graphite and graphene, which EVs require; EV batteries contain four basic components, an anode, cathode (e.g., lithium, nickel, cobalt, manganese, etc.), electrolyte, and separator. The predominant anode material used in virtually all EV batteries is graphite. Considering the supply chain for graphite, historically, 70-80% of the natural graphite used in EV batteries has been sourced in China, and almost all midstream processing of graphite has been done in China. Without graphite, the EV car industry will be facing a bottleneck. Therefore, EV companies must be able to source the material to produce anode for the battery, which makes up approximately 25-35% of the overall cost of an EV. Graphjet seeks to be one of the suppliers or producers that will be able to consistently supply high-quality graphite in mass quantities at lower cost, as compared to its competitors.

Supply of Raw Materials for Production

Graphjet’s technology allows it to produce graphite and graphene from palm kernel shells, which are a by-product of the production of palm seed oil. Each year, Malaysia alone produces approximately five million tons of palm kernel shells. This would be sufficient to produce approximately 1.67 tons of graphite and 10,000 tons of graphene. Agricultural waste, such as palm seed kernels, can generally not be exported or imported. However, Graphjet is currently producing graphite and graphene on a small scale by beginning the first part of production at a facility in Malaysia and then completing the process at a contract manufacturing facility in China. Thus, Graphjet has the strategy and manufacturing process in place to mass produce high quality and consistent graphite and graphene at competitive prices. Graphjet intends to construct its first facility in Malaysia and believes that the facility will manufacture 10,000 tons of graphite and 60 tons of graphene annually by processing 30,000 tons of dried palm kernel waste.

Graphjet intends to be a low-cost producer of the highest quality artificial graphite and graphene. Graphjet has a patent on it bio-mass process and production method for graphite and a patent pending for graphene, and it believes it is the only producer currently capable of using biomass to produce graphite and graphene in mass production scale.

To date, Graphjet has not had any sales of its products, but plans to sample its product to multinational companies within the industry for market acceptance and procurement purposes, intending to replace current high cost suppliers.

On December 27, 2022, Graphjet executed its first supply agreement with Toyoda Trike Inc. This supply agreement provides that Graphjet will supply graphite and graphene amounting to $30 annually to Toyoda Trike for use on their carbon neutral mobility product.

Industry Overview

Graphite is a naturally occurring material with deposits all around the world. For naturally recoverable graphite, the 2021 United States Geological Survey indicated the world’s current inferred resources exceed 800 million short tons. Turkey has the most reserves, but China ranks first in excavation and second in reserves. In 2020, the global production of natural graphite was around 1.1 million short tons, and China accounted for approximately 59% of the world’s total. Generally, the market cost of a ton of graphite ranges between $8,000 and $11,000, depending on market conditions and the quality of the mineral in question.8

Artificial graphite can also be produced from coal or crude oil in the refinery process. However, it is of limited utility and cannot be processed into higher value products, like graphene. The price of artificial graphite is even higher, and given the volatility in the oil markets, is approximately $20,000 per ton.9 Graphite is used in the production of pencils, steel manufacturing, electronics, such as smartphones and as a lubricant for machinery. Graphjet’s most important application is currently lithium-ion batteries. Rising demand for lithium-ion batteries, from the growing number of end-users in sectors such as transportation, energy, and others that require battery-grade graphite, is driving demand for spherical graphite. A major driving force of growth is from the market for electric vehicles. Industry analysts estimate that a typical Li-ion High-Energy (100 Ah) cell of around 3,400 grams requires over 650 grams of graphite and each electric vehicle contains approximately 70 kilograms of graphite.

Currently, over 70% of the graphite used in electric vehicles is produced in China. The COVID-19 pandemic demonstrated the consequences of supply chain namely making products unavailable and causing global inflation spikes. General concerns over supply chains have also led to growing geopolitical concerns regarding a global dependence on China for rare earth elements and other materials that are necessary for producing the advanced products of the 21st century. The Inflation Reduction Act of 2022 that provides a credit of $7,500 for the purchase of electric vehicles requires that the materials must be produced in the United States to be eligible for the credit. These are only two of the many factors driving a desire for diversification in graphite production.

7https://electrek.co/2022/06/09/ev-batteries-need-graphite-heres-whats-forecast-for-the-vital-minerals-supply/

8 https://westwaterresources.net/minerals-portfolio/graphite-market/

9 https://westwaterresources.net/minerals-portfolio/graphite-market/

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Graphene is processed from natural graphite in a variety of methods. However, generally graphene is still sold as graphite, just at a purer level than naturally occurring graphite. Graphene conducts electricity 100 times more efficiently than silicon or nano-carbon; conducts heat 10 times better than metals such as copper and aluminium; its strength exceeds diamonds, and its fracture strength is 100 times that of steel. It is highly transparent transmitting up to 97.7% of light and has a high specific surface area, which is important for industrial processes and chemical reactions. These properties make graphene a critical product for a variety of uses.

Graphene can be used in dozens of biomedical devices and drug delivery applications. It can be used in automobiles, paint and tires, and it has numerous applications in electronics and home appliances. Graphene also has a superconductor properties, making it a useful electrical engineering material. Ultra-sensitive sensors made from graphene can detect very fine and minute particles allowing such sensors to notify humans of dangerous environments and can be used in image sensing to detect ultra-violet, infrared and even terahertz frequencies. Graphene can also be used to enhance the strength of materials while reducing product weight, making it a useful material in the production of aviation products. However, its principal initial use will be to improve energy storage and batteries for electric vehicles and for storing wind and solar power. It will help to make possible the green economy, in addition to its other uses.

However, graphene remains costly. At an acceptable purity level, the market price of graphene ranges from $167 to $450 per gram. The cost of the raw materials, as well as the equipment and technology used to manufacture graphene are the principal factors behind its cost.

Graphjet’s Products

Graphjet produces its artificial graphite and graphene from palm seed kernels, a waste product widely available in Malaysia and other countries that produce palm seed oil. Unlike mineral or coal-based or petroleum-based graphite that is ultimately limited and must be mined and processed to produce commercial grade graphite, Graphjet’s raw materials are renewable, and effectively unlimited. Graphjet makes use of waste from a product that is used in food production and would otherwise need to be disposed. Graphjet’s proven technology produces graphite at cost of approximately $4,500 per ton making it significantly cheaper than both natural and other sources of artificial graphite.

Graphjet’s process to produce graphene from palm seed kernel based graphite is also simpler. Taking advantage of the purer graphite produced from palmylation, Graphjet can produce highly consistent graphene at a higher purity level, in excess of 99.99% purity. Its other physical and chemical properties of Graphjet’s graphene are more consistent than graphene produced from natural graphite as well. The end result is that Graphjet can sell a better product at a price of $15 per gram, an over 80% savings.

While it is not possible under current laws to ship the raw palm seed kernels overseas, it is possible to transfer the intermediate product overseas, which would allow manufacturers to meet domestic production requirements. Import and export restriction cans be different for different country, due to the regulations regarding different handling practices of palm kernel seeds, one concern being inadvertently introducing foreign bacteria into a country.

Graphjet will be able to obtain all the raw materials it needs from local sources in Malaysia. Malaysia is the second largest producer of palm seed oil globally, producing approximately 26% of global palm seed oil. As a result, the Malaysian palm seed industry produces over five million tons of palm kernel shells annually. While Graphjet is in the process of finalizing agreements with suppliers for long term contracts to secure its raw materials, Graphjet believes palm kernel shells will remain readily available as there are currently no other users of palm kernel shells and Malaysia produces 5 million tons of palm kernel shell yearly. Considering Graphjet’s production capacity of 10,000 tons of graphite and 60 tons of graphene only required 30,000 tons of dried palm kernel shell, Graphjet does not foresee obstacles sourcing its raw materials.

Graphjet believes that its cost and quality will allow an acceleration the growth of the graphite and graphene market, and will make graphite and graphene available for more uses than is possible at current prices and quality. This will allow Graphjet’s customers to offer their products at lower prices accelerating their market adoption.

Graphjet’s Strategy

Graphjet was founded in 2019 to commercialize technology developed by our Chief Technology Officer. To date, our efforts have been focused on proving the efficacy of the technology and obtaining intellectual property protection.

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On December 27, 2022, Graphjet entered into a supply agreement with Toyoda. Pursuant to the supply agreement, Graphjet will supply Toyoda with graphite and graphene in an aggregate amount of revenue of $30 million to Toyoda for their carbon neutral mobility product. Toyoda’s main business is to develop, manufacture and sell hydrogen energy vehicles, pure electric vehicles, electric bicycles (including electric motorcycles), drones, electric agriculture vehicles, yachts and hydrogen internal combustion engine vehicle. Toyoda possess all the proprietary and patent right pertaining to such technology.

While Graphjet currently uses a contract manufacturer for the product we have used for small scale production, it intends to open its first manufacturing plant in the Kuantan district of Pahang State in Northern Malaysia in the next 18 months. This will put Graphjet’s manufacturing plant in the heart of the palm seed oil industry, giving Graphjet ready access to a supply of raw materials. This will give Graphjet compete control of the manufacturing process. As Graphjet grows, we will construct additional manufacturing plants in different states of Malaysia and also take consider building a manufacturing plant in North America to work with EV automakers in United States of America.

Graphjet intends to differentiate itself from its competitors based on the quality and price of graphite and graphene, as well as sustainability. To accomplish this, it will continue to invest in research and development and build out its sales and marketing team. It currently delivers high quality graphite and graphene at the lowest cost and with the only sustainable manufacturing process currently in use.

Graphjet is currently capable of producing 10,000 tons of graphite and 60 tons of graphene annually at its contracted manufacturing facility. Upon completion of the manufacturing plant in Kuantan, Pahang, Malaysia, Graphjet management projects the capacity for graphite and graphene will be approximately 10,000 to 50,000 tons and 60 to 200 tons per annum, respectively. Graphjet management assumes the maximum capacity for graphite and graphene to fulfil customer contracts to increase to approximately 100,000 tons and 1,000 tons per annum, respectively.

Graphjet’s Manufacturing Process

Palm kernel shell (Raw biomass)
Drying and crushing
Blending of Medium and Additive
Catalyst fermentation
Thermal cracking
Palm kernel-based man-made graphite
Material shaping
High temperature graphitization
Palm kernel-based composite man-made graphite
Graphene preparation
Palm kernel-based Graphene

Graphjet uses palm kernel shell, a biomass waste product that is abundant in Malaysia, as its raw material for producing graphite and graphene. The palm kernel shells are dried and crushed to remove the water and oil to get the pure biomass form. Next Graphjet’s formula is added to the biomass to go through a catalyzation to prepare for the pyrolysis process. Then the pyrolysis process, known as thermal cracking process, extracts the carbon content out from the catalyzed palm kernel shell, producing graphite raw material. The graphite then goes through a process known as material shaping, followed by graphitization process to obtain the palm-based synthetic graphite. This will be Graphjet’s product to be sold to the customers or used as raw material as to make palm kernel-based graphene through graphitization preparation process.

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Research and Development

Graphjet has developed its technology in collaboration with UKM and UTEM. This allowed it to bring the technology to commercialization faster for more graphene applications, and at a lower cost than would have been possible. While Graphjet does not have a formal agreement with UTEM, Graphjet signed a Memorandum of Understanding with UKM, which is ranked 129th in the world for best university, for the purpose of research and development collaboration, on February 1, 2021. The Memorandum of Understanding with UKM provides to the following collaborative activities, synthesis and characterization of palm kernel shells biomass-based precursors to produce graphite and graphene; project of preparing high quality and high purity man-made graphite from palm-based biomass; project on biomass man-made graphite as raw material to produce high-quality single-layer graphene; and diversified research and development based on man-made graphene application products, amongst other.

In addition, Graphjet appointed UKM UTEM, ranked 450th, Kwansei Gakuin University, ranked 1350th, and Shibaura Institute of Technology, rank 1201th, as Technology Representatives for the Japan region, Imperial College London, world ranked 7th, for the United Kingdom region and Massachusetts Institute of Technology, ranked number 1 in the world, for the United States region, Graphjet is also involved in joint research and development in graphite and graphene applications for various types of batteries.

Sales and Marketing

On December 27, 2022, Graphjet entered into a supply agreement with Toyoda. Pursuant to the supply agreement, Graphjet will supply Toyoda with graphite and graphene in an aggregate amount of revenue of $30 million to Toyoda for their carbon neutral mobility product.

Graphjet appointed UTEM (for Japan, US and UK), Imperial College of London (for UK) and Massachusetts Institute of Technology (for USA) as its respective regions as Technology Representatives to represent the company’s technology and expand businesses through connections in their respective regions.

Graphjet uses technology that drives the cost advantage to produce graphite and graphene. With the cost advantage, Graphjet can penetrate the graphene market, offering higher quality graphene at about 80-90% less than the current market price (market price USD $200 to $450 per gram) offered by the existing suppliers. Furthermore, Graphjet can produce higher quality graphene which provides customers with a superior product for downstream production uses such as for energy storage, and the production of supercapacitors and graphene batteries.

Intellectual Property

On March 28, 2022, Graphjet entered into a Deed of Assignment, as supplemented by the Supplemental Deed dated July 29, 2022, with ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd, pursuant to which Graphjet acquired a palm-based synthetic graphite and the preparation method thereof with the application no. PI2021002802, a palm-based synthetic graphite and the preparation method thereof with the application no. CN111892048A and a preparation system of palm-based synthetic graphite with the application no. CN111675214A and all the intellectual property rights attached thereto. On March 10, 2022, Graphjet entered into Intellectual Property Sales Agreement with Liu Yu, as supplemented by the letter from Liu Yu to Graphjet dated July 29, 2022, pursuant to which Graphjet purchased the process for producing palm-based graphene. Graphjet currently owns all of the intellectual property rights to its technology and manufacturing processed and Graphjet’s technology is not subject to any ownership, intellectual property, or other rights of any parties other than Graphjet. Graphjet has submitted the following patent applications:

Patent Application No.	Invention
PI2021002802	A PALM-BASED SYNTHETIC GRAPHITE AND THE PREPARATION METHOD THEREOF (patent granted September 22, 2022)
PI2022001906	A PROCESS FOR PRODUCING PALM-BASED GRAPHENE (patent pending)

Graphjet’s technology will provide a strong alternative option in the artificial graphite market. Traditionally in the market, artificial graphite is preferred by the technology industry due to its higher quality as compared to mineral graphite. Artificial graphite is usually sourced from coal or petroleum coke, which is a byproduct in its respective industry. Therefore, traditional artificial graphite may be limited by shortages or supply chain issues related to coal and petroleum coke. At this time, there are no similar supply chain issues that would affect Graphjet’s access to palm kernel shells used to produce its version of artificial graphite.

Competition

Graphjet competes with several manufacturers of graphene and graphite. Principally, these producers are based in China and use either natural or man-made graphite from coal and petrol as the source of their graphene products. All of these competitors are significantly larger than Graphjet and have sufficient capital and government support. They have developed long-term relationships with many of their customers. Many of the battery producers for electric vehicles and energy storage are based in China, and despite Graphjet’s superior product and pricing, may elect to continue to purchase from local suppliers. Graphjet will need to extend extra efforts to create awareness in the market through promotional activities to achieve market acceptance as Graphjet is the world first company to produce high quality and consistent graphite and graphene from palm kernel shell. Graphjet believes it will be able to gain market acceptance in light of its more affordable and superior-quality products.

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Graphjet believes that it can change the dynamic of the graphite and graphene supply chain industry by providing an alternative source of supply of graphite and graphene, decreasing dependency on monopoly suppliers such as those located in China, making up an estimated 92% of the market. By providing a disruptive pricing strategy which significantly reduces the costs, and with the skyrocketing price in the market for graphite and graphene, Graphjet will be a strong alternative choice to meet the growing international demand from countries such as the United States, Japan, Europe and other regions as their respective technologies initiatives require graphite and graphene for technology advancement. Graphjet also will contribute to a more decentralized supply chain for graphite and graphene, decreasing the potential effects of sanctions in order to avoid the risks of possible sanctions, tariffs, and other supply chain that can be caused by a monopolistic industry.

Graphjet believes that the at the unprecedented CAGR market growth according to numerous reputable market studies, it will be able to readily find customers given the high demand of its products.

Graphjet also believes that it will be able to expand production capacity as needed, and that there are sufficient raw materials in Malaysia for the foreseeable future.

Employees

Graphjet has 20 employees in the following departments: research and development, sales and marketing, administration, and believes its relationship with its employees is cooperative and its employees share the same goals as management to industrialize palm kernel shell-based graphite and graphene, making the products available worldwide.

As Graphjet expands, it believes it will be able to source personnel that can contribute to the technical, marketing and business development aspects of the company.

Facilities

Graphjet leases an office space in Technology Park Malaysia, Kuala Lumpur that is approximately 6,499 sq. ft. It intends to construct its first manufacturing facility in the Kuantan district of Pahang State. It estimates the cost of constructing the facility and the acquisition of the necessary equipment will be approximately $400 million. The new facility is projected to be located on 20 acres of land to accommodate the equipment and facilities required for the company to produce at a capacity of 10,000 tons of graphite and 60 tons of graphene annually by processing 30,000 tons of palm kernel waste annually at this new manufacturing facility. The land underlying the new facility has been acquire and local permission to commence construction has been secured. Currently, Graphjet believes its first production from this plant will be in the first quarter of fiscal year 2025.

Regulatory Environment

The graphene and graphite industry are governed by laws, which continue to evolve and change over time. The costs and resources necessary to comply with these laws are significant. Our profitability depends in part upon our ability, and that of our affiliated providers and independent contractors, to operate in compliance with applicable laws and to maintain all applicable licenses. To the extent any of our employees or third-party contractors engages in any misconduct or activity in violation of an applicable law, we may be subject to increased liability under the law or increased government scrutiny. If any such action is instituted against us, and we are not successful in defending ourselves or asserting our rights, such action could have a significant impact on our business, including the imposition of significant fines or other sanctions. Complying with any new legislation and regulations could be time-intensive and expensive, resulting in a material adverse effect on our business.

Legal Proceedings

From time to time, we may become a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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ENERGEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Energem’s financial condition and results of operations should be read in conjunction with Energem’s financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements.” Energem’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

We have identified the following critical accounting policies. For a more detailed discussion of Energem’s Accounting Policies, please see Note 2 to the financial statements of Energem included elsewhere in this proxy statement/prospectus.

Warrant Liability

Energem accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to Energem’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Modified Black Scholes approach which includes a Monte Carlo simulation.

Ordinary Shares Subject to Possible Redemption

Energem accounts for its Energem Ordinary Shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible Energem Ordinary Shares (including Energem Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Energem’s control) is classified as temporary equity. At all other times, Energem Ordinary Shares is classified as shareholders’ equity. Energem Ordinary Shares features certain redemption rights that are considered by Energem to be outside of Energem’s control and subject to the occurrence of uncertain future events.

Net Loss Per Ordinary Share

Energem complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. As of June 30, 2023, Energem did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Energem. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Energem’s statement of operations includes a presentation of loss per share for Energem Ordinary Shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net loss per Ordinary Shares, basic and diluted, for Energem Class A Ordinary Shares subject to possible redemption is calculated by dividing the proportionate share of loss on marketable securities held by the Energem Trust Account by the weighted average number of Energem Class A Ordinary Shares subject to possible redemption outstanding since original issuance.

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Net loss per share, basic and diluted, for non-redeemable Energem Ordinary Shares is calculated by dividing the net loss, adjusted for loss on marketable securities attributable to Energem Class A Ordinary Shares subject to possible redemption, by the weighted average number of non-redeemable Energem Ordinary Shares outstanding for the period.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires Energem’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Recent Accounting Pronouncements

Energem’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Energem’s condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06- Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with our assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s ability to Continue as a Going Concern,” we have determined that if we are unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 18, 2023, subject to six (6) one-month extensions to February 18, 2024, then we will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We plan to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 18, 2023.

Results of Operations

Energem have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2023 were organizational activities, those necessary to prepare for the IPO and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We expect to continue to generate non-operating income in the form of interest income from the Energem Trust Account. We expect to continue to incur increased expenses, as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the six months ended June 30, 2023, we had a net income of $193,375, which consists of formation and operating costs $258,576 and interest earned on marketable securities hold in the trust account of $451,951. For the six months ended June 30, 2022, we had a net loss of $72,389 which consist of formation and operating costs of $241,714 and interest earned on marketable securities hold in the trust account of $169,325. For the three months ended June 30, 2023, we had a net income of $210,137, which consists of formation and operating costs $31,653 and interest earned on marketable securities hold in the trust account of $241,790. For the three months ended June 30, 2022, we had a net loss of $12,989, which consists of formation and operating costs $170,609 and interest earned on marketable securities hold in the trust account $157,620. The interest for the three months ended and six months ended June 30, 2022 and 2023 has increased significantly due to the rise in interest rates.

For the year ended December 31, 2022, we had a net income of $53,884, which consists of formation and operating costs $1,294,712 and interest earned on marketable securities held in the trust account of $1,348,596.

Liquidity and Capital Resources

On November 18, 2021, Energem completed the Energem IPO of 10,000,000 units at a price of $10.00 per unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of the Energem IPO, Energem completed the sale of 528,075 private placement units to the Sponsor at a price of $10.00 per private placement unit, generating gross proceeds of $5,280,750.

On November 18, 2021, in connection with the exercise of the underwriters’ over-allotment option in full in the Energem IPO, Energem completed the sale of an additional 1,500,000 units at a price of $10.00 per unit, generating total gross proceeds of $15,000,000.

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Following the Energem IPO, the full exercise of the over-allotment option, and the sale of the private placement unis, a total of $116,725,000 was placed in the Energem Trust Account. Energem incurred $6,738,148 in Energem IPO related costs, including $2,300,000 of underwriting fees, and $4,025,000 of deferred underwriting fees.

As of June 30, 2023, we had available to us $8,086 of cash on our balance sheet and a working capital deficit of $1,664,841. We intend to use the funds held outside of the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. The interest income earned on the investments in the Trust Account are unavailable to fund operating expenses.

For the year ended December 31, 2022, cash used in operating activities was $667,938. Net loss of $53,884 was affected by interest earned on marketable securities held in the Energem Trust Account of $1,348,596. Changes in operating assets and liabilities used $426,585 of cash for operating activities.

As of June 30, 2023, Energem had cash and marketable securities held in the Energem Trust Account of $20,670,271 consisting of money market funds which are invested primarily in U.S. treasury securities. Interest income on the balance in the Energem Trust Account may be used by us to pay taxes. Through June 30, 2023, Energem has not withdrawn interest earned from the Energem Trust Account.

As reported on November 18, 2022 on Form 8-K, Energem Shareholders approved the Second Amended and Restated Articles of Association at the November 16, 2022, Extraordinary General Meeting, giving Energem the right to extend the date to consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination before it must cease its operations if it fails to complete such business combination, and redeem or repurchase 100% of the Energem Class A Ordinary Shares by up to nine one-month extensions to August 18, 2023 (the “Extension Date”). In connection with the approval of the new Extension Date at the Extraordinary General Meeting, holders of 9,604,519 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,138.99. Following the payment of the redemptions, the Trust Account had a balance of approximately $19,360,390.01.

Energem caused $0.045 per outstanding Class A Ordinary Share, giving effect to the redemptions disclosed above, or approximately $85,296.45 for the remaining 1,895,481 Class A Ordinary Shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

Further, as reported on December 16, 2022 on Form 8-K, Energem caused $0.045 per Class A Ordinary Share or approximately $85,296.45 for 1,895,481 Class A Ordinary Shares to be paid to the Trust Account on December 15, 2022 in advance of the December 18, 2022 due date for the second monthly extension of the Termination Date.

In addition, as reported on January 17, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on January 13, 2023 in advance of the January 18, 2023 due date for the third monthly extension of the Termination Date.

As reported on February 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on February 10, 2023 in advance of the February 18, 2023 due date for the fourth monthly extension of the Termination Date.

As reported on March 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on March 10, 2023 in advance of the March 18, 2023 due date for the fifth monthly extension of the Termination Date.

As reported on April 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on April 14, 2023 in advance of the April 18, 2023 due date for the sixth monthly extension of the Termination Date.

As reported on May 16, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,895,481 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on May 15, 2023 in advance of the May 18, 2023 due date for the seventh monthly extension of the Termination Date.

As reported on June 14, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on June 14, 2023 in advance of the June, 2023 due date for the eighth monthly extension of the Termination Date, to extend the term through July 18, 2023.

As reported on July 13, 2023 on Form 8-K, Energem caused $0.045 per outstanding share of its 1,216,932 Class A Ordinary Shares totaling $85,296.45 to be paid to the Trust Account on July 12, 2023 in advance of the July18, 2023 due date for the ninth monthly extension of the Termination Date, to extend the term through August 18, 2023.

On August 10, 2023, the Company held a duly extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from August 18, 2023 to February 18, 2024.

In connection with the first monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on August 15, 2023 in advance of the August 18, 2023 due date.

In connection with the second monthly extension of the Termination Date under the Third Amended and Restated Articles of Association, Energem caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $54,761.94 for 1,216,932 Class A ordinary shares to be paid to the Trust Account on September 14, 2023 in advance of the September 18, 2023 due date.

Energem intends to use substantially all of the funds held in the Energem Trust Account, including any amounts representing interest earned on the Energem Trust Account (less income taxes payable), to complete a business combination. To the extent that Energem’s capital shares or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Energem Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Energem’s growth strategies.

Energem intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of Energem’s officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required including to fund the extension payments to the Trust Account. As of March 31, 2023, there are $209,682 outstanding for such Working Capital Loans. If Energem completes a business combination, Energem would repay such loaned amounts. In the event that a business combination does not close, Energem may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Energem Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units.

On August 6, 2021, the Sponsor committed to provide Energem with an aggregate of $300,000 in loans. A total of $88,542 is outstanding under the promissory note and $209,682 is due under the working capital loans for a total of $298,224 due as of October 6, 2023. The loans are non-interest bearing, unsecured and will be repaid upon the consummation of an initial business combination. If Energem does not consummate an initial business combination, all amounts loaned to Energem will be forgiven except to the extent that we have funds available outside of the Energem Trust Account to repay such loans.

Excluding the commitment noted above, Energem does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if Energem’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, Energem may have insufficient funds available to operate a business prior to a business combination. Moreover, Energem may need to obtain additional financing either to complete a business combination or because Energem becomes obligated to redeem a significant number of its Energem Public Shares upon consummation of a business combination, in which case Energem may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements

Energem has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023. Energem did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Energem has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Energem does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of Energem’s executive officers a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. Energem began incurring these fees on November 18, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and its liquidation. To date, these payments have accrued but remain unpaid and owed to the Sponsor and will be paid by Energem at the Closing of the Business Combination.

The final underwriting agreement executed entitles the underwriters to a deferred fee of $0.35 per share, or $4,025,000 in the aggregate without adjustment for redemptions. The deferred fee will become payable to the underwriters from the amounts held in the Energem Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF GRAPHJET

Graphjet’s selected historical consolidated statements of operations and cash flows information for the nine months ended June 30, 2023 and 2022 and selected historical consolidated statements of operations and cash flows information for the and its selected historical consolidated balance sheet information as of June 30, 2023 and September 30, 2022 and the selected historical consolidated statements of operations and cash flows information for the years ended September 30, 2022 and 2021, and its selected historical consolidated balance sheet information as of September 30, 2022 and 2021 are derived from Graphjet’s audited financial statements included elsewhere in this proxy statement/prospectus.

Graphjet reports under U.S. GAAP. The financial statements of Graphjet Technology Sdn. Bhd. are stated in U.S. dollars ($).

The selected historical consolidated information in this section should be read in conjunction with each of Graphjet Technology Sdn. Bhd.’s financial statements and related notes and “Graphjet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Graphjet Technology Sdn. Bhd. following the Business Combination.

Statement of Profit and Loss

	Nine months ended June 30, 2023	Nine months ended June 30, 2022

Operating expenses:
General and administrative expense	$(1,410,685)	$(280,474)
Loss from operations	(1,410,685)	(280,474)
Other income (expense):
Other income	-	-
Interest expense	(18,222)	(6,685)
Other income (expense), net	-	-
Loss before income tax	(1,428,907)	(287,159)
Income tax benefit (expense)	-	-
Net loss	$(1,428,907)	$(26,754)

Statements of Financial Position

	June 30, 2023	September 30, 2022
ASSETS
Current asset
Cash	$7,527	$225,121
Prepaid expenses	208,433	77,304
Advance to a related company	100,700	127,593
Other current assets	147,931	863
Non-current assets
Intangible assets, net	5,934,397	6,258,092
Software, net	363	440
Total assets	$6,399,351	$6,689,413
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Debt	$504,426	$486,864
Accrued expenses	16,514	229,660
Payables to director	1,819,898	527,057
Payables to a shareholder for intellectual property	25,756,366	5,756,366
Total liabilities	8,097,204	6,999,937
Stockholders’ deficit
Ordinary shares ($0.2405 issue price, 2,500,100 shares authorized, issued and outstanding as of June 30, 2023 and September 30, 2022 respectively)	601,274	601,274
Accumulated deficit	(2,344,131)	(915,224)
Accumulated other comprehensive income (loss)	45,004	3,426)
Total stockholders’ deficit	(1,697,853)	(310,524)
Total liabilities and stockholders’ deficit	$6,399,351	$6,689,413

Statement of Profit and Loss

	Year ended September 30, 2022	Year ended September 30, 2021

Operating expenses:
General and administrative expense	$(901)	$(818)
Loss from operations	(901)	(818)
Other income (expense):
Other income	-	-
Interest expense	(13)	-
Other income (expense), net	-	-
Loss before income tax	(914)	(818)
Income tax benefit (expense)	-	-
Net loss	$(914)	$(818)

Statements of Financial Position

	September 30,
	2022	2021
ASSETS
Current asset
Cash	$225,121	$248
Prepaid expenses	77,304	24
Advance to a related company	127,593	-
Other current assets	863	-
Non-current assets
Intangible assets, net	6,258,092	-
Software, net	440	-
Total assets	$6,689,413	$272

Debt	$486,864	$-
Accrued expenses	229,660	250
Payables to director	527,057	215
Payables to related company	-	1,343
Total liabilities	1,243,571	1,808
Stockholders’ deficit
Ordinary shares ($0.2405 issue price, 100 shares authorized, issued and outstanding as of September 30, 2021 and 2020)	601,274	24
Accumulated deficit	(915,224)	(1,564)
Accumulated other comprehensive income (loss)	3,426	(1,536)
Total stockholders’ deficit	(310,524)	(1,536)
Total liabilities and stockholders’ deficit	$6,689,413	$272

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GRAPHJET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Graphjet’s financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and Graphjet’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Graphjet’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

Graphjet Technology Sdn. Bhd. (“Graphjet”) is the owner of the state of the art technology for the manufacture of artificial graphene and graphite use to produce critical raw materials used in a variety of industries. The technology was developed through Graphjet’s collaboration with National University of Malaysia (“UKM”) and Universiti Teknikal Malaysia Melaka (“UTEM”). Graphjet’s breakthrough technology transforms an abundant and renewable waste product, palm kernel shells, into highly valued artificial graphene and graphite. Graphjet prepared patent applications on it bio-mass processes and production methods, and it believes it is the only producer currently capable of using biomass to produce graphite and graphene in mass production scale. Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene.

Graphjet’s innovative manufacturing process controls the quality of both the graphite and the resulting graphene resulting in higher quality products than are produced using either mined graphite or artificial graphite derived from coal bases or petroleum-based production. Since Graphjet uses a widely available waste product as our source, Graphjet is able to produce our higher quality product at a significant lower cost than other graphite and graphene production methods worldwide.

Graphjet’s current primary business is to develop its palm-based artificial graphene and graphite manufacturing business with its proprietary patentable technology to utilise palm kernel shells in the process of manufacturing and production of artificial graphene (patent pending) and graphite (patented) and related application products. By applying its proprietary technology to graphene and graphite production, Graphjet can provide large-scale output to fulfill customer contracts as market demand increases. In the future, Graphjet believes that upon completion of its initial manufacturing facility, Graphjet can produce 10,000 tons of graphite and 60 tons of graphene using its processing technology from 30,000 tons of dried palm kernel shell waste annually. Palm kernel shells are generated from the production of palm seed oil. Graphjet enjoys a geographic advantage for application of its recycling technology with a readily available feedstock in-region as Malaysia is the second largest supplier of palm seed oil, and the resulting palm kernel shells, in the world.

The palm-based graphite and graphene are expected to serve as a substitute for natural and synthetic graphite and graphene to provide a more sustainable and cost-effective source of supply. Graphjet aims to leverage its patented technology in purpose to create additional value in relation to recycling initiatives of palm waste as well as to set precedence in the manufacturing and production technology of palm-based artificial graphite and graphene.

Graphjet is actively expanding its manufacturing and facilities in-house to support greater annually output of its products. Upon completion of the manufacturing plant in Kuantan, Pahang, Malaysia, Graphjet management projects the capacity for graphite and graphene are approximately 10,000 to 50,000 tons and 60 to 200 tons per annum, varies by phases. Graphjet management assumes the maximum capacity for graphite and graphene to fulfil customer contracts to increase to approximately 100,000 tons and 1,000 tons per annum, respectively. Graphjet’s business strategy is to continue developing related products and efficient manufacturing to deliver a desirable future return.

Technology and Patents

Graphjet uses its patented technology to transform a renewable waste product, palm kernel shells, to artificial graphene and artificial graphite. Graphjet prepared patent applications on it bio-mass processes and production methods, and it believes it is the only producer currently capable of using biomass to produce graphite and graphene in mass production scale. Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene. The following table summarizes Graphjet’s issued and pending patents:

Patent Application No.	Invention
PI2021002802	A PALM-BASED SYNTHETIC GRAPHITE AND THE PREPARATION METHOD THEREOF (granted on September 22, 2022
PI2022001906	A PROCESS FOR PRODUCING PALM-BASED GRAPHENE

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Graphjet uses palm kernel shell as its raw material for producing graphite and graphene, a biomass waste product that is abundant in Malaysia. The palm kernel shells are dried and crushed the to remove the water and oil to get the pure biomass form. Graphjet’s proprietary formula is used for catalyzation to prepare for the pyrolysis process. The pyrolysis process, known as thermal cracking, then takes place where the carbon content is extracted from the catalyzed palm kernel shell, producing the Palm kernel-based man-made graphite. Next, it will go through a process known as the material shaping, and followed by graphitization process to make palm kernel based composite man-made graphite. This will be Graphjet’s product which will be able to be sold to the customers or to be continued as raw material as to make palm kernel-based graphene through graphitization preparation process.

A Palm-Based Synthetic Graphite and the Preparation Method produces high quality artificial graphite in a mass production manner which to be able to meet the world demands for applications such as technology usage. Graphjet’s technology is expected to produce a strong alternative option for the market in which artificial graphite can also be made from palm kernel shell. Traditionally in the market, artificial graphite is preferred by the technology industry due to generally higher quality than mineral graphite. The artificial graphite is usually sourced from coal or petroleum coke, which is a byproduct in its respective industries, therefore susceptible to bottlenecks in the supply chain. Graphjet believes that with its disruptive technology and the sufficient supply of palm kernel shells, it will be able to solve the global demand for high quality artificial graphite as well as the supply chain issues for this particular super material.

Graphjet’s process for producing Palm-Based Graphene is a technology which will significantly reduce the cost of producing single layer graphene. With the cost advantage, Graphjet can penetrate the graphene market, wherein Graphjet will be able to produce higher quality graphene at about 80% less than the current market price (market price USD 200 – 450/g), which offers a great reduction to the current market prices. Furthermore, Graphjet can produce higher quality graphene. This will make graphene more accessible and more budget friendly for its applications and making it possible to mass produce graphene applications such as graphene related products like energy storage supercapacitors, graphene batteries and so on.

Key Relationships

Graphjet has developed its technology in collaboration with the National University of Malaysia (“UKM”) and Universiti Teknikal Melaka Malaysia (“UTEM”). This has enabled Graphjet to bring the technology to commercialization faster than many graphene applications and at a lower cost than would have been possible. Graphjet also has a collaboration with UKM for research and development. Graphjet also collaborates with UTEM for joint research and development in graphene applications in various types of batteries.

Graphjet is also planning to collaborate with the Imperial College London, Massachusetts Institute of Technology, Kwansei Gakuin University Japan, and Shibaura Institute of Technology, Tokyo for business development and for the appointment of such institutes as technology representative for Graphjet for the UK, US and Japan region respectively.

On September 13, 2022, Graphjet announced its strategic new membership in the Industrial Liaison Program (“ILP”) of Massachusetts Institute of Technology (“MIT”), an educational institution that creates and strengthens relationships between MIT and companies worldwide to harness MIT’s resources to address company’s current challenges and to anticipate future needs. Graphjet is the first ever company from Malaysia, honored to be a member of the MIT ILP. The ILP program will facilitate meetings between Graphjet and leading MIT faculty and researchers, structured as private customized executive briefings, and are designed to enhance strategic planning, examine emerging research and technology, and consider new management approaches to corporate issues.

Path Forward

Graphjet’s patent pending technology produces graphite at cost of approximately $4,500 per ton making it significantly lower cost than both natural and other sources of artificial graphite. Graphjet prepared patent applications on it bio-mass processes and production methods, and it believes it is the only producer currently capable of using biomass to produce graphite and graphene in mass production scale. Graphjet received approval of its patent application for a palm-based synthetic graphite and the preparation method thereof on September 22, 2022. In addition, Graphjet currently has a pending patent application for its process for producing palm-based graphene. Ultimately, Graphjet can sell a better graphene at a price of $15 per gram, a more than 80% savings. Further, Graphjet will be able to obtain all the raw materials it needs from local sources in Malaysia, the second largest producer of palm seed oil globally.

To date, Graphjet has not had any revenues or sales of its products. Graphjet has four letters of intent and has distributed samples of its products to multi-national companies for material acceptance yielding positive feedback for future procurement to replace their current high cost supplier. For example, on December 27, 2022, Graphjet executed its first supply agreement with Toyoda Trike Inc, which Graphjet will supply graphite and graphene in an aggregate amount of revenue of $30 million to Toyoda Trike for their carbon neutral mobility product. See Exhibit 10.11 attached hereto.

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Graphjet currently manufactures its products at a contract manufacturing facility. In the second quarter of 2024, Graphjet expects to open its first manufacturing plant in the Kuantan district of Pahang State, Malaysia with an expected annual output of 10,000 tons of graphite, 60 tons of graphene, and the processing of 30,000 tons of dried palm kernel waste. The land underlying the new facility has been acquire and local permission to commence construction has been secured. Currently, Graphjet believes its first production from this plant will be in the first quarter of fiscal year 2025.

On August 17, 2022, Graphjet received a Graphene Verified Certificate from NanoMalaysia, a government body that was established by the Government of Malaysia to foster nanotechnology and graphene industry. The certification will play a part for product quality assurance to the customers.

On August 23, 2022, Graphjet received approval for its manufacturing license from the Ministry of International Trade and Industry, Malaysia to produce palm based artificial graphite and graphene.

Components of Results of Operations

Expenses

Expenses consist of general and administrative expenses.

General and administrative expenses

General and administrative expenses consist primarily of audit, tax and secretarial fees.

Results of Operations for nine months ended June 30, 2023 and 2022

	Nine months ended June 30, (Unaudited)
	2023 USD	2022 USD
Operating Expenses:
General and Administrative Expense	$(1,410,685)	$(280,474)
Loss From Operations	(1,410,685)	(280,474)
Other Income (Expense)
Other Income	-	-
Interest Expense	(18,222)	(6,685)
Other Income (Expense), net	-	-
Loss Before Income Tax	(1,428,907)	(287,159)
Income Tax Benefit (expense)	-	-
Net Loss	$(1,428,907)	$(287,159)
Weighted Average Number of Ordinary Shares – basic	2,500,100	100
Weighted Average Number of Ordinary Shares – diluted	2,500,100	100
Loss Per Share
Basic	(0.57)	(0.11)
Diluted	(0.57)	(0.11)

General and Administrative Expense

General and administrative expense included only general and administrative expenses in both the nine months ended June 30, and 2023 and 2022 as the company currently has no sales or selling expenses. General and Administrative expenses increased from $280,474 in the nine months ended June 30, 2022 to $1,410,685 in in the nine months ended June 30, 2023, a $1,130,184, or 402.9%, increase, primarily due to an increase in a marketing event, audit fees, consulting and legal fees, plus amortization of intangible assets.

Net Loss

Net Loss for the nine months ended June 30, and 2023 and 2022 expenses increased from $287,159 in the nine months ended June 30, 2022 to $1,428,907 in the nine months ended June 30, 2023, a $1,141,748 or 397.6%, increase, primarily due to a marketing event, audit fees, consulting and legal fees, plus amortization of intangible assets.

Results of Operations for years ended September 30, 2022 and 2021

	Year Ended September 30,
	2022 USD	2021 USD
Operating Expenses:
General and Administrative Expense	$(900,630)	$(818)
Loss From Operations	(900,630)	(818)
Other Income (Expense)
Other Income	-	-
Interest Expense	(13,030)	-
Other Income (Expense), net	-	-
Loss Before Income Tax	(913,660)	(818)
Income Tax Benefit (expense)	-	-
Net Loss	$(913,660)	$(818)
Weighted Average Number of Ordinary Shares – basic	2,500,100	100
Weighted Average Number of Ordinary Shares – diluted	2,500,100	100
Loss Per Share
Basic	(0.37)	(8)
Diluted	(0.37)	(8)

General and Administrative Expense

General and administrative expense included only general and administrative expenses in both the years ended September 30, and 2022 and 2021 as the company currently has no sales or selling expenses. General and Administrative expenses increased from $818 in the year ended September 30, 2021 to $913,660 in in the year ended September 30, 2022, a $912,842, or 111,594%, increase, primarily due to an increase in a marketing event, audit fees, consulting and legal fees, plus amortization of intangible assets.

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Net Loss

Net Loss for the years ended September 30, and 2022 and 2021 expenses increased from $818 in the year ended September 30, 2021 to $913,660 in the year ended September 30, 2022, a $912,842 or 111,594%, increase, primarily due to a marketing event, audit fees, consulting and legal fees, plus amortization of intangible assets.

Liquidity and Capital Resources

We currently finance our internal operations primarily with self-funding. Our fundamental principles are to build and maintain a financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. Our liquidity requirements are primarily to fund our business operations, including capital expenditures and working capital requirements. Our primary sources of liquidity are additional capital investment and debt.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the market acceptance of our products. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us to, among other things, delay, scale back or eliminate expenses including some or all of our planned development, including the production of plant.

Graphjet’s short-term liquidity requirements are primarily linked to the business operations, including payments for operating costs, production costs, staffing expenses and marketing expenses. Graphjet’s long-term liquidity requirements are primarily linked to the expenses incurred in connection with our contract manufacturing facility and the construction of our manufacturing facility. With the successful completion of the Business Combination and the $10,000,000 PIPE Investment pursuant to the binding PIPE Investment Term Sheet, Graphjet believes it will have sufficient working capital for 9-12 months and can begin construction on its manufacturing facility. Graphjet does not believe those plans will be materially adversely affected if there are further redemptions by Energem shareholders. If additional funds are required to support our working capital requirements, construction plans, and other purposes, we may seek to raise additional funds through equity and debt financing or from other sources. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. If we raise additional funds through the issuance of equity, the percentage ownership of our equity holders could be diluted. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Graphjet is an early stage, emerging growth company and has limited operating history, lack of revenues or sales, and net losses to date. Based on Graphjet’s financial history since inception, Graphjet’s auditor has expressed substantial doubt about Graphjet’s ability to continue as a going concern. The continuation of Graphjet as a going concern is dependent upon Graphjet’s ability to operate profitably in the foreseeable future and continue to receive adequate financial support from its stockholders. These conditions indicate the existence of a material uncertainty which may cast substantial doubt on Graphjet’s ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis as the stockholders have given assurance that they will provide adequate financial support for Graphjet to settle its liabilities as and when they fall due. To date, Graphjet has funded its operations through equity investments from its current shareholders. After the Closing of the Business Combination, we intend to finance our future development activities and our working capital needs largely through successful completion of the Business Combination, and the $10,000,000 PIPE Investment pursuant to the binding PIPE Investment Term Sheet with the PIPE Investor, as described in this proxy statement/prospectus. If additional funds are required, we will seek to raise additional funds through equity and debt financing or from other sources. Because substantial doubt exists as to whether the company can continue as a going concern, it may be more difficult for the company to attract investors. Our future is dependent upon our ability to obtain financing to continue operations and attain profitable operations. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

Cash Flows for the nine months ended June, 2023 and 2022

We had cash of approximately $7,527 at June 30, 2023 compared to $225,121 at June 30, 2022. The following table summarizes our cash flow activities for the nine months ended June 30, 2023 and 2022:

	For the nine months ended June 30,
	(Unaudited)
	2023	2022
Cash Flows from Operating Activities
Net loss	$(1,428,907)	$(287,159)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	323,695	113,430
Depreciation	77	-
Foreign currency translation	41,578	(23,189)

Changes in current assets and liabilities:
Prepaid expenses	(131,129)	24
Advance to a related company	26,893	(101,898)
Other current assets	(147,068)	(933)
Interest payable as part of debt	17,572	-
Accrued expenses	(213,446)	5,403
Payable to a related company	-	(1,343)
Payable to a director	1,292,841	(215)
Net cash (used in) provided by operating activities	(217,594)	(295,880)

Cash Flows from Investing Activities
Acquisition of patents	-	(720,282)
Net cash used in investing activities	-	(720,282)

Cash Flows from Financing Activities
Proceeds from issuance of debt	-	505,525
Proceeds from issuance of common stock	-	601,250
Net cash provided by financing activities	-	1,106,775
Net (decrease) increase in cash	(217,594)	90,616
Cash at the beginning of the year	225,121	248
Cash at the end of the year	$7,527	$90,864

Operating activities

Cash used in operating activities during the nine months ended June, 2023 was approximately $(217,594). The change in operating activities is attributable to prepaid expenses, advances, accrued expenses and the payable to a director.

Cash provided by operating activities during the nine months ended June 30, 2022 was approximately $(295,880). Cash used in operations consisted primarily of payables to a related company.

Investing activities

Cash used in investing activities during the nine months ended June 30, 2023 was approximately $0.

Cash provided by investing activities during the nine months ended June 30, 2022 was $(720,282). Cash provided by investing activities primarily consisted of patent acquisitions.

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Financing activities

Cash provided by financing activities during the nine months ended June 30, 2023 was $0.

Cash provided by financing activities during the nine months ended June 30, 2022 was $1,106,775. Cash provided by financing activities primarily consisted of the issuance of debt.

Cash Flows for the Years Ended September 30, 2022 and 2021

We had cash of approximately $225,121 at September 30, 2022 compared to $248 at September 30, 2021. The following table summarizes our cash flow activities for the years ended September 30, 2022 and 2021:

	For the year ended	For the year ended
	September 30, 2022 (Audited)	September 30, 2021 (Audited)
Cash Flows from Operating Activities
Net loss	$(913,660)	$(818)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	215,796	-
Depreciation	78	-
Foreign currency translation	3,422	15

Changes in current assets and liabilities:
Prepaid expenses	(77,280)	(24)
Advance to a related company	(127,593)	-
Other current assets	(863)	-
Interest payable as part of debt	12,102	-
Accrued expenses	229,410	(506)
Payable to a related company	(1,343)	1,343
Payable to a director	526,842	-
Net cash (used in) provided by operating activities	(133,089)	10

Cash Flows from Investing Activities
Acquisition of patents	(717,522)	-
Acquisition of software	(518)	-
Net cash used in investing activities	(718,040)	-

Cash Flows from Financing Activities
Proceeds from issuance of debt	474,752	-
Proceeds from issuance of common stock	601,250	-
Net cash provided by financing activities	1,076,002	-
Net increase in cash	224,873	10
Cash at the beginning of the year	248	238
Cash at the end of the year	$225,121	$248

Operating activities

Cash used in operating activities during the year ended September 30, 2022 was approximately $133,089. The change in operating activities is attributable to prepaid expenses, advances, accrued expenses and the payable to a director.

Cash provided by operating activities during the year ended September 30, 2021 was approximately $10. Cash used in operations consisted primarily of payables to a related company.

Investing activities

Cash used in investing activities during the year ended September 30, 2022 was approximately $718,040. This consisted of the acquisition of a palm-based synthetic graphite and the preparation method thereof with the application no. PI2021002802, a palm-based synthetic graphite and the preparation method thereof with the application no. CN111892048A, a preparation system of palm-based synthetic graphite with the application no. CN111675214A and all the intellectual property rights attached thereto and the purchased the process for producing palm-based graphene.

Cash provided by investing activities during the year ended September 30, 2021 was $0.

Financing activities

Cash provided by financing activities during the year ended September 30, 2022 was $1,076,002. This consisted of proceeds from issuance of shares and debt.

Cash provided by financing activities during the year ended September 30, 2021 was $0.

Off-Balance Sheet Arrangements

During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Critical accounting policies

Graphjet prepares its consolidated financial statements in accordance with U.S. GAAP. In doing so, it has to make estimates and assumptions that affect its reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, Graphjet’s financial condition or operating results and margins would be affected. Graphjet bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. Graphjet refers to accounting estimates of this type as critical accounting policies and estimates, which is discussed further below.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.

The Business Combination between Energem and Graphjet pursuant to which (i) Energem will acquire all of the issued and outstanding Graphjet Pre-Transaction Shares from the Selling Shareholders and Graphjet will become a wholly-owned subsidiary of Energem, (ii) Energem will change its name to Graphjet Technology and (iii) each Selling Shareholder shall receive a number of Energem Class A Ordinary Shares subject to the Consideration Shares formula, which is the number of Energem Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Graphjet Pre-Transaction Shares outstanding immediately prior to the Closing, multiplied by the number of Graphjet Pre-Transaction Shares held by such Selling Shareholder.

Energem and Graphjet have different fiscal years. Energem’s fiscal year ends on December 31, whereas Graphjet’s fiscal year ends on September 30. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of Energem and the historical balance sheet of Graphjet as of June 30, 2023, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical statements of operations of Energem and Graphjet for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2022, combines the historical statements of operations of Energem and Graphjet for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical unaudited financial statements of Energem as of and for the period nine months ended June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Energem as of and for the period twelve months ended September 30, 2022, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Graphjet as of and for the period nine months ended June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Graphjet as of and for the year ended September 30, 2022, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energem” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graphjet,” and other financial information relating to Energem and Graphjet included elsewhere or incorporated by reference in this proxy statement/prospectus, including the Merger Agreement.

Because Graphjet’s fiscal year end is September 30 and Energem’s fiscal year end is December 31, in order for the comparative information as of and for the year ended September 30, 2022 to be comparable, Energem’s information was adjusted and determined based on information as of and for the year ended September 30, 2022.

Energem financial information for the year ended September 30, 2022 was determined by taking the nine months ended September 30, 2022 and adding the three months ended December 31, 2021.

Energem financial information for the nine months ended June 30, 2023 was determined by taking the three months ended December 31, 2022 and adding the six months ended June 30, 2023.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The Combined Entity believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

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Description of the Business Combination

On August 1, 2022, Energem, Graphjet and the Parties entered into the Share Purchase Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the acquisition of all of the issued and outstanding Graphjet Pre-Transaction Shares and the other Transactions contemplated thereby.

In accordance with the Share Purchase Agreement, Energem will acquire all of the issued and outstanding Graphjet Pre-Transaction Shares owned by the Selling Shareholders pursuant to the Share Purchase Agreement and the Selling Shareholders will receive the Consideration Shares in accordance with the formula set forth in the Share Purchase Agreement.

Concurrent with the Closing of the Business Combination, Graphjet will become a wholly-owned subsidiary of Energem Corp. and Energem will be renamed Graphjet Technology and trade on Nasdaq under the tickers “GTI” and “GTIW.” Upon consummation of the Business Combination, Energem Shareholders and Graphjet will become Graphjet Shareholders. The Share Purchase Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Share Purchase Agreement.

Pursuant to the existing Energem Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, Energem Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Energem stockholders approve the Business Combination. Energem’ public stockholders may elect to redeem their ordinary share for cash even if they approve the Business Combination. Energem cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash. At the Closing of the Business Combination, the Combined Entity expects to have approximately $13.4 million cash proceeds from the Trust Account, assuming there are no further redemptions. The aggregate transaction expenses of approximately $7,125,000, including the deferred underwriting commission of $4,025,000 and a six percent (6%) placement fee to EF Hutton, a division of Benchmark Investments, LLC, in the amount of $600,000 in connection with the PIPE Investment, will be paid at the Closing. In addition, prior to the Closing of the Business Combination, Energem will issue 1,000,000 Graphjet Pre-Transaction Shares to the PIPE Investor in connection with the PIPE Investment which will generate $10,000,000 for closing costs and to implement the Combined Company’s business plan. This will result in a pro forma cash of approximately $16,275,000 at Closing. If there is substantially less in the Trust Account than anticipated at the Closing of the Business Combination, then the Combined Entity expects to issue and sell Combined Entity Ordinary shares in additional PIPE proceeds, in the future as needed.

For illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of additional redemptions of Energem ordinary share:

● Assuming Minimum Additional Redemptions (“Minimum Redemption”) — This scenario assumes that no additional Energem Ordinary Shares are redeemed; and

● Assuming 50% Redemptions (“50% Redemption”) — This scenario assumes the redemption of 608,466 Energem Ordinary Shares at approximately $11.00 per share, for aggregate payment of $6,694,834 from the Trust Account; and

● Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes the further 50% redemption of the remaining 608,466 Energem Ordinary Share at approximately $11.00 per share, for aggregate payment of approximately $6,994,834 from the Trust Account.

The public stockholder redemptions are expected to be within the parameters described by the above three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. The maximum redemption amount reflects the maximum number of the Energem’s Public Shares that can be redeemed with the assumption that Energem’s M&A is amended such that Energem will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. Should the NTA Proposal not be approved, Energem would not be permitted to proceed with the Business Combination in the event of a maximum redemption. If the NTA proposal is not approved, we have identified a scenario depicting the maximum number of Energem Class A shares that may be redeemed to maintain a sufficient amount of net tangible assets after redemption for the business combination to proceed which is 415,183 and dollar amount at $11.00, which scenario utilized in its calculation Energem and Graphjet’s assets and liabilities. There is no minimum cash condition required to close the transaction under the terms of the Share Purchase Agreement. Thus, assuming the NTA proposal is approved, Energem expects the Business Combination to be consummated.

By assessing under ASC 805-10-55-12, Graphjet Shareholders will own 94.23%, 94.63% and 95.04% of the Combined Entity after minimum, 50% redemption and maximum redemption scenario respectively. There are no unusual or special voting arrangements. Therefore, the Business Combination between Energem and Graphjet under the minimum, 50% and maximum redemption scenarios is expected to be accounted for as a reverse recapitalization with Graphjet as the accounting acquirer.

169

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands, except shares and per share amounts)

			Pro Forma		Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma
			Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
			Assuming		Assuming	Assuming		Assuming	Assuming		Assuming
	Graphjet	Energem	Minimum		Minimum	50%		50%	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption	Redemption		Redemption	Redemption		Redemption
ASSETS									`
Current assets:
Cash and cash equivalents	$8	$8	$13,390	A	$18,881	(6,695)	G	12,186	(6,695)	H	5,491
			(4,025)	B
			(500)	I
			10,000	K
Prepaid expenses and other current assets	208	115	-		323	-		323	-		323
Advanced to a related party	101	-	-		101	-		101	-		101
Other current asset	148	-	-		148	-		148	-		148
Total current assets	465	123	18,865		19,453	(6,695)		12,758	(6,695)		6,063

Non-current assets:
Intangible assets, net	5,934	-	-		5,934	-		5,934	-		5,934
Software, net	-	-	-		-	-		-	-		-
Cash and marketable securities held in Trust Account	-	13,390	(13,390)	A	-	-		-	-		-
Total non-current assets	5,934	13,390	(13,390)		5,934			5,934			5,934
TOTAL ASSETS	6,399	13,513	5,475		25,387	(6,695)		18,692	(6,695)		11,997

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Debt	504	-			504			504			504
Accounts payable and accrued expenses	17	607			624			624			624
Other payables	-	200			200			200			200
Promissory Note - related party	-	89			89			89			89
Working Capital Loan	-	210			210			210			210
Extension Loan	-	682			682			682			682
Payables to director	1,820	-			1,820			1,820			1,820
Payables to related company	-	-			-			-			-
Total current liabilities	2,341	1,788	-		4,129			4,129			4,129

Non-current liabilities:
Payable to a stockholder for intellectual property	5,756	-	-		5,756			5,756			5,756
Deferred underwriting fee payable		4,025	(4,025)	B	-			-			-
Total non-current liabilities	5,756	4,025	(4,025)		5,756			5,756			5,756
Total liabilities	8,097	5,813	(4,025)		9,885			9,885	-		9,885

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Class A and Class B ordinary share subject to possible redemption	-	13,390	(13,390)	C	-			-			-
											-
Stockholders’ equity (deficit):											-
Common stock	601	-	-		601	-		601	-		601
	-
Ordinary share	-	-	14	D	14	-	G	14	-	H	14
	-	-	-	C	-	-		-	-		-
	-	-	-	K	-	-		-	-		-
Class A ordinary share	-	-	-	E	-	-		-	-		-

Class B ordinary share	-	-	-	E	-	-		-	-		-
Additional paid-in capital		-	13,390	C	17,186	(6,695)	G	10,491	(6,695)	H	3,796
			(14)	D							-
			(5,690)	F							-
			(500)	I							-
			10,000	K

Accumulated deficit	(2,344)	(5,690)	5,690	F	(2,344)			(2,344)			(2,344)
Accumulated other comprehensive income	45	-	-		45			45			45
Total shareholders’ equity (deficit)	(1,698)	(5,690)	22,890		15,502	(6,695)		8,807	(6,695)		2,112
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	6,399	13,513	5,475		25,387	(6,695)		18,692	(6,695)		11,997

170

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30 2023

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
			Adjustments		Combined
			Assuming		Assuming
			Minimum, 50% and		Minimum, 50% and
	Graphjet	Energem	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption
Revenues	$-	$-	$-		$-
Cost of revenue	-	-	-		-
Gross profit	-	-	-		-

Operating costs and expenses:
General and administrative expenses	1,411	1,009	500	AA	2,920
Total operating costs and expenses	1,411	1,009	500		2,920
Loss from operations	(1,411)	(1,009)	(500)		(2,920)

Other income (expense):
Interest expense	(18)	-	-		(18)
Other income (expense)	-	-	-		-
Interest earned on marketable securities hold in trust account	-	1,104	(1,104)	BB	-
Total other income (expense)	(18)	1,104	(1,104)		(18)
Net income (loss) before income tax provision	(1,429)	95	(1,604)		(2,938)
Income tax provision	-	-	-		-
Net income (loss)	(1,429)	95	(1,604)		(2,938)

			Assuming	Assuming	Assuming
	Graphjet	Energem	Minimum	50%	Maximum
	(Historical)	(Historical)	Redemption	Redemption	Redemption
Weighted average shares outstanding - Ordinary shares	2,500,100	-	-	-	-
Basic and diluted net loss per share - Ordinary shares	-0.57	-	-	-	-
Weighted average shares outstanding - Class A and Class B ordinary share subject to redemption	-	-	145,380,007	144,771,541	144,163,075
Basic and diluted net income per share - Class A and Class B ordinary shares subject to redemption	-	-	-0.02	-0.02	-0.02
Weighted average shares outstanding - Class A and Class B non-redeemable ordinary shares	-	3,403,075	-	-	-
Basic and diluted net income per share - Class A and Class B non-redeemable ordinary shares	-	0.06	-	-	-

AA	Transaction costs

BB	Elimination of interest earned in the trust

171

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
			Adjustments		Combined
			Assuming		Assuming
			Minimum, 50% and		Minimum, 50% and
	Graphjet	Energem	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption
Revenues	$-	$-	$-		$-
Cost of revenue	-	-	-		-
Gross profit	-	-	-		-

Operating costs and expenses:
General and administrative expenses	901	842	3,300	AA	5,043
Total operating costs and expenses	901	842	3,300		5,043
Loss from operations	(901)	(842)	(3,300)		(5,043)

Other income (expense):
Interest expense	(13)	-	-		(13)
Other income (expense)	-	-	-		-
Interest earned on marketable securities hold in trust account	-	698	(698	)BB	-
Total other income (expense)	(13)	698	(698)		(13)
Net income (loss) before income tax provision	(914)	(144)	(3,998)		(5,056)
Income tax provision	-				-
Net income (loss)	(914)	(144)	(3,998)		(5,056)

			Assuming	Assuming	Assuming
	Graphjet	Energem	Minimum	50%	Maximum
	(Historical)	(Historical)	Redemption	Redemption	Redemption
Weighted average shares outstanding - Ordinary shares	2,500,100	-	-	-	-
Basic and diluted net loss per share - Ordinary shares	-0.37	-	-	-	-
Weighted average shares outstanding - Class A and Class B ordinary share subject to redemption	-	-	146,380,007	144,771,541	144,163,075
Basic and diluted net income per share - Class A and Class B ordinary shares subject to redemption	-	-	-0.03	-0.03	-0.03
Weighted average shares outstanding - Class A and Class B non-redeemable ordinary shares	-	3,403,075	-	-	-
Basic and diluted net income per share – Class A and Class B non-redeemable ordinary shares	-	-0.04	-	-	-

172

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Merger

On August 1, 2022, the Company, entered into a share purchase agreement (the “Share Purchase Agreement”) with Graphjet Technology Sdn. Bhd., a Malaysian private limited company, Swee Guan Hoo, in his capacity as the representative for the shareholders of Energem after the closing of the sale and purchase of the Graphjet Shares (the “Closing”) for Energem’s shareholders (the “Purchaser Representative”), the individuals listed on the signature page of the Share Purchase Agreement under the heading “Selling Shareholders” (each, a “Selling Shareholder” and together, the “Selling Shareholders”), and Lee Ping Wei solely in his capacity as representative for the Selling Shareholders (the “Shareholder Representative”).

Pursuant to the Share Purchase Agreement, subject to the terms and conditions therein, Energem will purchase 100% of the issued and outstanding shares of Graphjet for Graphjet Class A Ordinary Shares (the “Consideration Shares”) such that Graphjet will become a wholly-owned subsidiary of Energem (the “Business Combination”). The Share Purchase Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Share Purchase Agreement.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Energem and Graphjet include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of the Combined Entity upon consummation of the transactions described herein.

The Business Combination between Energem and Graphjet under the minimum, 50% and maximum redemption scenarios is expected to be accounted for as a reverse recapitalization with Graphjet as the accounting acquirer.

The unaudited pro forma condensed combined financial information has been prepared using the Minimum Redemption, 50% Redemption and Maximum Redemption scenarios with respect to the potential redemption of Public Shares into cash. The public stockholder redemptions are expected to be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the Companies’ incurred losses during the historical period presented.

Because Graphjet’s fiscal year end is September 30 and Energem’s fiscal year end is December 31, in order for the comparative information as of and for the year ended September 30, 2022 to be comparable, Energem’s information was adjusted and determined based on information as of and for the year ended September 30, 2022. For investors to easily reconcile the disclosures in the proforma, Energem’s proforma Statement of Operations for the year ended September 30, 2022 and for the nine months ended June 30, 2023 have been reconciled in tabular as below:

Energem financial information for the year ended September 30, 2022 was determined by taking the nine months ended September 30, 2022 and adding the three months ended December 31, 2021.

	Energem	Energem
	for the period from October 1, 2021 to	for the period from January 1, 2022 to	Energem for the 12 months ended
	December 31, 2021	September 30, 2022	September 30, 2022
Revenues	-	-	-
Cost of revenue	-	-	-
Gross profit	-	-	-

Operating costs and expenses:
General and administrative expenses	298	544	842
Total operating costs and expenses	298	544	842
Loss from operations	(298)	(544)	(842)

Other income (expense):
Other income (expense)	-	-	-
Interest earned on marketable securities hold in trust account	2	696	698
Total other income (expense)	2	696	698
Net income (loss) before income tax provision	(296)	152	(144)
Income tax provision	-	-	-
Net income (loss)	(296)	152	(144)

Energem financial information for the nine months ended June 30, 2023 was determined by taking the three months ended December 31, 2022 and adding the six months ended June 30, 2023.

	Energem for the period from October 1, 2022 to December 31, 2022	Energem for the period from January 1, 2023 to June 30, 2023	Energem for the nine months ended June 30, 2023
Revenues	-	-	-
Cost of revenue	-	-	-
Gross profit	-	-	-

Operating costs and expenses:
General and administrative expenses	750	259	1,009
Total operating costs and expenses	750	259	1,009
Loss from operations	(750)	(259)	(1,009)

Other income (expense):
Other income (expense)	-	-	-
Interest earned on marketable securities hold in trust account	652	452	1,104
Total other income (expense)	652	452	1,104
Net income (loss) before income tax provision	(98)	193	95
Income tax provision	-	-	-
Net income (loss)	(98)	193	95

Note 3 — Transaction Accounting Adjustments to the Energem and Graphjet Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(A)	Reflects the reclassification of $13.39 million of cash and cash equivalents held in the Trust Account at the balance sheet date after the further redemption of $7.47 million cash on August 10, 2023 that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

173

(B)	Reflects the payment of $4.0 million of deferred underwriters’ fees. The fees were paid at the Closing out of the trust account.

(C)	Reflects the reclassification of approximately $13.39 million of Class A ordinary shares subject to possible redemption to permanent equity.

(D)	Represents the issuance of 138 million shares of the post-combination company’s Class A ordinary share to Graphjet equity holders as consideration for the reverse recapitalization.

(E)	Reflects the conversion of Class B ordinary shares held by the initial shareholders to Class A ordinary shares.

(F)	Reflects the reclassification of Energem’s historical accumulated deficit

(G)	Reflects the 50% redemption of 0.61 million shares for $6.70 million based on available cash.

(H)	Reflect the redemption of 50% remaining 0.61 million shares for $6.70 million available cash.

(I)	Represents transaction costs totaling $0.5 million.

Total estimated	$3.8 million
Total incurred through 06.30.23	$3.3 million
Net	$0.5 million

(J) Issued and outstanding shares for each class of ordinary shares and preferred shares as of March 31, 2023 on a historical basis and on a pro forma basis are as follows:

	Historical		Proforma (Assuming No Redemption)				Proforma (Assuming 50% Redemption)				Proforma (Assuming Maximum Redemption)
	Issue and Outstanding		Issued		Outstanding		Issued		Outstanding		Issued		Outstanding
	Graphjet	Energem
Preferred Shares	-	-	-		-		-		-		-		-
Ordinary Shares
Energem Public Shareholders(1)	-	1,216,932	1,216,932		1,216,932		608,466		608,466		-		-
Existing Graphjet Shareholders	2,500,100	-	137,000,000	(2)	137,000,000	(2)	137,000,000	(2)	137,000,000	(2)	137,000,000	(2)	137,000,000	(2)
Energem Class A Ordinary Shares (Private Placement)(3)		528,075	528,075		528,075		528,075		528,075		528,075		528,075
Energem Class A Converted Ordinary Shares(4)	-	2,875,000	2,875,000		2,875,000		2,875,000		2,875,000		2,875,000		2,875,000
PIPE Investor Shares(6)		-	-		1,000,000		-		1,000,000		-		1,000,000
FA Shares(5)		-	-		2,760,000		-		2,760,000		-		2,760,000
Total Ordinary Shares (7)	2,500,100	4,620,007	141,620,007		145,380,007		141,011,541		144,771,541		140,403,075		144,163,075

(1)	Represents the shares held by Energem public shareholders after giving effect to the redemption of the Class A ordinary shares pursuant to the three scenarios.
(2)	Represents the issuance of 138 million shares of the post-combination company’s Class A ordinary shares to Graphjet equity holders as consideration for the reverse recapitalization less the 1,000,000 issued to the PIPE Investor.
(3)	Represents the private placement shares hold by Energem.
(4)	Represents the Class A ordinary shares held by the initial sponsors of Energem upon the one-for-one conversion of the founder shares into Class A ordinary shares immediately prior to the consummation of the Business Combination.
(5)	Represents the FA shares.
(6)	Represents the 1,000,000 PIPE Investment shares.
(7)	The share amounts reported in the table excludes public warrants, placement warrants, and any issuances other the equity incentive plan, which represents 11,500,000 warrants, 528,075 warrants, and 10% of total outstanding shares, respectively. As of the date of this proxy statement/prospectus, there have been no options granted under the equity incentive plan.

(K) Reflects the $10 million PIPE Investment.

Note 4 - Transaction Accounting Adjustments to the Energem and Graphjet Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2023:

(AA) Reflects the transaction costs. See Note 3 adjustment (I)

(BB) Reflects the elimination of interest earned in the trust

Note 5 - Transaction Accounting Adjustments to the Energem and Graphjet Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2022:

(AA) Reflects the transaction costs. See Note 3 adjustment (I)

(BB) Reflects the elimination of interest earned in the trust

Note 6 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2021. As the Business Combination are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Our calculations include all possible dilutive shares in the historical and pro forma net loss per share.

174

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the three months ended June 30, 2023:

				33.33% of	50% of	66.67% of
	Graphjet	Energem	Minimum	Maximum	Maximum	Maximum	Maximum
	Historical	Historical	Redemption	Redemption	Redemption	Redemption	Redemption
June 30, 2023
Weighted average shares outstanding - Ordinary shares	2,500,100	-	-	-	-	-	-
Basic and diluted net income per share - Ordinary shares	-0.57	-	-	-	-	-	-
Weighted average shares outstanding - Class A and Class B ordinary share subject to redemption	-	-	145,380,007	144,974,363	144,771,541	144,568,719	144,163,075
Basic and diluted net income per share - Class A and Class B ordinary shares subject to redemption	-	-	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Weighted average shares outstanding - Class A and Class B non-redeemable ordinary shares	-	3,403,075	-	-	-	-	-
Basic and diluted net income per share - Class A and Class B non-redeemable ordinary shares		0.06	-	-	-	-	-

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the year ended September 30, 2022:

				33.33% of	50% of	66.67% of
	Graphjet	Energem	Minimum	Maximum	Maximum	Maximum	Maximum
	Historical	Historical	Redemption	Redemption	Redemption	Redemption	Redemption
September 30,2022
Weighted average shares outstanding - Ordinary shares	2,500,100	-	-	-	-	-	-
Basic and diluted net income per Ordinary share	-0.37	-	-	-	-	-	-
Weighted average shares outstanding - Class A and Class B ordinary share subject to redemption	-	-	145,380,007	144,974,363	144,771,541	144,568,719	144,163,075
Basic and diluted net income per share - Class A and Class B ordinary shares subject to redemption	-	-	(0.03)	(0.03)	(0.03)	(0.03)	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable ordinary shares	-	3,403,075	-	-	-	-	-
Basic and diluted net income per share - Class A and Class B non-redeemable ordinary shares		-0.04	-	-	-	-	-

175

SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, Combined Entity shareholders will be entitled to attend and participate in the Combined Entity’s annual general meetings of shareholders. The Combined Entity will provide notice of the date on which its annual general meeting will be held in accordance with the Amended M&A and the Companies Act.

APPRAISAL RIGHTS

Energem Shareholders and holders of Energem Warrants do not have appraisal rights in connection with the Business Combination under Cayman Islands law.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Energem Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Energem Corp., Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South 59200 Wilayah Persekutuan Kuala Lumpur, Malaysia. Following the Business Combination, such communications should be sent in care of Graphjet, is No L4-E-8 Enterprise 4 Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur, Malaysia. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Rimon P.C. represented Energem in connection with the Business Combination and the Transactions contemplated in the Share Purchase Agreement as well as in the preparation of this proxy statement/prospectus.

Rimon P.C. is delivering the legality opinion contained in Exhibit 5.1 and the tax opinion contained in Exhibit 8.1.

Nelson Mullins Riley & Scarborough LLP, Washington, DC, represented Graphjet in connection with the Transaction and the assistance with the preparation of this proxy statement/prospectus.

Messrs. Ong, Ric & Partners, Kuala Lumpur, Malaysia represented Energem in connection with the preparation of this proxy statement/prospectus with respect to certain Malaysia law matters. Certain Malaysia legal matters will be passed upon for Graphjet by its local counsel in Malaysia, Messrs. Darryl, Edward & Co, Kuala Lumpur, Malaysia.

The validity of the Energem Class A Ordinary Shares to be issued in connection with the Business Combination and the SPA and registered pursuant to the registration statement of which this proxy statement/prospectus forms a part of will be passed upon, as to matters of Cayman Islands law, by Ogier (Cayman) LLP.

EXPERTS

The financial statements of Graphjet Technology Sdn. Bhd. as of September 30, 2022 and 2021 have been included in this proxy statement/prospectus in reliance upon the report of Adeptus Partners LLC (“Adeptus”), independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

Adeptus audited the consolidated financial statements of Graphjet Technology Sdn. Bhd. for the years ended September 30, 2022 and 2021 and were in compliance with the independence requirements of the Financial Reporting Council’s (“FRC”) Ethical Standard and the International Ethics Standards Board for Accountants’ Code of Ethics (“IESBA”)) for such periods and when the respective audit reports included in this proxy statement/prospectus were issued.

Energem Corp.’s balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period of August 6, 2021 (inception) to December 31, 2021 appearing in this proxy statement/prospectus have been audited by Adeptus Partners LLC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

176

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Energem and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Energem’s proxy statement. Upon written or oral request, Energem will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Energem delivers single copies of such document in the future. Shareholders may notify Energem of their requests by calling or writing Energem at its principal executive office on Telephone: + (60) 3270 47622 or Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South 59200 Wilayah Persekutuan Kuala Lumpur, Malaysia.

ENFORCEABILITY OF CIVIL LIABILITY

Energem is a company organized under the laws of the Cayman islands. Accordingly, you may have difficulty serving legal process within the United States upon Graphjet. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Graphjet in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that Cayman Islands courts would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

However, Energem may be served with process in the United States with respect to actions against Energem arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Energem t’s securities by serving Energem’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Energem has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Energem files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Energem at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

59200 Wilayah Persekutuan Kuala Lumpur, Malaysia

Telephone: + (60) 3270 47622

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary General Meeting, or no later than [_______], 2023.

All information contained in this proxy statement/prospectus relating to Graphjet has been supplied by Graphjet, and all such information relating to Energem has been supplied by Energem. Information provided by one another does not constitute any representation, estimate or projection of the other.

177

ENERGEM CORP.

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 and

DECEMBER 31, 2021

UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2023 AND FOR DECEMBER 31, 2022

GRAPHJET TECHNOLOGY SDN. BHD.

(FORMERLY KNOWN AS ZHONGHE GRAPHENE SDN. BHD.)

(Incorporated in Malaysia)

UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2023 AND JUNE 30, 2022

GRAPHJET TECHNOLOGY SDN. BHD.

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2022 AND SEPTEMBER 30, 2021

F-1

ENERGEM CORP.

DECEMBER 31, 2022 and DECEMBER, 2021

FINANCIAL STATEMENTS

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Energem Corp. Opinion on the Financial Statements:

We have audited the accompanying balance sheets of Energem Corp. (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2022 and the period of August 6, 2021 (inception) to December 31, 2021, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period of August 6, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Adeptus Partners, LLC

We have served as the Company’s auditor since 2021.

Ocean, New Jersey
April 24, 2023

PCAOB ID: 3686

F-3

ENERGEM CORP.

BALANCE SHEET

	December 31,	December 31,
	2022	2021
	(Audited)	(Audited)
ASSETS
Current Assets-Cash	$47,789	$715,727
Prepaid expenses	143,055	7,505
Other Receivables	170,594
Total Current Asset	361,438	723,232

Cash and marketable securities held in the trust	19,535,946	116,726,349
Total assets	$19,897,384	$117,449,581

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$686,195	$43,871
Other payables	140,000	20,000
Promissory Note – related party	88,542	88,542
Extension Loan	170,594
Total Current liabilities	1,085,331	152,413

Deferred Underwriting Commission	4,025,000	4,025,000
Total liabilities	5,110,331	4,177,413

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 1,895,481 shares (at $10.31 per share) 11,500,000 shares (at $10.15 per share) as of December 31, 2022 and December 31, 2021 respectively	19,706,540	116,725,000
Shareholders’ Deficit
Preferred share, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 528,075 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption)	53	53
Class B ordinary shares, par value $0.0001; 20,000,000 shares authorized; 2,875,000 issued and outstanding	288	288
Additional paid in capital	-	-
Accumulated deficit	(4,919,828)	(3,453,173)
Total shareholders’ deficit	(4,919,487)	(3,452,832)
Total liabilities and shareholders’ deficit	$19,897,384	$117,449,581

The accompanying notes are an integral part of these audited financial statements.

F-4

Energem CORP.

STATEMENT OF OPERATIONS

	For the Year Ended	For the Period From August 6, 2021 (Inception) Through
	December 31, 2022	December 31, 2021
	(Audited)	(Audited)
Formation and Operating costs	$1,294,712	$309,298
Loss from operation	(1,294,712)	(309,298)

Other Income
Interest earned on marketable securities hold in the trust account	1,348,596	1,349
Net Income (Loss)	$53,884	$(307,949)

Weighted average shares outstanding, basic and diluted	3,403,075	3,000,454
Basic and diluted net income (loss) per common share	$0.02	$(0.10)

The accompanying notes are an integral part of these audited financial statements.

F-5

ENERGEM CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary shares		Class B Ordinary shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares(1)	Amount	Capital	Deficit	Deficit

Balance – August 6, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B Ordinary shares to Sponsor		-	2,875,000	288	24,712	-	25,000
Sale of IPO Units	11,500,000	1,150			114,998,850		115,000,000
Sale of Private Placement Units	528,075	53			5,280,697		5,280,750
Transaction and Underwriting cost					(6,738,148)		(6,738,148)
Class A Ordinary share subject to redemption	(11,500,000)	(1,150)			(116,723,850)		(116,725,000)
Promissory Note reallocation					12,514		12,514
Accretion APIC deficit					3,145,224	(3,145,224)	-
Net loss	-	-	-	-	-	(307,949)	(307,949)
Balance - December 31, 2021	528,075	$53	2,875,000	$288	$-	$(3,453,173)	$(3,452,832)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance – January 1, 2022 (Audited)	528,075	$53	2,875,000	$288	$-	$(3,453,173)	$(3,452,832)
Net loss	-	-	-	-	-	(59,400)	(59,400)
Balance – March 31, 2022 (Unaudited)	528,075	$53	2,875,000	$288	$-	$(3,512,573)	$(3,512,232)
Net loss	-	-	-	-	-	(12,989)	(12,989)
Balance – June 30, 2022 (Unaudited)	528,075	$53	2,875,000	288	-	$(3,525,562)	(3,525,221)
Re-measurement for ordinary share to redemption amount	-	-	-	-	-	(697,259)	(697,259)
Net Income	-	-	-	-	-	224,556	224,556
Balance – September 30, 2022 (Unaudited)	528,075	53	2,875,000	288	-	$(3,998,535)	(3,998,194)
Re-measurement for ordinary share to redemption amount	-	-	-	-	-	(652,417)	(652,417)
Additional amount deposited into Trust ($0.045 per outstanding Class A Ordinary Shares)						(170,594)	(170,594)
Net Loss	-	-	-	-	-	(98,282)	(98,282)
Balance – December 31, 2022	528,075	53	2,875,000	288	-	(4,919,828)	(4,919,487)

The accompanying notes are an integral part of these audited financial statements.

F-6

ENERGEM CORP.

STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2022 (Audited)	For the Period from August 6, 2021 (Inception) through December 31, 2021 (Audited)
Cash flows from operating activities:
Net Income (Loss)	$53,884	(307,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income from Trust Account	(1,348,596)	(1,349)
Changes in operating assets and liabilities:
Accounts payable	-	11,579
Prepaid expenses	(135,550)	(7,505)
Accrued expenses	642,324	43,871
Other payables	120,000	20,000
Net cash used in operating activities	(667,938)	(241,353)

Cash flows from investing activities:
Investment of Cash in Trust Account	-	(116,725,000)
Net cash used in investing activities	-	(116,725,000)

Cash flows from financing activities:
Proceeds from issuance of Class B ordinary shares to Sponsor		25,000
Payment of Offering Costs		(303,020)
Proceeds from the sale of Units, net of underwriting discount paid		112,725,000
Proceeds from sale of Private Placement Units		5,280,750
Payment of promissory note to related party		(22,197)
Payment of Accrued expenses		(23,453)
Net cash provided by financing activities	-	117,682,080

Net change in cash	(667,938)	715,727
Cash at the beginning of the period	715,727	-
Cash at the end of the period	$47,789	715,727

Supplemental disclosure of non-cash financing activities:
Deferred underwriting fee payable	$4,025,000	4,025,000
Value of Class A ordinary shares subject to redemption	$19,535,946	116,725,000
Extension loan receivable	170,594

The accompanying notes are an integral part of these audited financial statements.

F-7

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Energem Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on August 6, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). While the Company may pursue a business combination target in any business or industry, it intends to focus on opportunities across the oil and gas and other potential renewable energy business, as well as other adjacent services, industrials and technologies, while remaining opportunistic across the energy value chain, including select opportunities within the traditional power generation and energy production verticals, which complements the expertise of its management team.

The Financing

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from August 6, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Energem LLC, a Cayman Island limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2021. On November 16, 2021, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, and incurring offering costs of $8,304,871, of which $4,025,000 was for deferred underwriting commissions (see Note 6) at the Initial Public Offering closing occurring on November 18, 2021. The Company granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the Initial Public Offering price to cover over-allotments.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 475,575 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,755,750 (the “Private Placement”) (see Note 4).

On November 18, 2021, the underwriters purchased an additional 1,500,000 Units pursuant to the exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $15,000,000. Also, in connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 52,500 Placement Units at a purchase price of $10.00 per unit generating total Private Placement proceeds of $5,280,750.

A total of $116,725,000, comprised of the proceeds from the IPO and the proceeds of private placements that closed on November 18, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s shareholders, as described below.

Following the closing of the Initial Public Offering, $1,002,730 of cash was held outside of the Trust Account available for working capital purposes. As of December 31, 2022, we have available to us $47,789 of cash on our balance sheet and a working capital deficit of $723,893.

F-8

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (Continued)

Trust Account

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds of the Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Shareholder Approval

If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its founder shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The holders of the founder shares have agreed (a) to waive their redemption rights with respect to the founder shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

F-9

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Share Purchase Agreement

On August 1, 2022, the Company, entered into a share purchase agreement (the “Share Purchase Agreement”) with Graphjet Technology Sdn. Bhd., a Malaysian private limited company, Swee Guan Hoo, in his capacity as the representative for the shareholders of Energem after the closing of the sale and purchase of the Graphjet Shares (the “Closing”) for Energem’s shareholders (the “Purchaser Representative”), the individuals listed on the signature page of the Share Purchase Agreement under the heading “Selling Shareholders” (each, a “Selling Shareholder” and together, the “Selling Shareholders”), and Lee Ping Wei solely in his capacity as representative for the Selling Shareholders (the “Shareholder Representative”).

Pursuant to the Share Purchase Agreement, subject to the terms and conditions therein, Energem will purchase 100% of the issued and outstanding shares of Graphjet for Graphjet Class A Ordinary Shares (the “Consideration Shares”) such that Graphjet will become a wholly-owned subsidiary of Energem (the “Business Combination”). The Share Purchase Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Share Purchase Agreement.

Graphjet converts palm kernel shells to essential raw materials such as graphene and graphite used to produce batteries in the electric vehicle space among other products. The aggregate value of the Consideration Shares to be paid pursuant to the Share Purchase Agreement to the Selling Shareholders, as of immediately prior to the Closing, for the purchase of all issued and outstanding Graphjet Shares, shall be that number of Energem Class A Ordinary Shares equal to (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which $30,000 (i.e., the target net working capital amount) exceeds the Net Working Capital Amount (but not less than zero) (as defined in the Share Purchase Agreement), minus (iii) the Closing Net Indebtedness amount (as defined in the Share Purchase Agreement), minus (iv) the amount of any Transaction Expenses (as defined in the Share Purchase Agreement), divided by ten dollars ($10.00).

Each Selling Shareholder shall receive a number of Energem Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Graphjet Shares outstanding immediately prior to the Closing, multiplied by the number of Graphjet Shares held by such Selling Shareholder (the “Conversion Ratio”). The total consideration payable to the Selling Shareholders in accordance with the Share Purchase Agreement is also referred to herein as the “Transaction Consideration”.

Charter Amendment and Termination Date

On November 16, 2022, the Company held a duly convened extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account (the “Trust Account”) established in connection with the IPO if the Company has not completed its initial business combination, from November 18, 2022 to August 18, 2023.

The shareholders of the Company approved the Second Amended and Restated Memorandum and Articles of Association of the Company at the November 16, 2022, Extraordinary General Meeting, giving the Company the right to extend the date by which the Company must (i) consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s IPO that closed on November 18, 2021 from November 18, 2022 (the “Termination Date”) by up to nine (9) one-month extensions to August 18, 2023 (the “Extension Amendment Proposal”).

In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at the Extraordinary General Meeting, holders of 9,604,519 Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,139. Following the payment of the redemptions, the Trust Account had a balance of approximately $19,535,946 as of December 31, 2022. As of March 23, 2023, following the receipt of extension payments and interest, the Trust Account had a balance of approximately of $20,011,014.13.

The holders of the founder shares have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of founder shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

F-10

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (Continued)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $47,789 of cash in its operating bank account. The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder shares (as defined in Note 4). After the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with our assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s ability to Continue as a Going Concern,” we have determined that if we are unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 18, 2023, then we will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We plan to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after August 18, 2023.

F-11

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (Continued)

Basis of Presentation

The accompanying audited financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Our fiscal year ends on December 31 of each year as does our reporting year.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022.

Marketable Securities Held in Trust Account

As of December 31, 2022, substantially all of the assets held in the Trust Account were held in government securities (United States Treasury Bills). As of December 31, 2022, the balance in the Trust Account was $116,726,349.

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Offering. Should the Proposed Offering have proved to be unsuccessful, these deferred costs, as well as additional expenses incurred, would have been charged to operations.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2022, and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero from inception to December 31, 2022.

F-12

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (Continued)

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock subject to forfeiture. As of December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. On December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-13

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 3 —Public Offering

On November 16, 2021, the Company consummated the IPO of 10,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share, $0.0001 par value per share (the “Class A Ordinary Shares”), and one warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000.

Pursuant to the Initial Public Offering and full exercise underwriter’s overallotment option, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one ordinary share at an exercise price of $11.50 per whole share.

All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated memorandum and articles of association.

Note 4 — Private Placement

Simultaneously with the Initial Public Offering and full exercise underwriter’s overallotment option, the Sponsor purchased an aggregate of 528,075 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $5,280,750.

A total of $116,725,000, comprised of the $111,444,250 of the net proceeds from the IPO (which amount includes $4,025,000 of the underwriters’ deferred discount) and a portion of the $5,280,750 proceeds of the sale of the Private Placement Units, was placed in a U.S.-based trust account, maintained by Continental Stock Transfer & Trust Company, acting as trustee, on November 18, 2021. The Placement Units are identical to the Units sold in the Proposed Offering, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants underlying the Placement Units will expire worthless.

Note 5 — Related Party Transactions

Class B Ordinary Shares (Founder Shares)

On August 16, 2021, the Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000. The number of founder shares equaled, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On September 7, 2021, the Sponsor transferred 5,000 ordinary shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of Li Sin Tan, our former independent director, Kok Seong Wong and Chong Kwang Fock. Following Ms. Tan’s resignation, the 2,500 ordinary shares were assigned to Ms. Doris Wong Sing Ee, leaving 2,862,500 founder shares held by our Sponsor.

The initial shareholders have agreed not to transfer, assign or sell any of the Class B ordinary shares (except to certain permitted transferees) until, with respect to 50% of the Class B ordinary shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B ordinary shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On August 6, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Proposed Offering. The note is non-interest bearing and payable on the earlier of (i) December 31, 2021, or (ii) the consummation of the Proposed Offering. As of December 31, 2022, the Company had borrowed $88,542 under the promissory note with our sponsor.

Related Party Loans

To finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors prior to, or in connection with any services rendered to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

F-14

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (Continued)

Administrative Support Agreement

Commencing on the date of the prospectus and until completion of the Company’s Business Combination or liquidation, the Company may reimburse Energem LLC, the Sponsor, up to an amount of $10,000 per month for office space, secretarial and administrative support.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the insider shares and Placement Units that may be issued upon conversion of Working Capital Loans (and any Ordinary Shares issuable upon the exercise of the Placement Units or units issued upon conversion of the Working Capital Loans and upon conversion of the Insider shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The aforementioned option was exercised on November 18, 2021.

The underwriter was paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $2,300,000. In addition, the underwriter is entitled to a deferred fee of three point five percent (3.50%) of the gross proceeds of the Initial Public Offering, or $4,025,000. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

F-15

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 7 – Shareholders’ Equity

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. On December 31, 2022, and December 31, 2021 there were no preferred shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On December 31, 2022, and December 31, 2021, there were 528,075 Class A ordinary shares issued and outstanding excluding 1,895,481 and 11,500,000 Class A ordinary shares subject to possible redemption respectively.

Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. On August 16, 2021, the Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. On September 7, 2021, our sponsor assigned 5,000 ordinary shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of Li Sin Tan, our former independent director, Kok Seong Wong and Chong Kwang Fock. Following Ms. Tan’s resignation, the 2,500 ordinary shares were assigned to Ms. Doris Wong Sing Ee.

On December 31, 2022, and December 31, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding, so that the Initial Shareholders will own at least 20% of the issued and outstanding shares after the Proposed Offering (assuming the Initial Shareholders do not purchase any Public Shares in the Proposed Offering and excluding the Placement Units). Class B ordinary shares will automatically convert into Class A ordinary shares at the time of our initial Business Combination on a one-for-one basis.

Warrants — Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Proposed Offering. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

F-16

ENERGEM CORP.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 7 – Shareholders’ Equity (Continued)

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that so long as the Placement Warrants are held by our sponsor or its permitted transferees, (i) the Placement Warrants will not be redeemable by us, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our sponsor until 30 days after the completion of our initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) the holders thereof (including with respect to Class A ordinary shares issuable upon exercise of such warrants) are entitled to registration rights.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period, subject to extension, as provided in our registration statement, and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

As of December 31, 2022, the total number of warrants issued and outstanding is 11,249,740.

Note 8 – Subsequent Events

On November 16, 2022, the Company held an annual meeting via an Extraordinary General Meeting at which the shareholders cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from November 18, 2022, to August 18, 2023.

At the Extraordinary General Meeting, the shareholders of the Company approved the Second Amended and Restated Memorandum and Articles of Association of the Company giving the Company the right to extend the date by which the Company must (i) consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses, (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s IPO that closed on November 18, 2021 from November 18, 2022 by up to nine (9) one-month extensions to August 18, 2023.

In connection with approval of the Extension Amendment Proposal and the Trust Amendment Proposal, the Company caused $0.045 per outstanding share of the Company’s Class A ordinary shares, giving effect to the redemptions disclosed above, or approximately $85,297 for the remaining 1,895,481 Class A ordinary shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

In connection with the second monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of the Company’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on December 15, 2022, in advance of the December 17, 2022 due date for the second monthly extension of the Termination Date.

In connection with the third monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on January 13, 2023, in advance of the January 18, 2023 due date.

In connection with the fourth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on February 10, 2023, in advance of the February 18, 2023 due date.

In connection with the fifth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on March 10, 2023, in advance of the March 18, 2023 due date to extend the period to consummate the period to complete a business combination to April 18, 2023.

F-17

JUNE 30, 2023 and DECEMBER 31, 2022

UNAUDITED FINANCIAL STATEMENTS

ENERGEM CORP.

BALANCE SHEETS

(uNAUDITED)

	June 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)
ASSETS
Current Assets-Cash	$8,086	$47,789
Prepaid expenses	115,556	143,055
Other Receivables	-	170,594
Total Current Asset	123,642	361,438

Cash and marketable securities held in the trust	20,670,271	19,535,946
Total assets	$20,793,913	$19,897,384

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$607,886	$686,195
Other payables	200,000	140,000
Promissory Note – related party	88,542	88,542
Working capital loan	209,682	-
Extension Loan	682,373	170,594
Total Current liabilities	1,788,483	1,085,331

Deferred Underwriting Commission	4,025,000	4,025,000
Total liabilities	5,813,483	5,110,331

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 1,895,481 shares at redemption value $10.91 per share and at $10.31 per share as of June 30, 2023 and December 31, 2022 respectively	20,670,271	19,706,540
Shareholders’ Deficit
Preferred share, $0.0001 par value; 1,000,000 shares authorized; -0- issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 528,075 shares issued and outstanding (excluding 1,895,481 shares subject to possible redemption for June 30, 2023 and December 31, 2022)	53	53
Class B ordinary shares, par value $0.0001; 20,000,000 shares authorized; 2,875,000 issued and outstanding	288	288
Additional paid in capital	-	-
Accumulated deficit	(5,690,182)	(4,919,828)
Total shareholders’ deficit	(5,689,841)	(4,919,487)
Total liabilities and shareholders’ deficit	$20,793,913	$19,897,384

The accompanying notes are an integral part of these unaudited financial statements.

F-18

Energem CORP.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended	For the Six Months Ended	For the Three Months Ended	For the Six months Ended
	June 30, 2023	June 30, 2023	June 30, 2022	June 30, 2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Formation and Operating costs	$31,653	$258,576	$170,609	$241,714
Loss from operation	(31,653)	(258,576)	(170,609)	(241,714)

Other Income
Interest earned on marketable securities hold in the trust account	241,790	451,951	157,620	169,325
Net Income (Loss)	$210,137	$193,375	$(12,989)	$(72,389)

Weighted average shares outstanding, basic and diluted	3,403,075	3,403,075	3,403,075	3,403,075
Basic and diluted net income (loss) per ordinary share	$0.06	$0.06	$(0.00)	$(0.02)

The accompanying notes are an integral part of these unaudited financial statements.

F-19

ENERGEM CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Class A Ordinary shares		Class B Ordinary shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares(1)	Amount	Capital	Deficit	Deficit

Balance – January 1, 2023 (Unaudited)	528,075	$53	2,875,000	$288	$-	$(4,919,828)	$(4,919,487)
Additional amount deposited into trust ($0.045 per outstanding Class A Ordinary Shares)	-	-	-	-	-	(255,889)	(255,889)
Re-measurement for ordinary share to redemption amount	-	-	-	-	-	(210,161)	(210,161)
Net loss	-	-	-	-	-	(16,762)	(16,762)
Balance – March 31, 2023 (Unaudited)	528,075	$53	2,875,000	$288	$-	$(5,402,640)	$(5,402,299)
Additional amount deposited into trust ($0.045 per outstanding Class A Ordinary Shares)	-	-	-	-	-	(255,889)	(255,889)
Re-measurement for ordinary share to redemption amount	-	-	-	-	-	(241,790)	(241,790)
Net Income	-	-	-	-	-	210,137	210,137
Balance – June 30, 2023	528,075	$53	2,875,000	$288	-	$(5,690,182)	$(5,689,841)

	Class A Ordinary shares		Class B Ordinary shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares(1)	Amount	Capital	Deficit	Deficit

Balance – January1, 2022 (Unaudited)	528,075	$53	2,875,000	$288	$-	$(3,453,173)	$(3,452,832)
Net loss	-	-	-	-	-	(59,400)	(59,400)
Balance – March 31, 2022 (Unaudited)	528,075	$53	2,875,000	$288	$-	$(3,512,573)	$(3,512,232)
Net loss	-	-	-	-	-	(12,989)	(12,989)
Balance – June 30, 2022 (Unaudited)	528,075	$53	2,875,000	$288	-	$(3,525,562)	$(3,525,221)

The accompanying notes are an integral part of these unaudited financial statements.

F-20

ENERGEM CORP.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Period Ended June 30, 2023 (Unaudited)	For the Six Months Period Ended June 30, 2022 (Unaudited)
Cash flows from operating activities:
Net Income (Loss)	$193,375	(72,389)
Adjustments to reconcile net income to net cash used in operating activities:
Interest income from Trust Account	(451,951)	(169,325)
Changes in operating assets and liabilities:
Prepaid expenses	27,500	(230,804)
Accrued expenses	(78,309)	(40,336)
Other payables	60,000	60,000
Net cash used in operating activities	(249,385)	(452,854)

Cash flows from investing activities:
Investment of Cash in Trust Account	(682,373)	-
Net cash used in investing activities	(682,373)	-

Cash flows from financing activities:
Proceeds from extension loan	682,373	-
Proceeds from working capital loan	209,682	-
Net cash provided by financing activities	892,055	-

Net change in cash	(39,703)	(452,854)
Cash at the beginning of the period	47,789	715,727
Cash at the end of the period	$8,086	262,873

Supplemental disclosure of non-cash financing activities:
Deferred underwriting fee payable	$-	4,025,000
Value of Class A ordinary shares subject to redemption	$20,670,271	116,725,000
Re-measurement for ordinary share to redemption amount	$451,951	-

The accompanying notes are an integral part of these unaudited financial statements.

F-21

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Energem Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on August 6, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). While the Company may pursue a business combination target in any business or industry, it intends to focus on opportunities across the oil and gas and other potential renewable energy business, as well as other adjacent services, industrials and technologies, while remaining opportunistic across the energy value chain, including select opportunities within the traditional power generation and energy production verticals, which complements the expertise of its management team.

The Financing

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from August 6, 2021 through June 30, 2023, relates to the Company’s formation and the Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Energem LLC, a Cayman Island limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2021. On November 16, 2021, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, and incurring offering costs of $8,304,871, of which $4,025,000 was for deferred underwriting commissions (see Note 6) at the Initial Public Offering closing occurring on November 18, 2021. The Company granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the Initial Public Offering price to cover over-allotments.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 475,575 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,755,750 (the “Private Placement”) (see Note 4).

On November 18, 2021, the underwriters purchased an additional 1,500,000 Units pursuant to the exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $15,000,000. Also, in connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 52,500 Placement Units at a purchase price of $10.00 per unit generating total Private Placement proceeds of $5,280,750.

A total of $116,725,000, comprised of the proceeds from the IPO and the proceeds of private placements that closed on November 18, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s shareholders, as described below.

Following the closing of the Initial Public Offering, $1,002,730 of cash was held outside of the Trust Account available for working capital purposes. As of June 30, 2023 and December 31, 2022, we have available to us $8,086 and $47,789 of cash on our balance sheet and a working capital deficit of $1,664,841 and $723,893 respectively.

F-22

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (Continued)

Trust Account

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully affect a Business Combination.

Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.15 per Unit sold in the Initial Public Offering, including proceeds of the Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Shareholder Approval

If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its founder shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The holders of the founder shares have agreed (a) to waive their redemption rights with respect to the founder shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

F-23

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Share Purchase Agreement

On August 1, 2022, the Company, entered into a share purchase agreement (the “Share Purchase Agreement”) with Graphjet Technology Sdn. Bhd., a Malaysian private limited company, Swee Guan Hoo, in his capacity as the representative for the shareholders of Energem after the closing of the sale and purchase of the Graphjet Shares (the “Closing”) for Energem’s shareholders (the “Purchaser Representative”), the individuals listed on the signature page of the Share Purchase Agreement under the heading “Selling Shareholders” (each, a “Selling Shareholder” and together, the “Selling Shareholders”), and Lee Ping Wei solely in his capacity as representative for the Selling Shareholders (the “Shareholder Representative”).

Pursuant to the Share Purchase Agreement, subject to the terms and conditions therein, Energem will purchase 100% of the issued and outstanding shares of Graphjet for Graphjet Class A Ordinary Shares (the “Consideration Shares”) such that Graphjet will become a wholly-owned subsidiary of Energem (the “Business Combination”). The Share Purchase Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Share Purchase Agreement.

Graphjet converts palm kernel shells to essential raw materials such as graphene and graphite used to produce batteries in the electric vehicle space among other products. The aggregate value of the Consideration Shares to be paid pursuant to the Share Purchase Agreement to the Selling Shareholders, as of immediately prior to the Closing, for the purchase of all issued and outstanding Graphjet Shares, shall be that number of Energem Class A ordinary shares equal to (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which $30,000 (i.e., the target net working capital amount) exceeds the Net Working Capital Amount (but not less than zero) (as defined in the Share Purchase Agreement), minus (iii) the Closing Net Indebtedness amount (as defined in the Share Purchase Agreement), minus (iv) the amount of any Transaction Expenses (as defined in the Share Purchase Agreement), divided by ten dollars ($10.00).

Each Selling Shareholder shall receive a number of Energem Class A ordinary shares equal to the aggregate Consideration Shares divided by the number of Graphjet Shares outstanding immediately prior to the Closing, multiplied by the number of Graphjet Shares held by such Selling Shareholder (the “Conversion Ratio”). The total consideration payable to the Selling Shareholders in accordance with the Share Purchase Agreement is also referred to herein as the “Transaction Consideration”.

Charter Amendment and Termination Date

On November 16, 2022, the Company held an extraordinary general meeting of its pursuant to due notice (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, Company shareholders entitled to vote at the Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from November 18, 2022 to August 18, 2023.

The shareholders of the Company approved the Second Amended and Restated Memorandum and Articles of Association of the Company at the November 16, 2022, Extraordinary General Meeting, giving the Company the right to extend the date by which the Company must (i) consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s IPO that closed on November 18, 2021 from November 18, 2022 (the “Termination Date”) by up to nine (9) one-month extensions to August 18, 2023 (the “Extension Amendment Proposal”).

In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at the Extraordinary General Meeting, holders of 9,604,519 Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.21 per share, for an aggregate of approximately $98,062,139. Following the payment of the redemptions, the Trust Account had a balance of approximately $20,670,271 as of June 30, 2023.

F-24

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

The holders of the founder shares have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of founder shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company will have until August 18, 2023, in connection to the Extension Amendment Proposal to consummate a Business Combination. In connection with approval of the Extension Amendment Proposal and the Trust Amendment Proposal, the Company caused $0.045 per outstanding share of the Company’s Class A ordinary shares, giving effect to the redemptions disclosed above, or approximately $85,296.65 for the remaining 1,895,481 Class A ordinary shares to be deposited in the Trust Account in connection with the exercise of the first monthly extension of the Extended Date on November 17, 2022 in advance of the November 18, 2022 due date.

In connection with the third monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on January 13, 2023, in advance of the January 18, 2023 due date.

In connection with the fourth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on February 10, 2023, in advance of the February 18, 2023 due date.

In connection with the fifth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on March 10, 2023, in advance of the March 18, 2023 due date to extend the period to consummate the period to complete a business combination to April 18, 2023.

In connection with the sixth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on April 10, 2023, in advance of the April 18, 2023 due date to extend the period to consummate the period to complete a business combination to May 18, 2023.

In connection with the seventh monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on May 10, 2023, in advance of the May 18, 2023 due date to extend the period to consummate the period to complete a business combination to June 18, 2023.

In connection with the eighth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on June 10, 2023, in advance of the June 18, 2023 due date to extend the period to consummate the period to complete a business combination to July 18, 2023.

In connection with the nineth monthly extension of the Termination Date, the Company caused $0.045 per outstanding share of Energem’s Class A ordinary shares or approximately $85,297 for 1,895,481 Class A ordinary shares to be paid to the Trust Account on July 13, 2023, in advance of the July 18, 2023 due date to extend the period to consummate the period to complete a business combination to August 18, 2023.

F-25

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (Continued)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2023 and December 31, 2022, the Company had $8,086 and $47,789 of cash in its operating bank account respectively. The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder shares (as defined in Note 4). After the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of June 30, 2023, there are $209,682 outstanding for Working Capital Loan. As of December 31, 2022, there was no outstanding balance for the Working Capital Loan.

Based on the foregoing, management believes that the Company may not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing but that the financials have not been adjusted. Over this period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company may not have funds that are sufficient to fund the working capital needs of the Company for one year until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association but that the financials have not been adjusted. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

F-26

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (Continued)

Basis of Presentation

The accompanying unaudited financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

As of June 30, 2023, substantially all of the assets held in the Trust Account were held in government securities (United States Treasury Bills). As of June 30, 2023 and December 31, 2022, the balance in the Trust Account was $20,670,271 and $19,706,540 respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2023 and December 31, 2022, and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the three and six month periods ended June 30, 2023 and 2022.

F-27

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (Continued)

Class A Ordinary Shares Subject to Possible Redemption

All of the Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the income and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its memorandum and articles of association provide that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

As of June 30, 2023 and December 31, 2022, 1,895,481 Class A Ordinary Shares outstanding are subject to possible redemption.

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. As of June 30, 2023 and June 30, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. On June 30, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-28

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 —Public Offering

On November 16, 2021, the Company consummated the IPO of 10,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share, $0.0001 par value per share (the “Class A Ordinary Shares”), and one warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000.

Pursuant to the Initial Public Offering and full exercise underwriter’s overallotment option, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one ordinary share at an exercise price of $11.50 per whole share.

All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated memorandum and articles of association.

Note 4 — Private Placement

Simultaneously with the Initial Public Offering and full exercise underwriter’s overallotment option, the Sponsor purchased an aggregate of 528,075 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $5,280,750.

A total of $116,725,000, comprised of the $111,444,250 of the net proceeds from the IPO (which amount includes $4,025,000 of the underwriters’ deferred discount) and a portion of the $5,280,750 proceeds of the sale of the Private Placement Units, was placed in a U.S.-based trust account, maintained by Continental Stock Transfer & Trust Company, acting as trustee, on November 18, 2021. The Placement Units are identical to the Units sold in the Proposed Offering, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants underlying the Placement Units will expire worthless.

Note 5 — Related Party Transactions

Class B Ordinary Shares (Founder Shares)

On August 16, 2021, the Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000. The number of founder shares equaled, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On September 7, 2021, the Sponsor transferred 5,000 ordinary shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of Li Sin Tan, our former independent director, Kok Seong Wong and Chong Kwang Fock. Following Ms. Tan’s resignation, the 2,500 ordinary shares were assigned to Ms. Doris Wong Sing Ee, leaving 2,862,500 founder shares held by our Sponsor.

F-29

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

The initial shareholders have agreed not to transfer, assign or sell any of the Class B ordinary shares (except to certain permitted transferees) until, with respect to 50% of the Class B ordinary shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B ordinary shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On August 6, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Proposed Offering. The note is non-interest bearing and payable on the earlier of (i) December 31, 2021, or (ii) the consummation of the Proposed Offering. As of June 30, 2023, the outstanding balance under the Working Capital Loan and Extension Agreement was $682,373. The was no outstanding balance as of December 31, 2022.

On November 1, 2022, the Sponsor and the Company entered into a Working Capital Loan and Extension Agreement, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000 to fund the monthly extension payments (up to nine (9) one-month extensions) through August 18, 2023 pursuant to the Extension Amendment Proposal. As of June 30, 2023 the outstanding balance under Working Capital Loan and Extension Agreement was $682,373. There was no outstanding balance as of December 31, 2022.

Related Party Loans

To finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors prior to, or in connection with any services rendered to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of June 30, 2023, there was $209,682 borrowed under Working Capital Loan. There were no borrowings at December 31, 2022 under the Working Capital Loan.

F-30

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (Continued)

Administrative Support Agreement

Commencing on the date of the prospectus and until completion of the Company’s Business Combination or liquidation, the Company may reimburse Energem LLC, the Sponsor, up to an amount of $10,000 per month for office space, secretarial and administrative support. The administrative expense was $30,000 for the three month periods ended June 30, 2023 and 2022. The administrative expense was $60,000 for the six month period ended June 30, 2023 and 2022.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the insider shares and Placement Units that may be issued upon conversion of Working Capital Loans (and any Ordinary Shares issuable upon the exercise of the Placement Units or units issued upon conversion of the Working Capital Loans and upon conversion of the Insider shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The aforementioned option was exercised on November 18, 2021.

The underwriter was paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $2,300,000. In addition, the underwriter is entitled to a deferred fee of three point five percent (3.50%) of the gross proceeds of the Initial Public Offering, or $4,025,000. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

F-31

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 7 – Shareholders’ Equity

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. On June 30, 2023, and December 31, 2022 there were no preferred shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On June 30, 2023, and December 31, 2022, there were 528,075 Class A ordinary shares issued and outstanding excluding 1,895,481 Class A ordinary shares subject to possible redemption.

Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. On August 16, 2021, the Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. On September 7, 2021, our sponsor assigned 5,000 ordinary shares to Cu Seng Kiu, our Chief Financial Officer, and 2,500 ordinary shares to each of Li Sin Tan, our former independent director, Kok Seong Wong and Chong Kwang Fock. Following Ms. Tan’s resignation, the 2,500 ordinary shares were assigned to Ms. Doris Wong Sing Ee.

On June 30, 2023, and December 31, 2022, there were 2,875,000 Class B ordinary shares issued and outstanding, so that the Initial Shareholders will own at least 20% of the issued and outstanding shares after the Proposed Offering (assuming the Initial Shareholders do not purchase any Public Shares in the Proposed Offering and excluding the Placement Units). Class B ordinary shares will automatically convert into Class A ordinary shares at the time of our initial Business Combination on a one-for-one basis.

Warrants — Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the initial public offering. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

F-32

ENERGEM CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 7 – Shareholders’ Equity (Continued)

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the initial public offering, except that so long as the Placement Warrants are held by our sponsor or its permitted transferees, (i) the Placement Warrants will not be redeemable by us, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our sponsor until 30 days after the completion of our initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) the holders thereof (including with respect to Class A ordinary shares issuable upon exercise of such warrants) are entitled to registration rights.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period, subject to extension, as provided in our registration statement, and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Note 8 – Subsequent Events

In accordance with ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred subsequent to the balance sheet date. Based upon this review, the Company identified the following subsequent events:

On August 10, 2023, the Company held an extraordinary general meeting of its shareholders pursuant to due notice (the “Second Extraordinary General Meeting”). At the Second Extraordinary General Meeting, the Company shareholders entitled to vote at the Second Extraordinary General Meeting cast their votes and approved the Trust Amendment Proposal, pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO if the Company has not completed its initial business combination, from August 18, 2023 to February 18, 2024, which was extended  from November 18, 2022 to August 18, 2023 by the Company’s shareholders on November 16, 2022 at an Extraordinary General Meeting (the “First Extended Termination Date”).

The shareholders of the Company approved the Third Amended and Restated Memorandum and Articles of Association of the Company at the August 10, 2023, Extraordinary General Meeting, giving the Company the right to extend the date by which the Company must (i) consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s IPO that closed on November 18, 2021 from August 18, 2023 pursuant to the First Extended Termination Date by up to six (6) one-month extensions to February 18, 2024 (the “Second Extension Amendment Proposal”).

In connection with the voting on the Second Extension Amendment Proposal and the corresponding Trust Amendment Proposal at the Second Extraordinary General Meeting, holders of 678,549 Class A ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.95 per share, for an aggregate of approximately $7,430,111.55.

The holders of the founder shares have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of founder shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

F-33

GRAPHJET TECHNOLOGY SDN. BHD. (FORMERLY KNOWN AS ZHONGHE GRAPHENE SDN. BHD.)
(Incorporated in Malaysia)
FINANCIAL STATEMENTS
JUNE 30, 2023 and SEPTEMBER 30, 2022

F-34

F-35

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Balance Sheets
(In U.S. dollars)

	June 30,	September 30,
	2023	2022
	(Unaudited)
ASSETS
Current asset
Cash	$7,527	$225,121
Prepaid expenses	208,433	77,304
Advance to a related company	100,700	127,593
Other current assets	147,931	863
Total current asset	464,591	430,881
Non-current assets
Intangible assets, net	5,934,397	6,258,092
Software, net	363	440
Total assets	$6,399,351	$6,689,413
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Debt	$504,426	$486,854
Accrued expenses	16,514	229,660
Payables to directors	1,819,898	527,057
Total current liabilities	2,340,838	1,243,571
Long term liabilities
Payable to a shareholder for intellectual property	5,756,366	5,756,366
Total liabilities	8,097,204	6,999,937
Stockholders’ deficit
Common stock ($ 0.2405 par value for 2,500,100 shares authorized, issued, and outstanding as of June 30, 2023 and September 30, 2022, respectively)	601,274	601,274
Accumulated deficit	(2,344,131)	(915,224)
Accumulated other comprehensive income	45,004	3,426
Total stockholders’ deficit	(1,697,853)	(310,524)
Total liabilities and stockholders’ deficit	$6,399,351	$6,689,413

The accompanying notes are an integral part of these unaudited financial statements.

F-36

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Operations
(In U.S. dollars)

	For the nine-month period	For the nine-month period
	ended June 30, 2023	ended June 30, 2022
	(Unaudited)	(Unaudited)
Operating expenses:
General and administrative expense	$(1,410,685)	$(280,474)
Loss from operations	(1,410,685)	(280,474)
Interest expense	(18,222)	(6,685)
Other income (expense), net	(18,222)	(6,685)
Loss before income tax	(1,428,907)	(287,159)
Income tax benefit (expense)	-	-
Net loss	$(1,428,907)	$(287,159)
Weighted average number of common stock - basic	2,500,100	2,500,100
Weighted average number of common stock - diluted	2,500,100	2,500,100
Loss per share
Basic	$(0.57)	$(0.11)
Diluted	$(0.57)	$(0.11)

The accompanying notes are an integral part of these unaudited financial statements.

F-37

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Comprehensive Loss
(In U.S. dollars)

	For the nine-month period	For the nine-month period
	ended June 30, 2023	ended June 30, 2022
	(Unaudited)	(Unaudited)
Net loss	$(1,428,907)	$(287,159)
Foreign currency translation adjustment	41,578	(23,189)
Comprehensive loss	(1,387,329)	(310,348)
Comprehensive loss attributable to common stockholders	$(1,387,329)	$(310,348)

The accompanying notes are an integral part of these unaudited financial statements.

F-38

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Stockholders’ Deficit and Accumulated Other Comprehensive Income
(In U.S. dollars)

	Common stock		Accumulated	Accumulated other	Total Stockholders’
	shares	amount	deficit	comprehensive income	equity (deficit)
Balance as of September 30, 2021	100	$24	$(1,564)	$4	$(1,536)
Issuance of additional shares	2,500,000	601,250	-	-	601,250
Net loss	-	-	(913,660)	-	(913,660)
Other comprehensive income	-	-	-	3,422	3,422
Balance as of September 30, 2022	2,500,100	$601,274	$(915,224)	$3,426	$(310,524)
Net loss	-	-	(1,428,907)	-	(1,428,907)
Other comprehensive income	-	-	-	41,578	41,578
Balance as of June 30, 2023 (Unaudited)	2,500,100	$601,274	$(2,344,131)	$45,004	$(1,697,853)

The accompanying notes are an integral part of these unaudited financial statements.

F-39

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Cash Flows
(In U.S. dollars)

	For the nine-month period	For the nine-month period
	ended June 30, 2023	ended June 30, 2022
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,428,907)	$(287,159)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	323,695	113,430
Depreciation	77	☐
Foreign currency translation	41,578	(23,189)
Changes in current assets and liabilities:
Prepaid expenses	(131,129)	24
Advanced to a related company	26,893	(101,898)
Other current assets	(147,068)	(933)
Interest payable as part of debt	17,572
Accrued expenses	(213,146)	5,403
Payable to a related party	-	(1,343)
Payable to directors	1,292,841	(215)
Net cash used in operating activities	(217,594)	(295,880)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of patent	-	(720,282)
Net cash used in investing activities	-	(720,282)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	-	505,525
Proceeds from issuance of shares	-	601,250
Net cash provided by financing activities	-	1,106,775
Net (decrease) increase in cash	(217,594)	90,616
Cash at the beginning of the period	225,121	248
Cash at the end of the period	$7,527	$90,864

The accompanying notes are an integral part of these unaudited financial statements.

F-40

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Cash Flows
(continued) (In U.S. dollars)

	For the nine-month period	For the nine-month period
	ended June 30, 2023	ended June 30, 2022
	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Non-cash activities:
Acquisition of patent (see Note 7)	$-	$6,085,526

The accompanying notes are an integral part of these unaudited financial statements.

F-41

Graphjet Technology Sdn. Bhd.
(Formerly known as Zhonghe Graphene Sdn. Bhd.)

(In U.S. dollars)

Notes to The Financial Statements

Note 1 - Organization and Nature of Operations

Graphjet Technology Sdn. Bhd. (“the Company” or “Graphjet”) is a private limited company incorporated and domiciled in Malaysia. The registered office is located at B3-3-3, Block B, Megan Salak Park, Jalan 1/125E, Taman Desa Petaling, 57100 Kuala Lumpur, W.P. Kuala Lumpur. The Company was incorporated in December, 23 2019 under the law of Malaysia having head office in Kuala Lumpur.

Graphjet is the owner of the state-of-the-art patented technology for the manufacture of graphene and graphite, critical raw materials used in a variety of industries. Graphjet produces graphite, graphene and graphene-based anode battery material with at least 98% similarity and are much more consistent compared to other synthetic graphite and graphene which are produced from petroleum coke and coal. The breakthrough technology transforms a sustainable, abundant and renewable agricultural waste product, palm kernel shells into highly valued artificial graphene and graphite at significantly lower carbon emissions. For research and development in graphite and graphene applications, Graphjet collaborates with National University of Malaysia (UKM) and Universiti Teknikal Malaysia Melaka (UTEM) as Technology Advisor Panel to provide technology advisory for the applications. Graphjet is a member of Industrial Liaison Program (ILP) of Massachusetts Institute of Technology (MIT).

Note 2 - Financial Condition and Management’s Plan

The Company incurred a net loss of $1,428,907 during the nine months period ended June 30, 2023 and, as of that date, the Company’s current liabilities exceeded its current assets by $1,876,247. The continuation of the Company as a going concern is dependent upon the Company’s ability to operate profitably in the foreseeable future and to continue to receive adequate financial support from its shareholders. These conditions indicate the existence of a material uncertainty which may cast substantial doubt on the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of recorded assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

3.1	Basis of Presentation

The accompanying financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) as determined by Financial Accounting Standards Board (the “FASB”) within its Accounting Standards Codification (“ASC”) and under the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

F-42

3.2	Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates.

3.3	Foreign Currency

For the Company, Malaysian Ringgit have been determined to be the functional currency. We translate functional currency assets and liabilities to their U.S. dollar equivalents at exchange rates in effect as of the balance sheet date and income and expense amounts at the average exchange rates for the period. The U.S. dollar’s effects that arise from changing translation rates are recorded in Statements of Comprehensive Loss.

3.4	Fair Value Measurement

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy under ASC 820 Fair Value Measurement are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s financial instruments include cash, advance to related party, debt, and patent payable.

3.5	Intangible Assets

Intangible Assets held by the Company consist of Graphene and Graphite patents and are included in the non-current assets in the Balance Sheets. Since they lack physical substance and have a limit on their useful life, the patents are considered to be finite-lived intangible assets under ASC 350 Intangibles–Goodwill and Other. Finite-lived intangible assets are subject to amortization over 15 years useful life.

F-43

Note 4 - Related party disclosures

4.1	Controlling relationship

The controlling shareholders of the Company are Mr. Lim Hooi Beng and Mr. Aw Jeen Rong.

	June 30,	September 30,
	2023	2022
	(Unaudited)
Lim Hooi Beng	$1,813,467	$527,057
Aw Jeen Rong	6,431
	-
Payables to directors	$1,819,898	$527,057

Mr. Lim Hooi Beng owns 14.5% of the common shares of the Company and is also the director of the Company as of June 30, 2023 and September 30, 2022, respectively. Mr. Aw Jeen Rong owns 6.3% of the common shares of the Company and is also the director of the Company as of June 30, 2023 and September 30, 2022, respectively. Payables to directors outstanding as of June 30, 2023 and September 30, 2022 were payable on demand and were interest free.

On March 10, 2022, the Company entered into Intellectual Property Sales Agreement with Liu Yu, as supplemented by the letter from Liu Yu to the Company dated July 29, 2022, pursuant to which the Company purchased the process for producing palm-based graphene, an intellectual property held by Liu Yu for $6,258,092, payable within the 19th to 36th month period from 29 July 2022. Liu Yu owns 25.5% and 38% of the common shares of the Company as of June 30, 2023 and September 30, 2022, respectively. This long-term payable is excluded from recognizing imputed interest in accordance with ASC 835-30 Interest. As of June 30, 2023 and September 30, 2022, the outstanding balance on the payable is $5,756,366.

4.2	Entities under same significant influence

ZhongHe Industries Sdn Bhd is an entity under the same significant influence of Mr. Lim Hooi Beng, who owned 20% of its shares as of June 30, 2023 and September 30, 2022, respectively.

On September 20, 2021, the Company entered into a Contract of Commission Processing with ZhongHe Industries Sdn Bhd, pursuant to which the Company appointed ZhongHe Industries Sdn Bhd for the provision of services as stipulated in the Contract of Commission Processing.

On July 1, 2022, the Company entered into a Tenancy Agreement with ZhongHe Industries Sdn Bhd, with respect to the demised premises located at L4-E-8 Enterprise 4, Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur. Pursuant to the terms of the Tenancy Agreement, the tenancy is subject to an initial term of 2 years with a monthly rental of $813.

	June 30,	September 30,
	2023	2022
	(Unaudited)
Advance to a related company	$100,700	$127,593

F-44

Note 5 - Equity (share capital and distribution)

5.1	Share Capital

The Company issued common shares that carry no put option and no mandatory contractual obligation: (i) to deliver cash or another financial asset; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Company. The common shares are classified as equity instruments.

When common shares are issued in a private placement or in a rights issue to existing shareholders, they are recorded at the issue price. For common shares issued in exchange for non-monetary assets, they are measured by reference to the fair values of the assets received.

When common shares are issued as consideration transferred in a business combination or as settlement of an existing financial liability, they are measured at their fair value at the date of the exchange transaction.

Transaction costs of an equity transaction are accounted for as a deduction from equity, net of any related income tax effect.

The Company did not issue any shares during the nine months period ended of June 30, 2023 and the year ended September 30, 2022.

5.2	Distributions

Distributions to holders of an equity instrument are recognized as equity transactions and are debited directly in equity, net of any related income tax effect.

A dividend declared is recognized as a liability only after it has been appropriately authorized, which is the date when the Board of Directors declares an interim dividend, or in the case of a proposed final dividend, the date stockholders of the Company approve the proposed final dividend in an annual general meeting of stockholders. For a distribution of non-cash assets to owners, the Company measures the dividend payable at the fair value of the assets to be distributed. No dividends were declared for the nine-months period ended June 30, 2023 and the year ended September 30, 2022.

Note 6 – Debt

The Company obtained loans of $474,752 from external parties, Mr. Goh Meng Keong and Mr. Goh Seng Wei, to fund the acquisition of Graphene Patent, and in return they charged the Company with interest, in accordance to arm’s length transaction principle. For the period ended June 30, 2023 and September 30, 2022, there were interest expensed of $17,572 and $12,102, respectively. The principal amount, maturity date and interest rate for the loans are shown below:

	June 30,	September 30,
	2023	2022
	(Unaudited)
Total interest payable	$29,674	$12,102
Total debt and interest payable	$504,426	$486,854

Lender	Principle	Interest rate	Lending date	Due
Goh Meng Keong	$431,593	5% p.a	March 22, 2022	September 30, 2023
Goh Seng Wei	$43,159	5% p.a	May 26, 2022	November 25, 2023

F-45

Note 7 – Patent

The Company owns two patents over the production of Graphite and Graphene from palm kernel shell. Artificial graphite can be used for including but not limited to electrical carbons, fuel cell bi-polar plates, coatings, electrolytic processes, corrosion products, conductive fillers, rubber and plastic compounds, and drilling applications. Graphene is a product that is further processed from Graphite.

As per ASC 350-30, the patents are capitalized as non-current asset because they were not internally generated, have finite useful life of 15 years, and has been used in operational activities although no revenue has been generated.

All patents are expected to have zero residual value. Below is the gross carrying amount, accumulated amortization, aggregate amortization expense, and next 5 years and thereafter estimate on aggregate amortization expense.

	As of June 30, 2023			As of September 30, 2022
Patent	Acquisition cost	Accumulated amortization	Gross carrying amount	Accumulated amortization	Gross carrying amount
Graphite production	$215,796	$(17,983)	$197,813	$(7,193)	$208,602
Graphene production	6,258,092	(521,508)	5,736,584	(208,603)	6,049,490
	$6,473,888	$(539,491)	$5,934,397	$(215,796)	$6,258,092

Estimated amortization expense:	Amount
For year ended September 30, 2023	431,593
For year ended September 30, 2024	431,593
For year ended September 30, 2025	431,593
For year ended September 30, 2026	431,593
For year ended September 30, 2027	431,593
Thereafter	3,776,432
Total	5,934,397

Note 8 – Taxes

The Company is subject to Malaysian income tax. The Company is still setting up for its operational activity and does not generate any revenue, hence it did not have income taxes during nine months period ended June 30, 2023 and June 30, 2022.

Note 9 - Subsequent Event Disclosure

The Company has evaluated subsequent events through September 7 2023, the date the financial statements were available for issuance. All subsequent events requiring recognition or disclosure have been included in these financial statements.

F-46

GRAPHJET TECHNOLOGY SDN. BHD.

(FORMERLY KNOWN AS ZHONGHE GRAPHENE SDN. BHD.)

(Incorporated in Malaysia)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and

SEPTEMBER 30, 2021

F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Graphjet Technology Sdn. Bhd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Graphjet Technology Sdn Bhd (the Company) as of September 30, 2022 and 2021, and the related statements of operations, comprehensive loss, changes in stockholders’ deficit and accumulated other comprehensive income, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not recorded any revenue and incurred net loss since inception, has an accumulated deficit and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

Ocean, New Jersey

November 1, 2022

F-48

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Balance Sheets

	September 30,	September 30,
	2022	2021
ASSETS
Current assets
Cash	$225,121	$248
Prepaid expenses	77,304	24
Advance to a related company	127,593	-
Other current assets	863	-
Total current asset	430,881	272

Non-current assets
Intangible assets, net	6,258,092	-
Software, net	440	-
Total assets	$6,689,413	$272

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Debt	$486,854	$-
Accrued expenses	229,660	250
Payable to a director	527,057	215
Payable to a related company	-	1,343
Total current liabilities	1,243,571	1,808
Long term liabilities
Payable to a stockholder for intellectual property	5,756,366	-
Total liabilities	6,999,937	1,808
Stockholders’ deficit
Ordinary shares (USD 0.2405 par value for 2,500,100 shares and for 100 shares authorized, issued, and outstanding as of September 30, 2022 and September 30, 2021, respectively)	601,274	24
Accumulated deficit	(915,224)	(1,564)
Accumulated other comprehensive income	3,426	4
Total stockholders’ deficit	(310,524)	(1,536)
Total liabilities and stockholders’ deficit	$6,689,413	$272

The accompanying notes are an integral part of these financial statements

F-49

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Operations

	For the year ended September 30, 2022	For the year ended September 30, 2021
Operating expenses:

General and administrative expense	$(900,630)	$(818)

Loss from operations	(900,630)	(818)

Interest expense	(13,030)	-
Loss before income taxes	(913,660)	(818)

Income tax benefit (expense)	-	-
Net loss	$(913,660)	$(818)

Weighted average number of common shares - basic	2,500,100	100
Weighted average number of common shares - diluted	2,500,100	100

Loss per share
Basic	$(0.37)	$(8)
Diluted	$(0.37)	$(8)

The accompanying notes are an integral part of these financial statements

F-50

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Comprehensive Loss

	For the year ended September 30, 2022	For the year ended September 30, 2021
Net loss	$(913,660)	$(818)
Foreign currency translation adjustment	3,422	17
Comprehensive loss	(910,238)	(801)

Comprehensive loss attributable to common stockholders	$(910,238)	$(801)

The accompanying notes are an integral part of these financial statements

F-51

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Changes in Stockholders’ Deficit and Accumulated Other Comprehensive Income

	Ordinary shares			Accumulated other	Total
	shares	amount	Accumulated deficit	comprehensive income	Stockholders’ equity (deficit)
Balance as of September 30, 2020	100	$24	$(746)	$(13)	$(735)
Net loss	-	-	(818)	-	(818)
Other comprehensive income	-	-	-	17	17

Balance as of September 30, 2021	100	$24	$(1,564)	$4	$(1,536)
Issuance of additional shares	2,500,000	601,250	-	-	601,250
Net loss	-	-	(913,660)	-	(913,660)
Other comprehensive income	-	-	-	3,422	3,422

Balance as of September 30, 2022	2,500,100	$601,274	$(915,224)	$3,426	$(310,524)

The accompanying notes are an integral part of these financial statements

F-52

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Cash Flows

	For the year ended	For the year ended
	September 30, 2022	September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(913,660)	$(818)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	215,796	-
Depreciation	78	-
Foreign currency translation	3,422	15

Changes in current assets and liabilities:
Prepaid expenses	(77,280)	(24)
Advance to a related company	(127,593)	-
Other current assets	(863)	-
Interest payable as part of debt	12,102	-
Accrued expenses	229,410	(506)
Payable to a related company	(1,343)	1,343
Payable to a director	526,842	-
Net cash (used in) provided by operating activities	(133,089)	10

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of patents	(717,522)	-
Acquisition of software	(518)	-
Net cash used in investing activities	(718,040)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	474,752	-
Proceeds from issuance of common stock	601,250	-
Net cash provided by financing activities	1,076,002	-
Net increase in cash	224,873	10
Cash at the beginning of the year	248	238
Cash at the end of the year	$225,121	$248

The accompanying notes are an integral part of these financial statements

F-53

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Statements of Cash Flows (continued)

For the year ended September 30, 2022
Supplemental disclosure of cash flow information: Non-cash activities:

Acquisition of patent (see Note 7)	$6,473,888

The accompanying notes are an integral part of these financial statements

F-54

Graphjet Technology Sdn. Bhd.

(Formerly known as Zhonghe Graphene Sdn. Bhd.)

Notes to The Financial Statements

September 30, 2022

Note 1 - Organization and Nature of Operations

The Company is a private limited company incorporated and domiciled in Malaysia. The registered office is located at A-301, Block A, Kelana Square, No. 17, Jalan SS7/26, 47301, Petaling Jaya Selangor Darul Ehsan. Graphjet Technology Sdn Bhd was incorporated on December 23, 2019 under the law of Malaysia having head office in Kuala Lumpur.

Graphjet is the owner of the state-of-the-art technology for the manufacture of graphene and graphite, critical raw materials used in the variety of industries. The patent pending technology was developed through our collaboration with National University of Malaysia (UKM) and Universiti Teknikal Malaysia Melaka (UTEM). The breakthrough technology transforms an abundant and renewable waste product, palm kernel shells, into highly valued artificial graphene and graphite.

On August 1, Energem Corp. (“Energem”), a special purpose acquisition company, entered into a share purchase agreement with the Company’s stockholders to acquire the entire issued and paid-up share capital, which, when completed, will result in the Company becoming a wholly-owned subsidiary of Energem. Upon approval by the SEC, Energem will be renamed Graphjet Technology Ltd under the ticker symbol “GTI”.

Note 2 - Financial Condition and Management’s Plan

The Company has not recorded any revenue since inception and incurred net loss of $913,660 during the year ended September 30, 2022 and, as of that date, the Company’s total liabilities exceeded its total assets by $310,524. The continuation of the Company as a going concern is dependent upon the Company’s ability to operate profitably in the foreseeable future and continue to receive adequate financial support from its stockholders. These conditions indicate the existence of a material uncertainty which may cast substantial doubt on the Company’s ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis as the stockholders have given assurance that they will provide adequate financial support for the Company to settle its liabilities as and when they fall due.

Note 3 - Summary of Significant Accounting Policies

3.1 Basis of Presentation

The accompanying financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) as determined by Financial Accounting Standards Board (the “FASB”) within its Accounting Standards Codification (“ASC”) and under the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Our fiscal year ends on September 30 of each year as does our reporting year.

The Company’s fiscal year end is September 30.

3.2 Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates.

F-55

3.3 Foreign Currency

For the Company, Malaysian Ringgit have been determined to be the functional currency. We translate functional currency assets and liabilities to their U.S. dollar equivalents at exchange rates in effect as of the balance sheet date and income and expense amounts at average exchange rates for the period. The U.S. dollar’s effects that arise from changing translation rates are recorded in the Statements of Comprehensive Loss.

3.4 Fair Value Measurement

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy under ASC 820 are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s financial instruments include cash, advance to related company, debt and payable to a director.

3.4 Intangible Assets

Intangible Assets held by the Company consist of Graphene and Graphite patents and are included in the non-current assets in the Balance Sheets. Since they lack physical substance and have a limit on the useful life, the patents are considered to be definite-lived intangible assets under ASC 350, Intangibles–Goodwill and Other (“ASC 350”). Definite-lived intangible assets are subject to amortization over 15 years.

As of September 30, 2022, the Company’s cost basis was $6,473,888.

Note 4 - Related party disclosures

4.1 Controlling relationship

	September 30,	September 30,
	2022	2021
Payable to a director	$527,057	$215

Lim Hooi Beng owns 14.5% shares and is also a director of the Company. During the year ended September 30, 2022, the Director advanced $527,057 to the Company on an interest free basis and payable on demand.

On March 10, 2022, the Company entered into Intellectual Property Sales Agreement with Liu Yu, as supplemented by the letter from Liu Yu to the Company dated July 29, 2022, pursuant to which the Company purchased the process for producing palm-based graphene, an intellectual property held by Liu Yu for $6,258,093, payable within the 19th to 36th month period from July 29, 2022. Liu Yu owns 38% of the shares of the Company, this long term payable is excluded from recognizing ACS 835-30 on imputed interest. As of September 30, 2022, the outstanding balance on the payable is $5,756,366.

On March 28, 2022, the Company entered into a Deed of Assignment with ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd, in which Liu Yu is a shareholder and director, pursuant to which the Company acquired all the intellectual property of ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd as listed in the said Deed of Assignment and Supplemental Deed for $215,795.

F-56

4.2 Entities under same significant influence

Lim Hooi Beng owns 20% shares of ZhongHe Industries Sdn Bhd.

On September 20, 2021, the Company entered into a Contract of Commission Processing with ZhongHe Industries Sdn Bhd, pursuant to which the Company appointed ZhongHe Industries Sdn Bhd for the provision of services as stipulated in the Contract of Commission Processing.

On July 1, 2022, the Company entered into a Tenancy Agreement with ZhongHe Industries Sdn Bhd, with respect to the demised premises located at L4-E-8 Enterprise 4, Technology Park Malaysia, Bukit Jalil, 57000 Kuala Lumpur. Pursuant to the terms of the Tenancy Agreement, the tenancy is subject to an initial term of 2 years with a monthly rental of $813.

Note 5 - Equity (share capital and distribution)

5.1 Share Capital

Ordinary shares and non-redeemable preference share issued that carry no put option and no mandatory contractual obligation: (i) to deliver cash or another financial asset; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Company, are classified as equity instruments.

When ordinary shares and other equity instruments are issued in a private placement or in a rights issue to existing shareholders, they are recorded at the issue price. For ordinary shares and other equity instruments issued in exchange for non-monetary assets, they are measured by reference to the fair values of the assets received.

When ordinary shares and other equity instruments are issued as consideration transferred in a business combination or as settlement of an existing financial liability, they are measured at their fair value at the date of the exchange transaction.

Transaction costs of an equity transaction are accounted for as a deduction from equity, net of any related income tax effect.

On June 10, 2022, The Company sold 2,500,000 shares for USD 0.2405/share, resulting in considerations of $601,250. However, the considerations received in the original currency was $567,151, hence the loss caused by foreign exchange translation of $34,099, recognized in Statement of Other Comprehensive Income as part of foreign currency translation adjustment.

5.2 Distributions

Distributions to holders of an equity instrument are recognized as equity transactions and are debited directly in equity, net of any related income tax effect.

A dividend declared is recognized as a liability only after it has been appropriately authorized, which is the date when the Board of Directors declares an interim dividend, or in the case of a proposed final dividend, the date of shareholders of the Company approves the proposed final dividend in an annual general meeting of shareholders. For a distribution of non-cash assets to owners, the Company measures the dividend payable at the fair value of the assets to be distributed. No dividends have been declared through September 30, 2022.

Note 6 – Debt

The Company has a note payable of $474,752 from Mr. Goh Meng Keong and Mr. Goh Meng Seng to fund the acquisition of a Graphene Patent. As of September 30, 2022, there is interest charged of $12,102, making the total of debt and interest amounted to $486,854. As per ASC 825, the financial liability is recognized at amortized cost, hence the amount is the computation of principal and its effective interest.

Lender	Principal	Annual Interest rate	Lending date	Due
Goh Meng Keong	$431,593	5%	March 22, 2022	March 31, 2023
Goh Seng Wei	$43,159	5%	May 26, 2022	May 26, 2023

F-57

Note 7 – Patents

The Company owns two patents over the production of Graphite and Graphene from palm kernel shell. Artificial graphite can be used for including but not limited to electrical carbons, fuel cell bi-polar plates, coatings, electrolytic processes, corrosion products, conductive fillers, rubber and plastic compounds, and drilling applications. Graphene is a product that is further processed from Graphite. Graphene patent was acquired from Liu Yu.

As per ASC 350-30, the patents are capitalized as non-current asset because they were not internally generated, have definite useful life of 15 years, and have been used in operational activities although no revenue has been generated.

As per ASC 350-30, notes of financial statements in the acquisition year shall disclose the aggregate acquisition cost and average useful life. All patents are expected to have zero residual value, thus no disclosure made of significant residual value. Subsequently, every year the notes shall disclose the gross carrying amount, accumulated amortization, aggregate amortization expense, and next 5 years and thereafter estimate on aggregate amortization expense.

	As of September 30, 2022
Patent	Acquisition cost	Accumulated amortization	Gross carrying amount

Graphite production	$215,795	$(7,193)	$208,602
Graphene production	6,258,093	(208,603)	6,049,490
	$6,473,888	$(215,796)	$6,258,092

Estimated amortization expense for the year ended:	Amount
September 30, 2023	$417,206
September 30, 2024	417,206
September 30, 2025	417,206
September 30, 2026	417,206
September 30, 2027	417,206
Thereafter	4,172,062
Total	$6,258,092

Note 8 - Subsequent Event Disclosure

The Company has evaluated subsequent events through November 1, 2022, the date the financial statements were available for issuance. All subsequent events requiring recognition or disclosure have been included in these financial statements.

F-58

Annex A

Execution Copy

SHARE PURCHASE AGREEMENT

DATED AS OF AUGUST 1, 2022

BY AND AMONG

ENERGEM CORP.,

THE PURCHASER REPRESENTATIVE,

GRAPHJET TECHNOLOGY SDN. BHD.,

THE SELLING SHAREHOLDERS

AND

THE SHAREHOLDER REPRESENTATIVE

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF SHARES		2

1.1	Sale and Purchase of Company Shares	2

ARTICLE II CONSIDERATION		2

2.1	Transaction Consideration	2

ARTICLE III CLOSING		3

3.1	Closing	3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4

4.1	Organization and Standing	4
4.2	Authorization; Binding Agreement	4
4.3	Capitalization	5
4.4	Subsidiaries	5
4.5	Governmental Approvals	5
4.6	Non-Contravention	6
4.7	Financial Statements	6
4.8	Absence of Certain Changes	7
4.9	Compliance with Laws	8
4.10	Company Permits	8
4.11	Litigation	8
4.12	Material Contracts	8
4.13	Intellectual Property	10
4.14	Taxes and Returns	12
4.15	Real Property	13
4.16	Personal Property	13
4.17	Title to and Sufficiency of Assets	14
4.18	Employee Matters	14
4.19	Benefit Plans	15
4.20	Environmental Matters	16
4.21	Transactions with Related Persons	17
4.22	Insurance	17
4.23	Books and Records	18
4.24	Top Customers and Suppliers	18
4.25	Certain Business Practices	18
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	19
4.27	Investment Company Act	20
4.28	Finders and Brokers	20
4.29	Independent Investigation	20
4.30	Information Supplied	20
4.31	Disclosure	20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS		21

5.1	Authorization of Agreement; Enforceability	21
5.2	Conflicts; Consents of Third Parties	21
5.3	Ownership and Transfer of Company Shares	22
5.4	Litigation	22
5.5	Financial Advisors	22

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		22

6.1	Organization and Standing	22
6.2	Authorization; Binding Agreement	22
6.3	Governmental Approvals	23
6.4	Non-Contravention	23
6.5	Capitalization	23
6.6	SEC Filings and Purchaser Financials	24
6.7	Absence of Certain Changes	25
6.8	Compliance with Laws	25
6.9	Actions; Orders; Permits	26
6.10	Taxes and Returns	26
6.11	Employees and Employee Benefit Plans	26
6.12	Properties	26
6.13	Material Contracts	26
6.14	Transactions with Affiliates	27
6.15	Investment Company Act	27
6.16	Finders and Brokers	27
6.17	Ownership of Transaction Consideration	27
6.18	Certain Business Practices	27
6.19	Insurance	28
6.20	Purchaser Trust Account	28
6.21	Independent Investigation	29
6.22	Transfer Taxes	29

ARTICLE VII COVENANTS		29

7.1	Access and Information	29
7.2	Conduct of Business of the Company	30
7.3	Conduct of Business of Purchaser	33
7.4	Annual and Interim Financial Statements	35
7.5	Purchaser Public Filings	36
7.6	No Solicitation	36
7.7	No Trading	37
7.8	Notification of Certain Matters	37
7.9	Efforts	37
7.10	Further Assurances	39
7.11	The Registration Statement	39
7.12	Public Announcements	41
7.13	Confidential Information	42
7.14	Documents and Information	43
7.15	Post-Closing Board of Directors and Executive Officers	43
7.16	Indemnification of Directors and Officers; Tail Insurance	44
7.17	Trust Account Proceeds	44
7.18	PIPE Investment	44
7.19	New Incentive Equity Plan	45
7.20	Tax Matters	45

ARTICLE VIII NO SURVIVAL		47

8.1	No Survival	47

ARTICLE IX CONDITIONS TO CLOSING		48

9.1	Conditions to Each Party’s Obligations	48
9.2	Conditions to Obligations of Purchaser	49
9.4	Frustration of Closing Conditions	51

ii

ARTICLE X TERMINATION AND EXPENSES		51

10.1	Termination of Agreement	51
10.2	Effect of Termination	53
10.3	Fees and Expenses	53

ARTICLE XI WAIVERS AND RELEASES		53

11.1	Waiver of Claims Against Trust	53

ARTICLE XII MISCELLANEOUS		54

12.1	Notices	54
12.2	Binding Effect; Assignment	55
12.3	Third Parties	55
12.4	Arbitration	55
12.5	Governing Law; Jurisdiction	55
12.6	WAIVER OF JURY TRIAL	56
12.7	Specific Performance	56
12.8	Severability	56
12.9	Amendment	56
12.10	Waiver	57
12.11	Entire Agreement	57
12.13	Interpretation	57
12.14	Counterparts	58
12.15	Purchaser Representative	58
12.16	Shareholder Representative	59
12.17	Legal Representation	61

ARTICLE XIV DEFINITIONS		63

14.1	Certain Definitions	63

Exhibits

Exhibit A-1 – Selling Shareholders
Exhibit A-2 – Allocation Schedule
Exhibit B – Form of Registration Rights Agreement
Exhibit C – Form of Executive Employment Agreement
Exhibit D – Form of New Incentive Equity Plan
Exhibit E – Form of Indemnification Agreement
Exhibit F – Form of Joinder Agreement

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2022 (the “Agreement Date”), is entered into by and among Energem Corp., a Cayman Islands exempted company (“Purchaser”), Swee Guan Hoo in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Closing and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), Graphjet Technology Sdn. Bhd., a Malaysian private limited company (the “Company”), the holders of Company Shares identified on Exhibit A-1 hereto (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”), and Lee Ping Wei, in the capacity as the representative for the Selling Shareholders (the “Shareholder Representative”).

W I T N E S E T H :

WHEREAS, the Company focuses on the manufacture and sale of state-of-the-art technology that converts palm kernel shells to critical raw materials such as graphene and graphite used to produce batteries in the electric vehicle space;

WHEREAS, Purchaser is a blank check special purpose acquisition company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more operating businesses or entities through a business combination;

WHEREAS, the Selling Shareholders own all of the issued and outstanding securities of the Company (the “Company Shares”);

WHEREAS, the Selling Shareholders desire to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from the Selling Shareholders, all of the Company Shares, for the Transaction Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company and Purchaser have (i) determined that the transactions are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement, the documents attached as Exhibits hereto (the “Ancillary Documents”), and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby;

WHEREAS, in connection with the Closing of the transactions contemplated by this Agreement, each Key Executive shall have entered into an Executive Employment Agreement with Purchaser, in substantially the form attached as Exhibit C hereto (each, an “Employment Agreement”), each of which agreements will become effective as of the Closing;

WHEREAS, prior to and effective as of the Closing of the transactions contemplated by this Agreement, the officers and directors of Purchaser and the Company who shall serve in such capacities from and after the Closing shall have been duly elected or appointed thereby, and shall each have entered into an Indemnification Agreement, the form of which is attached as Exhibit E hereto (the “Indemnification Agreement”), each of which agreements shall become effective as of the Closing;

WHEREAS, in connection with the execution and delivery of this Agreement, Purchaser shall use its reasonable commercial efforts to enter into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which such PIPE Investors, upon the terms and subject to the conditions set forth therein, may purchase Purchaser Class A Ordinary Shares at a purchase price of Ten U.S. Dollars ($10.00) per share (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the Closing (collectively, the “PIPE Investment”); and

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WHEREAS, certain terms used in this Agreement are defined in Section 14.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Company Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Shareholder shall sell transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Selling Shareholder, that number of Company Shares set forth opposite the name of each Selling Shareholder on Exhibit A-1 hereto, free and clear of any and all Liens and Encumbrances, such that all of the issued and outstanding Company Shares at the Closing shall be sold to and purchased by Purchaser.

1.2 Rights Cease to Exist. At the Closing, upon payment of the Transaction Consideration to the Selling Shareholders, the Selling Shareholders shall cease to have any rights with respect to the Company Shares, except the rights set forth in this Agreement. That portion of the Transaction Consideration paid to each Selling Shareholder in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares held by each such Selling Shareholder.

ARTICLE II

CONSIDERATION

2.1 Transaction Consideration. Subject to the terms and conditions of this Agreement, the total consideration for the purchase of all issued and outstanding Company Shares shall be that number of Purchaser Class A Ordinary Shares equal to (the “Transaction Consideration”): (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital amount (but not less than zero), minus (iii) the Closing Net Indebtedness amount (as stated on the Closing Statement), minus (iv) the amount of any Transaction Expenses, divided by Ten U.S. Dollars ($10.00) (in the aggregate, the “Consideration Shares”). Each Selling Shareholder shall have the right to receive at the Closing a number of Purchaser Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Company Shares outstanding immediately prior to the Closing, multiplied by the number of Company Shares held by such Selling Shareholder (the “Conversion Ratio”). All currency amounts in this Agreement are designated in U.S. Dollars.

2.2 Closing Statement. No later than three (3) Business Days prior to the Closing Date (the date of such calculation, the “Calculation Date”), the Company shall deliver to Purchaser a statement setting forth (A) the Company Closing Cash, (B) the Closing Net Indebtedness amount, and (C) the Net Working Capital amount, and the calculation thereof (by 8:00 PM New York time) certified by the Company’s Chief Executive Officer (the “Closing Statement”).

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2.3 Allocation Statement. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Allocation Statement”) setting forth each Selling Shareholder’s share of the Transaction Consideration, calculated in accordance with Section 2.1 hereof (by 8:00 PM New York time) certified by the Company’s Chief Executive Officer, to be attached hereto as Exhibit A-2 at the Closing.

2.4 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the transactions contemplated by this Agreement, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of Purchaser Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Class A Ordinary Share.

2.5 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and the Company (or any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any Transaction Consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of applicable Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction of the conditions set forth in Section 9.1, 9.2 and 9.3 hereof (or waiver in writing by the party entitled to waive such conditions), the closing of the sale and purchase of the Company Shares provided for in Section 1.1 hereof (the “Closing”) shall take place via the electronic exchange of documents on a date and at a time to be agreed upon by Purchaser and the Company, no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article IX hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Company and Purchaser. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

3.2 Surrender of Company Shares and Disbursement of Transaction Consideration.

(a) At the Closing, each Selling Shareholder shall deliver to Purchaser the share certificate(s) representing such Selling Shareholder’s Company Shares (each, a “Company Certificate” and collectively, the “Company Certificates”). Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Company, the Selling Shareholder may instead deliver to Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser and Company (a “Lost Certificate Affidavit”). Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.2(a) shall be treated as a Company Certificate for all purposes of this Agreement.

(b) Subject to the provisions of this Section 3.2, at the Closing, Purchaser shall issue, or cause its transfer agent to issue, to each Selling Shareholder, such Selling Shareholder’s portion of the Transaction Consideration and shall instruct the Purchaser’s registered office service provider to update the register of members of the Purchaser. If any portion of the Transaction Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Closing, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents in effect immediately prior to the Closing, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the Person requesting such delivery shall pay to Purchaser or the Company, as applicable, any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Company and Purchaser that such Tax has been paid or is not payable.

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3.3 Closing Transactions. All transactions to be concluded at the Closing pursuant to this Agreement shall be deemed concluded simultaneously at 12:01 a.m. New York time on the Closing Date. Unless waived, no transaction or delivery to be concluded at the Closing shall be deemed finally concluded unless and until all such transactions or deliveries are concluded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof and the Closing Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company and the Selling Shareholders, hereby jointly and severally represent and warrant to Purchaser, as of the Agreement Date, and again as of the Closing Date, that:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Malaysian Companies Act and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to Purchaser accurate and complete copies of its Governing Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Governing Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Governing Documents, the Malaysian Companies Act and any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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4.3 Capitalization.

(a) The Company is authorized to issue 2,500,100 Company Ordinary Shares, all of which are issued as of the Agreement Date. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Securities are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens and Encumbrances, other than those imposed under the Company’s Governing Documents. All of the outstanding Company Securities have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Malaysian Companies Act and any other applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Ordinary Shares are as stated in the Company Governing Documents and as provided by the Malaysian Companies Act.

(b) There are no outstanding options, warrants, calls, rights, commitments, conversion privileges, preemptive rights, rights of first refusal or first offer, or other rights or Contracts outstanding to purchase or acquire any Company Securities, nor any commitments, arrangements, promises, restrictions or obligations for the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege, preemptive right, rights of first refusal or first offer, or other right or Contract or to redeem any Company Securities to which the Company or any of its shareholders is a party or bound relating to any Company Securities, whether or not outstanding. There are no outstanding or authorized share appreciation, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Governing Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity or other ownership interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or on Schedule 4.3(c), since the date of the Company’s formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. The Company has no Subsidiaries.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company or is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or (d) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect.

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4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any and all of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform the Company’s obligations hereunder or thereunder.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related consolidated unaudited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended (the “Annual Company Financials”), and (ii) the Company prepared financial statements, consisting of the consolidated balance sheet of the Company as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with Applicable Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for Applicable Accounting Standards, and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, the Company or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

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(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with Applicable Accounting Standards), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since January 1, 2022, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of Purchaser.

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4.9 Compliance with Laws. Since the date of the Company’s formation, the Company is not or has been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since the date of the Company’s formation, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected.

4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all Company Permits. Except as set forth on Schedule 4.10, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened in writing, and no such Action has been brought in the past five (5) years; or (b) Order now, or to the Company’s knowledge, pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its (i) current, or to the Knowledge of the Company former, directors or officers, or (ii) equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be directly related to the Company’s business, securities or assets), or its business, securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former, officers, senior management or directors of the Company has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $20,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $20,000 per year or $100,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $20,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $20,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within two (2) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another any manager, director or officer of the Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and not described in clauses (i) through (xv) above.

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(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract:(i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract. The Company has no oral Material Contracts which have not been summarized in Schedule 4.12(b).

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens and Encumbrances (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(ii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

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(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’ rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Governmental Authority or has been notified in writing or, to the Knowledge of the Company, orally by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

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(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company does not have any Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). The Company has no oral Company Real Property Leases other than those summarized in Schedule 4.15.

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Twenty Thousand Dollars ($20,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition. The Company has no oral Company Personal Property Leases other than those summarized in Schedule 4.16.

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4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens and Encumbrances other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, tax withholding, occupational health and safety, wages (including overtime wages), worker classification, and other Laws relating to discrimination, disability, labor relations, hours of work, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to an employment Contract or agreement with the Company that is not terminable “at will,” and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any agreements or commitments or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), the Company employee has entered into the Company’s standard form of employee non-disclosure, inventions assignment and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), copies of all of which agreements have been made available to Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to Purchaser by the Company. No material Company liability exists under applicable Law related to the classification of any individual as an independent contractor who is currently, or within the last six (6) years have been, engaged by the Company. Except as set forth in Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with Applicable Accounting Standards on the Company Financials.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports, if applicable under the Malaysian Companies Act; (vi) the most recent determination letter received from the Malaysian authorities, if any; (vii) the most recent actuarial valuation, if any; and (viii) all material communications with any Governmental Authority within the last three (3) years.

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(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Malaysian Companies Act; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or, to the Knowledge of the Company, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in the Malaysian Companies Act, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under the respective Company Benefit Plan and the Malaysian Companies Act or have been fully accrued in all material respects on the Company Financials.

(e) No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(f) With respect to each Company Benefit Plan: (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of the Company Benefit Plan and the Malaysian Companies Act, as applicable.

(g) Except as set forth on Schedule 4.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment”. The Company has not incurred any Liability for any Tax imposed under any Malaysian Governmental Authority or any civil liability.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

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(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens or Encumbrances under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, or (iv) any other hazardous materials.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has not outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. No Related Person of Affiliate that is not the Company owns any asset or intellectual property used by the Company in operating its business.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $20,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or modified the orders or requirements by more than ten (10) percent for periods from or after the Agreement Date relative to the amounts prior to December 31, 2021 of such Top Customer or Top Suppliers, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.25 Certain Business Practices.

(a) The Company, nor any of its respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. The Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

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(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or on the sanctions lists adopted by the United Nations and/or European Union and/or United Kingdom (“UK”) (to such extent such sanctions are extended by the UK Government to the Cayman Islands by virtue of Order in Council passed by the UK Government), as such lists may be extended from time to time (“Sanctions List”) and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or on the Sanctions List or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the Sanctions List.

4.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a) The Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(d) To the Knowledge of the Company, all activities conducted by the Company with respect to any Personal Data are permitted under the Contracts relating to Personal Data.

(e) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

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4.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates, or any information provided by the Company and modified in any material respect by Purchaser or any of its Affiliates without the Company’s prior written approval.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Company, the Company Security Holders, the Company Shares, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser, Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser, Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally, hereby represents to Purchaser, as of the Agreement Date and again as of the Closing, that:

5.1 Authorization of Agreement; Enforceability. Such Selling Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by any Ancillary Document, or to be executed and delivered by such Selling Shareholder in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, any Ancillary Document, and all other documents executed and delivered by each Selling Shareholder in connection with the transactions contemplated by this Agreement collectively referred to herein as the “Selling Shareholder Documents”), and to consummate the transactions and perform its obligations contemplated hereby and thereby. This Agreement has been, and each other Selling Shareholder Documents will be at or prior to the Closing, duly and validly executed, stamped as necessary, and delivered by such Selling Shareholder, and (assuming the due authorization, execution and delivery by Purchaser), this Agreement constitutes, and each other Selling Shareholder Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their terms.

5.2 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by such Selling Shareholder of the Selling Shareholder Documents, the consummation of the transactions contemplated thereby, or compliance by such Selling Shareholder with any of the provisions thereof will: (i) cause such Selling Shareholder or the other Parties to this Agreement to breach any Law or Order of any Governmental Authority that is applicable to such Selling Shareholder; or (ii) conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, or otherwise adversely affect, in any material respect, of any of the terms, conditions or provisions of any material agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder (or its assets) may be bound, or constitute a default thereunder.

(b) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person (including any spousal consent or consent of the beneficiary of any trust) or Governmental Authority is required on the part of such Selling Shareholder or the other Parties to this Agreement in connection with the execution and delivery of the Selling Shareholder Documents, or the compliance by such Selling Shareholder with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

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5.3 Ownership and Transfer of Company Shares. Such Selling Shareholder is the record and beneficial owner of the Company Shares set forth next to such Selling Shareholder’s name on Exhibit A-1 hereto, free and clear of any and all Liens and Encumbrances. Such Selling Shareholder has the power and authority to sell, transfer, assign and deliver the Company Shares as provided in this Agreement, and such delivery will vest in Purchaser good and valid title to the Company Shares, free and clear of any and all Liens and Encumbrances.

5.4 Litigation. There are no Legal Proceedings pending, or to the knowledge of such Selling Shareholder threatened, that are reasonably likely to prohibit or restrain the ability of such Selling Shareholder to enter into this Agreement or timely to consummate the transactions contemplated hereby.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for such Selling Shareholder in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company as of the Agreement Date and as of the Closing, as follows:

6.1 Organization and Standing. Purchaser is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of its Governing Documents, as currently in effect. Purchaser is not in violation of any provision of its Governing Documents in any material respect.

6.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement in accordance with the Cayman Companies Act, (iii) directed that this Agreement be submitted to Purchaser’s shareholders for approval and (iv) resolved to recommend that Purchaser’s shareholders adopt this Agreement.

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6.3 Governmental Approvals. Except as otherwise described in Schedule 6.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser

6.4 Non-Contravention. Except as otherwise described in Schedule 6.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) subject to obtaining the approval of the Purchaser’s shareholders, conflict with or violate any provision of Purchaser’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.5 Capitalization.

(a) Purchaser is authorized to issue up to 479,000,000 Purchaser Class A Ordinary Shares par value $0.0001 per share, 20,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 Purchaser Preference Shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the Agreement Date are set forth on Schedule 6.5(a). There are no issued or outstanding Purchaser Preference Shares. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Governing Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

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(b) Except as set forth in Schedule 6.5(a) or Schedule 6.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the Agreement Date is disclosed on Schedule 6.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

6.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Agreement Date. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the Agreement Date, (A) Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) methodologies of Applicable Accounting Standards applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with Applicable Accounting Standards that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with Applicable Accounting Standards that have been incurred since Purchaser’s formation in the ordinary course of business. All debts and Liabilities, whether fixed or contingent, which should be included under Applicable Accounting Standards on a balance sheet are included in all material respects in Purchaser Financials as of the date of such Purchaser Financial.

6.7 Absence of Certain Changes. As of the Agreement Date, except as set forth in Schedule 6.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since November 18, 2021, not been subject to a Material Adverse Effect on Purchaser.

6.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Purchaser has not previously received any subpoenas from any Governmental Authority.

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6.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with Applicable Accounting Standards. Purchaser has complied with all applicable Laws relating to Taxes. Schedule 6.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with Applicable Accounting Standards or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

6.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

6.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. Purchaser does not own or lease any material real property or material Personal Property.

6.13 Material Contracts.

(a) Except as set forth on Schedule 6.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $500,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

6.14 Transactions with Affiliates. Schedule 6.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital share as of the date hereof.

6.15 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

6.16 Finders and Brokers. Except as set forth on Schedule 6.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

6.17 Ownership of Transaction Consideration. All Purchaser Ordinary Shares to be issued and delivered to the Selling Shareholders as Transaction Consideration in accordance with Article II shall be, upon issuance and delivery of such Purchaser Ordinary Shares, fully paid and non-assessable, free and clear of all Liens and Encumbrances, other than restrictions arising from applicable securities Laws, the Lock- Up provisions set forth in Article XIII hereof, and any Liens and Encumbrances incurred by any Selling Shareholder, and the issuance and sale of such Purchaser Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.18 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

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(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

6.19 Insurance. Schedule 6.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

6.20 Purchaser Trust Account. As of June 30, 2022, the Trust Account has a balance of no less than $116,895,674. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the Agreement Date, there are no claims or proceedings pending with respect to the Trust Account. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Governing Documents (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes, to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account, the Trust Agreement shall terminate in accordance with its terms.

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6.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

6.22 Transfer Taxes. Other than any Taxes payable by Selling Shareholders or related to the transfer of Company Shares by Selling Shareholders prior to the Closing, Purchaser shall be responsible for and shall pay any and all transfer, documentary, sales, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE VII

COVENANTS

7.1 Access and Information.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as Purchaser or its Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and provided further, the Company shall not be required to provide, or cause to be provided to, Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally- binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine; provided that in each case the Company shall cooperate with Purchaser to effect disclosure of such information in a manner which does not result in such a breach, violation or jeopardization.

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(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

7.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and

(iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents, except as required by applicable Law and to effect the transactions contemplated by this Agreement and the Ancillary Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Ordinary Shares from former employees, non- employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $20,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement or reimbursement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $20,000 individually or $100,000 in the aggregate or as required to consummate the transactions contemplated by this Agreement or the Ancillary Documents;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans, pursuant to the terms of this Agreement or the Ancillary Documents, in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Applicable Accounting Standards;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, other than any termination at the end of the term of such Company Material Contract pursuant to the terms thereof, or as required to consummate the transactions contemplated by this Agreement or the Ancillary Documents;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Applicable Accounting Standards and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $20,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $20,000 individually for any project or set of related projects) or $100,000 in the aggregate), other than pursuant to the terms of a Company Material Contract in effect on the Agreement Date;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $20,000 individually or $100,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 7.2. The Company shall notify Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with Purchaser whenever practicable.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Governing Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 7.18) or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including any PIPE Investment and the reasonable costs and expenses necessary for any Extensions (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $2,300,000;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Applicable Accounting Standards;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Applicable Accounting Standards and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 individually or $500,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by this Agreement);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the Agreement Date or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 7.3. Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on Purchaser and its Subsidiaries.

7.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with Applicable Accounting Standards, subject to year-end audit adjustments and excluding footnotes (collectively, the “Interim Financial Statements”). From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that the Company’ certified public accountants may issue. The Company shall use commercially reasonable efforts to deliver audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheet of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each audited by an auditor qualified in accordance with Applicable Accounting Standards (the “Audited Company Financials”) to Purchaser by August 31, 2022.

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7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only Purchaser Ordinary Shares and Purchaser Public Warrants. Purchaser shall cause the ticker under which Purchaser Ordinary Shares and Purchaser Public Warrants are listed for trading on Nasdaq to be changed to “GTI” and “GTIW”, respectively, and have Purchaser Ordinary Shares and Purchaser Public Warrants listed for trading with such trading ticker.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non- public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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7.7 No Trading. The Company and each Selling Shareholder acknowledge and agree that they are aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and each Selling Shareholder hereby agree that, while it is in possession of such material nonpublic information, they shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority

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(c) As soon as reasonably practicable following the Agreement Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

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7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the Agreement Date, Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued under this Agreement as the Transaction Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Governing Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Governing Documents and IPO Prospectus, the Securities Act, the Cayman Companies Act, the Malaysian Companies Act, and the rules and regulations of the SEC and Nasdaq, (ii) as a special resolution, the adoption and approval of an Amended and Restated Memorandum and Articles of Association of Purchaser, including the change of name of Purchaser, (iii) as an ordinary resolution, adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit D hereto (the “New Equity Incentive Plan”), which will provide for awards for up to a number of Purchaser Ordinary Shares mutually acceptable to Purchaser and the Company, (iv) as an ordinary resolution, the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 7.15 hereof, and (v) as an ordinary resolution (or, if required by applicable Law or the Purchaser’s Governing Documents, as a special resolution), such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement and in connection with the Business Combination and each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing. If on the date for which the Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments (as permitted by the Purchaser’s Governing Documents) of the Extraordinary General Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Governing Documents, the Securities Act, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. In connection with Purchaser’s preparation of the Registration Statement, Proxy Statement and any other filings required to be made by Purchaser with the SEC under the Securities Act, or any responses to any comments from the SEC related thereto, the Company and Selling Shareholders shall provide, and shall use its commercially reasonable efforts to cause its Representatives including legal and accounting representatives to provide, all cooperation reasonably requested by Purchaser that is customary in connection with the preparation of any such filings or responses, including but not limited to, obtaining the consents of any auditor to the inclusion of the financial statements of the Company or any of its Subsidiaries in the Registration Statement, Proxy Statement and other filings with the SEC. The Company shall provide Purchaser with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, Proxy Statement or in any amendments or supplements thereto, or any other filings with the SEC. The Company shall ensure that all information provided by the Company, the Selling Shareholders and their respective representatives to Purchaser for inclusion or incorporation by reference in the Registration Statement, Proxy Statement, or any other filings with the SEC, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Any filing fees related to the filing of the Registration Statement with the SEC as contemplated by this Section 7.11(a) shall be borne by Purchaser.

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(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. If at any time prior to the Closing, any information relating to the Company or Purchaser, or any of their respective directors, officers or Affiliates, is discovered by the Company or Purchaser that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Governing Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including, to the extent permitted by the SEC, participation by the Company or its counsel in any discussions or meetings with the SEC, and Purchaser shall consider any such comments timely made in good faith under the circumstances.

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(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Selling Shareholders, and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Governing Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Ordinary Shares to be issued in connection with the transactions to be approved for listing on Nasdaq as of the Closing.

7.12 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Shareholder Representative and Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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7.13 Confidential Information.

(a) The Company, the Selling Shareholders and the Shareholder Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, any Selling Shareholder or the Shareholder Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, each Selling Shareholder and the Shareholder Representative shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Shareholder Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by all applicable Laws.

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7.14 Documents and Information. After the Closing Date, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Purchaser or its Subsidiaries (including the Company) without first advising Purchaser Representative in writing and giving Purchaser Representative a reasonable opportunity to obtain possession thereof.

7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing certain directors of Purchaser and the Company to resign, so that effective as of the Closing, the Board of Directors of Purchaser and the Company will each consist of the same seven (7) individuals (the “Post-Closing Boards”). Effective as of immediately prior to the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Boards: three (3) persons designated by Purchaser prior to the Closing (the “Purchaser Designees”), and four (4) persons designated by the Company prior to the Closing (the “Company Designees and together with the “Purchaser Designees”, the “Post-Closing Directors”). At least three (3) of the Post-Closing Directors shall be required to qualify as independent directors under Nasdaq rules. At or prior to the Closing, each Post-Closing Director shall sign an Indemnification Agreement, in form and substance reasonably acceptable to Purchaser, the Company and each Post-Closing Director in substantially the form attached hereto as Exhibit E.

(b) The Parties shall take all action necessary, including causing executive officers to resign as necessary, so that the individuals serving as the executive officers of Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to such roles, in which case, such other person identified by the Company shall serve in such role for Purchaser post-closing).

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7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “D&O Indemnified Persons”) as provided in their respective Governing Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause the Governing Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Governing Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the consummation of the transactions contemplated by this Agreement and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s and the Company’s directors and officers, Purchaser shall be permitted prior to the Closing to obtain, and the Company shall fully pay the premium for, a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, (ii) Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses and (iv) any other Liabilities of Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Purchaser and the Company.

7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares to be issued by Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Purchaser shall use its reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. Purchaser shall not terminate, or amend or waive in any manner materially adverse to Purchaser, any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or Purchaser reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to Purchaser or the Company than those set forth in existing Subscription Agreements. If Purchaser elects to seek such additional Subscription Agreements (with, solely with respect to any additional Subscription Agreements containing terms that are substantially different from the terms of Subscription Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Purchaser will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by Purchaser and any other Contracts between Purchaser and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to Purchaser their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of Purchaser, not to be unreasonably withheld, delayed or conditioned.

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7.19 New Incentive Equity Plan. Prior to the Closing Date, Purchaser shall approve and adopt the New Incentive Equity Plan in the form attached hereto as Exhibit D (with such changes as may be agreed by Purchaser and the Company). Within thirty (30) days after the Closing, Purchaser shall file a registration statement on Form S-8 (or other applicable form) with respect to the Purchaser Class A Ordinary Shares issuable under the New Incentive Equity Plan, and Purchaser shall use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as awards granted pursuant to the New Incentive Equity Plan remain outstanding.

7.20 Tax Matters.

(a) The Selling Shareholders shall prepare or cause to be prepared at their own expense and the Company shall file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”) that are filed after the Closing Date, other than any Tax Return due for the short tax period ending on the Closing Date (the “Final Pre-Closing Period”). The Shareholder Representative shall provide Purchaser with a copy of the Tax Returns prepared under this Section 7.20(a) at least twenty (20) days prior to the filing of such Tax Returns, and the Selling Shareholders will incorporate any reasonable comments made by Purchaser within such 20-day period; provided, that nothing herein shall require the Company to file any Tax Return that, in the opinion of Purchaser’s tax advisors, is not complete and accurate; provided, further, that the Selling Shareholders shall not take any position or apply any methodology in preparing any such Tax Return that is not consistent with the Tax practices and methodologies consistently applied in the ordinary course of business by the Company and its Subsidiaries in the preparation of its Tax Returns relating to prior taxable periods (such as, for example and without limitation, practices with respect to the calculation of depreciation expense deductions), provided that such practices and methodologies comply with applicable Law. Except as required by Law, without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company, any of its Subsidiaries, Purchaser nor any Affiliate of the Company, the Subsidiaries or Purchaser shall file any amended Tax Return with respect to any such period. To the extent permitted by applicable Law, neither the Company nor its Subsidiaries shall carry back any Tax attribute to any such period. Purchaser shall have the right to handle, defend, conduct and control any Tax Claim relating to any Tax refund arising by operation of the preceding sentence; provided, that Purchaser shall consult periodically with the Shareholder Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Shareholder Representative about the conduct of such Tax Claim. Purchaser shall not have the right to compromise or settle any such Tax Claim relating to a refund without the prior consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

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(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries relating to: (i) the Final Pre-Closing Period; and (ii) taxable periods that begin before and end after the Closing Date (“Straddle Periods”). Purchaser shall deliver to the Shareholder Representative copies of each such Tax Return relating to the Final Pre-Closing Period and Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Liability in respect of any Taxes required to be paid with such Tax Return (computed in accordance with Section 7.20(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Shareholder Representative to review and comment on such Tax Return and Tax Statement prior to filing. Purchaser shall not file any such Tax Return relating to the Final Pre-Closing Period and Straddle Periods without the prior written consent of the Shareholder Representative (which shall not be unreasonably withheld, conditioned or delayed); provided that the failure of the Shareholder Representative to deliver written consent to Purchaser prior to the due date for filing such Tax Return shall be deemed to constitute consent. If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Purchaser shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(c) Not later than two (2) days prior to the due date for the payment of Taxes on any Tax Returns relating to Pre-Closing Periods or Straddle Periods, the Shareholder Representative for and on behalf of the Selling Shareholders shall pay to Purchaser the amount of cash Taxes payable shown on the Tax Return (in the case of a Pre-Closing Period other than the Final Pre-Closing Period) or the Tax Statement (in the case of the Final Pre-Closing Period and a Straddle Period).

(d) The Company and each Subsidiary will, unless prohibited by applicable Law, close the taxable year of the Company and each Subsidiary as of the close of business on the Closing Date. If applicable Law does not permit the Company or any Subsidiary to close its taxable year on the Closing Date, the Taxes, if any, attributable to such Straddle Period shall be allocated: (i) to the Selling Shareholders for the period up to and including the close of business on the Closing Date; and (ii) to Purchaser for the period subsequent to the Closing Date, pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. For the avoidance of doubt, all management bonuses, severance payments, interest payments and deductible financing costs and expenses accrued or paid by the Company or its Subsidiaries on or prior to the Closing Date, including, without limitation, the Transaction Expenses, shall be treated as incurred in a Pre-Closing Period or the pre-Closing portion of the Straddle Period, as appropriate.

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(e) Notwithstanding any other provisions hereof, if an audit or other proceeding is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to a Tax liability of the Company or any Subsidiary relating to a Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (a “Tax Claim”), Purchaser shall promptly notify the Shareholder Representative of such audit or other proceeding, proposed adjustment or claim. Purchaser shall have the right to handle, defend, conduct and control any such Tax Claim; provided, that Purchaser shall consult periodically with the Shareholder Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Shareholder Representative about the conduct of such audit or contest. Purchaser shall not have the right to compromise or settle any such Tax Claim which would result in an increased Tax liability or a decreased refund to the Shareholder Representative without the prior consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Any refunds (and any interest received thereon) of any Tax imposed on the Company or any Subsidiary for any Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (determined in accordance with Section 7.20(d)) shall be payable to the Selling Shareholders.

(g) Following the Closing, Purchaser and the Shareholder Representative shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Company and its Subsidiaries. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Purchaser and the Shareholder Representative shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Company and its Subsidiaries with respect to a taxable period until the later of 60 days after the expiration of all applicable statutes of limitations and extensions thereof; or the conclusion of all litigation with respect to Taxes for such period.

ARTICLE VIII

NO SURVIVAL

8.1 No Survival. Representations and warranties of the Company, Purchaser and the Selling Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Purchaser or the Selling Shareholders pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Purchaser, and the Selling Shareholders and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Purchaser or the Selling Shareholders or their respective Representatives with respect thereto. The covenants and agreements made by the Company and Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (where permissible) by the Company, Selling Shareholders and Purchaser, as applicable, of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with Purchaser’s Governing Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(g) Appointment of Directors and Officers. The post-Closing officers and directors of Purchaser and the Company identified on Schedule 9.1(g) shall have been duly elected or appointed effective as of the Closing, consistent with the requirements of their respective Governing Documents, each to hold office in accordance until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, and each such director and officer shall have entered into an Indemnification Agreement.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i) Nasdaq Listing. The Purchaser Class A Ordinary Shares issued as Consideration Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(j) Directors and Officers Insurance. The Company shall have obtained directors and officers insurance with terms and policy limits acceptable to Purchaser.

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9.2 Conditions to Obligations of Purchaser.

In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Selling Shareholders pursuant hereto shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or the Selling Shareholders, as the case may be.

(b) Agreements and Covenants. The Company and the Selling Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or any Selling Shareholder since the Agreement Date which is continuing and uncured.

(d) Certain Ancillary Documents. Each Executive Employment Agreement and Indemnification Agreement shall be in full force and effect in accordance with the terms thereof, effective as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by the chief executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c).

(ii) Secretary Certificate. The Company shall have delivered to Purchaser a certificate executed by the Company’s Secretary certifying as to the validity and effectiveness of, and attaching (A) copies of the Company’s Governing Documents as in effect as of the Closing, (B) the requisite resolutions of the Company’s board of directors and shareholders, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, the consummation of the transactions contemplated hereby and thereby, the adoption by the Company of the Company Amended Charter in a form acceptable to Purchaser, and the election of Company officers and directors listed on Schedule 9.1(g), and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Certified Company Amended Charter. The Company shall have filed the Company Amended Charter, and shall have delivered to Purchaser a copy thereof, in effect as of immediately prior to the Closing, certified by the proper Governmental Authority.

(v) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the Parties thereto.

(vi) Executive Employment Agreements. The Purchaser shall have received Executive Employment Agreements duly executed by each Key Executive, in each case effective as of the Closing, in form and substance acceptable to Purchaser.

(vii) Indemnification Agreements. The Company shall have delivered to Purchaser copies of Indemnification Agreements duly executed by each officer and director of the Company.

(viii) Share Certificates and Transmittal Documents. Each Selling Shareholder shall have delivered to Purchaser Company Certificate(s) representing all Company Shares held by such Selling Shareholder, duly endorsed in blank or accompanied by share transfer powers, and such other transmittal documents required for transfer on the books of the Company and acceptable to Purchaser.

(ix) Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding convertible securities.

(x) Resignations. Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company listed on Schedule 9.2(e)(x) prior to the Closing.

9.3 Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and

(ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of Purchaser’s obligations and complied in all material respects with all of Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Governing Documents as in effect as of the Closing Date (after giving effect to the Conversion), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Representation and Warranty Insurance. The Purchaser shall have received representation and warranty insurance in an amount customary of a transaction of this size.

(v) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the Parties thereto.

9.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Sections 9.1-9.3, as the case may be, if such failure was caused by such Party’s failure to comply in any material way with any material provision of this Agreement.

ARTICLE X

TERMINATION AND EXPENSES

10.1 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Company and Purchaser;

(b) by written notice by the Company or Purchaser if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by November 18, 2022 (the “Expiration Date”) (provided, that if Purchaser seeks and obtains one or more Extensions, Purchaser shall have the right with respect to each extension, by providing written notice thereof to the Company and the Company, to extend the Expiration Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination as described in the IPO Prospectus pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date;

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(c) the Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has materially breached any covenant, representation or warranty in any material respect contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the Agreement Date or, if later, the date of such breach),and (ii) such breach is not curable or, if curable, has not been cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Expiration Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if either the Company or any Selling Shareholder is in material breach of any covenant, representation or warranty contained in this Agreement on the date of such written notice;

(d) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if: (i) the Company or any Selling Shareholder has materially breached any covenant, representation or warranty in any material respect contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in the failure of a condition set forth in Sections 9.2(a) or 9.2(b) to be satisfied (treating the Closing Date for such purposes as the Agreement Date or, if later, the date of such breach), and (ii) such breach is not curable or, if curable, such breach has not been cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Expiration Date (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or

(e) by the Company or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not non- appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(e) will not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 10.1(e) occurring;

(f) by written notice by Purchaser to the Company and the Shareholder Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least twenty (20) days after written notice of such Material Adverse Effect is provided by Purchaser to the Company;

(g) by written notice by Purchaser to the Company and the Shareholder Representative, if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(h) by written notice by Purchaser to the Company and the Shareholder Representative, if the Company shall fail to deliver the Audited Annual Company Financials for the year ended December 31, 2021 to Purchaser by August 31, 2022.

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10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.3, 11.1, Article XIV and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Sections 7.3, 11.1 and Article XIV, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all expenses, filing fees, costs and deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO, upon consummation of a Business Combination and any Extension Expenses.

ARTICLE XI

WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Shareholder Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s Public Shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its Business Combination or in connection with an amendment to Purchaser’s Governing Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Shareholder Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Shareholder Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Shareholder Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Shareholder Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Shareholder Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Shareholder Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Shareholder Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Shareholder Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Shareholder Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Shareholder Representative (on behalf of the Selling Shareholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, to:

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8
Jalan Kerinchi, Bangsar South
Wilayah Persekutuan

Kuala Lumpur, Malaysia 59200
Attn: Swee Guan Hoo

Telephone No.: +(60) 3270 47622 E-mail: sghoo@energemcorp.com with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street, NW, Suite 420

Washington, DC 20006
Attn:  Debbie A. Klis Esq.

  Debra B. Vernon, Esq.

Telephone No.: (202) 935-3390
Email:  deborrah.klis@rimonlaw.com

   debra.vernon@rimonlaw.com

If to Purchaser Representative, to:

Mr. Swee Guan Hoo

c/o Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan

Kuala Lumpur, Malaysia 59200

Telephone No.: +(60) 3270 47622

E-mail: sghoo@energemcorp.com

with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street, NW, Suite 420

Washington, DC 20006

Attn:  Debbie A. Klis Esq.

  Debra B. Vernon, Esq.

Telephone No.: (202) 935-3390
Email:  deborrah.klis@rimonlaw.com

   debra.vernon@rimonlaw.com

If to the Company, to:

Graphjet Technology Sdn. Bhd.

Unit No. L4-E-8, Enterprise 4

Technology Park Malaysia

5700 Bukit Jalil

Kuala Lumpur, Malaysia

Attn: Lee Ping Wei

Telephone No.: 018 272 7799

E-mail: aidenlee@graphjettech.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Selling Shareholders or the Shareholder Representative, at the respective address specified in Exhibit A-1.

With a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

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12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser and the Company (and after the Closing, Purchaser Representative and the

Shareholder Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.4. A party must, in the first instance, provide written notice of any Dispute to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by binding (absent fraud or manifest error) arbitration pursuant to the then-existing procedures of the AIAC (the “AIAC Procedures”). Any party involved in such Dispute may submit the Dispute to the AIAC to commence the proceedings after the Resolution Period. To the extent that the AIAC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AIAC promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AIAC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements governed by Delaware law. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Kuala Lumpur, Malaysia. The language of the arbitration proceedings shall be English. Each party to the Dispute shall bear its own costs and expenses of the arbitration, and the costs and expenses of the arbitrator and the AIAC shall be divided equally among the parties to the Dispute. Any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.

12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 12.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or in any other court in the State of Delaware or any appellate court thereof) (the “Specified Courts”). Subject to Section 12.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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12.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, the Company, Purchaser Representative and the Shareholder Representative. Notwithstanding anything to the contrary set forth in the prior sentence, a Selling Shareholder named on Exhibit A-1 hereto may transfer Company Shares (a “Transfer”) to a party named on Exhibit A-2 hereto (a “Transferee”) without amendment of this Agreement, provided that as a condition to such transfer being effected, such Transferee executes and delivers to the other Parties hereto a Joinder Agreement by and among such Transferee, Selling Shareholder, the Company and Purchaser, in the form attached as Exhibit F hereto, agreeing in writing to become a Party to this Agreement and the Selling Shareholder Documents as a “Selling Shareholder” and to be bound by any and all of the terms and conditions hereof and thereof. Each Selling Shareholder hereby agrees to cause a Transferee to take all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws, including but not limited to applicable securities laws, and to consummate any Transfer contemplated by this Section 12.9 as soon as reasonably practicable, including preparing and filing as soon as practicable all necessary documentation.

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12.10 Waiver. Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Shareholder Representative on behalf of itself and the Selling Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non- Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non- Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Purchaser Representative or Shareholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Purchaser Representative.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. The Parties expressly disclaim, renounce, and waive any and all rights pursuant to, all prior verbal negotiations and agreements related to the subject matter hereof.

12.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with Applicable Accounting Standards; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its shareholders under the Cayman Companies Act, as then applicable, or its Governing Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

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12.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.15 Purchaser Representative.

(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Swee Guan Hoo, in the capacity as Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Closing and their respective successors and assigns). All decisions and actions by Purchaser Representative shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. Purchaser Representative hereby accepts its appointment and authorization as Purchaser Representative under this Agreement.

(b) Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of Purchaser Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by Purchaser Representative. In no event shall Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Purchaser Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

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(c) The Person serving as Purchaser Representative may resign upon ten (10) days’ prior written notice to Purchaser and the Shareholder Representative, provided, that Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.16 Shareholder Representative.

(a) The Selling Shareholders, on behalf of itself and any successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Lee Ping Wei, in the capacity as the Shareholder Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Shareholder Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Shareholder Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Shareholder Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Shareholder Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of- pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Shareholder Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Shareholder Representative is specifically authorized and directed to act on behalf of, and for the benefit of, all Selling Shareholders and their respective successors and assigns. All decisions and actions by the Shareholder Representative shall be binding upon each Selling Shareholder and its successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.16 are irrevocable and coupled with an interest. The Shareholder Representative hereby accepts its appointment and authorization as the Shareholder Representative under this Agreement.

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(b) Any other Person, including the Purchaser Representative, Purchaser and the Company, may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the Selling Shareholders under any Shareholder Representative Documents. The Purchaser Representative, Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Shareholder Representative as to (i) any payment instructions provided by the Shareholder Representative or (ii) any other actions required or permitted to be taken by the Shareholder Representative hereunder, and no Selling Shareholder shall have any cause of action against the Purchaser Representative, Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Shareholder Representative. The Purchaser Representative, Purchaser and the Company shall not have any Liability to any Selling Shareholder for any allocation or distribution among the Selling Shareholders by the Shareholder Representative of payments made to or at the direction of the Shareholder Representative. All notices or other communications required to be made or delivered to a Selling Shareholder under any Shareholder Representative Document shall be made to the Shareholder Representative for the benefit of such Selling Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Selling Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Selling Shareholder shall be made by the Shareholder Representative (except for a notice under Section 10.15(d) of the replacement of the Shareholder Representative).

(c) The Shareholder Representative shall not be liable for any act done or omitted under any Shareholder Representative Document as the Shareholder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Selling Shareholders shall indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under any Shareholder Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. In no event shall the Shareholder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Shareholder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Shareholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Shareholder Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Shareholder Representative under this Section 12.16 shall survive the Closing and continue indefinitely.

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(d) The Person serving as the Shareholder Representative may resign upon ten (10) days’ prior written notice to the other Parties to this Agreement, provided that the Shareholder Representative appoints in writing a replacement Shareholder Representative and provides written notice of the identity of such successor to the other Parties hereto. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any such successor Shareholder Representatives.

12.17 Legal Representation. The Parties agree that, notwithstanding the fact that Rimon, P.C. and Ogier may have, prior to Closing, jointly represented Purchaser, Purchaser Representative and/or Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Rimon, P.C. and Ogier will be permitted in the future, after Closing, to represent Sponsor, Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Shareholder Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Rimon, P.C.’s future representation of one or more of Sponsor, Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of Purchaser, the Company and/or the Shareholder Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Rimon, P.C. or Ogier of Purchaser, Sponsor, Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Purchaser Representative shall each be deemed a client of Rimon, P.C. and Ogier with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor and Purchaser Representative, shall be controlled by Sponsor and Purchaser Representative and shall not pass to or be claimed by Purchaser or the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates (including, after the Closing Date, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIII
LOCK-UP PROVISIONS

13.1 Lock-Up Provisions.

(a) Each Selling Shareholder hereby agrees, severally and not jointly, during the period commencing from the Closing and ending on the earlier of (x) six (6) months after the date of the Closing and (y) the date after the Closing on which Purchaser consummates a liquidation, merger, capital share exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of Purchaser’s shareholders having the right to exchange their Purchaser Ordinary Shares for cash, securities, or other property (the “Lock-Up Period”) to not:

(i)	lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Purchaser Class A Ordinary Shares received by each Selling Shareholder in the transactions contemplated by this Agreement (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”);

(ii)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities; or

(iii)	publicly disclose the intention to do any of the foregoing;

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whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”).

(b) The foregoing shall not apply to the transfer of any or all of the Restricted Securities (I) to any Permitted Transferee or (II) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in either of cases (I) or (II), it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and other applicable law, and that the transferee executes and delivers to Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to each Selling Shareholder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement.

(c) As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of such Selling Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of such Selling Shareholder or the immediate family of such Selling Shareholder, (3) if Selling Shareholder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, officers, directors, general partners, limited partners, members, or shareholders of such entity that receive such transfer as a distribution, or related investment funds or vehicles controlled or managed by such persons or their respective affiliates, (5) to any affiliate of such Selling Shareholder, and (6) any transferee whereby there is no change in beneficial ownership. Each Selling Shareholder further agrees to execute such agreements as may be reasonably requested by Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(d) If any Prohibited Transfer is made or attempted contrary to the provisions of this Article XIII, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose, and shall refuse to record any such purported transfer of the Restricted Securities in the books of the Company. In order to enforce this Article XIII, Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of each Selling Shareholder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

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(e) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SHARE PURCHASE AGREEMENT, DATED AS OF AUGUST 1, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, each Selling Shareholder shall retain all of its rights as a shareholder of Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

(g) The foregoing notwithstanding, to the extent any Subject Party is granted a release or waiver from the restrictions contained in this Article XIII prior to the expiration of the Lock-Up Period, then all Subject Parties shall be automatically granted a release or waiver from the restrictions contained in this Article XIII to the same extent, on substantially the same terms as and on a pro rata basis with, each Selling Shareholder to which such release or waiver is granted.

(h) Authorization on Behalf of Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions, or other authorizations under this Agreement on behalf of Purchaser, including enforcing Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken, and authorized by majority of the disinterested independent directors of Purchaser’s board of directors. In the event that Purchaser at any time does not have any disinterested directors, so long as each Selling Shareholder has any remaining obligations under this Agreement, Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that an affiliate of a Subject Party serves as a director, officer, employee, or other authorized agent of Purchaser or any of its current or future affiliates, neither each Selling Shareholder nor its affiliate shall have authority, express or implied, to act or make any determination on behalf of Purchaser or any of its current or future affiliates in connection with this Agreement or any dispute or Action with respect hereto.

ARTICLE XIV

DEFINITIONS

14.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 14.1:

AIAC

“Accounting Principles” means in accordance with GAAP or IFRS as in effect at the date of the financial statement to which it refers and to which such standards are applicable, or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Company Financials.

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“Applicable Accounting Standards” means either GAAP or IFRS, as applicable to the financial statement to which it refers.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be Affiliates of Purchaser prior to the Closing.

“Agreement” has the meaning set forth in the Recitals.

“AIAC” means the Asian International Arbitration Centre or any successor entity conducting arbitrations.

“Amended and Restated Memorandum and Articles of Association” means Purchaser’s amended and restated memorandum and articles of association, governed by Cayman Companies Act, as amended from time-to-time.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Annual Company Financials” has the meaning set forth in Section 4.7(a).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. anti-trust laws and all other applicable Laws and Orders issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Company Financials” has the meaning set forth in Section 7.4.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each employee benefit plan maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and the Cayman Islands are generally open for use by customers on such day.

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“Cash” means the aggregate amount of cash, bank deposits and marketable securities, in each case as defined in accordance with Applicable Accounting Standards. For the avoidance of doubt, Cash shall (a) include checks, wires and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s account and (b) be reduced by the sum of (i) any outstanding checks issued by the Company and (ii) any cash overdrafts and negative balances in the Company’s account.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands (as the same may be amended from time to time).

“Chairman” means Mr. Lim Hooi Beng in his capacity as Chairman of the Company.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Indebtedness” means, as of immediately before the effective time of the Closing, (i) the aggregate amount of all Indebtedness of the Company, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“CMSA” means the Capital Markets and Services Act 2007.

“Code” means Malaysian Code on Take-Overs and Mergers 2016.

“Company” has the meaning set forth in the Recitals.

“Company Amended Charter” means the amended Governing Documents of the Company to be filed by the Company prior to the Closing.

“Company Benefit Plan” has the meaning set forth in Section 4.19.

“Company Closing Cash” means the amount of the Company’s Cash as of 12:01AM on the Closing Date.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Financials” has the meaning set forth in Section 4.7(a).

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“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, the Convertible Securities and any other securities of the Company.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shares” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 7.13.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contract” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Encumbrances” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other securities laws of any jurisdiction or other restrictions arising from applicable securities laws of any jurisdiction shall not represent an Encumbrance.

“Energem Class A Ordinary Shares” means the Purchaser Class A Ordinary Shares, par value $0.0001 per share, of the Company.

“Energem Class B Ordinary Shares” means the Founder Shares, which are the Class B ordinary shares, par value $0.0001 per share, of the Company.

“Environmental Law” means any and all applicable Laws relating to pollution, human health and safety (to the extent related to Hazardous Materials), or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

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“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.20.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10.1(b).

“Extension” has the meaning set forth in Section 7.3(a).

“Extension Expenses” has the meaning set forth in Section 7.3(b)(iv).

“Final Pre-Closing Period” has the meaning set forth in Section 7.20(a).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles in the United States in effect as of the date hereof.

“Governing Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means the International Financial Reporting Standards in effect as of the date hereof.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with Applicable Accounting Standards, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Insider Letter” means that certain Letter Agreement dated as of November 18, 2021 by and among Purchaser, Sponsor and other parties, as filed as Exhibit 10.7 to the Current Report on Form 8- K filed by Purchaser with the SEC on November 19, 2021.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Interim Period” has the meaning set forth in Section 7.1(a).

“Interim Financial Statements” has the meaning set forth in Section 7.4.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser dated as of November 15, 2021, and filed with the SEC on November 17, 2021 (File No. 333-259443).

“IPO Underwriter” means EF Hutton, a division of Benchmark Investments, LLC.

“IRS” means the Internal Revenue Service.

“Key Executives” means Messrs. Lim Hooi Beng (Chairman), Aw Jeen Rong (Executive Director), Lee Ping Wei (Chief Executive Officer) and Liu Yu (Chief Technology Officer and Chief Science Officer).

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the Key Executives and directors of the Company, after reasonable inquiry, or (ii) with respect to any other Party,

(A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

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“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under Applicable Accounting Standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means losses, liabilities, obligations and damages and any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement and reasonable attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses but excluding any special, incidental, consequential, and/or punitive damages unless any such special, incidental, consequential, and/or punitive damages are paid by an Indemnified Party to a third party in connection with a Third-Party Claim.

“Malaysian Companies Act” means the Laws of Malaysia, Act 125, Companies Act 2016.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in Applicable Accounting Standards or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

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“Material Contracts” has the meaning set forth in Section 4.12.

“Nasdaq” means the Nasdaq Global Market, LLC.

“Net Working Capital Amount” means, as of the Closing, (i) all current assets of the Company (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), as determined in accordance with the Accounting Principles.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, permits, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Permitted Transferee” has the meaning set forth in Section 13.1(c).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investors” has the meaning set forth in the Recitals.

“Privacy Laws” means all applicable Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data, and any and all similar applicable Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pre-Closing Periods” has the meaning set forth in Section 7.20(a).

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Prohibited Transfer” has the meaning set forth in Section 13.1(a).

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Documents” means collectively this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby.

“Purchaser Class A Ordinary Shares” means the Energem Class A Ordinary Shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by any other Party or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to any other Party or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of Purchaser.

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“Purchaser Private Units” means the units issued by Purchaser in a private placement to Energem LLC at the time of the consummation of the IPO consisting of one (1) Purchaser Class A Ordinary Share and one Purchaser Private Warrant.

“Purchaser Private Warrants” means one redeemable warrant that was included as part of each Purchaser Private Unit, entitling the holder of one whole warrant thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one redeemable warrant that was included as part of each Purchaser Public Unit, entitling the holder thereof of one whole warrant to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, Purchaser Preference Shares and Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser’s Governing Documents” means the Amended and Restated Memorandum and Articles of Association of Purchaser adopted under the Cayman Companies Act by special resolution passed on November 18, 2021, as amended from time to time.

“Redemption” has the meaning set forth in Section 7.11(a).

“Redemption Price” means an amount equal to the price at which each share of Purchaser Ordinary Shares is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit B hereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

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“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Shareholder(s)” has the meaning set forth in the Recitals.

“Selling Shareholder Documents” has the meaning set forth in Section 5.1.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Energem LLC, a Cayman Islands limited liability company.

“Straddle Periods” has the meaning set forth in Section 7.20(b).

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tangible Assets” means all machinery, office equipment, furniture, fixtures, trade fixtures, vehicles, rolling stock, molds, tools and other tangible assets (other than inventory or real estate).

“Target Net Working Capital Amount” means an amount equal to US$30,000.

“Tax Claim” has the meaning set forth in Section 7.20(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Tax Statement” has the meaning set forth in Section 7.20(b).

“Taxes” means (a) all direct or indirect applicable federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

“Top Customers” has the meaning set forth in Section 4.24.

“Top Suppliers” has the meaning set forth in Section 4.24.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Company or any Selling Shareholder incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, share transfer or other similar transfer Taxes imposed on Purchaser or the Company in connection transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

74

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 18, 2021, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means the Warrant Agreement, dated November 18, 2021, by and between Purchaser and the Trustee.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

75

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement or caused this Agreement to be duly executed and delivered as a deed as of the day and year first above written.

THE COMPANY:

GRAPHJET TECHNOLOGY SDN. BHD.

By:	/s/ Lee Ping Wei
Name:	Lee Ping Wei
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ LIM HOOI BENG
LIM HOOI BENG

/s/ AW JEEN RONG
AW JEEN RONG

/s/ Lee Ping Wei
LEE PING WEI

SHAREHOLDER REPRESENTATIVE:

Lee Ping Wei, solely in his capacity as Purchaser Representative

By:	/s/ Lee Ping Wei

[Signature Page to Share Purchase Agreement]

PURCHASER:

ENERGEM CORP.

By:	/s/ Swee Guan Hoo
Name:	Swee Guan Hoo
Title:	Chief Executive Officer

PURCHASER REPRESENTATIVE:

Swee Guan Hoo, solely in his capacity as Purchaser Representative

By:	/s/ Swee Guan Hoo

[Signature Page to Share Purchase Agreement]

EXHIBIT A-1

SELLING SHAREHOLDERS

Name and Address of Selling Shareholder	Number of Shares	Percentage of Ownership
LIM HOOI BENG 32, JALAN AWAN KECIL 7 TAMAN OVERSEAS UNION 58200 KUALA LUMPUR	1,450,058	58.0%
AW JEEN RONG A-4-3, FLORA GREEN CONDOMINIUM, JALAN SG LONG, BANDAR SG LONG, KAJANG 43000, SELANGOR	525,021	21.1%
LEE PING WEI * 44, LORONG ALMA JAYA 31 TAMAN ALMA JAYA 14000 BUKIT MERTAJAM PULAU PINANG MALAYSIA	525,021	21.1%

*To be used as the address for notices to the Shareholder Representative.

EXHIBIT A-2

ALLOCATION SCHEDULE

Annex B

Companies Act (Revised)

Company Limited by Shares

AMENDED & RESTATED

memorandum of association

OF

GRAPHJET TECHNOLOGY

(Adopted by special resolution passed on [           ] 2022)

Companies Act (Revised)

Company Limited by Shares

Amended & Restated

Memorandum of Association

of

Graphjet Technology

(Adopted by special resolution passed on [  ] 2022)

1	The name of the Company is Graphjet Technology.

2	The Company was formerly known as Energem Corp.

3	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

4	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

5	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

6	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

7	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

8	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

9	The share capital of the Company is US$50,000 divided into 479,000,000 Class A Ordinary Shares of US$0.0001 each, 20,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 preference Shares of US$0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

10	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited by Shares

Graphjet Technology

AMENDED & RESTATED
ARTICLES of association

(Adopted by special resolution passed on [           ] 2022)

CONTENTS

1	Definitions, interpretation and exclusion of Table A	1

	Definitions	1

	Interpretation	3

	Exclusion of Table A Articles	4

2	Shares	4

	Power to issue Shares and options, with or without special rights	4

	Power to issue fractions of a Share	5

	Power to pay commissions and brokerage fees	5

	Trusts not recognised	5

	Power to vary class rights	6

	Effect of new Share issue on existing class rights	6

	Capital contributions without issue of further Shares	6

	No bearer Shares or warrants	6

	Treasury Shares	7

	Rights attaching to Treasury Shares and related matters	7

3	Register of Members	7

4	Share certificates	7

	Issue of share certificates	7

	Renewal of lost or damaged share certificates	8

5	Lien on Shares	8

	Nature and scope of lien	8

	Company may sell Shares to satisfy lien	8

	Authority to execute instrument of transfer	9

	Consequences of sale of Shares to satisfy lien	9

	Application of proceeds of sale	9

6	Calls on Shares and forfeiture	9

	Power to make calls and effect of calls	9

	Time when call made	10

	Liability of joint holders	10

	Interest on unpaid calls	10

	Deemed calls	10

	Power to accept early payment	10

	Power to make different arrangements at time of issue of Shares	10

	Notice of default	10

	Forfeiture or surrender of Shares	11

	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	11

	Effect of forfeiture or surrender on former Member	11

	Evidence of forfeiture or surrender	12

	Sale of forfeited or surrendered Shares	12

7	Transfer of Shares	12

	Form of transfer	12

	Power to refuse registration	12

	Power to suspend registration	12

	Company may retain instrument of transfer	12

8	Transmission of Shares	13

	Persons entitled on death of a Member	13

	Registration of transfer of a Share following death or bankruptcy	13

	Indemnity	13

	Rights of person entitled to a Share following death or bankruptcy	13

9	Alteration of capital	14

	Increasing, consolidating, converting, dividing and cancelling share capital	14

	Dealing with fractions resulting from consolidation of Shares	14

	Reducing share capital	14

10	Redemption and purchase of own Shares	14

	Power to issue redeemable Shares and to purchase own Shares	14

	Power to pay for redemption or purchase in cash or in specie	15

	Effect of redemption or purchase of a Share	15

11	Meetings of Members	15

	Power to call meetings	15

	Content of notice	16

	Period of notice	17

	Persons entitled to receive notice	17

	Publication of notice on a website	17

	Time a website notice is deemed to be given	17

	Required duration of publication on a website	18

	Accidental omission to give notice or non-receipt of notice	18

12	Proceedings at meetings of Members	18

	Quorum	18

	Lack of quorum	18

	Use of technology	18

	Chairman	18

	Right of a director to attend and speak	19

	Adjournment	19

	Method of voting	19

	Taking of a poll	19

	Chairman’s casting vote	19

	Amendments to resolutions	19

	Written resolutions	20

	Sole-member company	20

13	Voting rights of Members	20

	Right to vote	20

	Rights of joint holders	21

	Representation of corporate Members	21

	Member with mental disorder	21

	Objections to admissibility of votes	22

	Form of proxy	22

	How and when proxy is to be delivered	22

	Voting by proxy	23

14	Number of directors	23

15	Appointment, disqualification and removal of directors	23

	No age limit	23

	Corporate directors	23

	No shareholding qualification	23

	Appointment and removal of directors	23

	Resignation of directors	25

	Termination of the office of director	25

16	Alternate directors	25

	Appointment and removal	25

	Notices	26

	Rights of alternate director	26

	Appointment ceases when the appointor ceases to be a director	27

	Status of alternate director	27

	Status of the director making the appointment	27

17	Powers of directors	27

	Powers of directors	27

	Appointments to office	27

	Remuneration	28

	Disclosure of information	28

18	Delegation of powers	28

	Power to delegate any of the directors’ powers to a committee	28

	Power to appoint an agent of the Company	29

	Power to appoint an attorney or authorised signatory of the Company	29

	Power to appoint a proxy	29

19	Meetings of directors	29

	Regulation of directors’ meetings	29

	Calling meetings	30

	Notice of meetings	30

	Period of notice	30

	Use of technology	30

	Place of meetings	30

	Quorum	30

	Voting	30

	Validity	30

	Recording of dissent	30

	Written resolutions	31

	Sole director’s minute	31

20	Permissible directors’ interests and disclosure	31

	Permissible interests subject to disclosure	31

	Notification of interests	31

	Voting where a director is interested in a matter	32

21	Minutes	32

22	Accounts and audit	32

	Accounting and other records	32

	No automatic right of inspection	32

	Sending of accounts and reports	32

	Time of receipt if documents are published on a website	33

	Validity despite accidental error in publication on website	33

	Audit	33

23	Financial year	34

24	Record dates	34

25	Dividends	34

	Declaration of dividends by Members	34

	Payment of interim dividends and declaration of final dividends by directors	35

	Apportionment of dividends	35

	Right of set off	35

	Power to pay other than in cash	35

	How payments may be made	36

	Dividends or other moneys not to bear interest in absence of special rights	36

	Dividends unable to be paid or unclaimed	36

26	Capitalisation of profits	36

	Capitalisation of profits or of any share premium account or capital redemption reserve	36

	Applying an amount for the benefit of members	37

27	Share premium account	37

	Directors to maintain share premium account	37

	Debits to share premium account	37

28	Seal	37

	Company seal	37

	Duplicate seal	38

	When and how seal is to be used	38

	If no seal is adopted or used	38

	Power to allow non-manual signatures and facsimile printing of seal	38

	Validity of execution	38

29	Indemnity	38

	Indemnity	38

	Release	39

	Insurance	39

	Form of notices	39

	Electronic communications	40

	Persons authorised to give notices	40

	Delivery of written notices	40

	Joint holders	40

	Signatures	40

	Evidence of transmission	40

	Giving notice to a deceased or bankrupt Member	41

	Date of giving notices	41

	Saving provision	41

30	Authentication of Electronic Records	41

	Application of Articles	41

	Authentication of documents sent by Members by Electronic means	41

	Authentication of document sent by the Secretary or Officers of the Company by Electronic means	42

	Manner of signing	42

	Saving provision	42

31	Transfer by way of continuation	43

32	Winding up	43

	Distribution of assets in specie	43

	No obligation to accept liability	43

	The directors are authorised to present a winding up petition	43

33	Amendment of Memorandum and Articles	43

	Power to change name or amend Memorandum	43

	Power to amend these Articles	44

34	Mergers and Consolidations	44

35	Class B Share Conversion	44

36	Business Combination	44

37	Certain Tax Filings	44

38	Business Opportunities	44

Companies Act (Revised)

Company Limited by Shares

Amended & Restated Articles of Association

of

Graphjet Technology

(Adopted by special resolution passed on [ ] 2022)

1	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force.

Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means, as appropriate:

(a)	these articles of association as amended from time to time: or

(b)	two or more particular articles of these Articles;

and Article refers to a particular article of these Articles.

Audit Committee means the audit committee of the Company formed pursuant to Article 22.8 hereof, or any successor audit committee.

Auditor means the person for the time being performing the duties of auditor of the Company.

Business Combination shall mean the acquisition by the Company of Graphjet Technology Sdn. Bhd., a Malaysian private limited company.

Business Day means a day other than (a) a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City (b) a Saturday or (c) a Sunday.

Cayman Islands means the British Overseas Territory of the Cayman Islands.

1

Class A Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

Class B Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

(b)	the day for which it is given or on which it is to take effect.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Company means the above-named company.

Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to Article 22.8 hereof, or any successor committee.

Default Rate means 10% (ten per cent) per annum.

Designated Stock Exchange means Nasdaq Capital Market or any other national securities exchange on which the Shares are listed for trading.

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fully Paid and Paid Up:

(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.

IPO means the initial public offering of units, consisting of Shares and warrants of the Company and rights to receive Shares of the Company.

Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.

2

Memorandum means the memorandum of association of the Company as amended from time to time.

Nominating and Corporate Governance Committee means the compensation committee of the board of directors of the Company established pursuant to Article 22.8 hereof, or any successor committee.

Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.

Public Share means the Class A Shares included in the units issued pursuant to the IPO

Register of Members means the register of Members maintained in accordance with the Act and includes (except where otherwise stated) any branch or duplicate register of Members.

SEC means the United States Securities and Exchange Commission.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means a Class A Share, Class B Share or a Preference Share in the share capital of the Company; and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Act.

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.

Treasury Shares means Shares of the Company held in treasury pursuant to the Act and Article 2.16.

Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

3

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

(j)	The words in person for the purposes of attendance at meetings include virtual attendance through the medium of conference telephone, video or any other form of communications equipment as may be authorised by these Articles.

Exclusion of Table A Articles

1.3	The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and options, with or without special rights

2.1	Subject to the provisions of the Act and these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2	Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)	either at a premium or at par;

(b)	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

4

2.3	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.

2.4	The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.

2.5	Each Share in the Company confers upon the Member:

(a)	the right to one vote at a meeting of the Members of the Company or on any resolution of Members;

(b)	a pro rata right in any dividend paid by the Company; and

(c)	a pro rata right in the distribution of the surplus assets of the Company on its liquidation.

Power to issue fractions of a Share

2.6	Subject to the Act, the Company may, but shall not otherwise be obliged to, issue fractions of a Share of any class or round up or down fractional holdings of Shares to its nearest whole number. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.7	The Company may, in so far as the Act permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

2.8	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.9	Except as required by Applicable Law:

(a)	the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

5

Power to vary class rights

2.10	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.11	For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.12	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.13	With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares - it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class - it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

2.14	The Company shall not issue Shares or warrants to bearers.

6

Treasury Shares

2.15	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)	the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.16	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

2.17	The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.18	Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.19	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the directors determine.

3	Register of Members

3.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.

3.2	The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Act. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

3.3	The title to Public Shares may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the Register of Members may be maintained in accordance with Section 40B of the Act.

4	Share certificates

Issue of share certificates

4.1	A Member shall only be entitled to a share certificate if the directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the directors may determine. If the directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the directors may issue to any Member:

(a)	without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

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4.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing the same number of relevant Shares shall have been surrendered and cancelled.

4.3	Every certificate shall bear legends required under the Applicable Laws.

4.4	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

4.5	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery. Share certificates shall be issued within the relevant time limit as prescribed by the Act, if applicable, or as the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority may from time to time determine or otherwise under Applicable Law, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of an instrument of transfer with the Company.

5	Lien on Shares

Nature and scope of lien

5.1	The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those moneys are presently payable.

5.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

5.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

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(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

5.4	The Shares may be sold in such manner as the directors determine.

5.5	To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

5.6	To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

5.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

5.8	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

6	Calls on Shares and forfeiture

Power to make calls and effect of calls

6.1	Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

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6.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

6.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

Time when call made

6.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

6.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

6.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

6.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

6.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

6.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

6.10	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

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(c)	any expenses which have been incurred by the Company due to that person’s default.

6.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

6.12	If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

6.13	The directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

6.14	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

6.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

6.16	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

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Evidence of forfeiture or surrender

6.17	A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

6.18	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

7	Transfer of Shares

Form of transfer

7.1	Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the SEC, the Designated Stock Exchange and federal and state securities laws of the United States, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

7.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration

7.3	If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 2.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Power to suspend registration

7.4	The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Company may retain instrument of transfer

7.5	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

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8	Transmission of Shares

Persons entitled on death of a Member

8.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

8.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

8.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

8.4	That person must produce such evidence of his entitlement as the directors may properly require.

8.5	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

8.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

8.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

8.8	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

8.9	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

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9	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

9.1	To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

9.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

9.3	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

10	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

10.1	Subject to the Act, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may by its directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

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(b)	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

10.2	When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 10.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

10.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

11	Meetings of Members

Power to call meetings

11.1	To the extent required by the Designated Stock Exchange, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Act or the rules and regulations of the Designated Stock Exchange) be obliged to, in each year hold any other general meeting.

11.2	The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).

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11.3	Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.

11.4	All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

11.5	The directors may call a general meeting at any time.

11.6	If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

11.7	The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

11.8	The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

11.9	The requisition must also:

(a)	specify the purpose of the meeting.

(b)	be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)	be delivered in accordance with the notice provisions.

11.10	Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

11.11	Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

11.12	Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice

11.13	Notice of a general meeting shall specify each of the following:

(a)	the place (unless only held virtually), the date and the hour of the meeting;

(b)	if the meeting is to be held solely virtually or in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d), the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

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11.14	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

11.15	At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Persons entitled to receive notice

11.16	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)	the directors.

Publication of notice on a website

11.17	Subject to the Act or the rules of the Designated Stock Exchange, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

11.18	If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

11.19	A website notice is deemed to be given when the Member is given notice of its publication.

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Required duration of publication on a website

11.20	Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

11.21	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

11.22	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

12	Proceedings at meetings of Members

Quorum

12.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than a majority of the issued and outstanding Shares entitled to attend and vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Lack of quorum

12.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

Use of technology

12.3	A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

12.4	The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

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12.5	If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

12.6	Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment

12.7	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

12.8	Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

12.9	A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

12.10	A poll demanded on the question of adjournment shall be taken immediately.

12.11	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

12.12	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

12.13	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

12.14	If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

12.15	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

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(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

12.16	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

12.17	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

12.18	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

12.19	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

12.20	The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company

12.21	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

13	Voting rights of Members

Right to vote

13.1	Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

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13.2	Members may vote in person or by proxy.

13.3	Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

13.4	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

13.5	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

13.6	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

13.7	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

13.8	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

13.9	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

13.10	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

13.11	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

13.12	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

13.13	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

13.14	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

13.15	For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

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Objections to admissibility of votes

13.16	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

13.17	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

13.18	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

13.19	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

13.20	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

13.21	Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

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13.22	Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)	but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

13.23	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

13.24	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

14	Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and there shall be no maximum.

15	Appointment, disqualification and removal of directors

No age limit

15.1	There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

15.2	Unless prohibited by Applicable Law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification

15.3	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment and removal of directors

15.4	The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting that follows the consummation of the Business Combination, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting that follows the consummation of the Business Combination and the Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting that follows the consummation of the Business Combination. Commencing at the Company’s first annual general meeting that follows the consummation of the Business Combination, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

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15.5	The Company may by Ordinary Resolution appoint any person to be a director.

15.6	Subject to death, resignation or removal, and with the exception of those directors appointed prior to the first annual general meeting of the Company, each director shall serve a term of office that will expire at the third succeeding annual general meeting after their appointment or election.

15.7	A director may be removed from office with or without cause by:

(a)	an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or

(b)	a resolution of directors passed at a meeting of directors.

15.8	The directors shall have power at any time to appoint any person to be a director who:

(a)	is recommended as a director nominee by a majority of the Independent Directors; and

(b)	is willing to act as a director,

either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(c)	where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(d)	if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)	the expression personal representatives of the last shareholder means:

(A)	until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)	after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)	without derogating from section 3(1) of the Succession Act (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

15.9	A remaining director may appoint a director even though there is not a quorum of directors.

15.10	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

15.11	For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

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Resignation of directors

15.12	A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

15.13	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

15.14	A director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(e)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months;

(f)	an Ordinary Resolution is passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or

(g)	all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other directors.

16	Alternate directors

Appointment and removal

16.1	Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 16.4(c)).

16.2	Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 16.4.

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16.3	A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 16.1.

16.4	A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

16.5	All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

16.6	An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

16.7	For the avoidance of doubt:

(a)	if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)	if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

16.8	An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

16.9	An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

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Status of alternate director

16.10	An alternate director shall carry out all functions of the director who made the appointment.

16.11	Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

16.12	An alternate director is not the agent of the director appointing him.

16.13	An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

16.14	A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

17	Powers of directors

Powers of directors

17.1	Subject to the provisions of the Act, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

17.2	No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

17.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

(b)	as vice-chairman of the board of directors;

(c)	as managing director;

(d)	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

17.4	The appointee must consent in writing to holding that office.

17.5	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

17.6	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

17.7	Subject to the provisions of the Act, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)	to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

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17.8	The Secretary or Officer must consent in writing to holding that office.

17.9	A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of auditor.

Remuneration

17.10	The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine. The directors shall also be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company.

17.11	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

17.12	Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

17.13	The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under Applicable Law; or

(b)	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

18	Delegation of powers

Power to delegate any of the directors’ powers to a committee

18.1	The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.

18.2	The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

18.3	The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

18.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

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Power to appoint an agent of the Company

18.5	The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

18.6	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

18.7	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

18.8	Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

18.9	Articles 16.1 to 16.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

18.10	A proxy is an agent of the director appointing him and is not an officer of the Company.

19	Meetings of directors

Regulation of directors’ meetings

19.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

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Calling meetings

19.2	Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

19.3	Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of notice

19.4	At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.

Use of technology

19.5	A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

19.6	A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

19.7	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

19.8	The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

19.9	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

19.10	Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

19.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

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Written resolutions

19.12	The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

19.13	Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

19.14	Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

19.15	Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

20	Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

20.1	Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

20.2	If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)	be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

20.3	Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

20.4	If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

20.5	For the purposes of the preceding Articles:

(a)	a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

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(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Voting where a director is interested in a matter

20.6	A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

20.7	Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

21	Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Act.

22	Accounts and audit

Accounting and other records

22.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

No automatic right of inspection

22.2	Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by Applicable Law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

22.3	The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to Applicable Law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

(ii)	the address of the website; and

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

22.4	If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

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Time of receipt if documents are published on a website

22.5	Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

22.6	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)	those documents are, by accident, published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit

22.7	The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.

22.8	The directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the directors. Subject to any such conditions, the proceedings of a committee of directors shall be governed by the Articles regulating the proceedings of directors, so far as they are capable of applying. The composition and responsibilities of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange and the directors may adopt formal written charters for such committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

22.9	The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

22.10	At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

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22.11	If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

22.12	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

22.13	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.

22.14	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

22.15	Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.

23	Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)	shall end on 31st December in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on 1st January each following year.

24	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:

(a)	calling a general meeting;

(b)	declaring or paying a dividend;

(c)	making or issuing an allotment of Shares; or

(d)	conducting any other business required pursuant to these Articles.

The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

25	Dividends

Declaration of dividends by Members

25.1	Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

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Payment of interim dividends and declaration of final dividends by directors

25.2	The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

25.3	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

25.4	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

25.5	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

25.6	The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

25.7	If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

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(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

25.8	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

25.9	For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to Applicable Law, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

25.10	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

25.11	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

25.12	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

25.13	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

25.14	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

26	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

26.1	The directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

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(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)	by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

26.2	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

26.3	Subject to the Act, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

27	Share premium account

Directors to maintain share premium account

27.1	The directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

27.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Act.

27.3	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

28	Seal

Company seal

28.1	The Company may have a seal if the directors so determine.

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Duplicate seal

28.2	Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

28.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

28.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)	by a single director (or his alternate); or

(c)	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

28.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

28.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

29	Indemnity

Indemnity

29.1	To the maximum extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

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(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

29.2	To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release

29.3	To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

29.4	To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

30	Notices

Form of notices

30.1	Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

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Electronic communications

30.2	Without limitation to Articles 16.1 to 16.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 18.8 to 18.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)	the directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

30.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

30.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

30.5	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

30.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

30.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

30.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

30.9	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

30.10	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

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Giving notice to a deceased or bankrupt Member

30.11	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

30.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

30.13	A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given

Personally	At the time and date of delivery

By leaving it at the member’s registered address	At the time and date it was left

If the recipient has an address within the Cayman Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted

If the recipient has an address outside the Cayman Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting

By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent

By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

30.14	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

31	Authentication of Electronic Records

Application of Articles

31.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 31.2 or Article 31.4 applies.

Authentication of documents sent by Members by Electronic means

31.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

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(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 31.7 does not apply.

31.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 31.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

31.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 31.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

31.5	For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 31.7 applies.

Manner of signing

31.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

31.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

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32	Transfer by way of continuation

32.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Cayman Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

32.2	To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)	an application be made to the Registrar of Companies to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

33	Winding up

Distribution of assets in specie

33.1	If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

33.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

33.3	The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

34	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

34.1	Subject to the Act, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

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Power to amend these Articles

34.2	Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

35	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Act) upon such terms as the directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.

36	Certain Tax Filings

36.1	Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

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Annex C to Form S-4

Exhibit D to BCA

GRAPHJET TECHNOLOGY1
2022 OMNIBUS equity incentive PLAN

SECTION 1.
ESTABLISHMENT, OBJECTIVES AND DURATION

1.1. ESTABLISHMENT. Subject to the approval of the shareholders Energem Corp. (the “Company”), the Company has established the Graphjet Technology 2022 Omnibus Equity Incentive Plan (the “Plan”), as set forth herein, conditioned upon and effective as of the closing of the transactions contemplated by the Share Purchase Agreement (“Effective Date”).

1.2. PURPOSE. The purpose of the Plan is to enhance shareholder value by linking long-term incentive compensation to the financial performance of the Company and to further align Participants’ financial rewards with the financial rewards realized by the Company and its shareholders. The Plan is also a vehicle to attract and retain key personnel. To accomplish the foregoing, the Plan provides that the Company may grant Incentive Share Options, Nonqualified Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and/or Performance Units.

1.3. DURATION. The Plan shall remain in effect, subject to the right of the Company’s Board of Directors to amend or terminate the Plan at any time pursuant to Section 14, until the earlier of ten (10) years following its Effective Date or the date that all Shares subject to the Plan shall have been purchased or granted according to the Plan’s provisions.

1.4. APPROVAL BY SHAREHOLDERS. The Plan has been adopted by the Board of Directors subject to approval by the shareholders of the Company at an extraordinary general meeting of shareholders held following the adoption by the Board. Awards may be granted prior to shareholder approval, but no Award may be exercised or settled until the Plan is approved by the shareholders, and if the Plan is not so approved within twelve (12) months before or after the Effective Date, the Plan and all Awards granted under the Plan shall be null and void.

SECTION 2.
DEFINITIONS

Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

2.1. “ARTICLES” means the memorandum and articles of the Company, as amended, restated or supplemented from time to time.

2.2. “AWARD” means, individually or collectively, a grant under the Plan of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, or Performance Units.

1 Company name to be changed to Graphjet Technology upon shareholder approval.

2.3. “AWARD AGREEMENT” means a written (or electronic) document setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan, which need not be executed unless required by the Committee, and is a condition to the grant of an Award hereunder.

2.4. “BOARD” means the Board of Directors of the Company.

2.5. “CHANGE IN CONTROL” means, the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 2.4. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of subsection (B), and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.

(b) A “change in the effective control” of the Company shall occur on either of the following dates:

(i) The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of equity securities of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the effective control” of the Company; or

(ii) The date on which a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

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(d) For the purposes of this Plan and this Section 2.5, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

The above definition of “Change in Control” shall be interpreted by the Board, in good faith, and to comply with Code Section 409A.

2.6 “CHIEF EXECUTIVE OFFICER” or “CEO” shall mean the chief executive officer of the Company or his or her designee.

2.7. “CODE” means the Internal Revenue Code of 1986, and all regulations and formal guidance issued thereunder, as amended from time to time, or any successor legislation thereto.

2.8. “COMMITTEE” means the Compensation Committee of the Board, or such other committee as shall be appointed by the Board as provided in Section 3 to administer the Plan, or in the absence of either, the Board.

2.9. “COMPANY” means Graphjet Technology,2 a Cayman Islands exempted company, and any successor to all or substantially all of the assets or shares of such entity as provided in Section 17.

2.10. “DIRECTOR” means any individual who is a member of the Board or the board of directors of any Subsidiary.

2.11. “DISABILITY” means, unless otherwise provided in the Award Agreement or in an employment, change of control or similar agreement in effect between the Participant and the Company or a Subsidiary, the Participant is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary.

2.12. “EFFECTIVE DATE” means the date specified in Section 1.1.

2.13. “EMPLOYEE” means any employee of the Company or any Subsidiary.

2 Company name to be changed to Graphjet Technology upon shareholder approval.

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2.14. “EXCHANGE ACT” means the Securities Exchange Act of 1934, and all rules and formal guidance issued thereunder, as amended from time to time, or any successor act thereto.

2.15. “FAIR MARKET VALUE” means, with respect to the relevant date, the fair market value of the Shares for such date, as determined by the Committee in good faith and, if applicable, in compliance with Code Section 409A or, in the case of ISOs, Code Section 422(b)(4). In the case of NSOs or SARs, this may include but is not limited to, any of the following valuation methods if the Shares are duly listed on a national securities exchange or on The Nasdaq Stock Market:

(i)	the closing price of a Share on such date, or, if there are no sales on such date, on the next preceding day on which there were sales,

(ii)	the last sale before or the first sale after the grant,

(iii)	the closing price on the trading day before or the trading day of the grant,

(iv)	the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant, or

(v)	an average selling price during a specified period that is within 30 days before or 30 days after the applicable valuation date; provided that the average selling price method described in this clause (v) is irrevocably approved by the Committee for use with the applicable Award before the beginning of the specified period (for this purpose, the term average selling price refers to the arithmetic mean of the high and low selling prices on all trading days during the specified period, or the average of such prices over the specified period weighted based on the volume of trading of such Share on each trading day during such specified period); and provided, further, that the Committee must designate the Participant who will be granted the Award, the number of Shares that are subject to the Award, and the method for determining the exercise price or base price including the period over which the averaging will occur, before the beginning of the specified averaging period.

Such price shall be subject to adjustment as provided in Section 4.3.

2.16. “INCENTIVE SHARE OPTION” or “ISO” means the right to purchase Shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive stock option within the meaning of Code Section 422, as described in Section 6.

2.17. “NaMED EXECUTIVE OFFICERs” means the CEO, the Chief Financial Officer, and each of the three most highly compensated executive officers of the Company other than the CEO and Chief Financial Officer, at the end of the most recently completed financial year of the Company.

2.18. “NONQUALIFIED SHARE OPTION” or “NSO” means the right to purchase Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Share Option as described in Section 6.

2.19. “OPTION” means an Incentive Share Option or a Nonqualified Share Option, as described in Section 6.

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2.20. “OPTION PRICE” means the per Share purchase price of a Share purchased pursuant to an Option.

2.21. “PARTICIPANT” means an Employee, prospective Employee, Director, or consultant, advisor or contractor to the Company or any Subsidiary who has outstanding an Award granted under the Plan and includes those former Employees and former Directors who have certain post-termination rights under the terms of an Award.

2.22. “PERFORMANCE PERIOD” means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee.

2.23. “PERFORMANCE SHARE” means an Award granted to a Participant that entitles the Participant to delivery of Shares upon achievement of performance goals, as described in Section 9.

2.24. “PERFORMANCE UNIT” means an Award that entitles the Participant to a cash payment upon achievement of performance goals, as described in Section 9.

2.25. “PERIOD OF RESTRICTION” means the period or periods during which the transfer of an Award or the Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Award or Shares are subject to a substantial risk of forfeiture, as provided in Sections 8 and 9.

2.26. “PERSON” shall mean an individual or a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization.

2.27. “PLAN” means this Graphjet Technology3 2022 Omnibus Equity Incentive Plan, as set forth herein.

2.28. “RESTRICTED SHARES” means an Award of Shares subject to vesting conditions, which is granted to a Participant pursuant to Section 8.

2.29. “RESTRICTED SHARE UNIT” or “RSUs” shall mean a right to receive Shares or cash upon vesting pursuant to Section 8.

2.30. “SERVICE” shall mean the performance of services for the Company (or any Subsidiary) within the meaning of Code Section 409A, except to the extent otherwise specifically provided in the Award Agreement.

2.31. “SETTLED” shall mean, with respect to an Award, when the Award is fully exercised, vested, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such Award.

3 Company name to be changed to Graphjet Technology upon shareholder approval.

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2.32. “SHARE” or “SHARES” means Class A ordinary shares, par value $0.0001 per share of the Company.

2.33. “SHARE APPRECIATION RIGHT” or “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of Shares pursuant to the terms of Section 7.

2.34. “SUBSIDIARY” means any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or entity in the chain, commencing with the Company; provided, however, that with respect to any ISO, the term “Subsidiary” means any entity during any period in which it is a “parent corporation” (as that term is defined in Code Section 424(e)) with respect to the corporation or a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

2.35 “VESTING TRANCHE” shall mean the portion of an Award that vests or with respect to which restrictions lapse on a certain date due to attainment of specified vesting conditions as stated in the Award Agreement or Plan.

SECTION 3.
ADMINISTRATION

3.1. PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall consist of not fewer than two Directors who are non-Employee Directors of the Company, within the meaning of Rule 16b-3 of the Exchange Act; and “independent directors” for purposes of the rules of the exchange on which the Shares are traded. The Board may, from time to time, remove members from, or add members to, the Committee. Any vacancies on the Committee shall be filled by members of the Board. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by unanimous consent of the members of the Committee, shall be valid acts of the Committee.

3.2. AUTHORITY OF THE COMMITTEE. Except as limited by applicable law or by the Articles, and subject to the provisions herein, the Committee shall have full power to select Participants to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations consistent with the terms of the Plan for the Plan’s administration; and amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to Section 14; provided that the Committee shall not have the authority to amend any Option or SAR to reduce its Option Price or base price except in accordance with Sections 4.3 and 4.4. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, including establishing administrative methods for the exercise of Options and SARs. The Committee’s determinations, interpretations and actions under the Plan need not be uniform and may be made selectively among Participants and their estates and beneficiaries.

3.3. DECISIONS BINDING. All determinations and decisions made by the Committee (or its delegate) pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company, its shareholders, Employees, Directors, Participants, and their estates and beneficiaries.

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3.4. DELEGATION BY COMMITTEE. Unless prohibited by applicable law, the Articles or the applicable rules of a stock exchange, the Committee may delegate all or some of its responsibilities and powers to any one or more of its members. The Committee also may delegate some or all of its administrative duties to any officer of the Company and may delegate some or all of its administrative powers to the CEO. The Committee may delegate to the CEO the authority to grant Awards under the Plan to Participants and potential Participants who are not Directors or Named Executive Officers of the Company or any Subsidiaries, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved in substantial form by the Committee prior to the grant of said Awards, the Committee in its delegation shall specify the maximum Shares that may be awarded to one Participant pursuant to such delegation in any calendar year, and the CEO shall report any such grants to the Committee at its next meeting. In the case of any such delegation, references in this Plan to the “Committee” shall include any such delegate, as applicable. The Committee hereby delegates to each of the Company’s Corporate Secretary and Chief Legal Officer (or his or her equivalent) the authority to document any and all Awards made by the Committee and/or the CEO under the Plan. The Committee may revoke any such allocation or delegation at any time.

3.5. INFORMATION TO BE FURNISHED TO COMMITTEE. The records of the Company and Subsidiaries as to an Employee’s, Director’s or Participant’s employment, termination of employment, performance of Services, termination of Services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be manifestly incorrect. Participants and other persons entitled to benefits under the Plan must, as a condition to the receipt or settlement of any Award hereunder, furnish the Committee with such evidence, data or information as the Committee reasonably considers desirable to carry out the terms of the Plan.

3.6. INDEMNIFICATION. In addition to such other rights of indemnification that they have as members of the Board or the Committee, the Company shall indemnify the members of the Committee (and any delegates of the Committee, as permitted under Section 3.4), to the extent permitted by applicable law and the Articles, against reasonable expenses (including, without limitation, attorney’s fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members (or their delegates) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no such indemnification made be made in respect of any matter arising out of such Committee member’s or members’ willful default, willful neglect or actual fraud.

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SECTION 4.
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. SHARES AVAILABLE FOR AWARDS.

(a) The Shares available for Awards shall be authorized and unissued Shares. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards, including but not limited to ISOs, may be granted shall not exceed [●] Shares (the “Share Reserve”) subject to adjustment as provided in Section 4.3 for any share split made on or immediately after the Effective Date. Subject to the shareholders of the Company resolving to increase the authorized share capital if required pursuant to applicable law and the Articles, the Share Reserve (other than with respect to ISOs) will automatically increase on January 1st of each year for the duration of the Plan beginning on January 1st of the year following the year in which the Effective Date occurs, in an amount equal to 5% of the total number of Shares outstanding on December 31st of the preceding calendar year, provided, that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Shares than would otherwise occur as provided above. The Share Reserve shall in all events be subject to further adjustment as provided in Section 4.3. In no event shall fractional Shares be issued under the Plan. For clarity, the Share Reserve in this Section 4.1(a) is a limitation on the number of Shares that may be issued pursuant to this Plan. Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or other applicable exchange rule, and any such issuance will not reduce the number of Shares available for issuance under this Plan.

(b) Upon:

(i) a payout of a SAR, RSU, or Performance Unit Award under this Plan in the form of cash; or

(ii) a cancellation, termination, expiration without exercise, forfeiture, or lapse for any reason, of any Award under this Plan, the number of Shares underlying any such Award that were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

All Restricted Share Awards which vest, and all Shares issued in settlement of an Option, SAR, Restricted Share Award, Restricted Share Unit, or Performance Share Award, or withheld for payment of the Option Price or any tax imposed when the Award is exercised or settled, shall reduce the total number of Shares available under the Plan and shall not again be available for the grant of any Award hereunder.

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Notwithstanding the foregoing, when a share-settled SAR is exercised under the Plan, the total number of Shares subject to the SAR shall not be available for subsequent issuance under the Plan, regardless of the number of Shares used the settle the SAR.

4.2. INDIVIDUAL PARTICIPANT LIMITATIONS. Subject to adjustment as provided in Section 4.3, the maximum dollar value of Shares underlying Awards that may be granted to a Director in any financial year shall be $250,000, or during a Director’s initial financial year with the Company or its Subsidiary, 200% of such amount. In addition, the Board may provide for a limit on the dollar value or maximum aggregate number of Shares underlying Awards that may be granted to any one Named Executive Officer of the Company or any Subsidiary in any financial year, subject to adjustment as provided in Section 4.3:

4.3. ADJUSTMENTS. (a) Recapitalization. Notwithstanding any other provision of the Plan, if the Company is involved in a corporate transaction or any other event which affects the Shares (including, without limitation, any recapitalization, reclassification, reverse or forward share split, share dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall make or provide for such adjustments to Awards to prevent the dilution or enlargement of rights of the Awards as follows:

(i) The Committee shall take action to adjust the number and kind of Shares that are issuable under the Plan and the maximum limits for each type of Award;

(ii) The Committee shall take action to adjust the number and kind of Shares subject to outstanding Awards;

(iii) The Committee shall take action to adjust the Exercise Price or base price of outstanding Options and Share Appreciation Rights; and

(iv) The Committee shall make any other equitable adjustments.

Only whole Shares shall be issued in making the above adjustments. Further, the number of Shares available under the Plan or the number of Shares subject to any outstanding Awards shall be the next lower number of Shares, so that fractions are rounded downward. Any adjustment to or assumption of ISOs under this Section shall be made in accordance with Code Section 424. If the Company issues any rights to subscribe for additional Shares pro rata to holders of outstanding Shares of the class or classes of shares then set aside for the Plan, then each Participant shall be entitled to the same rights on the same basis as holders of outstanding Shares with respect to such portion of the Participant’s Award as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights.

(b) Reorganization. If the Company is part of any reorganization involving merger, consolidation, acquisition of the Share or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

(i) any or all outstanding Awards shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of Shares subject to each such Award would have been entitled;

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(ii) any or all outstanding Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall remain exercisable for the remaining term of the Options or SARs under the terms of the Plan;

(iii) any or all Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Participants to whom such Options or SARs have been granted; and/or

(iv) any or all unvested Awards and/or Awards on which restrictions have not yet lapsed shall become immediately fully vested, nonforfeitable and payable.

(c) Limits on Adjustments. Any issuance by the Company of shares of any class other than [●]of the Company, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to any Award, except as specifically provided otherwise in this Plan. The grant of Awards under the Plan shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments that the Committee makes under this Plan shall be conclusive.

4.4. PROHIBITION ON REPRICING. Anything else contained herein to the contrary notwithstanding, except as provided in Section 4.3, the Committee shall not amend any Option or SAR to reduce its Option Price or base price, and shall not issue to any Participant a new Award in exchange for the surrender and cancellation of any other Award, if such new Award has an Option Price or base price (as applicable) lower than that of the Award for which it is exchanged, or take any other action that would have the effect of reducing the Option Price or base price of an Option or SAR.

SECTION 5.
ELIGIBILITY AND PARTICIPATION

5.1. ELIGIBILITY. Persons eligible to participate in the Plan include current and future U.S. and non-U.S. Employees (including officers), consultants, advisors or contractors to the Company or a Subsidiary, and Directors, as designated by the Committee; provided that persons who have been offered employment by or an engagement with the Company or a Subsidiary may not receive any payment or exercise any right relating to an Award until such person begins employment or service with the Company or Subsidiary; and provided, further, however, that ISOs may only be granted to current or prospective U.S. Employees.

5.2. PARTICIPATION. Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Participants to whom Awards shall be granted, the terms of such Awards, and the number of Shares subject to such Award.

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SECTION 6.
SHARE OPTIONS

6.1. GRANT OF OPTIONS AND AWARD AGREEMENT.

(a) Option Grant. Subject to the terms and provisions of the Plan and the Articles, Options may be granted to one or more Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee may grant either Nonqualified Share Options or Incentive Share Options and shall have complete discretion in determining the number of Options of each granted to each Participant, subject to the limitations of Section 4.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement, effective as of the grant date, which shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Agreement shall also specify whether the Option is to be treated as an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be deemed an NSO. No ISO may be granted to any person more than 10 years after the Effective Date of the Plan.

6.2. OPTION PRICE. The Committee shall designate the Option Price for each Share subject to an Option under the Plan; provided that such Option Price shall not be less than 100% of the Fair Market Value of Shares subject to an Option on the date the Option is granted, and which Option Price may not be subsequently decreased by the Committee except pursuant to Section 4.3 and in compliance with Code Section 409A; provided further that Shares cannot in any event be issued at less than par value and with respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.3. TERM OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant, but in no event shall be exercisable later than the tenth (10th) anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the shares of the Company or any Subsidiary, no such ISO shall be exercisable later than the fifth (5th) anniversary of the grant date.

6.4. EXERCISE OF OPTIONS. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant, and shall be set forth in the applicable Award Agreement, subject to Section 10. Notwithstanding the preceding sentence, the Fair Market Value of Shares to which ISOs are exercisable for the first time by any Participant during any calendar year may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NSOs to the extent of such excess. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares that must be exercised at any one time.

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6.5. EXERCISE AND PAYMENT. Options granted under this Section 6 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and all applicable tax withholding. The Option Price and applicable tax withholding upon exercise of any Option shall be payable to the Company in full either:

(a) in cash or its equivalent,

(b) by tendering previously acquired whole Shares (held for any minimum period needed to avoid adverse impacts to the Company’s earnings for financial reporting purpose), valued at their Fair Market Value at the time of exercise, with such documentation as the Committee may require, or

(c) a combination (a) and (b).

In addition, payment of the Option Price and applicable tax withholding may be payable by one or more of the following methods upon written consent from the Committee if such method will not result in a charge to the Company’s earnings for financial reporting purposes:

(d) by a “net exercise” in which whole Shares that otherwise would be acquired on exercise are withheld (valued at their Fair Market Value at the time of exercise),

(e) by tendering other Awards payable under the Plan, or

(f) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of all or a portion of the whole Shares being exercised.

To the extent the Option Price and applicable tax withholding would require the sale or delivery of a fractional Share, any Shares sold or delivered shall be rounded down to the next whole Share and the Participant shall pay the remainder using method (a) above. As soon as practicable after receipt of a written (or electronic) notification of exercise and full payment, the Company shall deliver, electronically or in paper form, the Shares to the Participant. No Participant shall have any rights of a shareholder with respect to Shares subject to an Option, including any right to receive dividends, to vote, or to participate in the equity of the Company, until such Option has been exercised and payment made in full as provided herein.

SECTION 7.
SHARE APPRECIATION RIGHTS

7.1. GRANT OF SARS AND AWARD AGREEMENT.

(a) SAR Grant. Subject to the terms and conditions of the Plan and the Articles, SARs may be granted to Participants and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee shall designate, at the time of grant, the base price of the SAR, which base price shall be at least equal to the Fair Market Value of a Share on the grant date of the SAR. Base prices of SARs shall not subsequently be decreased by the Committee, except pursuant to Section 4.3 provided always that SARs cannot in any event be granted at less than the par value of the Shares they refer to. The Committee, in its sole discretion, may provide a maximum dollar limit on the total aggregate payment due under a SAR.

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(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the base price, the term of the SAR, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

7.2. TERM OF SARS. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed ten (10) years from the grant date.

7.3. EXERCISE OF SARS. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant and shall be set forth in the applicable Award Agreement, subject to Section 10. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares with respect to which the SAR must be exercised at any one time.

7.4. EXERCISE AND PAYMENT. SARs granted under this Section 7 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised, accompanied by full payment for all applicable tax withholding. The applicable tax withholding upon exercise of any SAR shall be payable to the Company in full in the same manner as set forth in Section 6.5 above. As soon as administratively practicable following exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Market Value of a Share on the date of exercise over the base price per Share; by

(b) The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, exercisable at any time, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 8.
RESTRICTED SHAREs and RESTRICTED SHARE UNITS

8.1. GRANT OF RESTRICTED SHARES OR RSUS AND AWARD AGREEMENT.

(a) Grant of Restricted Shares/Restricted Share Units. Subject to the terms and provisions of the Plan and the Articles, the Committee, at any time and from time to time, may grant Restricted Shares or RSUs to Participants in such amounts as the Committee shall determine in its sole discretion. The Committee shall have complete discretion in determining the number of Shares underlying each Award (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions, including the vesting, pertaining to such Award. The Committee may designate an RSU as payable in cash, in Shares, or a combination thereof.

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(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the vesting for each Vesting Tranche, the number of Shares granted, and such other provisions as the Committee shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan.

8.2. TRANSFERABILITY OF RESTRICTED shares. Except as provided in this Section 8, a Restricted Share granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until (i) they vest with respect to their Vesting Tranche, or (ii) upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion (subject to Section 10) and set forth in the Award Agreement.

8.3. settlement of award. Except as otherwise provided in Section 17.5 or in any Award Agreement, and subject to any deferral elected pursuant to Section 12.2, the Company shall retain the certificates representing Restricted Shares in the Company’s possession, or may deposit or transfer such Restricted Shares electronically to a custodian designated by the Committee, until such time as all conditions and/or restrictions applicable to such Restricted Shares have been satisfied. As soon as administratively practicable after a Restricted Share Award or RSU Award vests (for example, as part of a Vesting Tranche), Shares covered by the portion of such Restricted Share Award that vested, or in the case of RSUs cash and/or Shares covered by such vested RSU that vested, shall be delivered (in the case of Shares, electronically or in paper form) to the Participant.

8.4. SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in an Award Agreement: (i) a Participant shall have no shareholder rights with respect to the Shares subject to an RSU Award, including voting and cash dividend rights, and (ii) the Participant shall have voting rights but shall not have cash dividend rights with respect to Shares subject to a Restricted Share Award, until they vest (e.g., as part of a Vesting Tranche) and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Restricted Share Award and subject to the same vesting conditions and Vesting Tranches as are applicable to the Restricted Shares with respect to which the dividend is paid.

SECTION 9.
PERFORMANCE UNITS AND PERFORMANCE SHARES

9.1. GRANT OF PERFORMANCE UNITS/SHARES AND AWARD AGREEMENT.

(a) Grant of Performance Unit/Shares. Subject to the terms of the Plan and the Articles, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee in its sole discretion, which shall not be inconsistent with the terms and provisions of the Plan and shall be set forth in an Award Agreement.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the initial value of the Award, the performance goals and the Performance Period, as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

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9.2. VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Share shall represent the Participant’s right to receive a Share (subject to Section 9.4) upon satisfaction of performance goals established by the Committee. Each Performance Unit shall represent the Participant’s right to receive a cash payment equal to the value of the Performance Unit (as determined by the Committee on the grant date, and subject to Section 9.4), upon satisfaction of the performance goals established by the Committee. The Committee shall set performance goals in its sole discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares and/or Performance Units that will be paid out to the Participant. For purposes of this Section 9, the time period during which the performance goals must be met shall be called a Performance Period.

9.3. EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive payment on his or her Performance Units and/or Performance Shares earned by the Participant over the Performance Period, based on the extent to which the corresponding performance goals have been achieved, as determined by the Committee. The Committee shall have the sole discretion to adjust the determination of the degree of attainment of the preestablished performance goals.

9.4. FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Except as provided below, and subject to any deferral elected pursuant to Section 12.2, payment of earned Performance Units and/or Performance Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Any Shares paid to a Participant may be subject to any restrictions deemed appropriate by the Committee.

9.5. PERFORMANCE MEASURES. The performance goals to be used for purposes of such grants shall be established by the Committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; operating income; cash flow from operations; total cash flow; return on equity; return on capital; return on assets; net operating profits after taxes; economic value added; capital expenditures; expense levels; share price; debt levels; market share; total shareholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to the Company or the Company’s business; any other measurement approved by the Committee, in its sole discretion; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Participant or the Company or a Subsidiary, or a division and/or other operational unit thereof under one or more of such measures

9.6. SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in the Award Agreement, the Participant shall have no shareholder rights with respect to the Shares subject to the Performance Share Award, including voting and cash dividend rights, until after the Award has vested and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Award and subject to the same accrual, forfeiture, and payout restrictions as apply to the underlying Award with respect to which the dividend is paid.

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SECTION 10.
VESTING AND FORFEITURES

10.1. Vesting. As part of making any Award, the Committee may determine the time and conditions under which the Award will vest and may specify partial vesting in one or more Vesting Tranches. Vesting may, in the Committee’s discretion, be based solely upon continued employment or Service for a specified period of time or may be based upon the achievement of specific performance goals as described in Section 9.5 above, which shall be established by the Committee in its discretion. For all purposes of this Plan, “vesting” of an Award shall mean:

(a) In the case of an Option or SAR, the time at which the Participant has the right to exercise the Award.

(b) In the case of Restricted Shares all conditions for vesting, as stated in the Award Agreement or Plan, are satisfied.

(c) In the case of Restricted Share Units all conditions for vesting, as stated in the Award Agreement or Plan, are satisfied.

(d) In the case of Performance Shares or Performance Units, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares or Performance Units, which shall not be less than one year from the grant date, except as otherwise provided in Section 10.2.

Vesting need not be uniform among Awards granted at the same time or to persons similarly situated. Vesting requirements shall be set forth in the applicable Award Agreement.

10.2. VESTING ON TERMINATION OF EMPLOYMENT. Unless otherwise approved by the Committee either at the time of grant or at some later date in accordance with Code Sections 409A and 422, upon the termination of the Participant’s employment or Service with the Company and its Subsidiaries, all outstanding Awards shall be cancelled and no longer exercisable on the date of the termination. To the extent that the Committee approves extended vesting or exercise provisions, such provisions need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination.

10.3. ACCELERATION OF VESTING. The Committee may, in its sole discretion, accelerate the vesting, in whole or in part, of respect to any Award, but no such acceleration shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. The Committee may, in its sole discretion, designate to the CEO its power to accelerate the vesting of an Award granted to Participants who are not Directors or Named Executive Officers of the Company or any Subsidiaries. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

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10.4. EXTENSION OF EXERCISE PERIOD. The Committee may, in its sole discretion, subject to the terms of the Plan, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, extend the period of time for which the Option or SAR is to remain exercisable following the Participant’s termination of employment or Service from the limited exercise period otherwise in effect for that Option or SAR to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the maximum Option or SAR term permitted under this Plan, and/or to permit the Option or SAR to be exercised, during the applicable post-termination exercise period, not only with respect to the number of vested Shares for which such Option or SAR is exercisable at the time of the Participant’s termination of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service. Such an extension may result in recharacterization of an ISO as a NSO.

SECTION 11.
TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

11.1. LIMITS ON TRANSFERABILITY OF AWARDS.

(a) Except as otherwise provided below, Awards may be exercisable only by the Participant during the Participant’s lifetime, and Awards shall not be transferable other than by will or the laws of descent and distribution. Any purported transfer of any Award or any interest therein that does not comply with the terms of this Plan shall be null and void and confer no rights of any kind upon the purported transferee.

(b) The Committee may, in its discretion, permit a Participant to transfer any Award other than an ISO to any family member of such Participant, subject to such restrictions and limitations as the Committee may provide; provided, however, that any such Award shall remain subject to all vesting, forfeiture, and other restrictions provided herein and in the Award Agreement to the same extent as if it had not been transferred; and provided further that in no event shall any transfer for value be permitted. For purposes of this Section 11.1(b), the terms “family member” and “transfer for value” have the same meaning as in the General Instructions to SEC Form S-8, or such other form as the SEC may promulgate in replacement thereof.

(c) To the maximum extent permitted by law, no Award shall be subject, in whole or in part, to attachment, execution or levy of any kind; provided, however, that nothing contained herein shall affect the right of setoff set forth in Section 13.3.

(d) Nothing contained in this Section 11.1 shall preclude a Participant from transferring Restricted Shares that have vested or Shares that are issued in settlement of an Option, SAR, RSU, or Award of Performance Shares or Performance Units, subject to the remaining provisions of this Plan, the Articles and applicable law.

11.2. DESIGNATION OF BENEFICIARY. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (or electronically, if permitted by the Committee) with the Secretary of the Company (or its designee) during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

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SECTION 12.
DEFERRALS; COMPLIANCE WITH SECTION 409A

12.1. PROHIBITION ON DEFERRALS OF OPTIONS, SARS, AND RESTRICTED SHAREs. No Participant shall have the right to defer the amount of Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Shares upon the vesting thereof.

12.2. DEFERRALS OF Restricted share units, PERFORMANCE UNITS AND PERFORMANCE SHARES. The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the satisfaction of any requirements or goals with respect to Restricted Share Units, Performance Units or Performance Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, subject to the following:

(a) A deferral election may be made only at one of the following two times:

(i) In the case of an Award that cannot vest (other than by reason of death, Disability, or a Change in Control) earlier than the first anniversary of the date of grant, not later than the earlier of thirty (30) days after the date of grant or one (1) year prior to the earliest date on which the Award may vest.

(ii) In the case of an Award that is subject to a Performance Period of not less than one (1) year, and the vesting of which is subject to the attainment of Performance Criteria that are established within the first ninety (90) days of the Performance Period and that are not substantially certain of being achieved at the time of grant, not later than six (6) months prior to the end of the Performance Period.

(b) A deferral election shall state the time and manner of payment. Payment must either be on a specified date, at the time of the Participant’s separation from Service with the Company and its Subsidiaries (as defined in Code Section 409A), death, or Disability, or upon the occurrence of a Change in Control. Notwithstanding the foregoing:

(i) An amount payable by reason of a separation from Service to an Employee who is a “key employee” of the Company, as defined in Code Section 409A, shall not be paid until six (6) months after the separation from Service, and any portion of such amount that would otherwise be payable during such six (6)month period shall be paid instead at the end of such period;

(ii) Payment of any amount that the Company reasonably determines would not be deductible by reason of Code Section 162(m) shall be deferred until the earlier of the earliest date on which the Company reasonably determines that the deductibility of the payment will not be so limited, or the year following the separation from Service.

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(iii) Any payment that the Company reasonably determines will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company;

(iv) Any payment that the Company reasonably anticipates that will violate Federal securities laws or other applicable law will be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation; and

(v) The Committee may permit Participants to elect to further defer payments, provided that any such election is made not less than one (1) year prior to the date on which the payment would otherwise be made, and that the deferral is for a period of at least five (5) years.

(c) No payment that a Participant has elected to defer pursuant to this Section 12.2 may be paid at any earlier date, except in accordance with procedures adopted by the Committee in compliance with Code Section 409A.

12.3. COMPLIANCE WITH SECTION 409A. The provisions of this Plan, including but not limited to this Section 12, are intended to comply with the restrictions of Code Section 409A, and, notwithstanding the Participant consent requirements of Section 14.1, the Committee reserves the right to amend any provision of this Plan, or any outstanding Award, to the extent necessary to comply with Section 409A.

SECTION 13.
RIGHTS AND OBLIGATIONS OF PARTIES

13.1. NO GUARANTEE OF EMPLOYMENT OR SERVICE RIGHTS. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or Service at any time, nor confer upon any Participant any right to continue in the employ or Service of the Company or any Subsidiary.

For purposes of the Plan, temporary absence from employment or Service because of illness, vacation, approved leaves of absence, and transfers of employment or Service among the Company and its Subsidiaries, shall not be considered to terminate employment or Service or to interrupt continuous employment or Service. Conversion of a Participant’s employment relationship to a Service arrangement, and vice versa, shall not result in termination of previously granted Awards (although it may result in an ISO being recharacterized as an NSO).

13.2. PARTICIPATION. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

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13.3. RIGHT OF SETOFF AND CLAW-BACK. The Company or any Subsidiary may, to the extent permitted by applicable law (including Code Section 409A), deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award) will be subject to any Company claw-back policy, as set forth in such claw-back policy or the Award Agreement. By accepting any Award granted hereunder, the Participant agrees to any deduction, claw-back or setoff under this Section 13.

13.4. SECTION 83(B) ELECTION. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the U.S. may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

13.5. DISQUALIFYING DISPOSITION NOTIFICATION. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Share Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

SECTION 14.
AMENDMENT, MODIFICATION, AND TERMINATION

14.1. AMENDMENT, MODIFICATION, AND TERMINATION. Except as otherwise provided in this Section 14.1 and subject to Section 14.2, at any time the Board may wholly or partially amend, modify, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants. However, without the approval of the Company’s shareholders given twelve months before or after the action by the Board if such shareholder approval is required by any federal or state law or regulation or the rules of any share exchange or automated quotation system on which the Shares may then be listed or quoted, no action of the Board may (i) increase the limit on the Share Reserve, (ii) reduce the exercise price per share of any outstanding Option or SAR granted under this Plan, (iii) cancel any Option or SAR in exchange for cash, another Award or an Option or SAR with a price per share that is less than the price per share of the original Option or SAR, or (iv) materially modify the requirements as to eligibility for participation in this Plan. The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

14.2. AWARDS PREVIOUSLY GRANTED. No termination, amendment, suspension, or modification of the Plan, other than to the extent necessary to comply with applicable U.S. or foreign laws, shall adversely affect in any material way any Award previously granted under the Plan, without the written (or electronic) consent of the Participant holding such Award.

19

SECTION 15.
WITHHOLDING

The Company and its Subsidiaries shall have the power and the right to deduct or withhold from amounts due to the Participant by the Company or the Subsidiary, or require a Participant to remit to the Company or the Subsidiary as a condition of any Award, an amount (in case or in kind, subject to the approval of the Company) equal to the minimum Federal, State and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. Notwithstanding the above, in the case of Options or SARs, such tax withholding shall be accomplished as set forth in Section 6.5 and 7.4. With respect to an Award of Restricted Shares or RSU, the Participant may direct that any withholding of Federal, State and local taxes, domestic or foreign, resulting from vesting of such Award be accomplished in any manner set forth in Section 6.5. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its Shares by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then withholding shall be at the applicable statutory withholding amount accomplished by one or more of the methods provided for in Section 6.5(a) or (f).

SECTION 16.
SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

SECTION 17.
MISCELLANEOUS

17.1. UNFUNDED PLAN. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or the obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

17.2. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside the U.S. in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the U.S. Such authorization shall extend to and include establishing one or more separate sub-plans which include provisions not inconsistent with the Plan that comply with statutory or regulatory requirements imposed by the foreign country or countries in which the Participant resides. If determined advisable by the Committee, an Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

20

17.3. GENDER AND NUMBER; HEADINGS. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any such provision contained in the Plan.

17.4. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.5. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time on or after the Effective Date, the Committee, in its discretion, shall determine that the requirements of any applicable law (including, without limitation U.S. federal or state securities laws) should fail to be met, no Shares issuable under Awards and no Options or SARs shall be exercisable until the Committee has determined that these requirements have again been met. The Committee may suspend the right to exercise an Option or SAR at any time when it determines that allowing the exercise and issuance of Shares would violate any federal or state securities or other laws, and may provide that any time periods to exercise the Option or SAR are extended during a period of suspension. With respect to “Insiders,” transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Each Award Agreement and each certificate representing securities granted pursuant to the Plan (including securities issuable pursuant to the terms of derivative securities) may bear such restrictive legend(s) as the Company deems necessary or advisable under applicable law, including federal and state securities laws. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its Shares by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then the vesting of such Award shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the Participant pursuant to such policy.

17.6. ADDITIONAL RESTRICTIONS ON TRANSFERS. The Committee may impose such restrictions on any Shares acquired pursuant to an Award, including Restricted Shares, Performance Shares, or Shares received upon exercise of an Option or SAR or under an RSU, as it may deem advisable. Subject to the approval of the Board or the CEO, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by the Code and regulations issued thereunder, and provided that if an Option is an ISO such option may be deemed a non-statutory share option as a result of such transfer.

17.7. GOVERNING LAW. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Cayman Islands without regard to conflicts of laws thereof.

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Annex D

AUDIT • TAX • ADVISORY

bakertilly

Project Greenwood

Fairness Opinion Report

24 June 2022

PRIVATE AND CONFIDENTIAL

Now, for tomorrow

bakertilly

24 June 2022

Energem Corp
Level 10, Tower 11
Jalan Kerinchi
Bangsar South
59200, Kuala Lumpur
Malaysia

Dear Sirs,

Fairness Opinion for the proposed acquisition of the entire equity interest in Graphjet Technology Sdn Bhd ("Graphjet" or the "Target Company")

Baker Tilly MH Advisory Sdn Bhd ("**Baker Tilly**") was appointed by Energem Corp ("**Company**") to opine of the fairness of the proposed acquisition of the entire equity interest in the Target Company for the purchase consideration of **USD1.38 billion** ("**Purchase Consideration**") ("**Evaluation**") for submission to the United States of America's ("**US**") Securities and Exchange Commission and inclusion in the prospectus, if any, whichever required by the regulator.

We have prepared this report (the "**Report**") in accordance with the terms of reference as set out in our engagement letter dated 8 June 2022 (the "**Engagement Letter**") and based on the assumptions and limiting conditions as set out in **Annexure 1**.

The management and directors of the Company and the Target Co have accepted the responsibility for the representation made and completeness of the information/documents furnished to us including the ultimate accuracy of the contents contained herein. Accordingly, no representation or warranty, whether expressed or implied, is given by Baker Tilly with respect to the accuracy or completeness of the contents contained herein or documents provided in connection with this Report.

This Report has been prepared exclusively for the specific purpose mentioned in the above paragraphs. This Report shall not be distributed to any third parties other than the intended purposes.

It is not for general circulation, publication or to be reproduced in whole or in part for any other purpose without the prior written consent of Baker Tilly. We do not assume any responsibility or liability as a result of the unauthorised circulation, publication, reproduction or use of this Report, or any part hereof.

Please do not hesitate to contact Mr Ng Woon Lit, Mr Jeff Tan and Ms Michelle Cheah of this office, if you have any queries in relation to this Report.

ANDREW HENG
Director

i

ABBREVIATION

Term		Definition
Entities		
Baker Tilly	:	Baker Tilly MH Advisory Sdn Bhd
Bursa Securities	:	Bursa Malaysia Securities Berhad
Company	:	Energem Corp
CPOPC	:	The Council of Palm Oil Producing Countries
FangDa	:	FangDa Carbon New Material Co., Ltd
GDTL	:	Guangdong Dowstone Technology Co., Ltd
MPERS	:	Malaysian Private Entities Reporting Standard
Target Company	:	Graphjet Technology Sdn Bhd
USDA	:	United States Department of Agriculture
XFH	:	Shenzhen XFH Technology Co,,Ltd
General		
Comparable Companies	:	Comparable Companies of the Company
Contract Manufacturing	:	Rental of Factory by the Company
CTA	:	Comparable Transaction Analysis
Date of Opinion	:	20 Jun 2022
DCF	:	Discounted cash flow
EBITDA	:	Earnings Before Interest, Tax, Depreciation and Amortisation
Engagement Letter	:	Engagement Letter dated 8 June 2022
EV	:	Enterprise Value
Evaluation	:	valuation on the entire equity interest in the Company
FCFE	:	Discounted Free Cash Flow to Equity
Future Financials	:	Financial forecasts and projections of the Company for 1 January 2023 to 31 December 2027
FYE	:	Financial year ended
Indemnified Persons	:	Baker Tilly, directors and officers
Management	:	Management and directors of the Target Company
NPV	:	Net present value
PB	:	Price to Book

Term		Definition
General (Con't)		
PE	:	Price to earnings
Report	:	Fairness Opinion Report dated 24 June 2022
RM	:	Ringgit Malaysia
RNVA	:	Revalued net asset valuation
RVA	:	Relative Valuation Approach
Start-up Discount	:	Start-up discount of 50%
USD	:	United States Dollar

Note: Some figures in the Report may not be exactly added or computed due to rounding.

The exchange rate adopted in the Evaluation is USD:1.00: RM4.4015 as extracted from Bank Negara Malaysia on 20 June 2022.

[the remainder of this page has been intentionally left blank]

ii

TABLE OF CONTENTS

No.	Contents	Pages
1	Introduction	1
2	Executive Summary	4
3	Background and Industry Outlook	6
4	Summary of the Historical Financial Information	16
5	Future Financials	17
6	Valuation Methodology	20
7	Risk Factor	24
8	Limitation	27
9	Conclusion	28

ANNEXURE

Annexure 1 : *Engagement letter dated 8 June 2022*

Annexure 2 : *Details of Comparable Companies*

iii

1 INTRODUCTION

1.1 Scope of Engagement

- Baker Tilly was appointed to conduct the Evaluation.
- Moreover, this work cannot provide assurance that all matters of significance to the financial information of the Target Company will be disclosed.

1.2 Source of Information

- For the purpose of the Evaluation, we have relied upon, in part or in whole on the information contained within the following documents and sources of information: -

  (i) Information Memorandum prepared by the Target Company;

  (ii) Audited financial statements of Target Company for financial year ended ("**FYE**") 30 September 2020 and FYE 30 September 2021;

  (iii) Financial forecasts and projections of the Target Company for 1 January 2023 to 31 December 2027 ("**Future Financials**")

  (iv) Representation and explanation by the management and directors of the Target Company (the "**Management**");

  (v) Other publicly available information in respect to the Evaluation.

- No representation or warranty, whether expressed or implied, is given by Baker Tilly that the information and documents provided will remain unaltered subsequent to the issuance of this Report.
- We have relied on the Management to exercise due care to ensure that all information and documents provided to us and that all relevant facts, information and representations necessary for the Evaluation have been disclosed to us and that such information is accurate, valid and there is no omission of material facts, which would make any information provided to us incomplete, misleading or inaccurate.
- This Report is relevant only to the matters which are known to us at the date of this Report. We accept no responsibility for updating our Report or for informing any addressees of this Report in relation to events becoming known to us or occurring after this date.

1.3 Reliance on information and explanation

- As part of the Evaluation, where in the absence of particular concerns, we placed reliance upon information from sources provided by the Management unless expressly stated. In the absence of concerns about the matters being included in our Evaluation, it is assumed that the information provided to us have been carefully and honestly prepared and is complete and accurate for the purpose for which it has been prepared.
- The information was restricted to specified documents made available to us. We have not independently verified and shall not assume responsibility for the accuracy and completeness of the information provided to us. Any significant errors in, or omissions from, the information supplied to us will have a corresponding effect on our analyses and conclusions.
- Baker Tilly was not involved in the formulation of any decision making or proposed planning in relation to the Company.
- Our procedures and inquiries did not include any verification work that constitutes an audit on the information that we have relied upon in preparing this Report. As our scope of work does not constitute an audit or review in accordance with any auditing, review or assurance standard, our work will not necessarily disclose all significant matters about the Company or reveal errors and irregularities, if any, in the underlying information. Further, certain information relied upon are only representation of the directors and Management, as well as reliance on third party experts as explained in the relevant sections of this Letter.

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- Our opinion is based on prevailing market, economic and other conditions as at the Date of this Report and correspondences with a period of recovery from the unprecedented social and community disruptive as a result of COVID-19 and the economic stimulus and other measures implemented by governments to counter its spread. Significant uncertainty continues to exist for the equity markets. To the extent possible, we have reflected these conditions in our evaluation. Such conditions may change significantly over a relatively short period of time. No representation or warranty, whether expressed or implied, is given by Baker Tilly that the information and documents provided will remain unaltered subsequent to the issuance of the Report.

- We have provided the Company with a draft of our report prior to its issue in the final form. The Company has not indicated anything to Baker Tilly to suggest that the information contained therein is not materially accurate, complete and fair in the manner of its portrayal or that it does not form a reliable basis for the Evaluation.

- The Future Financials as supplied to use are based upon assumptions about events and circumstances which have not yet transpired. We do not make any statement in this Report as to whether any forecasts or projections included in this Report will be achieved, or whether the assumptions and data underlying any prospective financial information are accurate, complete or reasonable. We do not warrant or guarantee the achievement of any such Future Financials.

1.4 Our approach

- In the course of our work, we have liaised with the Management to provide us with the necessary information and accessibility to the financial records of the Target Company in conducting this assignment.

- We have not reviewed and inquired into the financial data and accounting policies, contingencies and other matters that contributed to our understanding of the Target Company.

- We have conducted our works based on the documents forwarded to us via electronic mails and other publicly available information.

1.5 Confidentiality, disclaimer and restriction

- We understand that the scope of work stated in our letter of engagement is sufficient for your purpose in connection with the Evaluation. However, we make no representations regarding the sufficiency of the scope of work that we have carried out for any other purposes.

- The scope of work does not constitute an audit review and, consequently, no assurance is expressed. We have also not specifically assessed and reviewed the accounting and internal control procedures and practices adopted by the Target Company other than to the extent deemed necessary to enable us to perform this assignment.

- This Report is relevant only to the matters which are known to us at the date of this Report. We accept no responsibility for updating our Report or for informing any addressees of this Report in relation to events becoming known to us or occurring after this date.

1.5.1 Confidentiality

- We have prepared this Report solely for the Evaluation. The information contained here forth is strictly confidential as it may be sensitive and influential in all aspects in relation to the parties directly or indirectly involved and must therefore remain confidential.

1.5.2 Disclaimer of liability to third party

- This Report is prepared solely for the use of the Company in connection with the Evaluation and should not be used or relied upon for any other purposes. Baker Tilly assumes no responsibility howsoever or whatsoever for any loss or damage arising out of or in connection with the contents of this Report to parties other than the Company.

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1.5.3 Restriction on use and distribution

- Our report on the Evaluation is given in confidence and is provided for the sole purpose of the Company and should not be used or relied upon for any other purpose. No part of any of our report may be disclosed to third parties or copied, reproduced, extracted, quoted or included in any other document to third parties without our prior written consent. Baker Tilly shall be indemnified from and against any claims or losses made/suffered by third parties howsoever arising including by reason of any breach of duty, fault or negligence on the part of Baker Tilly.

- No reliance should be placed on any draft copies of our report issued for discussion and Baker Tilly shall not be responsible to any parties who have place reliance on such draft copies of the report.

1.5.4 Indemnity

- The Company shall indemnify and keep indemnified Baker Tilly, its directors and officers ("**Indemnified Persons**") against any losses, liabilities, costs, expenses, claims, damages, penalties, suits, actions or demands including any and all reasonable legal fees and disbursements of whatever kind or nature which it may at any time be suffered, imposed, incurred or sustained or which may be made against us in any jurisdiction as a result of or in connection with or arising out of this engagement, except due to Baker Tilly's gross negligence, bad faith or wilful default.

- Baker Tilly shall incur no liabilities and shall be indemnified by you for, or in respect of, any action taken or suffered in good faith by us in reliance upon the written opinion or advice of legal or other professional advisers appointed by, or written instructions, representation from Management.

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2 EXECUTIVE SUMMARY

- Tabulated below are the main findings to the Evaluation:-

Introduction	This Report prepared by Baker Tilly serves to opine of the fairness of the Purchase Consideration, using the market approach, namely the Relative Valuation Approach ("**RVA**")
Background	Based on a company search by the Companies Commission of Malaysia, the Target Company was incorporated on 23 December 2019 and is principally involved in the manufacturing of chemical products, batteries and accumulators. The Target Company has yet to commence business since its incorporation. According to Management, the Target Company is venturing into the palm-based artificial graphene manufacturing industry. The Target Company possesses patented technologies to utilise palm kernel shells in the process of manufacturing and production of artificial graphene and related application products.
Valuation Summary	Based on our evaluation, the fair market value of the entire equity interest in the Target Company **ranges from USD2.20 billion to USD2.65 billion.** Valuation Summary Premised on the above, the valuation of the entire equity interest in the Target Company ranges from USD2.20 billion to USD2.65 billion. The Purchase Consideration is lower than the range of values, hence its **FAIR**.

Valuation Summary

	PE Multiple times	EV/EBITDA Multiple times
PE and EV/EBITDA Multiple of Comparable Companies		
Median	33.7	22.9
Average	28.8	26.2
Based on the Future Financials		
Adjusted Forecast PAT of the Target Company for 2023 (RM' million) [1]	671	
Adjusted Forecast EBITDA of the Target Company for 2023 (RM' million) [1]		888
Fair market value of entire equity interest in the Target Company [2] [3]		
Median (USD' million)	2,570	2,312
Average (USD' million)	2,197	2,648

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[1] Due to the lack of historical data of the Target Company and in arriving at the adjusted gross profit margin of the Target Company, we have used the median gross profit margins of the Comparable Companies, which is 24% taking into consideration the unsystematic risk and inflation risk of the Target Company due to uncertainty in its business operations. Further, the letters of intent obtained are non-binding and can be terminated and/or discontinued at any point in time. In addition to the above, the Target Company has not entered into any long-term supply agreements with its raw material suppliers.

*[2] For the purpose of the Evaluation, we have applied a start-up discount ("**Start-up Discount**") of 50% to the fair market value of the Target Company derived from the RVA to account for the uncertainty risk faced by the Target Company as a start-up business as published by the reputable authors.*

[3] We have assumed the derived EV to be equal to the fair market value of entire equity interest in the Target Company as the Company has no debts in their books based on the audited financial statements for the FYE 30 September 2021 while the amount of cash and cash equivalents are negligible as compared to EV.

Further to the above, Baker Tilly had considered other valuation methodologies and found that the income approach and the cost approach were not suitable in forming an opinion on the Evaluation as the Target Company is a start up with no historical performance.

Limitations

In preparing this Report, we have relied primarily upon documents and information provided by the Management in relation to the Target Company.

Additionally, we have referred to publicly available information, particularly industry data and peer financial data from publicly available information sources. Further, discussions were held with the Management regarding matters relevant to the Target Company.

It should be noted that we relied upon some unaudited financial information and, to this end, we did not conduct any audit or other verification procedure in respect of this information. Accordingly, our reliance on this information was based upon the Management's representation.

With regards to the Future Financials, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimation and judgement by the Management on the financial performance and of which the Management are solely responsible for the bases and assumptions as well as the preparation and presentation of the same.

This Report is prepared strictly and solely for the Company's exclusive use, subject to the scope and limitation of our review. It is not for general circulation, publication or to be reproduced in whole or in part for any other purpose without the prior written consent of Baker Tilly. We do not assume any responsibility or liability as a result of the unauthorised circulation, publication, reproduction or use of this Report, or any part hereof. We shall not be responsible or liable for any losses or damages, as a result of reliance by any party contrary to the provisions set out in this Report and our engagement letter.

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3 BACKGROUND AND INDUSTRY OUTLOOK

3.1 Target Company's Overview

- The Target Company was incorporated in Malaysia under the Companies Act 2016 on 23 December 2019 as a private limited liability company under the name Zhonghe Graphene Sdn Bhd.

- The Target Company's business and registered addresses are set out as follows:-

- The authorised and paid-up share capital of the Target Company are RM2,500,100, comprising of 2,500,100 ordinary shares. The principal activities of the Target Company are the manufacturing of chemical product N.E.C; batteries and accumulators.

- The directors and shareholders of the Target Company as at 14 June 2022 are summarised as follows:-

Director	Date of Appointment	Shareholdings (%)
Mr Lim Hooi Beng	23 December 2019	58.0
Mr Aw Jeen Rong	14 March 2022	21.0
Mr Lee Ping Wei	21 March 2022	21.0

- The FYE for the Target Company is 30 September.

- Messrs. Danny Loo & Co PLT located at A-309, Block A, Kelana Square, No 17, Jalan SS7/26, 47301, Petaling Jaya, Selangor, Malaysia was the appointed auditor for the Target Company for the FYE 30 September 2021.

- There were no exceptional and/or extraordinary items reported in the audited financial statements for the FYE 30 September 2021. There have been no peculiar accounting policies adopted by the Target Company and there have been no audit qualifications reported in the audited financial statements of the Target Company for the FYE 30 September 2021.

- Based on the audited accounts for the FYE 30 September 2021, the Target Company has not commenced business operation since its incorporation.

- Further, the audited financial statements for the FYE 30 September 2021 were prepared in compliance with the Malaysian Private Entities Reporting Standard ("**MPERS**") and the provisions of the Companies Act 2016 in Malaysia.

- The Target Company found a graphene demonstration base with core competitiveness and with a key technology to implement low-cost and large-scale preparation of new graphene materials. It relies on key technologies for the industrialization of graphene materials, carry out market promotion of downstream application products and the construction of the intellectual property system and create a service platform for industrial development.

- The Target Company is in the midst of patenting its technology and equipment, research and development and marketing capability to form a high-tech production enterprise combining production and Industry-University Cooperative Research. The Target Company expects to build a carbonization plant with an annual output of 20,000 tons of graphite and 60 tons of graphene by processing of 62,500 tons of palm waste. The project will produce artificial graphite based on the research and development of palm waste, and products in the downstream application field of graphene.

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3.2 Business Overview

Incorporated and headquartered in Kuala Lumpur, Malaysia, the Target Company is venturing into the palm-based artificial graphene manufacturing industry. The Target Company possesses patented technologies to utilise palm kernel shells in the process of manufacturing and production of artificial graphene and related application products.

Palm kernel shells are shell fractions of palm nuts or biomass residue supplied by the palm oil industry. The abundance of palm kernel shell is increasing in tandem with the fast development of palm oil industry, particularly within the Southeast Asia region. The process of obtaining palm kernel shells is displayed as follows:

Palm Kernel
Palm Oil Mining
20%~22% Palm Oil
5.5%~6% Kernel
Solid Palm Oil Biomass
13%~15% Fibers
6%~6.5% Palm Kernel Shell
23%~25% Empty Fruit Bunch

According to Management, the Target Company's process of converting palm kernel shell into graphite and graphene are demonstrated as follows:

Palm kernel shell as raw biomass
Drying and crushing
Blending of medium and additives
Catalyst fermentation
Thermal cracking
Palm kernel based graphite
Shaping and graphitization
Palm kernel based composite graphite
Graphene preparation
Palm kernel based graphene

A patent for the palm-based synthetic graphite and graphene and its preparation as illustrated above was filed and pending approval by the Intellectual Property Corporation of Malaysia.

Graphite and Graphene

Graphite can be sourced naturally or synthetically. Natural (mineral) graphite are occurring allotropes of carbon and occurs naturally in metamorphic rock in different parts of the globe, including South America, Asia and parts of North America, the mineral is formed as a result of the reduction of sedimentary carbon compounds during metamorphism *(metamorphism is a process of mineral assemblage and texture variation that results from the physical-chemical changes of solid rocks, caused by factors such as crust movement, magma activity, or thermal fluid change in the earth).*

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Natural graphite is generally categorized into three (3) classifications, namely crystalline vein, amorphous and flake graphite, in which they each have unique properties that make them well-suited for certain applications:

Type	Application
Crystalline vein graphite	Automotive uses, such as high-performance clutches and brakes
Amorphous graphite	Production of steel and carbon raiser
Flake graphite	Key component in lithium-ion batteries and fuel cells

On the contrary, synthetic graphite can be produced from graphitizable carbon forms, such as soft carbons which passed through a mesophase in their thermal history. Basic raw material to produce synthetic graphite includes petroleum coke and coal tar pitch. Petroleum coke is a carbon-rich material derived from crude oil refining, and coal tar pitch are by-products from the production of petroleum coke.

Graphene refers to one atomic layer of graphite and is commonly obtained through graphite exfoliation.

The structural make-up and of graphite and graphene differs slightly, in which the structural and property differences are illustrated as follows:

GRAPHITE
GRAPHENE

Figure 1: Structural differences between graphite and graphene

(Source: Harry Marsh, Francisco Rodríguez-Reinoso – Activated Carbon, extracted from ScienceDirect)

Property	Graphite	Graphene
Strength	Brittle	Strongest material tested
Appearance	Iron-black to steel grey with metallic lustre	Nearly transparent
Fabrication	Naturally found in earth's crust	Chemical disintegration of graphite layers
Conductivity	Good	Best
Application	Lubricants, batteries, solar panels, moderators, and paints	Super conductors, sensors, carbon nanotubes and smart screens

Table 1: Property differences between graphite and graphene

Though possessing similar properties, graphene is found to be more reactive and useful than graphite and is widely utilised in many major industries, including automobile, transportation, aerospace, electronics, and construction due to its high strength, thermal conductivity and durability compared to graphite.

The application of graphite and graphene are demonstrated as follows:

Atomic and others
Electronics
Photovoltaic
Foundry and Metallurgy

Chart1: Application of Graphite by Industry

(Source: Special Grahite Market – Mordor Intelligence)

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bakertilly

Energy Generation
Others
Electronics
Composites
Aerospace
Eneryg Storage
Synthesis and Processing

Chart 2: Application of Graphene by Industry

(Source: Graphene and Derivatives – ResearchGate)

Sourcing and Sustainability

China has been identified as the world's leading graphite producer, contributing to approximately 62% of total world output. As global demand for graphite surges, the supply and price of graphite is remains uncertain and volatile due to China's domination in the graphite production industry, in which these factors are highly dependent on the future direction of Chinese production.

Though synthetic graphite can be considered a substitution to natural graphite, the availability of raw material such as petroleum coke and coal tar pitch has to be taken in consideration. Restrictions are regularly imposed on the production of crude oil by top producing countries like the United States, Saudi Arabia and Russia upon consideration global economic conditions and geopolitical tensions. Restrictions and regulations of such can significantly affect the global supply and demand, resulting in the volatility prices of crude oil and its final product, graphite and graphene. The non-renewal property of graphite and crude oil and biological and gas pollution caused by oil-drilling processes poses a major risk on the supply and environmental sustainability of graphite.

The Council of Palm Oil Producing Countries estimated the global palm oil demand to be 50.6 million tonnes in 2022, a rise of 6.5% compared to the prior season. Indonesia, Malaysia and Thailand are the top three (3) palm oil producers globally, the Malaysian Palm Oil Council has also forecast its 2022 palm oil production at 18.6 million tonnes, up from 18.1 million tonnes in 2021, after the entry of migrant workers which will help ease a labour shortage at plantations.

Such rising demand for palm oil is expected to result in an overall surplus of by-products of palm oil mills, and the demand and utilisation of these by-products are usually low.

Global Palm Oil Industry

In April 2022, the United States Department of Agriculture ("**USDA**") estimates that the world palm oil production for 2022 to be 77.02 million metric tonnes, a projected increase of 3.94 million tonnes or 5.39% as compared to 2021, and 1.45 million tonnes more than March 2022.

The top five (5) palm oil production by country is anticipated as follows:

Nigeria
Colombia
Thailand
Malaysia
Indonesia
Country
0
10,000,000
20,000,000
30,000,000
40,000,000
50,000,000
Metric Tons

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Palm oil is derived from the oil palm fruit's mesocarp (reddish pulp) and treated as vegetable oil. It is the primary oil crop in the world, yielding 5-10 times greater per hectare than other major vegetable oil plants. Palm oil has a higher shelf life, low cost, and provides countless dietary advantages due to its distinct chemical composition. It has health advantages like vitamin A, free from cholesterol, wealthy in carotenoids, and simple to digest. Palm oil can, therefore, increase energy levels, improve the sight of the eye, stop premature aging, increase the immune system, and decrease the risk of cancer and heart disease. According to Research and Markets, global palm oil market is expected to reach a volume of 111.3 million tonnes by the end of year 2025.

Palm oil is semi-solid at room temperature and has saturated vegetable fats. It is commonly used for cooking purposes in many nations due to its reduced price and elevated oxidative durability. Growing awareness among consumers of health advantages is the growing global demand for palm oil. Personal products, including liquid detergents, soaps, shampoos, lipsticks, waxes, polishes, make-up, and more, use palm oil; thus, this is further driving the growth of palm oil market. Palm oil is displacing petroleum-based products in the transportation and energy industries as a convenient option for fossil fuels. The Indonesian government is helping manufacturers and producers of regional palm oil and allowing a large area to be planted.

(Source: Palm Oil Market – Research and Markets)

Amid the COVID-19 crisis, the global market for palm oil is estimated at $42.8 billion in the year 2020, is projected to reach a revised size of $57.2 billion by 2026, growing at a CAGR of 5% over the analysis period.

Crude palm oil is projected to grow at a 4.8% CAGR to reach $34.6 billion by the end of 2026. Growth in the palm kernel oil segment is readjusted to a revised 5.4% CAGR for the next 7-year period. This segment currently accounts for a 23.9% share of the global palm oil market.

The palm oil market in the United States is estimated at $11.9 billion in the year 2021. The country currently accounts for a 26.98% share in the global market. China, the world second largest economy, is forecast to reach an estimated market size of $11.7 billion by the year 2026 trailing a CAGR of 8%. Future growth in the market will be driven by growing prominence of certified sustainable palm oil against the backdrop of public concerns over environmental, social, and deforestation issues related to palm oil cultivation. Demand for sustainably produced palm oil is also driven by growing focus of developed nations on clean and green fuel and growing application as a feedstock in biofuel production. The biofuel productivity yield of palm oil is the highest among all oilseed crops and is surpassed only by sugarcane in terms of productivity yield. Other factors driving increasing consumption of palm oil include its attribute of being the cheapest form of vegetable oil; increasing production in Indonesia and Malaysia; growing demand from the food sector for use as margarine, bakery fat, frying fat, and cooking oil; and high yields produced from a hectare of palm oil plantation. Increasing consumer focus on health & wellness along with undesirable effect of partially hydrogenated oils on the cholesterol level is driving food and snack processors to switch towards Trans-fat-free, and GMO-free palm oil.

(Source: Global Palm Oil Market Trajectory & Analytics – GlobalNewswire)

Indonesia and Malaysia have dominated the global palm oil production since 1980. Based on 2020 data, Indonesia accounts for 60% of output and Malaysia accounts for 24%, which collectively account for 84 % of the global palm oil supply. Indonesia Oil Palm Research Institute confirms that Indonesian palm oil output will show a positive trend for next year. It reports that national crude palm oil output will rise by 2.1% to 49.4 million tonnes in 2022 compared to an estimated 48.4 million tonnes in 2021.

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3.3 Industry Outlook

Graphite

CAGR 8.5%
Market Share:
2021: $22 billion
2031: $50 billion

The global graphite market is anticipated to surge at a CAGR of 8.5% over the period of 2021 to 2031, due to high investments in the development of newer technologies to support electric vehicle manufacturing, and graphite is a vital cathode material that is used in electric vehicle batteries. Overall, the market is slated to expand 2.3 times over the next ten (10) years, thereby offering immense opportunities to market participants.

Electric vehicle ("**EV**") sales are surging due to a combination of policy support, improvements in battery technology, more charging infrastructure and new compelling models from automakers. Electrification is also spreading to new segments of road transport, setting the stage for huge changes ahead. Passenger EV sales are set to continue rising sharply in the years ahead as policy pressure continues to increase, more models hit the market, and consumer interest takes off. Plug-in vehicle sales rise from 6.6 million in 2021 to 20.6 million in 2025, due primarily to higher adoption in China.

%
100%
80%
60%
40%
20%
0%
2015
2020
2025
2030
2035
2040
Electric
Internal combustion
Fuel cell

Figure 2: Global share of total annual passenger vehicle sales

(Source: Electric Vehicle Outlook – Bloomberg NEF)

Fastmarket forecasts for EV battery production indicate demand for graphite from the battery sector will rise by 36% to approximately 594,000 tonnes in 2022 from around 437,000 tonnes in 2021. Rising production of both synthetic and natural graphite is expected to meet the battery sector's graphite needs this year.

(Source: Graphite Demand from EV Battery Sector – Fastmarkets)

Augmenting demand from the developing lithium-ion (li-ion) battery industry as well as rise in steel production in Asia and the Middle East are primary factors set to drive market growth in the short term. On the other hand, discovery of substitute anode materials for lithium-ion batteries in high-end applications, strict environmental laws, and impact of the COVID-19 outbreak are all predicted to stifle growth of the global graphite market to some extent.

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The growing usage of graphite in green technologies and the popularity of graphene are projected to offer opportunities for the manufacturers over the forecast period. Because of the growing need for graphite anodes in the battery industry, companies in Europe and North America are building an integrated graphite supply chain. Increasing investments in e-mobility and battery grid storage are expected to boost graphite use in these areas. In addition, traditional end users such as steelmaking and refractories are likely to maintain their demand over the next few years.

Nuclear pebble bed reactor is a new version of high temperature gas reactor, in which, large amounts of flake graphite is used as moderator along with uranium. Pebble bed reactors produce power more efficiently and safely than conventional reactors. On an average, a pebble bed reactor uses around 3000 tonnes of graphite. For instance, in April 2015, China Nuclear Engineering Group (CNEG) announced plans to build the world's fourth generation nuclear power station by 2017, which is expected to be operational by 2021. This fact will significantly increase the demand for spherical graphite during the forecast period. According to researchers at West Virginia University, 500 new pebble reactors, each of 100 GW& capacity, are expected to be installed in the U.S. by 2020. Expected graphite requirement is pegged at 40,000 tonnes for installation and operations through 2020.

(Source: Graphite Market Outlook – Fact.MR)

Labelled as a solid lubricant, graphite consists of loosely bonded sheets of carbon atoms which imparts a slippery texture to it. This makes it an excellent lubricant along with a good material for pencil lead. The global graphite lubricant market is seeing an upswing owing to the burgeoning automotive industry. A flourishing manufacturing sector spread across the globe is also having a positive impact on it. Graphite lubricants find application in greasing parts of machinery so that they perform efficiently.

The global graphite lubricant market is being powered mainly by Asia Pacific owing to the presence of large and developing nations of India and China, which are not just leading producers of the product but also its consumers. North America is another prominent graphite lubricant market which is being driven mainly by the automotive and industrial applications. Graphite lubricants are highly sought after in automotive industry.

In addition, every manufacturing sector where machinery and mechanical tools play essential function, graphite lubricants are utilized heavily. As productivity and efficiency of machines have become an important aspect in determining the output values of any product line, demand for graphite lubricants is likely to increase at a steady pace during the assessment period.

Graphite lubricant is one of the widely used solid or dry lubricants. It is used in applications with high temperature where using liquid or organic lubricants is incompatible. A combination of intrinsic properties such as solid in nature, high thermal and electrical conductivity, and low coefficient of friction enable graphite to deliver its excellent lubricant properties. Fact.MR projects the graphite lubricant market is expected to witness exhibiting growth at 4.2% CAGR during 2022 and 2032 in comparison to a CAGR of 2.8% with which it grew from 2017 and 2021.

(Source: Global Graphite Lubricant Market Outlook – Fact.MR)

In metallurgical applications, graphite is used in several forms, such as electrodes, refractories, bricks, monolithic crucibles, etc. During the production of steel or ferro-alloys and aluminium, synthetic graphite is used as an anode in the electric arc furnace method. Synthetic graphite electrodes are employed in metallurgical applications as a source of energy for the processes, including melting scrap iron in an electric furnace, refining ceramic materials, manufacturing chemicals such as calcium carbide, and other applications that require high temperature and clean energy source. The rising crude steel and aluminium production is expected to drive the application of graphite in metallurgical applications. However, irregular trends in the production of these metals are expected to provide uncertainty to the market demand. According to the International Aluminium Institute, the global aluminium production was estimated around 63.40 million tons in 2017 and increase to 67.25 million tons.

Based on the aspects mentioned above, with the expected increase in production of major metals and alloys like steel and aluminium, graphite is also projected to increase, driving the global market demand. Asia-Pacific region dominated the market studied, with more than 50% of the total market by volume with China being the key consumer in the region. China continues to dominate graphite production and demand globally.

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Almost all stages of the lithium-ion battery manufacturing chain are focused on China. China is one of the largest graphite manufacturers globally, mainly due to the immense demand from the budding sectors like lithium-ion battery production, electronics, steel production, the solar industry, and the nuclear industry. According to the US Geological Survey, the country accounted for 820 thousand tons of graphite mine production in 2021. The country is estimated to have control of 80% of the world's battery cell manufacturing and within five years the production of the country is expected to reach 2TWh. The rise in such position is mainly contributed by encouraging government policies, a huge manufacturing base along with rising demand for batteries. As such, the demand for graphite is anticipated to witness a rapid increase in Asia-Pacific.

(Source: Mordor Intelligence LLP – Synthetic Graphite Market)

Graphene

Global Graphene Market
share, by application, 2020 (%)
GRAND VIEW RESEARCH
$94.4M
Global Market Size, 2020
Electronics
Composites
Energy
Others
Source:
www.grandviewresearch.com

Graphene is the structural element of carbon allotropes, including graphite, carbon nanotubes, and fullerenes. Graphene finds its application in various industries, such as electronics, biomedical, automotive and construction, due to its superior tensile strength, mechanical properties, flexibility, and chemical stability. Graphene is a highly useful material without similar substitutes in the market, further leading to the consistent demand for the material over the future. Graphene exhibits an ability to improve the charge rate and energy capacity of modern-day rechargeable batteries.

U.S. Graphene Market
size, by material, 2018 - 2028 (USD Million)
GRAND VIEW RESEARCH
$15.0M
$18.1M
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
Graphene Nanoplatelets
Graphene Oxide
Reduced Graphene Oxide
Others
40.1%
U.S. Market CAGR, 2021 - 2028
Source:
www.grandviewresearch.com

The market in the United States. is expected to exhibit significant growth and is one of the key exporters of graphene-based products to various countries, which do not have graphene production capabilities. In addition, the increasing popularity of graphene owing to its superior characteristics is anticipated to propel market growth over the forecast period. The aircraft parts manufacturing industry is anticipated to witness an upward trend in the United States owing to the presence of a number of manufacturers in the country.

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Moreover, growing demand for low-density, low electrical conductivity, durability, and high strength of the materials used in the body of aircraft is anticipated to propel the demand for graphene-based composites. Supercapacitors are alternatives to batteries and have significantly higher power densities. In addition, they can work at extremely low temperatures.

Graphene-based supercapacitors exhibit a superior ability to provide short bursts of energy, which may prove useful in the development of electric supercars. Thus, the product demand is anticipated to witness exponential growth. The lack of uniform standards pertaining to the production and quality of graphene and graphene-based products is expected to be a major roadblock in meaningful product adoption on a commercial scale. In addition, product manufacturing incurs high costs restricting the market growth.

Graphene nanoplatelets improve the mechanical and tribological behaviour, increasing the barrier properties and thermal conductivity of the material. The graphene nanoplatelets are added to polymer matrices to enhance their mechanical behaviour, chemical resistance, and their lifetime. Thus, the growing demand for graphene nanoplatelets is likely to fuel market growth.

(Source: Grandview Research - Graphene Market Size, Share and Trend Analysis)

According to Fortune Business Insights, Graphene Nanoplatelets accounted for the largest market share in 2020 and may continue its dominance until 2028. These are advanced nano particles widely used in applications such as medical devices, conductive inks, energy composites, and coatings. Increasing demand for lightweight composite materials in aerospace and automotive industries due to the strength, surface hardness, and stiffness properties will drive market growth.

Several research and development activists are performed to commercialize graphene nano particles production. Various non-government and government research institutes are entering into strategic partnerships with various commercial manufacturers for product development and innovation.

Graphene oxide is widely used in a range of applications including transparent conductive films for various smartphones, supercapacitors, optoelectronic devices, flexible electronic devices, and medical devices. Its superior properties including superior thermal and electrical conductivity, transparency, permeability, and strength play a major role in boosting its demand. Reduced graphene oxide produced using thermal, chemical, or electrochemical methods is increasingly used when a large quantity of graphene is required for industrial applications, such as energy storage. The reduction process implemented to produce reduced graphene oxide is important, as it enhances the quality.

The composites application segment led the market and accounted for more than 41% of the global revenue share in 2020. Composite materials are formed by harnessing the potential of graphene with existing products. Graphene-based composites are used to enhance the quality and performance of sporting equipment in skiing, cycling, and others. Graphene is increasingly used as an additive in resin matrices and other materials to improve mechanical properties, such as thermal and electrical conductivity, durability, stiffness, flexibility, fire resistance, UV resistance, and weight reduction. In addition, it is used in aircraft wings to drastically reduce its weight, which, thereby, increases fuel efficiency.

The energy sector is another key application segment in this market owing to the wide scope of application of graphene-based components in energy storage and energy generation. Graphene coatings are used in various batteries, conductors, and generators to improve energy efficiency and the overall performance of the device. Product properties, such as thinness and conductivity, have promoted its use in semiconductors. Graphene-based devices have low manufacturing costs, which promotes their demand in IoT networks, wearable healthcare monitoring, Electric Vehicles (EVs), and others. It offers multiple benefits, which help in enhancing many existing technologies in the electronics industry.

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Factors that are expected to fuel the growth of the graphene market are growing purchasing power and increasing consumer electronics demand such as tablets and mobile phones. In addition, graphene oxide-based transparent conductive films are used as a raw material in automotive to make them safer and lighter. However, the toxic nature of graphene and the risk involved in the graphene production process are expected to hamper the global graphene market growth over the projected period. Furthermore, continuous R&D activities around the globe and large-scale graphene production through renewable sources, in particular the use of value-added chemicals, are expected to give the industry enormous opportunities for growth.

Electronic industry is one of the biggest end users of the graphene market. It is used in various applications such as batteries unbreakable touchscreens, transistors, supercharged batteries (enhanced lithium-ion batteries), optical electronics, printed electronics, and conductive inks, among others in laptops, Mobiles, and other such electronic items.

(Source: Fortune Business Insights – Graphene Market Size, Share and COVID-19 Impact Analysis)

According to the Retailers Association of India , consumer electronics and appliance sales climbed by 23.5% in the third quarter of FY21 compared to the same period the previous fiscal year. According to JEITA Imports of Consumer electronics equipment market in Japan amounted to 642,186 million Japanese yen ($5,645.80 million) while the exports amounted to 293,086 million Japanese yen ($2,576.23 million). Due to the above-mentioned factors the demand for electronic goods is set to increase in the forecasted period thereby resulting in the increase for demand for graphene.

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4 SUMMARY OF THE HISTORICAL FINANCIAL INFORMATION

- A summary of the financial information of Target Company based on the audited financial statements of Target Company for FYE 30 September 2020 and FYE 30 September 2021 is set out below:-

Statement of Financial Position	As at 30 September 2020 RM Audited	As at 30 September 2021 RM Audited
Current Assets		
Prepayment	-	100
Cash and Cash Equivalents	990	1,040
	990	**1,140**
Total Assets	**990**	**1,140**
Capital and Reserves		
Share Capital	100	100
Accumulated Losses	(2,520)	(6,533)
	(2,420)	**(6,433)**
Current Liabilities		
Other Payables	3,410	7,573
Total Liabilities	**3,410**	**7,573**
Total Equity and Liabilities	**990**	**1,140**

Statement of Comprehensive Income	1 October 2020 to 30 September 2021 RM Audited	23 December 2019 to 30 September 2020 RM Audited
Revenue	-	-
Other Income	-	
Administrative and Operating Expenses	(4,013)	(2,520)
Loss from Operation	(4,013)	(2,520)
Finance Cost	-	-
Loss before Tax	**(4,013)**	**(2,520)**

- There were no exceptional and/or extraordinary items reported in the audited financial statements of the Target Company for the financial years under review. There have been no peculiar accounting policies adopted by Target Company and there have been no audit qualifications reported in the audited financial statements of the Target Company during the financial years/period under review.

- With regard to the audited financial statements, it should be noted that:-

  - The Target Company was incorporated on 23 December 2019 with nil sales generated since incorporation;

  - There are no major assets and liabilities that come to our attentions for audited financial statements of Target Company for FYE 30 September 2020 and FYE 30 September 2021 as of the Report Date.

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5 FUTURE FINANCIALS

- A summary of the Future Financial of Target Company from January 2023 to December 2027 is set out below

Future Financials	Jan to Dec 2023 RM million	Jan to Dec 2024 RM million	Jan to Dec 2025 RM million	Jan to Dec 2026 RM million	Jan to Dec 2027 RM million
Revenue	3,800	3,800	3,800	3,800	3,800
Cost of Goods Sold	(1,194)	(613)	(613)	(613)	(613)
Gross Profit	2,606	3,187	3,187	3,187	3,187
Gross Margin (%)	*69%*	*84%*	*84%*	*84%*	*84%*
Staff Cost	(19)	(32)	(36)	(41)	(47)
Rental Charges	-	(4)	(3)	(3)	(2)
Travel & Entertainment	(4)	(13)	(11)	(10)	(8)
Repairs & Maintenance	(1)	(2)	(2)	(2)	(2)
Professional Fees	(3)	(3)	(3)	(3)	(3)
Insurance	(2)	(8)	(8)	(8)	(8)
Other Operating Expense	(4)	(31)	(31)	(31)	(32)
Operating EBITDA	2,573	3,096	3,094	3,091	3,086
EBITDA Margin (%)	*68%*	*81%*	*81%*	*81%*	*81%*
Depreciation & Amortisation	(13)	(22)	(23)	(25)	(26)
Net Interest	8	17	30	60	96
Profit Before Tax	2,569	3,091	3,102	3,127	3,157
Taxation	(616)	(741)	(744)	(750)	(757)
Profit After Tax	1,953	2,350	2,358	2,377	2,399
Profit Margin (%)	*51%*	*62%*	*62%*	*63%*	*63%*

- It should be noted that the analysis in itself is highly dependent on, amongst others, the achievability of the financial forecasts and projections as well as the materialisation of the bases and assumptions used therein.

- With regards to the Future Financials, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimation and judgement by the Management on the financial performance and of which the Management are solely responsible for the bases and assumptions as well as the preparation and presentation of the same.

- The Future Financials have been prepared based on a set of assumptions made by the Management, which includes assumptions about future events and outlook that may or may not necessarily occur. In particular, the Future Financials are dependent on the achievability as well as the materialisation of the specific assumptions as set out below. The results of the Future Financials can be materially affected by economic and other circumstances. The actual results may vary considerably from the Future Financials.

- The Future Financials have been prepared by the Management, of which the specific key assumptions are as follows:-

(i) The revenue of the Target Company mainly comprises sales of the graphite and graphene, which is calculated based on the following formula:

Estimated Quantity of Graphite / Graphene (Tonne)
Multiply: Estimated Prices of Graphite / Graphene

The revenue assumptions used by the Management for the 2023 are summarised as follows:

Products	Tonnes	Price/ Tonne	Revenue RM' million
Graphene Monolayer	60	RM60,000,000 (USD15 per gram	3,600
Graphite	10,000	RM20,000	200
	Total		**3,800**

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To further support the sales for 2023, the Management has procured the letters of intent from potential customers and we have sighted to the aforesaid letters, of which the details are summarised as follows:

Letter Date	Name of Potential Customers	Content
8 June 2022	AG Power Solutions Co. Ltd	To purchase initial amount of 50,000 ton of graphite at RM27,000 per tonne and 5 tonnes of graphene at USD15 per gram.
12 May 2022	Toyoda Trike	To explore the possibility of purchasing 100,000 tonnes of graphite ranging from RM25,000 to RM30,000 per ton and 30 tonnes of graphene ranging from RM40 to RM60 per gram.
No date	Chemrex Corporation Sdn Bhd	To explore and discuss the graphite price, range from RM 15,000 to RM 25,000 per tonnes and graphene price, range from RM 40 to RM 60 per gram.
27 April 2022	Ann Joo Steel Berhad	To explore and discuss the graphite price as per the grades ranging from RM15,000 to RM25,000 per tonnes and graphene ranging from RM40 to RM60 per gram.

(ii) Management represented that the Target Company intends to set up the manufacturing plants either in Kuantan, Pahang or Bintulu, Sarawak. Prior to the completion of manufacturing plant, Management estimates a gross margin of 69% in 2023 due to the following reasons:-

- The Target Company will be renting a factory owned by Zhong He Industries Sdn Bhd located at Kota Tinggi, Johor for the processing of palm kernel shell into carbon material before being outsourced to China based contract manufacturer for further enhancement and conversion into graphite and graphene. (“**Contract Manufacturing**”)
- The final products will then be sold to the potential customers, free on board.

Subsequently, Management assumes the gross profit will remain stable at 84% throughout the Future Financials upon completion of the manufacturing plant;

(iii) Management assumes the maximum capacity for graphite and graphene for Contract Manufacturing are approximately 100,000 tonnes and 1,000 tonnes per annum respectively. Upon completion of the manufacturing plant in either Kuantan or Bintula, the capacity for graphite and graphene are approximately 10,000 to 50,000 tonnes and 60 to 200 tonnes per annum, varies by phases.

(iv) Staff costs primarily comprise salaries, director fee, bonuses and other staff related expenses. Management has assumed the number of full time staffs as follows:-

Number of Staffs	2023	2024	2025	2026	2027
Manager	2	8	9	10	11
Supervisor	5	10	13	17	22
Executive	8	15	18	22	26
Non-Executive	10	30	33	36	40
Total	25	63	73	85	99

(v) The rental charges mainly refer to the rental of equipment and heavy machinery;

(vi) Repairs and maintenance mainly refer to the upkeep of hostel, office equipment, computers and office. Professional fee mainly refers to consultancy fee, audit fee, tax agent fee and secretarial fee;

(vii) Insurance subscription mainly refers to the insurance premium of all risk and motor vehicles insurance;

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(viii) Other operating expenses mainly comprise the general consumables, license fee, subscription fee and other miscellaneous expenses;

(ix) Tax expense is estimated based on the Malaysia's applicable corporate tax rate of 24%. Taxes are assumed to be paid in the same financial year when incurred; and

(x) Management has assumed total of RM270 million for settling up the manufacturing plant either at Kuantan or Bintulu, which is expected to be completed in end of 2023 / beginning of 2024.

(xi) Management estimates an annual capital expenditure of RM20 million - RM60 million for setting up purchase of equipment and machinery as well as the assets replacement throughout the Future Financials. The depreciation is calculated based on the straight-line method with seven (7) years of useful life.

5.1 General Assumptions

(i) There will be no significant changes in the principal activities, key management personnel, operating policies, accounting and business policies presently adopted by the Target Company;

(ii) The Future Financials have been prepared based on prevailing economic conditions and information available as at the date of its preparation and does not encompass any assessment of the potential for future changes in the economic conditions that may affect the Target Company's operations;

(iii) There will be no significant changes to the prevailing economic, political and market conditions globally that will have direct and indirect effects on the activities and performance of the Company and the business of the Target Company's customers and suppliers;

(iv) There will be no material changes to the present legislation and governments' regulations and other operation regulations or restrictions affecting the Target Company's activities or the market in which it operates;

(v) There will be no significant changes in the estimated credit period granted or received by the Target Company;

(vi) The statutory income tax rate and other relevant duty and tax rate for the Target Company will remain at their respective existing rates with no significant changes in the bases of taxation and there will be no significant changes in the structure which would adversely affect the cash flows of the Target Company;

(vii) There will be no material adverse effect from service disruptions, equipment or network breakdown or other similar occurrences, wars, epidemic, terrorist attacks and other natural risks, both domestic and foreign, which will adversely affect the operations, income and expenditure of the Target Company;

(viii) The rate of inflation will not fluctuate significantly from their projected levels;

(ix) The exchange rate between USD, RM, RMB and the various currencies in which the Target Company derive its income in will not fluctuate significantly from their projected levels;

(x) There will be no substantial impairment to the carrying value of the Target Company's investment, property, plant and equipment and other assets;

(xi) There will be no significant changes in wages, supplies, administration, overhead expenses and other costs other than those forecast and projected;

(xii) There will be no termination of any significant agreements or contracts from which the legal rights accruing to the Target Company, in respect of the principal activities are derived. Such agreements or contracts are assumed to be renewed based on current terms upon expiry;

(xiii) There will be adequate supply of manpower and other relevant resources to the Target Company for its business activities;

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(xiv) The capital expenditure will be incurred as scheduled with no material changes in the expected cost or price and there will be no material acquisition or disposal of property, plant and equipment other than those planned; and

(xv) There will be no major legal proceedings against the Target Company which will adversely affect the activities or performance of the Target Company or give rise to any contingent liability which will materially affect the financial position or business of the Target Company.

6 VALUATION METHODOLOGY

6.1 General Methodology

- There are several methods adopted by general practitioners in valuing a company. The three (3) of the most common methodologies are identified as follows:-

(i) Income Approach
(ii) Market Approach
(iii) Asset-based Approach

Income Approach

The income approach attempts to quantify the net present value ("**NPV**") of future benefits or cash flows associated with the company's business, where the estimated future benefits are to be discounted at a rate appropriate for the risks associated with those future benefits. The most common methodology within the income approach is the discounted cash flow ("**DCF**") methodology.

Market Approach

Asset-based Approach

The asset-based approach assesses the fair value of a company by adjusting net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the company's financial value. The revalued net asset valuation ("**RNAV**") is generally used within the asset-based approach.

6.2 Date of Opinion

The date of our opinion is 20 June 2022 (herein also referred to as the "**Date of Opinion**")

6.3 Valuation Approach

- In establishing our opinion on the fairness of the Purchase Consideration, Baker Tilly had considered various valuation methodologies, which are commonly used for valuation and took into consideration the Target Company's future earnings generating capabilities, its sustainability as well as various business considerations and risk factors affecting its business.

- The valuation methodology considered and selected by Baker Tilly to arrive at the fair market value of entire equity interest in the Target Company is solely based on the RVA, which involved the use of price to earnings ("**PE**") multiple and Enterprise Value ("**EV**") /Earnings Before Interest, Tax, Depreciation and Amortisation ("**EBITDA**") multiple as it is much more likely to reflect the current sentiment of the market.

- We have also considered the Price to Book ("**PB**") Multiple and have concluded that this valuation multiple is also not suitable for the purpose of the Evaluation as PB Multiple values a company based on the value of its assets, net of all liabilities at a specific point in time and does not take into consideration the future income stream of a company. Further, PB Multiple is more suitable for valuing asset heavy companies.

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- Further to the above, Baker Tilly has also considered other valuation methodologies and found that the following methodologies are not suitable in forming an opinion on the Evaluation based on the following factors:

Valuation Methodologies	Discussion
Discounted Free Cash Flow to Equity ("**FCFE**")	Discounted FCFE method is an investment appraisal technique which considers both the time value of money and the projected net cash flow generated discounted at a specified discount rate to derive at the valuation of the subject matter. Typically, the future cash flow would rely on a variety of external factors, such as, amongst others, market demand, economic environment, unforeseen obstacles and competitions and would be even more difficult to estimate amid this current market conditions. Considering that there are great deals of uncertainties with the Target Company as a start-up company, Baker Tilly has concluded that this methodology is not suitable in the determination of the fair market value of entire equity interest of the Target Company.
Comparable Transaction Analysis ("**CTA**")	CTA is a valuation method which seeks to compare against other recent comparable transactions undertaken by companies listed on local and/or regional stock exchanges that had entered into proposed acquisitions of similar assets. It also reflects a reasonable estimate of multiples or premiums that others have paid for similar companies in the past. As the prevailing market condition has changed drastically in response to the COVID-19 pandemic, CTA, which typically make reference to precedent transactions transacted in the past three (3) years, may not accurately reflect the fair market value of the Target Company. We have conducted our searches on precedent transactions for the past three (3) years from S&P Capital IQ as at Date of Opinion and concluded that there were no recent comparable transactions of the similar size and industry.
RNAV	RNAV method seeks to adjust the net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the firm's financial value. According to audited financial statements for the FYE 30 September 2021, the property, plant and equipment is nil. Hence, RNAV may not accurately reflect the potential and market value of the Target Company.

6.4 Evaluation of the Fairness of the Purchase Consideration

- RVA seeks to compare a company's implied trading multiple to that of comparable companies to determine the firm's financial worth. Under the RVA, reference was made to the valuation statistics of companies listed on regional exchanges with principal activities that we consider broadly comparable to the Target Company ("**Comparable Companies**") to get an indication of the current market expectation with regards to the fair market value of the 100% equity interest of the Target Company by multiplying the implied trading multiples of the Comparable Companies.

- For the purposes of the RVA, Baker Tilly had attempted to search for publicly listed comparable companies in Bursa Malaysia Securities Berhad ("**Bursa Securities**") as well as and other exchanges in Southeast Asia Pacific that are principally involved in researching, developing, manufacturing and selling graphite and graphene.

- Considering the search based on the criteria above had resulted in unsatisfactory findings, reference was made to the valuation statistics of publicly listed companies listed globally and found three (3) comparable companies that are listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange respectively, where majority of its businesses are involved in the researching, developing, manufacturing and selling graphite and graphene.

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- It is important to note that the Comparable Companies tabulated herein are by no means exhaustive and may differ from the Target Company in terms of, inter alia, composition of business activities, scale of operations, geographical location of operations, profit track record, financial profile, risk profile, future prospects, capital structure, marketability of their securities and other criteria.

- One should also note that any comparisons made with respect to the Comparable Companies are merely to provide an indication to the implied valuation of the Target Company and the selection of Comparable Companies and adjustments made are highly subjective and judgmental and the selected companies may not be entirely comparable due to various factors.

- The Comparable Companies based on the above parameters that were selected are as follows:

Comparable Companies	Country	Principal Activities
FangDa Carbon New Material Co., Ltd ("**FangDa**")	China	Manufactures and sells carbon products in China and internationally.
Guangdong Dowstone Technology Co., Ltd. ("**GDTL**")	China	Produces and sells lithium battery materials and ceramic products in China and internationally.
Shenzhen XFH Technology Co.,Ltd ("**XFH**")	China	Research and development, production, and sale of lithium-ion battery cathode materials.

Note; Refer to Annexure 2 for more details of Comparable Companies

- The table below sets out the valuation statistics of the Comparable Companies based on the closing market prices as at the Date of Opinion as extracted from S&P Capital IQ:-

Comparable Companies	Market Capitalisation RM'000	PE Multiple times [1][2]	EV/EBITDA Multiple times [1][2]
FangDa	18,976.1	28.8	26.2
GDTL	10,128.5	22.8	15.5
XFH	3,686.5	49.5	27.0
Median		33.7	22.9
Average		28.8	26.2
High		22.8	15.5
Low		49.5	27.0

Note:

[1] Calculated based on the closing market prices and the trailing twelve months financial results as at the Date of Opinion as extracted from S&P Capital IQ.

[2] The trading multiples of the Comparable Companies are perceived to be the value of a liquid minority stake as at the Date of Opinion. On the other hand, the Evaluation involves the valuation of the entire equity interest in a private company, hence it is perceived to be illiquid but having a control premium.

For information purposes, the control premium is typically ranging from 15% to 30% whereas an illiquidity discount is generally ranging from 20% to 40%. As such, we are of the opinion that for the purpose of the Evaluation, when the effect (if any) of the immediate-term illiquidity of the shares is considered in totality with the premium accorded by control, a net zero adjustment would be appropriate to reflect the equity value of the Target Company.

- The fair market value of entire equity interest of the Target Company derived based on PE Multiple and EV/EBITDA Multiple of the Comparable Companies are set out as follows:-

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PE Multiple times	EV/EBITDA Multiple times
PE and EV/EBITDA Multiple of Comparable Companies		
Median	33.7	22.9
Average	28.8	26.2
Based on the Future Financials		
Adjusted Forecast PAT of the Target Company for 2023 (RM' million) [1]	671	
Adjusted Forecast EBITDA of the Target Company for 2023 (RM' million) [1]		888
Fair market value of entire equity interest in the Target Company [2] [3]		
Median (USD' million)	2,570	2,312
Average (USD' million)	2,197	2,648

Note:

[1] Due to the lack of historical data of the Target Company and in arriving at the adjusted gross profit margin of the Target Company, we have adopted the median gross profit margin of the Comparable Companies, which is 24% that has taken into consideration the unsystematic risk and inflation risk of the Target Company due to uncertainty in its business operation. Further, the letter of intents obtained are non-binding and can be terminated/ discontinued at any point of time.

Notwithstanding the above, the Target Company has not entered into any long-term supply agreements with the raw material suppliers.

[2] Academic research and empirical evidence from polls on expected rates of return by venture capitalists investing in early-stage companies are a valuable resource for assessing relevant discount rates. Depending on the development stage, rates range from 70% or higher in the seed stage, falling to 20% in the late stage. While these discount rates appear high, it is important to bear in mind the high failure rates of early-stage companies.

For the purpose of the Evaluation, we have applied the Start-up Discount of 50% to the fair market value of the Target Company to account for the uncertainty and unsystematic risk faced by the Target Company as a start-up business as published by the following authors, which of the details are summarised as follows:-

Author	*Expected Rates of return in Seed Stage*	*Reference*
Plummer / QED median	*50%-70%*	*James L. Plummer, QED Report on Venture Capital Financial Analysis (Palo Alto: QED Research, Inc., 1987)*
Scherlis and Sahlman	*50%-70%*	*Daniel R. Scherlis and William A. Sahlman, - A Method for Valuing High-Risk, Long Term, Investments: The Venture Capital Method, Harvard Business School Teaching Note 9-288-006 (Boston: Harvard Business School Publishing, 1989)*
Sahlman, Stevenson and Bhide	*50%-100%*	*William A. Sahlman, Howard H. Stevenson, Amar V. Bhide, et al., – Financing Entrepreneurial Ventures, Business Fundamental Series (Boston: Harvard Business School Publishing, 1998)*
Damodaran	*50%-70%*	*Damodaran, A., 2009 - Valuing Young, Start-up and Growth Companies: Estimation Issues and Valuation Challenges (Stern School of Business, New York University)*

Start-up-specific risks should be considered in any early-stage company valuation. Failing to appreciate a start-up's specific risk profile can lead to inaccurate assessment of its full value potential in an exit scenario unless there is sufficient transparency of existing risks and opportunities to promote robust price negotiations.

Early-stage companies typically have in common an extremely high speed of development. As the company evolves, the business model becomes more robust and operational milestones are reached, reducing the risk of the venture.

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[3] *We have assumed the derived EV to be equal to the fair market value of entire equity interest in the Target Company as the Target Company has no debts in their books based on the audited financial statements for the FYE 30 September 2021 while the amount of cash and cash equivalents is negligible as compared to EV.*

Based on the RVA, considering the Start-up Discount in the Evaluation, the fair market value of entire equity interest in the Target Company ranges from USD2.20 billion to USD2.65 billion. The Purchase Consideration falls below the range of values, hence it is FAIR. It should be noted that the valuation in itself is highly dependent on, amongst others, the risk factors as discussed in Section 7 of this Report, the achievability of the Future Financials as well as the materialisation of the bases and assumptions used therein.

7 Risk Factor

In considering the Future Financial and the PAT for 2023, the following risk factors, which may not be exhaustive have to be carefully considered:

(i) The ability to secure new/ additional contracts/ no historical track record

The Target Company has short operating history. Due to short operating history, the Target Company might not have the relevant experience, customers and suppliers based and maybe not be well known to the general public as compared to other graphene's suppliers, which has longer operating history.

The Target Company is also looking to establish its manufacturing facility in Malaysia in the near future and there is no assurance that the Target Company can successfully implement the expansion plan at other location to be determined at a later stage that will generate the desired revenue and profit margin as well as to reduce cost/ risk of relying on third party contract manufacturer.

Although the Target Company has secured the letter of intents from its potential customers, such letters are non-binding and can be terminated as and when they want. There can also be no assurance that the Target Company will be able to secure the contracts from its potential customers or any other customers.

In the event that the Target Company is not able to secure the customer contracts for the sales of at least 60 tonnes of graphene yearly throughout the Future Financials, the financial performance of the Target Company could be materially affected.

(ii) Achievability of the Future Financials

In view that the implied valuation is highly dependent on, amongst others, the achievability of the Future Financials, as well as materialisation of its bases and assumptions, the implied valuation may be materially adversely affected should the actual results or events differ from any of the bases and assumptions upon which the Future Financials were based.

As aforementioned, the Target Company has short operating history. Hence, there will be element of uncertainty for the Management to determine the bases and assumptions.

(iii) Intellectual property in the palm-based artificial graphene technology

It should be recognised that the future success of the Target Company will be subjected to the research and development of the palm-based artificial graphene technology. The Target Company had registered the patented (technology and equipment pending examination), research and development and marketing capability to form a high-tech production enterprise combining production and Industry-University Cooperative Research.

The realisation of anticipated benefits and expected business arising from the intellectual property are very much dependent upon amongst others, the successful implementation of the Target Company's business strategies and future plans to achieve the financial performance as set out in the Future Financial.

The occurrence of any of these events could negatively affect the Target Company's business and consequently the overall business, financial condition and results of operation.

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(iv) Dependent on the directors and key management team

The Target Company's business operation, on-going projects and business strategy may be adversely affected if the Target Company loses the services of one or more of the aforementioned key managements and are unable to employ a suitable replacement in a timely manner.

(v) Absence of long-term contract with customers and supply agreements with the suppliers

Should the customers cease purchasing from the Target Company, and if the Target Company unable to replace these customers with new customers in a timely manner, the Target Company's financial performance may be adversely affected. However, Management represented that customer are unlikely to switch to alternative competitors due to price and quality, that differentiate the Target Company to its competitors.

Due to the ratio of production is 3 tonnes of dries palm kernel shell to 1 tonne of graphite, the Target Company do not see any risk of supplying such as small amount of palm kernel shell in the production. Further, the Management represented that it is not probable to secure long-term supply contract as the projected quantity of graphene and graphite being produced by the Target Company are immaterial to the overall supply of palm kernel shell in Malaysia as one of the biggest palm oil producing country.

(vi) Technology risk

The Target Company is dependent on its patented technology to, amongst others, process and manufacturing of graphene and graphite. The ability to convert the raw material, i.e. palm kernel shell into the final product without interruption is crucial for a smooth operation. Its infrastructure is vulnerable to damage or interruption from natural disasters, power and telecommunication failures, human negligence, fire, flood, water damage, theft, sabotage, vandalism and other events of the similar kind.

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(vii) Expose to price volatility and availability of raw material

For the Future Financials, the Target Company has adopted the selling price of graphene of USD15 per gram and RM20,000 for 1 tonne of graphite. Any fluctuation of the selling price could materially, either positively or negatively, affect the business and financial condition of the Target Company.

The processing of graphene is contingent on the availability of raw material such as palm kernel shell. Palm Kernel is a natural commodity which is exposed to price volatility as a result of market demand and supply conditions. As such, the Target Company is exposed to the price volatility of raw material.

(viii) Dependency on the palm oil industry

In the event there is a slowdown in the palm oil industry, the Target Company may not be able to source for sufficient raw material for production and might adversely impact the business operation and financial performance.

(ix) Exposure to currency fluctuations

As prospective customers are located overseas and transactions will be made in foreign currencies. RM is the reporting currency and the functional currency for the Target Company's business operation in Malaysia, including supply contracts with the oil palm mills.

Hence, the Target Company is exposed to foreign currency exchange gains and losses arising from timing differences between its billing, and actual receipt from customers.

The Target Company also sub-contracted its manufacturing works to entities in China, which is also exposed to the fluctuation of the RMB.

The Target Company does not hedge the exposure to fluctuations in foreign currency exchange rates and have not entered into any foreign exchange contracts. As such, the Target Company is subject to foreign exchange fluctuation risks for the revenue from our foreign sales and the purchase of our supplies. A depreciation of the RM against any of the currencies will lead to higher costs of supplies for the Target Company. In the event that we are unable to pass the increase in cost to our customers in a timely manner, our financial performance may be adversely affected due to the reduced gross profit margin from higher cost of supplies.

(x) The ability to secure financing/ funding

The Target Company currently outsourced its processing of carbon into graphene to the contract manufacturer located in China. In order to achieve the scale of the Target Company's PAT for 2024 onwards as forecast by the Management, particularly for the setting up of a processing and manufacturing facility is Malaysia, significant amount of funding/ financing may potentially be required to ensure that there is no disruption of its business operation and significant amount of capital expenditures may also be required for the implementation, construction, upgrading and maintaining the Target Company's processing plants in order to cater for the increase in demand of graphene and graphite as forecast by the Management. Any delay in securing appropriate funding and/or financing could have a material adverse effect on the business, reputation, financial condition and results of operation of the Target Company.

(xi) Credit Risk

The Future Financials is yet to take into consideration the credit terms of the customers as well as the default risk of the customers. Although the credit risk of customers will be closely monitored by Management, such risks will nevertheless arise from events or circumstances that are difficult to anticipate or control, such as an economic downturn.

26

As a result of this credit risk exposure of the customers defaulting on their payments, the allowances for doubtful trade receivables or incur bad debt write-offs, both of which will have an adverse impact on the profitability as well as the sufficiency of working capital.

8 LIMITATION

- One should also recognise that there is no publicly listed company which may be considered to be identical to the Target Company in terms of, inter-alia, composition of business activities, scale of business operations, risk, profile, accounting and tax policies, track record, future prospects, competitive environment, financial positions and that such business may have fundamentally different profitability objectives. One should also note that any comparison made with respect to the Comparable Companies are merely to provide a comparison to the implied valuation of the Target Company and the selection of Comparable Companies are highly subjective and judgemental and the selected Comparable Companies may not be entirely comparable due to various factor.

- Further, our Evaluation to a certain extent places reliance on the Future Financials, which is the net result of forecasting a range of variables for significant periods of time, most of which cannot be forecast and projected with a high degree of precision. The Evaluation in itself is highly dependent on, amongst others, the achievability of the Future Financials as well as the materialisation of the bases and assumptions used therein. Key variables such as economic growth, demand, competition and regulatory policies are beyond the control of the Target Company. The Future Financials are also typically very sensitive to small changes in key variables and changes in environmental and economic conditions.

- As such, relatively small changes in key variables can have a significant impact on the output of the abovementioned valuation model. It should also be noted that the valuation may be materially or adversely affected should the actual results or events differ from any of the bases and assumptions upon which the Future Financials were based.

- The global economic growth is affected due to the outbreak of COVID-19 and its rapid spread across the globe. Inevitably, social and economic conditions across the globe have been affected by the COVID-19 pandemic, particularly, if the government were to extend or implement additional orders/policies which further restricts business activities. Therefore, there could potentially be disruption to the business progress of the Target Company and progresses are expected to be slower during this outbreak period amidst market uncertainty.

- Given the evolving circumstances, the Management currently is unable to neither quantify nor determine the extent of the impact of the Policies and COVID-19 on the earnings and financial performance of the Target Company for the medium to long term and as such the impact has not been considered in the above evaluation.

- It should also be noted that the global social and economic conditions have been affected by the COVID-19 outbreak in 2020 (which continued unabated into 2022) and the implementation of various lockdowns and the closure of international borders over the past two (2) years. Despite the high vaccination rate and the recent re-opening of economic activities, the near-term outlook remains uncertain and any surge in infection rate and/or discovery of new COVID-19 variant of concerns may result in governments around this region re-implementing orders/policies, which may restrict business activities. As such, there could potentially be disruption to the overall industries, progress and recovery may be slower during this period amidst market uncertainty.

- As a result, the range of values that can be produced by a particular valuation model can be quite wide using combinations of assumptions which individually may appear reasonable. A degree of professional judgement is required to establish the range of values in any valuation exercise.

[the remainder of this page has been intentionally left blank]

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9 CONCLUSION

- It should be recognised that the valuation of any entity is always subject to a great deal of uncertainty and involves a high degree of subjectivity and element of judgement. Because of the susceptibility of valuations to inputs of the model applied, valuations can change quite quickly in response to market changes or changes in the surrounding circumstances, including the market outlook (whether in general or relating to the industry itself).

- It should be noted that the analysis in itself is highly dependent on, amongst others, the achievability of the financial forecasts and projections as well as the materialisation of the bases and assumptions used therein.

- With regards to the Future Financials, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimation and judgement by the Management on the financial performance and of which the Management are solely responsible for the bases and assumptions as well as the preparation and presentation of the same.

- In establishing our opinion on the fair market value of entire equity interest in the Target Company, Baker Tilly has considered various valuation methodologies, which are commonly used for valuation and took into consideration the Target Company's future earnings generating capabilities and its sustainability as well as various business considerations and risk factors affecting its business.

Based on the RVA, considering the Start-up Discount effect in this Evaluation, the fair market value of entire equity interest in the Target Company ranges from USD2.20 billion to USD2.65 billion. The Purchase Consideration falls below the range of values, hence it is FAIR. It should be noted that the valuation in itself is highly dependent on, amongst others, the risk factors as discussed in Section 7 of this Report, the achievability of the financial forecasts and projections as well as the materialisation of the bases and assumptions used therein.

[END OF REPORT]

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ANNEXURE 2

Details of Comparable Companies

Name	Ticker	Country	Listing Date	Full Business Description
FangDa Carbon New Material Co.,Ltd	SHSE:600516	China	30/08/2002	FangDa Carbon New Material Co.,Ltd manufactures and sells carbon products in China and internationally. It offers RP, HP, and UHP graphite electrodes; and ultra-thermal conductivity graphite blocks, high graphitic and graphitized cathode carbon blocks, carbon blocks for aluminum, paste products, micropore carbon blocks, blast furnace carbon block properties, carbon pastes for blast furnace, carbon mortars for blast furnace, high thermal conductivity carbon blocks, and half graphitic carbon blocks. The company also offers micropore carbon blocks, carbon block-graphite blocks, spectrum carbon rods, solid carbon felts, high temperature carbon felts, flat carbon felts, tube carbon felts, super fine graphite powders, isotropy graphite, fluorine making carbon felts, and carbon ropes, as well as submerged arc furnace with carbon brick linings. FangDa Carbon New Material Co.,Ltd is based in Lanzhou, China.
Guangdong Dowstone Technology Co., Ltd.	SZSE:300409	China	03/12/2014	Guangdong Dowstone Technology Co., Ltd. produces and sells ceramic products in China and internationally. The company engages in the research, development, production, processing, sale, and related technical services of inorganic non-metallic materials, polymer materials, ceramic color glazes and raw materials, ceramic additives, ceramic electromechanical products, and related technical services; and operates its own products and technology export business. Guangdong Dowstone Technology Co., Ltd. is based in Foshan, China.
Shenzhen XFH Technology Co.,Ltd	SZSE:300890	China	17/09/2020	Shenzhen XFH Technology Co.,Ltd engages in the research and development, production, and sale of lithium ion battery cathode materials. Its products are used in energy vehicles, portable power products, electric tools, electric bicycles, and storage power stations. The company is based in Shenzhen, China.

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Financial Highlight of the Comparable Companies

		FangDa Carbon New Material Co.,Ltd	Guangdong Dowstone Technology Co., Ltd.	Shenzhen XFH Technology Co.,Ltd
Total Debt	RM' million	574	1,292	197
Cash and Equivalents	RM' million	2,091	1,273	207
Net Debt	RM' million	-	19	-
Market Capitalisation	RM' million	18,976	10,129	3,687
Minority Interest	RM' million	659	204	6
Preference Shares	RM' million	-	-	-
Equity	RM' million	19,635	10,333	3,693
D/E Ratio	%	0%	0.2%	0%
TEV	RM' million	17,747	10,349	3,683
Total Revenue	RM' million	3,236	4,887	939
Gross profit	RM' million	1,531	1,625	343
Gross Profit Margin (%)	%	31%	22%	24%
EBITDA	RM' million	682	670	135
EBIT	RM' million	517	576	112
Net Income	RM' million	654	440	77
Effective Tax Rate(%)	%	19%	13%	10%
P/Diluted EPS	Times	28.81	22.80	49.47
EV/EBITDA	Times	26.24	15.50	27.00
P/BV	Times	1.95	2.98	4.67
EV/EBIT	Times	34.73	18.17	33.27
P/S	Times	5.82	2.05	3.97

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About Baker Tilly
Baker Tilly ranks among the largest accounting and business advisory firms in Malaysia, with 50 Partners and Directors, 8 offices across Malaysia and an office in Phnom Penh, Cambodia, and a staff force of over 800 professionals.

With more than 40 years of experience in Malaysia, strengthened by our access to an international network of professionals and specialists

Baker Tilly Malaysia and its related entities in Malaysia trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

bakertilly

Contact us
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59200 Kuala Lumpur, Malaysia.

T: +603 2297 1150
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www.bakertilly.my

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of Cayman Islands law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Energem’s amended and restated memorandum and articles of association provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Cayman Islands law, and Energem M&A provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Cayman Islands law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Energem has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Companies Act. The indemnification agreements will require Energem, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

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EXHIBIT INDEX

2.1†	Share Purchase Agreement dated as of August 1, 2022 by and among Energem Corp., Graphjet Technology Sdn. Bhd., the Selling Shareholders, the Purchaser Representative, the Shareholder Representative (included as Annex A to the proxy statement/prospectus, which is part of this Registration Statement).

3.1	Amended and Restated Memorandum of Association and Articles of Association of Energem Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, filed by Energem Corp. on November 9, 2021).

3.2	Third Amended and Restated Articles of Association of Energem Corp. adopted by Special Resolution passed by the Energem Shareholders on August 10, 2023 and filed with the Cayman Registry on August 14, 2023 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Energem Corp. on August 16, 2023).

3.3***	Form of Amended and Restated Memorandum of Association and Amended Articles of Association of Energem Corp. to become effective in connection with the Business Combination (included as Annex B to the proxy statement/prospectus which is part of this Registration Statement).

4.1	Warrant Agreement dated November 18, 2021, by and among Energem Corp., Energem LLC and parties thereto (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K, filed by Energem Corp. on November 19, 2021).

4.2	Specimen Class A Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A-2, filed by Energem Corp. on November 9, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A-2, filed by Energem Corp. on November 9, 2021).

4.4	Placement Unit Purchase Agreement dated November 18, 2021, by and among Energem Corp. and Energem LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by Energem Corp. on November 19, 2021).

5.1***	Opinion of Rimon P.C.

5.2***	Opinion of Ogier (Cayman) LLP

8.1***	Tax Opinion of Rimon P.C.

10.1	Promissory Note dated August 6, 2021, issued to Energem LLC (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/A-2, filed by Energem Corp. on November 9, 2021).

10.2	Letter Agreement dated November 18, 2021, by and among Energem Corp., Energem LLC and parties thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K, filed by Energem Corp. on November 19, 2021).

10.3	Investment Management Trust Agreement dated November 18, 2021, by and between Energem Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/A-2 filed by Energem Corp. on November 9, 2021).

10.4	Registration Rights Agreement dated November 18, 2021, between Energem Corp. and Energem LLC (incorporated by reference to Exhibit B to the Share Purchase Agreement attached at Annex A).

10.5	Securities Subscription Agreement, dated August 16, 2021, between Energem Corp. and Energem LLC (incorporated by reference to Exhibit 10.6 to the Registration Statement to the Current Report on Form 8-K, filed by Acquisition Corp. on November 19, 2021).

10.6	Private Placement Unit Purchase Agreement, dated November 18, 2021, between Energem Corp. and Energem LLC (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/A-2 filed by Energem Corp. on November 9, 2021).

10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/A-2 filed by Energem Corp. on November 9, 2021).

10.8	Administrative Support Agreement dated November 18, 2021, by and among Energem Corp. and Energem LLC. (incorporated by reference to Exhibit E to the Share Purchase Agreement attached at Annex A).

10.9	Form of Graphjet Technology 2022 Omnibus Equity Incentive Plan (included as Annex C to the proxy statement/prospectus which is part of this Registration Statement).

10.10	Insider Letter, dated November 18, 2021, by and among Energem Corp., its officers, directors, Energem LLC (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/A-2 filed by Energem Corp. on November 9, 2021).

10.11***#	Supply Agreement, dated December 27, 2022, between Graphjet Technology Sdn. Bhd. and Toyoda Trike Inc.

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10.12***	[Draft] Executive Employment Agreement with Lee Ping Wei dated as of ____, 202__, as the Effective Date.

10.13***	[Draft] Executive Employment Agreement with Lim Hooi Beng dated as of ______, 202__, as the Effective Date.

10.14***	[Draft] Executive Employment Agreement with Aw Jeen Rong dated as of ______ 202__, as the Effective Date.

10.15***	[Draft] Executive Employment Agreement with Tham Choi Kuen dated as of _____, 202__, as the Effective Date.

10.16***	[Draft] Executive Employment Agreement with Boh Woan Yun dated as of _____, 202__, as the Effective Date.

10.17***	[Draft] Executive Employment Agreement with Lim She Jiang dated as of _____, 202__, as the Effective Date.

10.18***	[Draft] Executive Employment Agreement with Liu Yu dated as of _____, 202__, as the Effective Date.

10.19***	[Draft] Executive Employment Agreement with Hoo Swee Guan dated as of _____, 202__, as the Effective Date.

10.20***#	Intellectual Property Sales Agreement, dated March 10, 2022, between Graphjet Technology Sdn. Bhd. and Liu Yu.

10.21***#	Supplemental Letter, dated July 29, 2022, between Graphjet Technology Sdn. Bhd. and Liu Yu.
10.22***#	Deed of Assignment Agreement, dated March 28, 2022, between Graphjet Technology Sdn. Bhd. and Zhonghe Tiancheng Technology Development (Beijing) Co. Ltd.

10.23***	Supplemental Deed, dated July 29, 2022, between Graphjet Technology Sdn. Bhd. and Zhonghe Tiancheng Technology Development (Beijing) Co. Ltd.

10.24***	Standby Equity Purchase Agreement dated January 17, 2023, between Energem Corp, YA II PN, Ltd., managed by Yorkville Advisors Global, LP and Graphjet Technology Sdn. Bhd.

10.25***	PIPE Investment Term Sheet dated September 16, 2023 between Energem Corp, Graphjet Technology Sdn. Bhd. and Walleye Opportunities Master Fund Ltd.

10.26*	First Amendment to Term Sheet dated October 6, 2023 between Energem Corp, Graphjet Technology Sdn. Bhd. and Walleye Opportunities Master Fund Ltd.

10.27	Second Amendment to Trust Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by Energem Corp. on August 16, 2023).

10.28	Amended Share Purchase Agreement (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Energem Corp. on September 7, 2023).

10.29	Lock-Up Agreement (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Energem Corp. on September 7, 2023).

23.1*	Consent of Adeptus LLP, independent registered public accounting firm of Energem Corp.

23.2*	Consent of Adeptus LLP, independent registered public accounting firm of Graphjet Technology Sdn. Bhd.

23.3***	Consent of Rimon P.C. (included in Exhibit 5.1).

23.4***	Consent of Rimon P.C. (included in Exhibit 8.1).

23.5***	Consent of Ogier (Cayman) LLP (included in Exhibit 5.2)

24.1***	Power of Attorney (included as part of the signature page to the initial filing of this registration statement).

99.1***	Consent of Wong Kok Seong to be named as a director.

99.2***	Consent of Doris Wong Sing Ee to be named as a director.

99.3***	Consent of Hoo Swee Guan to be named as a director.

99.4***	Consent of Ng Keok Chai to be named as a director.

99.5***	Consent of Ng Ah Lek to be named as a director.

99.6***	Consent of Aiden Lee Ping Wei to be named as a director.

99.7***	Consent of Aw Jeen Rong to be named as a director.

99.8***	Form of Proxy Card.

99.9***	Baker Tilly (Malaysia) Valuation Report of Graphjet Technology Sdn. Bhd.

99.10***	Consent of Baker Tilly (Malaysia)

101.INS**	Inline XBRL Instance Document.

101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File (Embedded as Inline XBRL document and contained in Exhibit 101).

107	Calculation of Registration Fee.

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
#	Portions of this exhibit (indicated by brackets and asterisks) have been omitted because the Registrant has determined that the information is both not material and is the type that the Registrant treats as private or confidential.

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Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

II-4

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kuala Lumpur, Country of Malaysia, on October 10, 2023.

ENERGEM CORP.

By:	/s/ Swee Guan Hoo
Swee Guan Hoo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Swee Guan Hoo	Chief Executive Officer and Director	October 10, 2023
Swee Guan Hoo	(Principal Executive Officer)

/s/ Cu Seng Kiu	Chief Financial Officer	October 10, 2023
Cu Seng Kiu	(Principal Financial and Accounting Officer)

*	Chairman of the Board/Director	October 10, 2023
Kok Seong Wong

*	Executive Director	October 10, 2023
Doris Wong Sing Ee

*	Independent Director	October 10, 2023
Kwang Fock Chong

* By:	/s/ Swee Guan Hoo
Swee Guan Hoo
Attorney-in-fact

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